                                                                    EXHIBIT 99.1


                                 SUPPLEMENTED
                 OFFERING MEMORANDUM AND SOLICITATION DOCUMENT

                              VIALOG CORPORATION

                              EXCHANGE OFFER AND
            SOLICITATION OF CONSENTS TO THE AMENDMENT TO INDENTURE

  This Supplement dated May 24, 2000 (the "Supplemented Offering Memorandum and Solicitation Document") to the Offering Memorandum and Solicitation Document dated May 3, 2000 (the "May 3 Offering Document") amends and restates the May 3 Offering Document. Information contained herein, to the extent different from information contained in the May 3 Offering Document, supersedes such information. This Supplemented Offering Memorandum and Solicitation Document is being distributed for the following three purposes:

  . to supply offerees with updated financial information relating to Vialog Corporation's ("Vialog" or the "Company") quarter ended March 31, 2000

  . to supply offerees with additional information regarding the Company, set forth in the sections entitled "The Company" and "The Strategic Plan" contained herein

  . to extend the expiration date of this exchange offer until Thursday, June 15, 2000.

  EXCEPT AS SET FORTH ABOVE, THE INFORMATION CONTAINED HEREIN, INCLUDING THE TERMS OF THE EXCHANGE OFFER (OTHER THAN THE EXPIRATION DATE), HAVE NOT BEEN CHANGED IN ANY MATERIAL RESPECT.

  We are offering to exchange (the "Exchange"):

  .  An aggregate of $58,500,000 in cash, and

  . An aggregate of 165,000 newly issued shares of a new class of convertible preferred stock, par value $0.01 per share, stated value $100.00 per share (the "Preferred Stock")

for all of our $75,000,000 12 3/4% Series B Senior Notes due November 15, 2001 (the "Senior Notes"). In addition, accrued and unpaid interest on the Senior Notes will be paid through the effective date of the Exchange. See "The Exchange Offer--Consideration."

  The aggregate as-converted percentage of the Company's Common Stock that will be represented by the Preferred Stock will depend on the conversion price per share. The conversion price will be established on the Effective Date (as defined below), and will be the lesser of (i) $8.00 per share or (ii) 150% of the average closing price of the Company's Common Stock for the 20 trading days immediately preceding the Effective Date, subject to certain downward adjustments as described in Annex D. If the Effective Date had occurred on May 24, 2000, then the conversion price would be $7.1672 per share and the Preferred Stock would represent in the aggregate 20.1% of the Company's outstanding Common Stock.

  We are offering $780.00 in cash and 2.2 shares of Preferred Stock for each $1,000 principal amount of your Senior Notes.

  The proposed Exchange is part of a strategic plan that includes, among other things, a new credit facility.

  To complete the proposed Exchange outside of bankruptcy (the "Exchange Offer"), we are requiring that 95% of the aggregate principal amount of the outstanding Senior Notes be validly tendered in the Exchange Offer. We believe that completing the Exchange outside of bankruptcy will allow us to avoid possible disruptions of our business (including relations with customers, suppliers and others) and expenses that would result from a bankruptcy proceeding. As of the date of this Supplemented Offering Memorandum and Solicitation Document, certain holders of the Senior Notes, representing approximately 87% of the aggregate principal amount of the Senior Notes, have agreed in writing to, among other things, tender their Senior Notes in the Exchange Offer.

  The tender of your Senior Notes pursuant to the Exchange Offer will constitute a consent to certain amendments to the Indenture relating to the Senior Notes (the "Indenture") that would become effective if we complete the Exchange outside of bankruptcy. These amendments would eliminate substantially all of the restrictive covenants and many of the events of default in the Indenture. See "Proposed Amendments To Indenture."

                                   DEADLINES

  The Exchange Offer and the consent solicitation will expire at 5:00 p.m., New York City time, on Thursday, June 15, 2000, unless extended. To effect the Exchange outside of bankruptcy, we need you to tender your Senior Notes pursuant to the Exchange Offer. If we do not receive your acceptance of the Exchange Offer, we may be either unable to complete the proposed Exchange or forced to attempt to implement the proposed Exchange through a costly and uncertain bankruptcy proceeding.

                                     RISKS

  See "Risk Factors" beginning on page 13 for a discussion of certain risk factors which should be considered in connection with the Exchange Offer, the proposed amendments to the Indenture.

                               ----------------

  The date of this Supplemented Offering Memorandum and Solicitation Document is May 24, 2000.

  QUESTIONS AND REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THIS SUPPLEMENTED OFFERING MEMORANDUM AND SOLICITATION DOCUMENT AND CORRESPONDENCE IN CONNECTION WITH THE EXCHANGE OFFER MAY BE DIRECTED TO THE COMPANY AT THE ADDRESS AND TELEPHONE NUMBER PROVIDED ON THE BACK PAGE.

  Our Common Stock is currently listed on the American Stock Exchange.

  The Preferred Stock offered in the Exchange has not been registered with the Securities and Exchange Commission (the "SEC") or any state securities commission. We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the "Securities Act"), to exempt the offer and sale of the Preferred Stock from registration under the Securities Act and Section 18(b)(4)(C) of the Securities Act to exempt the offer and sale of the Preferred Stock from registration under state securities laws.

  This Supplemented Offering Memorandum and Solicitation Document is not an offer to sell the Preferred Stock nor an offer to buy the Preferred Stock in any state where the offer or sale is not permitted.

  Neither the SEC nor any state securities commission has approved or disapproved of the Preferred Stock or determined if this Supplemented Offering Memorandum and Solicitation Document is accurate or complete.

  Since no bankruptcy case has yet been filed, no bankruptcy court has approved this Supplemented Offering Memorandum and Solicitation Document. However, if a bankruptcy case is filed, we will seek bankruptcy court approval of the adequacy of the information in this document to the extent necessary under Section 1125(a)(1) of Title 11 of the United States Code (the "Bankruptcy Code").

  Except for historical information, matters discussed in this Supplemented Offering Memorandum and Solicitation Document contain "forward-looking" information, as defined by the Private Securities Litigation Reform Act of 1995, and describe our belief concerning future business and capital market conditions based on currently available information. The Company has identified these forward-looking statements by words such as "anticipates", "expects", "believes", "estimates", "could result" and "appears" and similar expressions. Our expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, including, without limitation, management's examination of historical operating trends, data contained in our records, and data available from third parties, but there can be no assurance that our expectations, beliefs or projections will result or be achieved or accomplished. Risks and uncertainties which could cause actual results or performance to differ materially from those expressed in these statements include the following: changes in the market, new products, changes in technology and the impact of competitive products and pricing. We assume no obligation to update the information contained herein.

  You should rely only on the information incorporated by reference or provided in this Supplemented Offering Memorandum and Solicitation Document. We have not authorized anyone to provide you with different information. You should not assume that the information in this Supplemented Offering Memorandum and Solicitation Document or any supplement is accurate as of any date other than the date on the cover of the document. By tendering your Senior Notes, you represent that you are basing your decision solely on this Supplemented Offering Memorandum and Solicitation Document and your own examination of our company and the terms of the proposed Exchange, including the merits and risks involved.

  The contents of this Supplemented Offering Memorandum and Solicitation Document should not be construed as legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor as to such matters.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov.

                          INCORPORATION BY REFERENCE

  We have attached as Annex A and Annex B and are incorporating by reference into this Supplemented Offering Memorandum and Solicitation Document our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000. We also are incorporating by reference into this Supplemented Offering Memorandum and Solicitation Document all of our filings with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from the date hereof until the completion of the proposed Exchange.

  The information incorporated herein by reference is considered to be part of this Supplemented Offering Memorandum and Solicitation Document and later information that we file with the SEC will automatically update and supersede this information.

  You may obtain a copy of these filings at no cost by writing or telephoning us at:

    Vialog Corporation
    35 New England Business Center
    Andover, Massachusetts 01810
    Telephone: (978) 975-3700
    Attention:Michael Savage
              Chief Financial Officer

  We will respond to requests for information incorporated by reference into this Supplemented Offering Memorandum and Solicitation Document within one business day of receipt of such request and will send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of this Supplemented Offering Memorandum and Solicitation Document through the date of responding to the request.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
SUMMARY..................................................................   7
  The Company............................................................   7
  Background.............................................................   7
  Strategic Plan.........................................................   7
  The Proposed Exchange..................................................   8
  Certain Consequences of the Exchange...................................  10
  Federal Income Tax Considerations......................................  11
  Description of Capital Stock...........................................  11
  Listing and Trading of Senior Notes, Common Stock and Preferred Stock..  12
  Exchange Agent.........................................................  12
  Board Approval.........................................................  12
RISK FACTORS.............................................................  13
  Risks to Holders of Senior Notes If the Exchange Is Not Successfully
   Completed.............................................................  13
  Risks If the Exchange Offer Is Completed Outside of Bankruptcy.........  13
  Continuing Risks to the Company and all of Our Security Holders........  13
  Risks to Holders of Our Common Stock and Preferred Stock...............  16
THE EXCHANGE OFFER.......................................................  17
  Consideration..........................................................  17
  Background and Purpose of the Exchange Offer...........................  17
  Development of Terms of the Exchange Offer.............................  17
  Proposed Amendments....................................................  18
  Expiration; Extension; Termination.....................................  18
  Conditions of the Exchange Offer.......................................  18
  Sources of Funds for Exchange Offer....................................  20
  Appraisal Rights.......................................................  20
  Exchange Agent.........................................................  20
  Legal Opinion..........................................................  20
PROCEDURE FOR TENDERING SENIOR NOTES AND DELIVERY OF CONSENTS............  21
  General................................................................  21
  Tender of Senior Notes; Delivery of Consents...........................  21
  Signature Guarantees...................................................  22
  Book-Entry Transfers...................................................  22
  Guaranteed Delivery Procedures.........................................  23
  Transfers of Ownership of Tendered Notes...............................  23
  Lost or Missing Certificates...........................................  23
  Backup Withholding.....................................................  24
  Acceptance of Senior Notes, Delivery of Preferred Stock and Payment....  24
  Withdrawal.............................................................  25
  Revocation of Consents.................................................  25
  Interpretation.........................................................  26
  No Payments for Solicitation...........................................  26
THE COMPANY..............................................................  27
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION...................  29

                                                                          PAGE
                                                                          ----
THE STRATEGIC PLAN.......................................................  34
  General................................................................  34
  Strategic Plan.........................................................  34
  The New Credit Facility................................................  35
FEDERAL INCOME TAX CONSIDERATIONS........................................  38
  Exchange of Senior Notes for Cash and Preferred Stock..................  38
  Treatment of the Preferred Stock.......................................  39
  Tax Consequences to the Company........................................  40
  Backup Withholding.....................................................  41
SECURITIES LAW MATTERS...................................................  42
  The Exchange Offer.....................................................  42
  Issuance and Resale of the New Preferred Stock Outside of Bankruptcy...  42
DESCRIPTION OF CAPITAL STOCK.............................................  43
  Authorized and Outstanding Shares......................................  43
  Common Stock...........................................................  43
  Preferred Stock........................................................  43
  Certain Charter and By-Laws Provisions.................................  45
  Indemnification and Insurance..........................................  45
PRICE RANGE OF COMMON STOCK..............................................  46
PROPOSED AMENDMENTS TO INDENTURE.........................................  47
  General................................................................  47
  Comparison of Senior Notes Before and After Amendment of the Indenture.  47
  Annex A:  Annual Report on Form 10-K for the fiscal year ended December
            31, 1999..................................................... A-1
  Annex B:  Quarterly Report on Form 10-Q for the fiscal quarter ended
            March 31, 2000............................................... B-1
  Annex C:  Amendment to Indenture....................................... C-1
  Annex D:  Certificate of Vote of Directors............................. D-1

                                    SUMMARY

  This summary highlights some of the information contained elsewhere or incorporated by reference in this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which it refers before deciding whether to accept the Exchange Offer and consent to the proposed amendments to the Indenture. The terms "we", "us", "our company", "the Company" and "Vialog" refer to Vialog Corporation, a Massachusetts corporation, and its consolidated subsidiaries, and all references to "Vialog Corporation" refer to Vialog Corporation as a standalone entity.

                                  THE COMPANY

  Vialog, founded in 1996, is a leading independent provider of audio, video and Internet conferencing services. We believe we are the largest company focused solely on conferencing services, with four operating centers, approximately 12,378 ports of conferencing capability (one "port" is required for each participating telephone line), state-of-the-art digital conferencing technology and an experienced national sales force. We believe we differentiate ourselves from our competitors by providing superior customer service and an extensive range of enhanced and customized conferencing solutions. We have capitalized on the growth in the conferencing services market to build a large, stable client base ranging from Fortune 500 companies to small institutions. Customers also include certain major long distance telecommunications providers which have outsourced their conferencing customers to the Company. We provided services to more than 6,000 customers representing over 30,000 accounts during the twelve months ended December 31, 1999.

  Operator-attended audioconferencing is the cornerstone of our business, and we believe it to be the principal service which builds customer loyalty. We also offer operator-on-demand audioconferencing, as well as enhanced audioconferencing services such as digital replay, broadcast fax and audio streaming. Our other services include multipoint videoconferencing, as well as a family of Internet conferencing services. Vialog offers customized communications solutions, which include conference event planning and coaching, as well as customized formats specifically designed for such applications as auctions, investor relations calls and interactive educational programs. We have designed our service delivery infrastructure to be flexible so that comprehensive, custom solutions for each customer may be easily designed and implemented.

  Vialog's corporate headquarters are currently located in approximately 11,900 square feet of office space in Andover, Massachusetts, under a lease expiring in June 2004.

                                   BACKGROUND

  We have significant future debt service obligations, consisting primarily of the Senior Notes that mature in November 2001. Although we believe that we will have sufficient liquidity to meet our financial obligations as they become due for the next twelve months, we may not have funds available to pay all the Senior Notes at maturity unless there are significant improvements in the credit markets.

                                 STRATEGIC PLAN

  Beginning in 1999, we began to implement a strategic plan designed to improve our operating performance, lower our operating costs, reduce our long-term debt, improve our debt service coverage ratios and improve our earnings per share.

  One important element to this strategic plan has been our efforts to refinance our long term debt and to deleverage the Company. This refinancing and deleveraging consists of two components:

  .the New Credit Facility (as hereinafter defined); and

  .the proposed Exchange.

  On April 7, 2000, Vialog received a signed joint commitment letter and attached summary of terms from two major banks relating to a proposed $75 million new senior secured term loan and revolving credit facility. The closing under the New Credit Facility is subject to certain conditions, including completion and execution of definitive documentation, and accordingly there can be no assurance that the New Credit Facility will become available. Because we intend to use a portion of the proceeds of the New Credit Facility to fund the Exchange, we will not consummate the Exchange if we do not enter into the New Credit Facility.

  Execution of both components of the refinancing is crucial to a successful refinancing. We do not expect to consummate either component of the refinancing if we are unable to consummate both components.

  See "The Strategic Plan" beginning on page 34 for a more detailed description of these components and other aspects of our strategic plan.

                             THE PROPOSED EXCHANGE

CONSIDERATION

  We are offering to exchange:

  .  An aggregate of $58,500,000 in cash, and

  . An aggregate of 165,000 newly issued shares of a new class of convertible preferred stock, par value $0.01 per share, stated value $100.00 per share (the "Preferred Stock")

for all of the outstanding Senior Notes. Accrued and unpaid interest on the Senior Notes will continue to be payable when due through (but not including) the Effective Date (as defined below under "The Exchange Offer--Conditions of the Exchange Offer").

  The aggregate as-converted percentage of the Company's Common Stock that will be represented by the Preferred Stock will depend on the conversion price per share. The conversion price will be established on the Effective Date, and will be the lesser of (i) $8.00 per share or (ii) 150% of the average closing price of the Company's Common Stock for the 20 trading days immediately preceding the Effective Date, subject to certain downward adjustments as described in Annex
D. If the Effective Date had occurred on May 24, 2000, then the conversion price would be $7.1672 per share and the Preferred Stock would represent in the aggregate 20.1% of the Company's outstanding Common Stock.

  Each holder of Senior Notes would receive $780.00 in cash and 2.2 shares of Preferred Stock for each $1,000 principal amount of Senior Notes.

  The terms of the Exchange are the product of negotiations with representatives of an informal committee of substantial holders of the Senior Notes (the "Unofficial Committee"). Members of the Unofficial Committee beneficially own approximately 87% of the aggregate principal amount of the Senior Notes. The Unofficial Committee is being advised by Debevoise & Plimpton. All of the members of the Unofficial Committee have agreed in writing to, among other things, tender their Senior Notes in the Exchange Offer.

PURPOSE

  The purpose of the Exchange Offer is to acquire at least 95% of the Senior Notes. If we are unable to complete the implementation of our strategic plan, you may ultimately receive less for your Senior Notes than the cash offered in the Exchange.

IMPLEMENTATION OF THE EXCHANGE

  In order to complete the Exchange outside of bankruptcy, we are requiring that at least 95% of the aggregate principal amount of the Senior Notes be validly tendered in the Exchange Offer.

  WE BELIEVE THAT THE POTENTIAL RISKS OF A BANKRUPTCY PROCEEDING SIGNIFICANTLY OUTWEIGH THE POTENTIAL BENEFITS. TO EFFECT THE EXCHANGE OUTSIDE OF BANKRUPTCY, WE NEED YOU TO TENDER YOUR SENIOR NOTES PURSUANT TO THE EXCHANGE OFFER. IF WE DO NOT RECEIVE YOUR ACCEPTANCE OF THE EXCHANGE OFFER, WE MAY BE EITHER UNABLE TO COMPLETE THE PROPOSED EXCHANGE OR FORCED TO ATTEMPT TO IMPLEMENT THE PROPOSED EXCHANGE THROUGH A COSTLY AND UNCERTAIN BANKRUPTCY PROCEEDING.

PROPOSED AMENDMENTS TO THE INDENTURE

  In connection with the Exchange Offer, we also are soliciting your consents to certain amendments to the Indenture for the Senior Notes. These amendments would eliminate substantially all of the restrictive covenants and many of the events of default in the Indenture. The valid tender of your Senior Notes will constitute consent to the proposed amendments to the Indenture.

  If registered holders of at least a majority in aggregate principal amount of the Senior Notes consent to the proposed amendments, we will, together with State Street Bank and Trust Company, the trustee for the Senior Notes (the "Trustee"), execute an Amendment to Indenture (the "Amendment to Indenture") that reflects the proposed amendments. The Amendment to Indenture will not become effective, however, unless the Exchange Offer is completed outside of bankruptcy. If we complete the proposed Exchange through a bankruptcy proceeding, all of the Senior Notes will be exchanged, the Amendment to Indenture will not become effective and the Indenture and the Senior Notes will be discharged. See "Proposed Amendments to Indenture."

CONDITIONS OF THE EXCHANGE OFFER

  Conditions to completion of the Exchange Offer outside of bankruptcy include, among other things:

  . the valid tender of at least 95% of the principal amount of the Senior Notes (the "95% tender requirement");

  . the availability of at least $75,000,000 of new bank financing on the Effective Date;

  . the absence of any legal proceedings that challenge or otherwise adversely affect the Exchange Offer; and

  . certain customary conditions pertaining to compliance with applicable securities laws, changes to existing law and the absence of financial or other national emergencies.

  Other than the condition relating to new bank financing which may only be waived with the consent of the Unofficial Committee, these conditions may be waived by us in our sole discretion, although currently we do not intend to waive any of them.

  For further discussion of these conditions, see "The Exchange Offer-- Conditions of the Exchange Offer."

PROCEDURE FOR ACCEPTING THE EXCHANGE OFFER

  If you wish to accept the Exchange Offer, you must either

  . deliver your Senior Notes, together with a properly completed and duly executed Letter of Transmittal/Consent Form (a "Letter of Transmittal") (or, in the case of a book-entry transfer, an Agent's Message (as defined under "Procedure For Tendering Senior Notes and Delivery of Consents--Book-Entry Transfers")) and any other documents required by the Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this document on or prior to expiration of the Exchange Offer, or

  .  comply with the guaranteed delivery procedures described below.

  The valid tender of your Senior Notes will also constitute consent to the proposed amendments to the Indenture.

  If you are not an Eligible Institution (as defined in the following sentence) and are requesting special delivery or transfer of the cash and Preferred Stock you will receive in the Exchange Offer, your signature on the Letter of Transmittal (and any related notice of withdrawal) must be guaranteed by an Eligible Institution. The term "Eligible Institution" means a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company with an office in the United States.

  If you are the beneficial owner of Senior Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to accept the Exchange Offer, you should contact your broker or other nominee promptly and instruct such person, as the registered holder of Senior Notes, to validly tender your Senior Notes to the Exchange Agent on your behalf. If your Senior Notes are registered in anyone else's name and you wish to tender them yourself, then you must either submit a properly completed Letter of Transmittal signed by the registered holder or have your Senior Notes endorsed or accompanied by bond powers signed by the registered holder with such registered holder's signature guaranteed by an Eligible Institution, as described above.

  In order to validly tender your Senior Notes, you must complete the Substitute Form W-9 provided in the Letter of Transmittal (and, when requested, each person who receives Preferred Stock in the Exchange Offer must provide a Form W-9 (or substitute Form W-9)) and provide tax-related information to us.

  If you want to tender your Senior Notes but are unable to locate them, please contact the Trustee at: State Street Bank and Trust Company, Corporate Trust Division, 2 Avenue de Lafayette, Boston, Massachusetts 02111-1724, Attention:
Mr. Roland Gustafsen (Telephone: (617) 662-1699), about procedures for obtaining replacement Senior Notes.

EXPIRATION, TERMINATION AND WITHDRAWAL

  The Exchange Offer is scheduled to expire at 5:00 p.m., New York City time on Thursday, June 15, 2000 (the "Expiration Date"). We may extend the Expiration Date at our option, however, we need to receive the tender of your Senior Notes as soon as possible. If we are forced to implement the Exchange through a bankruptcy proceeding, completion of the Exchange may be delayed.

  We may terminate the Exchange Offer at any time, in our sole discretion. Upon termination of the Exchange Offer, all Senior Notes previously tendered will be promptly returned to the tendering holders.

  You may withdraw your tender of Senior Notes, or any related consent at any time prior to 5:00 p.m., New York City time, on June 15, 2000 (the "Withdrawal Termination Date"). Although we may extend the Expiration Date, the Withdrawal Termination Date will not be affected by any extension of the Expiration Date. After the Withdrawal Termination Date, you may not withdraw your Senior Notes or related consents unless (i) required by law or (ii) we have not completed the Exchange by July 15, 2000.

INTERPRETATION

  We will decide any and all questions affecting the validity of any tender or withdrawal of Senior Notes. Our decision will be final and binding. We may reject any tenders that are not in proper form or which our counsel believe would be unlawful.

                      CERTAIN CONSEQUENCES OF THE EXCHANGE

CONSEQUENCES OF FAILURE TO COMPLETE THE EXCHANGE

  If we do not receive sufficient acceptances to complete the Exchange, we may not have funds available to pay all the Senior Notes at maturity unless there are significant improvements in the credit markets. If we do not have funds available and are otherwise unable to reach a satisfactory agreement with holders of the Senior Notes, we will have to consider other alternatives at maturity of the Senior Notes. These alternatives include a bankruptcy proceeding resulting in a different plan of reorganization that could result in significantly less recovery for the holders of the Senior Notes than that offered in the Exchange.

CONSEQUENCES OF THE EXCHANGE TO PARTICIPATING HOLDERS

  Participation in the Exchange will result in the following consequences for a holder of Senior Notes:

  . Receipt of Cash; Reduction of Overall Investment. To the extent of the cash received in the Exchange, such holder will have received cash that may not otherwise be available upon maturity of the Senior Notes, thereby reducing the aggregate amount of its investment that will be financially at risk in the Company in the future.

  . Receipt of Equity. To the extent of the Preferred Stock received in the Exchange, such holder will have given up a portion of its debt claim against the Company for an equity interest in the Company.

CONSEQUENCES TO NON-PARTICIPATING HOLDERS

  If the Exchange Offer is consummated outside of bankruptcy, non-tendering holders will not have received the cash portion of the exchange consideration and, consequently, will be subject to continuing risks related to our financial position to the full extent of their Senior Notes. In addition, non-tendering holders of Senior Notes face the probability of a more limited trading market for their Senior Notes after consummation of the Exchange Offer. The Senior Notes, as amended by the proposed amendments to the Indenture, also will not have the benefit of various protective business covenants and events of default that are currently in the Indenture. (See "Risk Factors--Risks If the Exchange Offer Is Completed Outside of Bankruptcy" and "Proposed Amendments To Indenture.")

  If a holder of Senior Notes decides not to accept the Exchange Offer based on an expectation that the Exchange Offer will nevertheless be successfully consummated outside of bankruptcy and that as a result, the likelihood that such holder's Senior Notes will be paid in full when due may be improved, such holder will run the risk that less than the required number of holders of Senior Notes accept the Exchange Offer. If that happens, we may be unable to complete the Exchange. (See "--Consequences of Failure to Complete the Exchange.")

                       FEDERAL INCOME TAX CONSIDERATIONS

  We intend to take the position that the exchange of Senior Notes for Preferred Stock and cash pursuant to the Exchange Offer will be treated as a taxable exchange. Accordingly, a holder of Senior Notes will recognize gain or loss in an amount equal to the difference between (a) the sum of the cash and the fair market value of the Preferred Stock received pursuant to the Exchange and (b) the holders adjusted tax basis in the Senior Notes. The Exchange Offer will also have important tax effects on the Company, including the potential realization of income from cancellation of indebtedness and limitations on its ability to utilize net operating losses. See "Federal Income Tax Considerations."

                          DESCRIPTION OF CAPITAL STOCK

  Our authorized capital stock currently consists of 30,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of May 9, 2000, we had 9,141,894 shares of Common Stock and no shares of preferred stock outstanding. We have reserved an aggregate of 4,750,000 shares of Common Stock for issuance pursuant to our stock plans and 350,000 shares of Preferred Stock for issuance in connection with the Exchange Offer.

  Common Stock. Each share of Common Stock has one vote on all matters on which stockholders are entitled or permitted to vote, including the election of directors. The holders of Common Stock are entitled to share ratably in dividends declared by the Board of Directors out of funds legally available therefor. The Company did not declare any dividends on any class of equity during 1999 and does not expect to declare or pay cash dividends to holders of its Common Stock in the foreseeable future. In addition, it is expected that covenants governing the New Credit Facility will restrict the payment of cash dividends by the Company.

  Preferred Stock. Except as otherwise expressly provided in the Certificate of Vote of Directors relating to the Preferred Stock, the holders of the Preferred Stock shall vote as a single class with the holders of Common Stock, with each share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock on the relevant record date. The holders of the issued and outstanding Preferred Stock shall be entitled to receive, at our election, a cash or payment-in-kind dividend on each issued and outstanding share of Preferred Stock equal to 8% of the liquidation preference for each share, or $100.00 plus all accrued but unpaid dividends on each such share, payable semi-annually. These dividends shall be prior and in preference to the payment of any dividend on our Common Stock.

  In the event of any liquidation, dissolution or winding up of the Company, each holder of shares of Preferred Stock will be entitled to receive, prior and in preference to any payment or distribution of any legally available funds or assets on any shares of Common Stock or any other class or series of our capital stock, an amount per share equal to $100.00, plus all accrued but unpaid dividends on each such share. The Company may redeem all or a portion of the Preferred Stock at any time following the issuance of the Preferred Stock.

  The Preferred Stock is subject to customary anti-dilution protection. The Company has agreed to file a registration statement covering the shares of Preferred Stock issued in the Exchange within 120 days of the Effective Date.

     LISTING AND TRADING OF SENIOR NOTES, COMMON STOCK AND PREFERRED STOCK

  The Senior Notes are not listed on any national or regional exchange or included in the NASDAQ. The Senior Notes trade on a limited basis in the over-the-counter market. Trading in the Senior Notes is extremely limited, however, and you are encouraged to obtain current information on the market price of the Senior Notes that you hold.

  The Common Stock is currently quoted on the AMEX under the symbol "VX." On May 24, 2000, the reported closing price of the Common Stock was $4.1875 per share.

  The Preferred Stock when issued will not be quoted on any national or regional exchange or included in the NASDAQ.

                                 EXCHANGE AGENT

  State Street Bank and Trust Company will act as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be sent to the Exchange Agent at the address set forth on the back cover page of this document.

                                 BOARD APPROVAL

  The Company's Board of Directors has unanimously approved the terms of the proposed Exchange and believes that it is in the best interests of the Company.

                                 RISK FACTORS

  Holders of Senior Notes should consider the factors set forth below, as well as the other information set forth in this document and in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, a copy of which is attached hereto, prior to determining whether to (1) tender Senior Notes and (2) consent to the proposed amendments to the Indenture.

RISKS TO HOLDERS OF SENIOR NOTES IF THE EXCHANGE IS NOT SUCCESSFULLY COMPLETED

  We are currently in a very competitive market. We believe that the strategic plan is necessary to enable us to stay competitive. Although we believe that we will have sufficient liquidity to meet our financial obligations as they become due for the current fiscal year, we may not have funds available to pay all the Senior Notes at maturity unless there are significant improvements in the credit markets. Thus, if we do not complete the Exchange, we will have to consider other alternatives, including bankruptcy, at or before maturity of the Senior Notes. The results of these alternatives may be significantly less favorable to the holders of Senior Notes than the Exchange.

RISKS IF THE EXCHANGE OFFER IS COMPLETED OUTSIDE OF BANKRUPTCY

  Particular Consequences to Non-Tendering Holders of Senior Notes

  If the Exchange Offer is completed outside of bankruptcy, holders of Senior Notes who do not accept the Exchange Offer will lose the benefit of numerous provisions in the Indenture. See "The Exchange Offer--Proposed Amendments" and "Proposed Amendments To Indenture." In addition, because the number of holders of Senior Notes after the completion of the Exchange Offer will be extremely limited, it is unlikely that there will be any active trading in the Senior Notes. Finally, non-tendering holders of Senior Notes will be giving up the opportunity to receive for their Senior Notes the consideration that we are offering in the Exchange, including the $780.00 in cash for each $1,000 principal amount of Senior Notes. After the completion of the Exchange, the New Credit Facility will be secured by liens on all of our assets and therefore will be senior in priority to the Senior Notes.

  Particular Consequences to Tendering Holders of Senior Notes

  Holders who tender Senior Notes will receive cash and Preferred Stock but will lose all rights associated with the Senior Notes. The Indenture obligates us to pay holders of Senior Notes 12 3/4% per year in interest. It is anticipated that cash dividend payments on the Preferred Stock and the Common Stock will be prohibited under the terms of the New Credit Facility, subject to certain exceptions. Also, the Senior Notes represent indebtedness rather than equity. As such, if the Company were to be liquidated, dissolved or wound up, holders of Senior Notes would be entitled to payment prior to holders of Preferred Stock and Common Stock.

  Finally, if we were to become subject to a petition for relief under the Bankruptcy Code within 90 days after the consummation of the Exchange Offers (or, with respect to any insiders specified in the Bankruptcy Code, within one year after consummation of the Exchange Offer) and certain other conditions are met, the consideration paid to holders of our Senior Notes in the Exchange Offer, absent the presence of one of the Bankruptcy Code defenses to avoidance, could be avoided as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such holder and possibly from subsequent transferees.

CONTINUING RISKS TO THE COMPANY AND ALL OF OUR SECURITY HOLDERS

  High Leverage; Our Financial Condition

  Once the Exchange is complete and the New Credit Facility is in place, we will continue to be in a highly leveraged position. Our debt service obligations will be substantial. In addition, the terms of the New Credit

Facility will impose operating and financial restrictions. As a result, (i) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes will be impaired, (ii) a substantial portion of our cash flow from operations will be dedicated to servicing our indebtedness, (iii) we will be unable to pay dividends, (iv) we may be at a competitive disadvantage to our less-leveraged competitors, (v) we could be more vulnerable to changes in general economic conditions, and (vi) if we are unable to meet our debt service obligations, the Preferred Stock issued in the Exchange may have little or no value.

  We believe, however, that once the strategic plan has been implemented, we will be able to generate sufficient funds from operations to make our required principal and interest payments. There is no guarantee, however, that we will be able to do so.

  Competition

  Several of our current and potential competitors have substantially greater financial, sales, marketing, managerial, operational and other resources, as well as greater name recognition, than Vialog. As a result, competitors may be able to respond more effectively than we can to new or emerging technologies and changes in customer requirements, to initiate or withstand significant price decreases or to devote substantially greater resources than Vialog in order to develop and promote new services. In addition, because Multipoint Control Units ("MCUs"), the equipment commonly used to provide teleconferencing services, are not prohibitively expensive to purchase or maintain, companies previously not involved in teleconferencing could choose to enter the marketplace and compete with Vialog. In addition, there can be no assurance that our current interexchange carrier ("IXC") and local exchange carrier ("LEC") customers will not begin to provide the teleconferencing services currently provided by us and pursue such market actively and in direct competition with us. Furthermore, if we are able to expand our video and Internet conferencing service offerings, we will encounter additional competition, not only from existing providers of audioconferencing, but also from competitors dedicated to video and/or Internet conferencing.

  Absence of Consolidated Operating History.

  Vialog Corporation was founded on January 1, 1996 and has only conducted operations and generated revenues since November 12, 1997. Prior to that time, our operating centers each operated as separate, independent businesses. In addition, we used the purchase method of accounting to record the acquisitions of the operating centers and consequently, our pro forma and consolidated financial information may not be indicative of our future operating results and financial condition.

  Difficulty of Integrating the Operating Centers.

  Prior to their acquisitions, our operating centers used different operating practices and procedures and management information systems. There can be no assurance that we will be successful in completing the integration of any of the operations of the operating centers or, if completed, that such combined operations will demonstrate significant operating efficiencies.

  Restrictions Imposed by Lenders.

  The New Credit Facility will contain a number of covenants that restrict the ability of the Company to dispose of assets, merge or consolidate with another entity, incur additional indebtedness, create liens, make capital expenditures or other investments or acquisitions and otherwise restrict corporate activities. The breach of any of these covenants could result in a default under the New Credit Facility, which would permit the lenders under the New Credit Facility to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest. In addition, as a result of these covenants, our ability to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be considered beneficial to the

Company. Any of such events could adversely impact the market for the Company's Senior Notes, Preferred Stock and Common Stock.

  Teleconferencing Insourcing.

  Many of our current and prospective customers have sufficient resources to purchase the equipment and hire the personnel necessary to establish and maintain teleconferencing capabilities sufficient to meet their own respective teleconferencing needs. Moreover, technological improvements will further enhance the ability of these customers to establish internal teleconferencing facilities. There can be no assurance that any of our customers will not establish internal teleconferencing facilities or expand existing facilities, then cease to use the Company's services.

  Recent Entry into Internet Conferencing Markets.

  We have limited experience to handle Internet conferencing. There can be no assurance that we will be able to obtain significant business from Internet conferencing services or, if obtained, that we have the ability to service such business.

  Technological Considerations.

  We currently derive a substantial portion of our net revenues from the sale of audio teleconferencing services. If the manufacturers of private branch exchanges ("PBXs"), the equipment used by most businesses and institutions to handle their internal telephone requirements, develop improved, cost-effective PBX capabilities for handling teleconferencing calls with the quality and functionality of existing MCUs used in the teleconferencing business, our customers could choose to purchase such equipment and hire the personnel necessary to service their teleconferencing needs through internal telephone systems.

  Long Distance Services Contracts.

  A significant portion of our direct costs are attributable to the purchase of local and long distance telephone services. If the costs of long distance services increase over time, our current purchasing strategy, which calls for shorter-term contracts, may place us at a competitive disadvantage with respect to competitors that have entered into longer-term contracts for long distance services.

  Regulation.

  In general, the telecommunications industry is subject to extensive regulation by federal, state and local governments. There can be no assurance that the Federal Communications Commission (the "FCC") or other government agencies will not seek in the future to regulate the Company as a common carrier and regulate the prices, conditions or other aspects of the conferencing services offered by the Company, that the FCC will not impose registration, certification or other requirements on the provision of those services, or that we would be able to comply with any such requirements. The Telecommunications Act of 1996 has effected significant changes in the telecommunications industry and we cannot predict the extent to which such changes or the implementation of the Telecommunications Act of 1996 by the FCC may ultimately affect our business. Changes in the current federal, state or local legislation or regulation could have a material adverse effect on our business, financial condition, results of operations and prospects and could adversely impact the market for our Common Stock. Moreover, government regulations in countries other than the United States vary widely and may restrict our ability to offer our services in those countries.

  Potential Fluctuation in Quarterly Results.

  Our expenses are based, in part, on our expectations as to future net revenues. If net revenues are below expectations, we may be unable or unwilling to reduce expenses, and the failure to do so may have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

  Absence of Dividends.

  We intend to retain future earnings, if any, for use in the development of our business and do not anticipate declaring or paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Company will be restricted from paying dividends except in certain limited circumstances pursuant to the terms of the New Credit Facility.

  Potential Acquisitions.

  One element of our business strategy is to acquire additional group communications service businesses. However, we are aware of only a limited number of potential acquisition candidates. Our inability to implement our acquisition strategy successfully or the failure to integrate new businesses or operations into our current operations could have a material adverse effect on our business, financial condition, results of operations and prospects and could adversely impact the market for the Common Stock.

RISKS TO HOLDERS OF OUR COMMON STOCK AND PREFERRED STOCK

  Possible Volatility of Stock Price.

  The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the depth and liquidity of the trading market for the Common Stock and variations in the Company's operating results. In addition, the stock market in recent years has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies. These broad market fluctuations may also adversely affect the market price of the Common Stock.

  Effect of Certain Charter and By-Law Provisions and Anti-Takeover
Provisions.

  The Company's Articles of Organization, our By-Laws and certain Massachusetts laws contain provisions that may discourage acquisition bids for the Company and that may reduce temporary fluctuations in the trading price of our Common Stock which may be caused by accumulations of stock, thereby depriving stockholders of certain opportunities to sell their stock at temporarily higher prices. In addition, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future.

                              THE EXCHANGE OFFER

CONSIDERATION

  We are offering to exchange:

  .  An aggregate of $58,500,000 in cash, and

  .  An aggregate of 165,000 newly issued Preferred Stock

for all of the outstanding Senior Notes. Accrued and unpaid interest on the Senior Notes will continue to be payable when due. Any accrued but unpaid interest on the Senior Notes through the completion of the Exchange will be paid on the date upon which the Exchange becomes effective (the "Effective Date").

  The aggregate as-converted percentage of the Company's Common Stock that will be represented by the Preferred Stock will depend on the conversion price per share. The conversion price will be established on the Effective Date, and will be the lesser of (i) $8.00 per share or (ii) 150% of the average closing price of the Company's Common Stock for the 20 trading days immediately preceding the Effective Date, subject to certain downward adjustments as described in Annex D. If the Effective Date had occurred on May 24, 2000, then the conversion price would be $7.1672 per share and the Preferred Stock would represent in the aggregate 20.1% of the Company's outstanding Common Stock.

  Each holder of Senior Notes would receive $780.00 in cash and 2.2 shares of Preferred Stock for each $1,000 principal amount of Senior Notes.

BACKGROUND AND PURPOSE OF THE EXCHANGE OFFER

  We have significant future debt service obligations, consisting primarily of the Senior Notes that mature in November 2001. Although we believe that we will have sufficient liquidity to meet our financial obligations as they become due for the current fiscal year, we may not have funds available to pay all the Senior Notes at maturity unless there are significant improvements in the credit markets. To address these debt service obligations, we have developed a strategic plan designed to enable us to reduce our long-term debt and improve our profitability.

  The purpose of the Exchange Offer is to acquire at least 95% of the outstanding Senior Notes. If we are unable to complete the proposed Exchange and the implementation of our strategic plan, you may ultimately receive less for your Senior Notes than the cash offered in the Exchange. See "The Strategic Plan."

DEVELOPMENT OF TERMS OF THE EXCHANGE OFFER

  In December, 1999, as part of the development of our strategic plan, Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan") was retained as the investment banking agent to structure an exchange offer for the Company's outstanding Senior Notes.

  In December, 1999, Houlihan began to develop the terms for an exchange offer that could be offered to holders of Senior Notes. The Company initiated conversations with several holders of the Senior Notes. At about the same time, certain institutional holders of Senior Notes formed the Unofficial Committee. Once constituted, the Unofficial Committee retained Debevoise & Plimpton as its counsel and to act as its representative in negotiations with us.

  In December, 1999, the Board of Directors met to review the exchange offer developed by Houlihan for presentation to the Unofficial Committee. The Board unanimously approved an offer of $58.5 million in cash and $16.5 million face amount of Preferred Stock for all of the Senior Notes.

  In January, 1999, representatives of the Company spoke with certain holders of the Notes, including the members of the Unofficial Committee and its counsel, to describe the proposed offer. In these conversations, we reviewed our present situation and prospects in detail, explained the rationale for our new offer and answered questions.

  On February 15, 2000, lock-up letters were sent to the members of the Unofficial Committee proposing total consideration of $58.5 million in cash and $16.5 million face amount of Preferred Stock.

  Members of the Unofficial Committee holding approximately 87% of the Senior Notes signed lock-up letters agreeing to, among other things, tender their Senior Notes in the Exchange Offer. The lock-up letters will terminate, if not extended, on July 15, 2000.

PROPOSED AMENDMENTS

  We are seeking consents to the proposed amendments to the Indenture in case we complete the Exchange Offer outside of bankruptcy. The proposed amendments would eliminate substantially all of the restrictive covenants and most of the events of default in the Indenture. If registered holders of at least a majority in aggregate principal amount of the Senior Notes consent to the proposed amendments, we will, together with the Trustee, execute the Amendment to Indenture. The Amendment to Indenture will not become effective unless the Exchange Offer is completed outside of bankruptcy. See "Proposed Amendments to Indenture."

  The valid tender of your Senior Notes will constitute consent to the proposed amendments.

EXPIRATION; EXTENSION; TERMINATION

  The Exchange Offer will expire at 5:00 p.m., New York City time, on June 15, 2000. We reserve the right to extend the Expiration Date for the Exchange Offer. If we receive a sufficient number of acceptances to complete the Exchange outside of bankruptcy, we believe that it will take approximately two more weeks to complete the Exchange.

  During any extension of the Exchange Offer, all Senior Notes previously tendered and not accepted for exchange will remain subject to the terms and conditions set forth in this Exchange Offer and Solicitation Document and may, subject to the terms and conditions set forth herein, be accepted for exchange by us. During any extension of the Exchange Offer, all consents delivered to the Exchange Agent will remain effective unless validly revoked prior to execution of the Amendment to Indenture. See "Procedure for Tendering Senior Notes and Delivery of Consents--Revocation of Consents."

  We expressly reserve the absolute right, in our sole discretion (i) to amend or modify any or all of the terms of any or all of the Exchange Offer, or (ii) to terminate the Exchange Offer and the consent solicitations and delay acceptance for exchange of, or exchange for, the Senior Notes tendered and/or consents delivered pursuant thereto. Any extension or termination of the Exchange Offer or any amendment or modification of any of the terms of the Exchange Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner by which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or such other means of announcement as we deem appropriate.

  Upon termination of the Exchange Offer, all Senior Notes previously tendered in the Exchange Offer will be promptly returned to the tendering holders.

CONDITIONS OF THE EXCHANGE OFFER

  Completion of the Exchange Offer outside of bankruptcy is conditioned upon the following:

  (i) at least 95% of the principal amount of the Senior Notes shall have been validly tendered and not withdrawn in the Exchange Offer;

  (ii) the Company shall have obtained at least $75,000,000 of new bank financing which shall be available on the Effective Date;

  (iii) there shall not have been instituted or threatened before any court or governmental agency, authority or body or any arbitrator any action or proceeding (i) challenging the acquisition of Senior Notes or the issuance of Preferred Stock or payment of cash pursuant to the Exchange Offer, or (ii) in our sole judgment, otherwise materially adversely affecting the transactions contemplated by the Exchange Offer or the contemplated benefits of the Exchange Offer;

  (iv) there shall not have been proposed or enacted any statute or other legislation, rule or regulation, and no action shall have been taken by any governmental authority, which would or might, in our sole judgment, prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer;

  (v) there shall not exist, in our sole judgment, any other actual or threatened legal impediment to the acquisition by us of Senior Notes or to the issuance of the Preferred Stock or payment of cash pursuant to the Exchange Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Exchange Offer or the contemplated benefits of the Exchange Offer;

  (vi) there shall not have occurred, in our sole judgment: (a) any general suspension of trading in, or limitation on prices for, securities listed on the New York Stock Exchange (the "NYSE") or in the over-the-counter market; (b) a declaration of a banking moratorium or any suspension of payments in respect of the banks in the United States (whether or not mandatory); (c) a commencement of a war, armed hostilities or other international or national emergency directly or indirectly involving the United States; (d) any significant change in the United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor (whether or not mandatory);
       (e) any limitation (whether or not mandatory) by any governmental authority on, or any other event having reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; or (f) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, in our sole judgment, a material acceleration or worsening thereof; and

  (vii) there shall not have occurred or be likely to occur an event or events which, in our sole judgment, would or might prohibit, restrict or delay the consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer or otherwise result in consummation of the Exchange Offer not being in our best interests.

  If any of the foregoing conditions shall not be satisfied, we may either:

  .  terminate the Exchange Offer and return all Senior Notes tendered;

  . extend the Exchange Offer and retain all tendered Senior Notes until the final Expiration Date for the extended Exchange Offer; or

  . waive the unsatisfied conditions with respect to the Exchange Offer and accept all Senior Notes tendered pursuant to the Exchange Offer.

  All the foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to such condition and we may waive them in whole or in part, at any time and from time to time, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time. As used herein, "Effective Date" means the date specified as such in a written notice given by us to the Exchange Agent and the Trustee, which notice also confirms that each of the foregoing conditions to completion of the Exchange Offer have been completed or satisfied (or waived by us), provided, however, that such notice shall be given by us to the Exchange Agent and Trustee no later than two (2) business days prior to the date specified therein as the Effective Date.

SOURCES OF FUNDS FOR EXCHANGE OFFER

  The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and the Trustee, and printing, filing, accounting, legal and financial advisor fees, will be paid by us and are estimated to be approximately $300,000 (a portion of which has been paid prior to the completion of the Exchange Offer).

  The payment of expenses and the cash payment to holders of Senior Notes will be funded by existing cash and by draws under the New Credit Facility.

APPRAISAL RIGHTS

  Holders of Senior Notes do not have any appraisal or similar statutory rights in connection with the Exchange Offer or the consent solicitation.

EXCHANGE AGENT

  State Street Bank and Trust Company will act as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal that accompanied the May 3 Offering Memorandum should be addressed to the Exchange Agent as set forth on the back cover page of this document.

LEGAL OPINION

  The validity of (i) the Preferred Stock issuable in the Exchange Offer and
(ii) the Common Stock issuable upon conversion of the Preferred Stock, is being passed upon by counsel acceptable to counsel to the Unofficial Committee.

         PROCEDURE FOR TENDERING SENIOR NOTES AND DELIVERY OF CONSENTS

GENERAL

  The following summarizes the procedures to be followed by all holders of Senior Notes in tendering their securities and delivering consents to the proposed amendments to the Indenture.

  Holders who tender Senior Notes in the Exchange Offer in accordance with the procedures described below will be deemed to have delivered consents to the proposed amendments to the Indenture.

TENDER OF SENIOR NOTES; DELIVERY OF CONSENTS

  A registered holder of Senior Notes can tender Senior Notes by:

  . delivering a properly completed and duly executed Letter of Transmittal or manually-signed facsimile thereof (or, in the case of a book-entry transfer, an Agent's Message (as defined under "--Book-Entry Transfers" below)) and any other documents required by the Letter of Transmittal, to the Exchange Agent at the address set forth below and on the back cover page of this document, and

  . either delivering certificates representing the Senior Notes to the Exchange Agent or complying with the book-entry transfer procedures described under "--Book-Entry Transfers" below,

on or prior to the Expiration Date. A registered holder who cannot comply with these procedures on a timely basis or whose Senior Notes are not immediately available may tender Senior Notes pursuant to the guaranteed delivery procedures under "Guaranteed Delivery Procedures" described below.

  Letters of Transmittal and certificates representing Senior Notes should be sent only to the Exchange Agent and not to us or to the Trustee. The following is the address for hand deliveries and delivery by overnight courier to the Exchange Agent:

               By Mail:                    By Hand and Overnight Courier:
                                         State Street Bank and Trust Company
                                        Corporate Trust Department, 5th Floor
  State Street Bank and Trust Company             Attn: Susan Lavey
      Corporate Trust Department                2 Avenue de Lafayette
           Attn: Susan Lavey                    Boston, MA 02111-1724
             P.O. Box 778
           Boston, MA 02102

                             For Information Call:
                                (617) 662-1544

  If the certificates for Senior Notes are registered in the name of a person other than the signer of a Letter of Transmittal, then, in order to tender such Senior Notes pursuant to the Exchange Offer, the certificates representing such Senior Notes must be endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of such holder or holders appear on the certificates, with the signatures on the certificates or bond powers guaranteed as provided below. In the event such procedures are followed by a beneficial owner tendering Senior Notes, the registered holder or holders of such Senior Notes must sign a valid proxy pursuant to the Letter of Transmittal, because Senior Notes may not be tendered without also consenting to the proposed amendments to the Indenture and only holders are entitled to deliver consents.

  Any beneficial owner whose Senior Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility, and who wishes to tender Senior Notes and deliver a consent to the proposed amendments to the Indenture should contact such registered holder promptly and instruct such registered holder to tender Senior Notes on such beneficial owner's behalf.

  To effectively tender Senior Notes that are held through The Depository Trust Company ("DTC"), DTC participants should transmit their acceptance through DTC's Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the Exchange Agent for its acceptance. Delivery of tendered Senior Notes held through DTC must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

  THE METHOD OF DELIVERY OF SENIOR NOTES AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING SENIOR NOTES. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF DELIVERY IS BY MAIL, WE SUGGEST THAT YOU USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE.

  A valid tender of your Senior Notes will constitute an agreement with us in accordance with the terms and conditions set forth in this Supplemented Offering Memorandum and Solicitation Document and in the Letter of Transmittal. You should read the Letter of Transmittal carefully.

  The entire principal amount of Senior Notes deposited with the Exchange Agent will be deemed to have been tendered unless otherwise indicated. If less than the entire principal amount of any Senior Notes evidenced by a submitted certificate is tendered, the tendering holder should fill in the principal amount tendered in the appropriate box on the Letter of Transmittal with respect to the deposit being made. Such tender will also constitute a consent to the proposed amendments to the Indenture, but only to the extent of the principal amount of Senior Notes being tendered. The Exchange Agent will then return to the tendering holder (unless otherwise requested under "Special Delivery Instructions" in the Letter of Transmittal), as promptly as practicable following the Expiration Date, Senior Notes in principal amount equal to the portion of such delivered Senior Notes not tendered.

SIGNATURE GUARANTEES

  All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office in the United States (each of which is an "Eligible Institution") unless the Senior Notes tendered pursuant thereto are tendered:

  . by a registered holder of Senior Notes (or by a participant in DTC whose name appears on a security position listing such participant as the owner of such Senior Notes) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or

  .  for the account of an Eligible Institution.

BOOK-ENTRY TRANSFERS

  The Exchange Agent will establish an account with respect to the Senior Notes at DTC. A financial institution that is a participant in DTC's system may make book-entry delivery of Senior Notes by causing DTC to transfer such Senior Notes into the Exchange Agent's account at DTC in accordance with DTC's procedure for such transfer. ATOP is the only method of processing exchange offers through DTC. To accept the Exchange offer through ATOP, participants in DTC holding book entry interests representing the Senior Notes ("Book Entry Interests") must send electronic instructions to DTC through DTC's communication system in place of sending a signed, hard copy of the Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Book Entry Interests through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain a computer generated message by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Senior Notes stating (i) the aggregate principal amount of Senior Notes which have been tendered by such participant and for which consents to the proposed amendments to the Indenture have been thereby delivered, (ii) that such participant has received and agrees to be bound by the terms of the Exchange Offer, and (iii) that the Company may enforce such agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

  If a holder desires to tender Senior Notes and consent to the proposed amendments to the Indenture and (i) the holder's Senior Notes are not lost but are not immediately available, (ii) time will not permit the holder's Senior Notes or other required documents to reach the Exchange Agent before the Expiration Date, or (iii) the procedures for book-entry transfer cannot be completed on a timely basis, a tender and consent may be effected if:

  .  the tender is made through an Eligible Institution; and

  . prior to the Expiration Date, the Exchange Agent receives from the Eligible Institution a properly completed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) substantially in the form we provide which sets forth the name and address of the holder and the amount of Senior Notes tendered; and

  . a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and validly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, together with certificates for all Senior Notes in proper form for transfer (or a book-entry confirmation with respect to all tendered Senior Notes), and any other required documents are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

TRANSFERS OF OWNERSHIP OF TENDERED NOTES

  Holders may not transfer record ownership of any Senior Notes validly tendered into the Exchange Offer and not validly withdrawn. Beneficial ownership in tendered Senior Notes may be transferred by the holder by delivering to the Exchange Agent, at one of its addresses set forth on the back cover of this Exchange Offer and Solicitation Document, an executed Letter of Transmittal identifying the name of the person who deposited the notes to be transferred, and completing the special payment instructions box with the name of the transferee (or, if tendered by book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the transferee of such notes) and the principal amount of the Senior Notes to be transferred. If certificates have been delivered or otherwise identified (through a book-entry confirmation with respect to such Senior Notes) to the Exchange Agent, the name of the holder who deposited the Senior Notes, the name of the transferee and the certificate numbers relating to such Senior Notes should also be provided in the Letter of Transmittal. A person who succeeds to the beneficial ownership of tendered Senior Notes pursuant to the procedures set forth herein will be entitled to receive the Exchange consideration if the Senior Notes are accepted for exchange or to receive the tendered Senior Notes if the Exchange Offer is terminated.

LOST OR MISSING CERTIFICATES

  If a holder desires to tender Senior Notes pursuant to the Exchange Offer, but the certificates representing such Senior Notes have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the

Trustee, at the address or numbers listed below, about procedures for obtaining replacement certificates for such Senior Notes, arranging for indemnification or about any other matter that requires handling by the
Trustee:

                      State Street Bank and Trust Company
                           Corporate Trust Division
                             2 Avenue de Lafayette
                       Boston, Massachusetts 02111-1724
                        Attention: Mr. Roland Gustafsen
                           Telephone: (617) 662-1699

BACKUP WITHHOLDING

  Each tendering holder must complete and deliver the Substitute Form W-9 provided in the Letter of Transmittal to us (or the Exchange Agent) and either:

  . provide his correct taxpayer identification number (social security number, for individuals) and certify (a) that the taxpayer identification number provided is correct (or that such holder is awaiting a taxpayer identification number) and (b) that such holder is not subject to backup withholding because (A) such holder is exempt from backup withholding, (B) such holder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of failure to report all interest or dividends, or (C) the Internal Revenue Service has notified such holder that he is no longer subject to backup withholding, or

  . otherwise provide an adequate basis for exemption from backup withholding.

  Holders who do not satisfy these conditions may be subject to a $50 (or greater) penalty imposed by the Internal Revenue Service and may be subject to backup withholding (as discussed below). Exempt holders (including, among others, corporations and certain foreign individuals) are not subject to these requirements if they satisfactorily establish their status as such. Certain foreign holders may be required to provide a Form W-8 (or successor form) in order to avoid or reduce withholding tax.

  Pursuant to the backup withholding provisions of federal income tax law, unless the conditions described above are satisfied, we or the Exchange Agent, as the case may be, will withhold an amount of any cash proceeds payable to a tendering holder that will enable us or the Exchange Agent, as the case may be, to remit the appropriate amount of backup withholding due to the Internal Revenue Service with respect to the Exchange. Backup withholding is 31%. Amounts paid as backup withholding do not constitute an additional tax and generally will be credited against the holder's federal income tax liabilities. Different withholding rates and rules may apply in the case of foreign holders. By tendering Senior Notes pursuant to the Exchange Offer, a holder that does not comply with the conditions described in the preceding paragraph authorizes us or the Exchange Agent, as the case may be, to pay cash in an amount sufficient to satisfy the holder's withholding obligations.

ACCEPTANCE OF SENIOR NOTES, DELIVERY OF PREFERRED STOCK AND PAYMENT

  The acceptance for exchange and payment of Senior Notes validly tendered and not withdrawn and delivery of Preferred Stock and payment of cash in exchange for the Senior Notes will be made promptly after the Expiration Date. We, however, expressly reserve the right to delay acceptance of any of the Senior Notes or terminate the Exchange Offer and not accept for exchange any Senior Notes not theretofore accepted if any of the conditions set forth under "The Exchange Offer--Conditions of the Exchange Offer" shall not have been satisfied or waived by us. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered Senior Notes if, as and when we give oral or written notice thereof to the Exchange Agent. Subject to the following paragraph and the other terms and conditions of the Exchange Offer, delivery of Preferred Stock and payment of cash for Senior Notes accepted pursuant to the Exchange Offer will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving Preferred Stock and cash from us and transmitting the Preferred Stock and cash to the tendering holders. We will return any tendered Senior Notes not accepted for exchange without expense to the tendering holder as promptly as practicable following the Expiration Date.

  Notwithstanding any other provision hereof, delivery of Exchange consideration for Senior Notes accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of (a) certificates for (or a timely book-entry confirmation with respect to) such Senior Notes, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees or, in the case of a book-entry transfer, an agent's message, and (c) any other documents required by the applicable Letter of Transmittal and the instructions thereto. Accordingly, tendering holders whose certificates for Senior Notes or book-entry confirmation with respect to Senior Notes are actually received by the Exchange Agent after the Expiration Date may be paid later than other tendering holders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE EXCHANGE CONSIDERATION TO BE PAID BY US BECAUSE OF ANY DELAY IN MAKING SUCH DELIVERY OR OTHERWISE.

  All tendering holders, by execution of the Letter of Transmittal (or facsimile thereof), waive any right to receive notice of acceptance of their Senior Notes for exchange.

WITHDRAWAL

  Holders who tender Senior Notes pursuant to the Exchange Offer may not withdraw such Senior Notes after the Withdrawal Termination Date unless (i) we reduce the Exchange consideration deliverable to such holders, (ii) we reduce the principal amount or otherwise modify the terms of the Senior Notes subject to the Exchange Offer, (iii) we are otherwise required by law to permit withdrawal, or (iv) we do not complete the Exchange by July 15, 2000. In the case of a reduction in the Exchange consideration or the principal amount of Senior Notes subject to the Exchange Offer, previously tendered Senior Notes may be validly withdrawn until the expiration of five business days after the date that notice of any such reduction is first published, given or sent to holders by us. PRIOR TO THE EXECUTION OF THE AMENDMENT TO INDENTURE, A WITHDRAWAL OF THE TENDER OF A SENIOR NOTE WILL ALSO EFFECT A REVOCATION OF A CONSENT TO THE PROPOSED AMENDMENTS TO THE INDENTURE. Consents to the proposed amendments to the Indenture cannot be revoked after execution of the Amendment to Indenture. See "Proposed Amendments to Indenture."

  Holders who wish to exercise their right of withdrawal must give notice of withdrawal in writing or by telegram, telex or facsimile transmission, which notice must be received by the Exchange Agent at the address set forth on the back cover page of this Supplemented Offering Memorandum and Solicitation Document. Except as provided in the preceding paragraph, such notice must be received on or prior to the Withdrawal Termination Date. Any such notice of withdrawal must specify the name of the person who tendered the Senior Notes to be withdrawn; the name in which the Senior Notes are registered (or, if tendered by book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such notes), if different from that of the depositor; and the principal amount of Senior Notes to be withdrawn. If Senior Notes have been delivered or otherwise identified (through book-entry confirmation) to the Exchange Agent, the name of the registered holder and the serial numbers of the particular Senior Notes to be so withdrawn (or, in the case of Senior Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited with withdrawn Senior Notes) must also be furnished to the Exchange Agent prior to the physical release of the withdrawn Senior Notes. Such notice of withdrawal must be signed by the holder in the same manner as the original signature on the Letter of Transmittal or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Senior Notes.

  Any permitted withdrawals of tenders of Senior Notes may not be rescinded, and any Senior Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer, provided, however, that withdrawn Senior Notes may be re-tendered by following one of the procedures for tendering described herein at any time on or prior to the Expiration Date.

REVOCATION OF CONSENTS

  Any holder who has delivered a consent, or who succeeds to ownership of Senior Notes in respect of which a consent has previously been delivered, may validly revoke such consent prior to execution of the Amendment to Indenture by delivering a written notice of revocation in accordance with the following procedures. In order to be valid, a notice of revocation of a consent must contain the name of the person who delivered the consent and the description of the Senior Notes to which it relates, the certificate number or numbers of such Senior Notes (unless such Senior Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Senior Notes, be signed by the holder thereof in the same manner as the original signature on the applicable Letter of Transmittal (including the required signature guarantees) or be accompanied by evidence satisfactory to us that the person revoking the consent has succeeded to the beneficial ownership of the Senior Notes, and be received prior to the execution of the Amendment to Indenture by the Exchange Agent at one of its addresses set forth on the back cover of this Exchange Offer and Solicitation Document. A purported notice of revocation that lacks any of the required information or is dispatched to an improper address will not validly revoke a consent previously given.

  THE VALID REVOCATION OF A HOLDER'S CONSENT WILL CONSTITUTE THE CONCURRENT VALID WITHDRAWAL OF THE TENDERED SENIOR NOTES WITH RESPECT TO WHICH THE CONSENT WAS DELIVERED. AS A RESULT, A HOLDER WHO VALIDLY REVOKES A PREVIOUSLY DELIVERED CONSENT WILL NOT RECEIVE ANY CONSIDERATION IN THE EXCHANGE OFFER.

INTERPRETATION

  We, in our sole discretion, will determine all questions as to the form of all documents and the validity (including time of receipt), eligibility, acceptance and withdrawal of tendered Senior Notes. Our determination shall be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of our legal counsel, be unlawful. Neither we, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or withdrawals or will incur any liability for failure to give any such notification. The Exchange Agent will return any Senior Notes it receives that are not properly tendered and as to which irregularities have not been cured or waived. Our interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

NO PAYMENTS FOR SOLICITATION

  We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to any broker, dealer or other person for soliciting tenders of Senior Notes or consents to the proposed amendments to the Indenture. We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Supplemented Offering Memorandum and Solicitation Document and related documents to the beneficial owners of Senior Notes, and in handling and forwarding tenders to us.

                                  THE COMPANY

  Vialog, founded in 1996, is a leading independent provider of audio, video and Internet conferencing services. We believe we are the largest company focused solely on conferencing services, with four operating centers, approximately 12,378 ports of conferencing capability (one "port" is required for each participating telephone line), state-of-the-art digital conferencing technology and an experienced national sales force. We believe we differentiate ourselves from our competitors by providing superior customer service and an extensive range of enhanced and customized conferencing solutions. We have capitalized on the growth in the conferencing services market to build a large, stable client base ranging from Fortune 500 companies to small institutions. Customers also include certain major long distance telecommunications providers which have outsourced their conferencing customers to the Company. We provide services to more than 6,000 customers representing over 30,000 accounts during the twelve months ended December 31, 1999.

  During 1999, the Company added three key telecommunications and Internet industry veterans to its management team to provide the leadership necessary to capitalize on the growth prospects in the conferencing industry. Kim Mayyasi, the Company's President and CEO, has over twenty years of telecom experience in the long distance, cellular and paging industries. Most recently, Mr. Mayyasi founded the MSP Group, a marketing technology and service company that was acquired by one of the nation's largest advertising firms in 1995. Michael Savage, the Company's CFO, has a background in leading high growth and publicly traded companies. Mr. Savage came to the Company from Digital City, a subsidiary of America Online and the Internet's largest local city resource and community guide. During his career, Mr. Savage has successfully managed two IPOs and accomplished several major debt refinancings for a variety of companies. Bob Saur, the Company's Chief Information Officer has more than twenty years of experience in building information and telecommunications systems infrastructure for fast-growing companies in the high tech, IT consulting and financial services industries. Prior to Vialog, Mr. Saur was Chief Information Officer at Cambridge Technology Partners, a 4,500 person management consulting and systems integration services firm.

  The teleconferencing industry has been experiencing significant growth. The Company intends to capitalize on this strong growth as it continues to expand its national marketing and sales program. In addition to internal growth generated by strong industry fundamentals and the Company's enhanced marketing capabilities, the Company intends to increase its wholesale or outsourcing business. Management believes that the broad trend among the service providers in the North American telecommunications industry to outsource labor-intensive activities such as teleconferencing will lead to new outsourcing contracts, particularly as Regional Bell Operating Companies ("RBOCs") gain approval to provide long distance service.

  The Company offers one of the most comprehensive portfolios of audio, video and Internet conferencing services in the industry, providing it with significant marketing advantages. The Company offers the features and pricing options to meet a wide variety of customer needs. The Company intends to remain at the forefront of the conferencing industry by continuing to augment its existing service offerings through the development and introduction of additional enhanced services and customized conferencing solutions.

  One new service the Company offers is Ready-to-Meet(TM). Through this service, customers can make a conference call anytime without having to schedule it in advance. The Company believes that Ready-to-Meet serves a growing segment of the conferencing marketplace, those desiring instantaneous group communications. We believe that there is a great deal of demand for this type of service as over 6,000 users have signed up to use the used Ready-to-Meet service.

  The Company has a two-pronged Internet strategy. In 1999, the Company launched its internet website, WebConferencing.com. WebConferencing.com is an easy-to-use, interactive group communications portal site that enables customers to access all of the Company's services online, including converging audio, video and web-based conferencing services, and customize them to meet their needs. WebConferencing.com can be used to facilitate remote meetings, presentation and group collaboration. In addition, the Company has formed strategic partnerships with several internet companies to expand the distribution of WebConferencing.com's services. WebConferencing.com's e-commerce capability is an ideal opportunity for Vialog's strategic partners to private label its services and market them over the web. As of March 31, 2000, over 1,200 users from Vialog's 40,000 corporate account base have used WebConferencing.com on a regular basis.

  The second part of our Internet strategy is the provision of media collaborative communications, commonly referred to as "web presentation sharing." This service enables businesses to display images, typically slide shows, on participants' desktop computers with the audio portion of the call occurring via the participant's telephone line due to the telephone's technical superiority over the Internet in the transmission of voice communication. Many of Vialog's largest customers use WebConferencing.com's presentation sharing services.

  Through the recent consolidation of its nine operating centers into four operating centers, Vialog expects to improve its operating margins by reducing labor and overhead expenditures. Also, as Vialog grows through increased penetration, it also improves its cost structure based on economies of scale. Long distance expenses represent Vialog's second largest cost, and Vialog's recently announced contract with Qwest Communications International, Inc. reduces its per minute long distance cost by approximately 48%. Additionally, advances in bridge technology have reduced Vialog's capital requirements to accommodate growth in audio conferencing from approximately $850 per port in 1999 to a current cost per port of approximately $650.

  The Company has a core competency in its customer service capabilities, which stresses operator training, personalized service and customer needs. The Company has developed and refined the technological capabilities, procedures and management information systems necessary to provide superior customer service, a factor that is critical to both customer retention and new business generation. The Company has spent several years developing and revising this software and believes that no competitor can currently match the flexibility of this system in meeting customer needs.

  Vialog's corporate headquarters are currently located in approximately 11,900 square feet of office space in Andover, Massachusetts, under a lease expiring in June 2004. The Company will be relocating its corporate headquarters to Bedford, Massachusettes in June of 2000.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited Pro Forma Consolidated Balance Sheet is based on the historical financial statements of the Company as of March 31, 2000 adjusted to give effect to the New Credit Facility and the proposed Exchange (the "Pro Forma Adjustments") as if they had occurred on that date. The unaudited Pro Forma Consolidated Statement of Operations for the twelve months ended December 31, 1999 is based on the unaudited historical financial statements of the Company and gives effect to the Pro Forma Adjustments as if they had occurred on January 1, 1999. An unaudited Pro Forma Consolidated Statement of Operations based on the unaudited historical financial statements of the Company for the three months ended March 31, 2000 is also provided and gives effect to the Pro Forma Adjustments as if they had occurred on January 1, 2000. The terms of the Exchange are described elsewhere in this Supplemented Offering Memorandum and Solicitation Document. Specifically, the Exchange is contingent upon several conditions, which are more fully described in "The Exchange Offer--Conditions of the Exchange Offer" described elsewhere in this Supplemented Offering Memorandum and Solicitation Document, including achieving an acceptable level of tenders of Senior Notes. The Pro Forma Adjustments are described in the accompanying notes.

  The unaudited pro forma consolidated financial information does not purport to represent what the Company's results of operations would actually have been had such events occurred on such date or to project the Company's results of operations for any future period. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's most recent Quarterly Report on Form 10-Q, which is attached hereto as Annex B, and the Company's most recent Annual Report on Form 10-K, which is attached hereto as Annex A, each of which is incorporated by reference into this Supplemented Offering Memorandum and Solicitation Document. As discussed in the footnotes, among other assumptions, the unaudited pro forma consolidated financial information assumes an exchange of 90% of the Senior Notes.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                              VIALOG CORPORATION

               PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                MARCH 31, 2000
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                      PRO FORMA AS ADJUSTED
                                                   -----------------------------
                                      VIALOG CORP. ADJUSTMENTS(1)   CONSOLIDATED
                                      ------------ --------------   ------------
                ASSETS
   Current assets:
     Cash and cash equivalents......    $  1,544      $(53,100)(a)    $  3,635
                                                        55,191 (b)
     Accounts receivable, net of al-
      lowance for doubtful accounts
      of $669.......................      15,233                        15,233
     Prepaid expenses...............         425                           425
     Other current assets...........         621                           621
                                        --------      --------        --------
       Total current assets.........      17,823         2,091          19,914
   Property and equipment, net......      19,086                        19,086
   Deferred debt issuance costs.....       3,331        (2,753)(a)       3,084
                                                           (94) (a)
                                                         2,600 (b)
   Goodwill and intangible assets,
    net.............................      63,101                        63,101
   Other assets.....................       1,058                         1,058
                                        --------      --------        --------
       Total assets.................    $104,399      $  1,844        $106,243
                                        ========      ========        ========

                                                        PRO FORMA AS ADJUSTED
                                                     -----------------------------
                                          PRO FORMA  ADJUSTMENTS(1)   CONSOLIDATED
                                          ---------  --------------   ------------
   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
     Revolving line of credit...........  $  5,569      $(5,569)(b)     $ 17,500
                                                         17,500 (b)
     Current portion of long-term debt..     2,449       (2,059)(b)        5,890
                                                          5,500 (b)
     Accounts payable...................     8,543                         8,543
     Accrued interest expense...........     3,606                         3,606
     Accrued expenses and other liabili-
      ties..............................     3,153                         3,153
                                          --------      -------         --------
       Total current liabilities........    23,320       15,372           38,692
   Long-term debt, less current portion.    75,402      (67,500)(a)       51,901
                                                          1,580 (a)
                                                         (2,081)(b)
                                                         44,500 (b)
   Other long-term liabilities..........     1,800                         1,800
   Commitments and contingencies........
   Series A Cumulative Redeemable Pre-
    ferred Stock, $0.01 par value
    148,500 shares issued and outstand-
    ing; involuntary liquidation value
    $14,850.............................                 14,850  (a)      14,850
   Stockholders' equity:
     Preferred stock, $0.01 par value;
      10,000,000 shares
      authorized; none issued and out-
      standing..........................       --                            --
     Common stock, $0.01 par value;
      30,000,000 shares
      authorized; issued: 9,148,485
      shares; outstanding: 9,137,854
      shares............................        91                            91
     Additional paid-in capital.........    45,627                        45,627
     Accumulated deficit................   (41,794)      (4,877)(a)      (46,671)
     Treasury stock, at cost; 10,631
      shares............................       (47)                          (47)
                                          --------      -------         --------
       Total stockholders' equity.......     3,877       (4,877)          (1,000)
                                          --------      -------         --------
       Total liabilities and stockhold-
        ers' equity.....................  $104,399      $ 1,844         $106,243
                                          ========      =======         ========

--------
(1)  UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

  (a) Represents retirement of 90% of the $75 million 12 3/4% Series B Senior Notes due November 15, 2001, as allowed under the conditions of this Supplemented Offering Memorandum and Solicitation Document. The Senior Notes are being exchanged for approximately $53 million in cash and $15 million in Preferred Stock.

  (b) Represents issuance of the New Credit Facility in exchange for cash and retirement of the existing credit facility.

                              VIALOG CORPORATION

          PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                         YEAR ENDED DECEMBER 31, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                             PRO FORMA(1)            PRO FORMA AS ADJUSTED
                                       -------------------------- ----------------------------
                          VIALOG CORP. ADJUSTMENTS   CONSOLIDATED ADJUSTMENTS(2)  CONSOLIDATED
                          ------------ -----------   ------------ --------------  ------------
Net revenues............   $  68,629     $1,910 (a)   $  70,539                    $  70,539
Cost of revenues,
 excluding
 depreciation...........      32,387        646 (a)      33,033                       33,033
Selling, general and
 administrative expense.      23,442        505 (a)      23,849                       23,849
                                            (98)(b)
Depreciation expense....       4,190         64 (a)       4,254                        4,254
Amortization of goodwill
 and
 intangibles............       4,060        170 (c)       4,230                        4,230
Non-recurring charge....       2,982        --            2,982                        2,982
                           ---------     ------       ---------      -------       ---------
  Operating income......       1,568        623           2,191          --            2,191
Interest expense, net...     (13,524)       (14)(a)     (13,538)        (419)(b)      (8,439)
                                                                       1,991 (c)
                                                                         674 (d)
                                                                         979 (e)
                                                                       1,706 (f)
                                                                         168 (g)
                           ---------     ------       ---------      -------       ---------
  Loss before income tax
   expense
   and extraordinary
   items................     (11,956)       609         (11,347)       5,099          (6,248)
Income tax expense......        (164)       --             (164)                        (164)
                           ---------     ------       ---------      -------       ---------
Net loss before
 extraordinary items....     (12,120)       609         (11,511)       5,099          (6,412)
Loss on early
 extinguishment of debt.                                              (7,928)(a)      (7,928)
                           ---------     ------       ---------      -------       ---------
  Net loss..............     (12,120)       609         (11,511)      (2,829)        (14,340)
Accrued dividends on
 preferred stock........         --         --              --        (1,188)         (1,188)
                           ---------     ------       ---------      -------       ---------
  Net loss to common
   stockholders.........   $ (12,120)    $  609       $ (11,511)     $(4,017)      $ (15,528)
                           =========     ======       =========      =======       =========
Net loss per share--
 basic and diluted......   $   (1.53)                 $   (1.33)                   $   (1.79)
                           =========                  =========                    =========
Weighted average shares
 outstanding............   7,947,333                  8,655,025                    8,655,025
                           =========                  =========                    =========

--------
     UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS

(1) The following pro forma adjustments give effect to (i) the acquisitions by VIALOG Corporation on February 10, 1999 of all of the stock of ABCC, CPI and ABCI, and (ii) the consummation of an initial public offering of common stock as if each had occurred on January 1, 1999.

    (a) Represents the combined operating results of ABCC, CPI and ABCI for the period January 1, 1999 through February 10, 1999.

    (b) As a condition to closing the acquisitions, certain officers and employees agreed to accept reduced compensation and benefits subsequent to the acquisitions. This adjustment reflects the difference between the historical compensation and benefits of officers and employees of ABCC, CPI and ABCI and the compensation and benefits they agreed to accept subsequent to the acquisitions.

    (c) Adjustment reflects the amortization of goodwill and intangible assets, which are amortized over periods ranging from 5 to 25 years.

(2) The following adjustments give effect to the New Credit Facility and the proposed Exchange as if each had occurred on January 1, 1999.

    (a) Represents retirement of 90% of the senior note balance and related issuance costs as of January 1, 1999 as well as the resulting loss on early extinguishment of debt.

    (b) Represents amortization of estimated issuance costs incurred in connection with the closing of the New Credit Facility. The amortization is computed by dividing the estimated issuance costs of $2.6 million by the weighted average life of the New Credit Facility.

    (c) Represents cash interest savings resulting from the New Credit Facility based on reduced interest rates. The cash savings assumes a weighted average interest rate of 9.8% (LIBOR + 3.6%) throughout 1999 as compared to 12.75% interest on the senior notes.

    (d) Represents interest savings assuming retirement of the existing credit facility on January 1, 1999.

    (e) Removal of 90% of the original issue discount (OID) amortization assuming retirement of 90% of the senior notes effective January 1, 1999.

    (f) Removal of 90% of the bond issuance cost amortization assuming retirement of 90% of the senior notes effective January 1, 1999.

    (g) Removal of deferred credit line costs incurred in connection with the existing credit facility.

    (h) Represents dividends incurred in connection with preferred stock offering. Dividends are calculated as 8% of the preferred stock valuation in accordance with the Supplemented Offering Memorandum and Solicitation Document.

                              VIALOG CORPORATION

          PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              PRO FORMA
                                                       --------------------------
                                          VIALOG CORP. ADJUSTMENTS   CONSOLIDATED
                                          ------------ -----------   ------------
   Net revenues.........................   $  19,224     $            $  19,224
   Cost of revenues, excluding deprecia-
    tion................................       8,593                      8,593
   Selling, general and administrative
    expense.............................       5,888                      5,888
   Depreciation expense.................       1,243                      1,243
   Amortization of goodwill and intangi-
    bles................................       1,069                      1,069
                                           ---------     ------       ---------
     Operating income...................       2,431        --            2,431
   Interest expense, net................      (3,472)      (105)(b)      (2,090)
                                                            498 (c)
                                                            268 (d)
                                                            245 (e)
                                                            427 (f)
                                                             49 (g)
                                           ---------     ------       ---------
     Income/loss before income tax ex-
      pense ............................      (1,041)     1,382             341
   Income tax expense...................        (150)       --             (150)
                                           ---------     ------       ---------
     Net Income/loss....................      (1,191)     1,382             191
                                           ---------     ------       ---------
     Net loss...........................      (1,191)     1,382             191
   Accrued dividends on preferred stock.         --        (297)(h)        (297)
                                           ---------     ------       ---------
     Net loss to common stockholders....   $  (1,191)    $1,085       $    (106)
                                           =========     ======       =========
   Net loss per share--basic and dilut-
    ed..................................   $   (0.13)                 $   (0.01)
                                           =========                  =========
   Weighted average shares outstanding..   9,135,712                  9,135,712
                                           =========                  =========

--------
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS

(1) The following adjustments give effect to the New Credit Facility and the proposed Exchange as if each had occurred on January 1, 2000.

  (a) Represents retirement of 90% of the Senior Note balance and related issuance costs as of January 1, 2000, as allowed under the conditions of this Supplemented Offering Memorandum and Solicitation Document, as well as the early extinguishment of debt.

  (b) Represents amortization of estimated issuance costs incurred in connection with the closing of the New Credit Facility. The amortization is computed by dividing the estimated issuance costs of $2.6 million by the weighted average life of the New Credit Facility.

  (c) Represents cash interest savings resulting from the New Credit Facility based on reduced interest rates. The cash savings assumes a weighted average interest rate of 9.8% (LIBOR + 3.6%) as compared to 12.75% interest on the Senior Notes.

  (d) Represents interest savings assuming retirement of the existing credit facility on January 1, 2000.

  (e) Removal of 90% of the original issue discount (OID) amortization assuming retirement of 90% of the Senior Notes effective January 1, 2000.

  (f) Removal of 90% of the bond issuance cost amortization assuming retirement of 90% of the Senior Notes effective January 1, 2000.

  (g) Removal of deferred credit line costs incurred in connection with the existing credit facility.

  (h) Represents dividends incurred in connection with Preferred Stock offering. Dividends are calculated as 8% of the preferred stock valuation in accordance with this Supplemented Offering Memorandum and Solicitation Document.

                              THE STRATEGIC PLAN

GENERAL

  Beginning in 1999, we developed and began to implement a strategic plan designed to improve our operating performance, lower our operating costs, reduce our long-term debt, improve our debt service coverage ratios and improve our earnings per share.

  One important element of this strategic plan has been our efforts to refinance our long-term debt and to deleverage the Company. This refinancing and deleveraging consists of two components:

  .  the New Credit Facility; and

  .  the proposed Exchange.

  Execution of both components of the refinancing is crucial to a successful refinancing. We do not expect to consummate either component of the refinancing if we are unable to consummate both components.

STRATEGIC PLAN

  The Company's objective is to build upon its position as a leading independent provider of conferencing services. The Company intends to achieve this goal through a strategy focused on the following:

  The Company intends to capitalize on the strong growth in the conferencing services industry. Industry sources project that conferencing services revenues will grow at a compound annual growth rate of approximately 24% through 2003. The Company believes that the consolidation of the operating centers and the change of its existing operating centers to a single technology platform created significant opportunities to enhance internal growth by enabling it to develop a national brand identity, expand the Company's service offerings and use the Company's increased capacity to handle larger contracts. The Company has also introduced innovative new products, such as its Ready-To-Meet service and its WebConferencing.com web portal, to address customer needs.

  The Company has also undertaken several marketing and sales initiatives. First, it reorganized its national sales force to focus on selling to Fortune 2500 companies. Second, it has entered into strategic partnerships with Teleglobe, ICG NikoNet and Gabriel Communications, which will add, in the aggregate, approximately 760 sales representatives who will sell Vialog's teleconferencing services. Third, the Company has enhanced its wholesale sales organization to capitalize on what the Company believes to be significant opportunities to provide outsourced services to Inter-Exchange Carriers ("IXCs"), Local Exchange Carriers ("LECs") and RBOCs as these providers continue to reduce their dependence upon labor-intensive activities. Vialog currently has contracts to provide outsourced services to a number of facilities based and non-facilities-based telecommunications service providers. As RBOCs obtain regulatory approval to provide long distance service, the Company believes that some will desire to enter the market quickly with complete packages of high quality telecommunications services, including conferencing. As a result, some RBOCs and LECs may seek to outsource their conferencing requirements in order to speed up their time to market. The Company believes that it is well-positioned to compete for outsourced conferencing business from the IXCs, LECs and RBOCs because it does not compete with IXCs, LECs or RBOCs in their core businesses, it has the capacity and resources to handle significant conferencing volume and it has experience in providing services on an outsourced basis.

  The Company believes that the Internet provides a new market for multimedia conferencing services. By aggressively developing new services that use the Internet to deliver content during remote meetings, Vialog can realize new revenues among its more than 30,000 corporate accounts. Further, using its Internet portal site, WebConferencing.com, distribution of its services through the Internet can cost-effectively reach smaller companies where direct sales are not economically feasible. The Company is also implementing a sophisticated billing system, which will permit Vialog to offer creative pricing options as well as billing over the Internet.

THE NEW CREDIT FACILITY

  On April 7, 2000, Vialog received a signed joint commitment letter and attached summary of terms from two major banks relating to a proposed $75 million new senior secured term loan and revolving credit facility
(the "New Credit Facility"). The closing under the New Credit Facility is subject to certain conditions, including completion and execution of definitive documentation, and accordingly there can be no assurance that the New Credit Facility will become available. The following is a summary of the principal terms and conditions which are expected to be set forth in the definitive documentation for the New Credit Facility.

  The New Credit Facility is expected to provide for up to $75.0 million in senior secured financing, consisting of (i) an aggregate principal amount of $50.0 million of term loan facilities (the "Term Facilities") in two tranches:
(A) a $35.0 million six-year term loan A facility (the "Term A Facility") and
(B) a $15.0 million seven-year term loan B facility (the "Term B Facility") and (ii) a reducing revolving credit facility having an aggregate principal amount of $25.0 million (the "Revolving Facility"). Loans under the Revolving Facility will be available to each of the eight operating subsidiaries of the Company (the "Borrowers") at any time during a six-year term subject to the fulfillment of customary conditions precedent, including the absence of a default under the New Credit Facility.

  It is expected that the initial borrowing under the Term Facilities will be in the amount necessary to fund cash payments to tendering holders of Senior Notes and pay related expenses and refinance certain other senior indebtedness of Vialog and is expected to occur on or about the date of consummation of the Exchange Offer. The Revolving Facility will be available, subject to certain conditions (including, without limitation, adequate availability under each Borrower's borrowing base, determined from a formula to be negotiated), to repay additional Senior Notes, support working capital requirements, and for general corporate purposes and capital expenditures.

  Vialog and its subsidiaries will be required to repay loans outstanding under the Term Facilities in accordance with the following schedule:

  Loans under the Term A Facility (the "Term A Loans") will have a final maturity date on or about June 30, 2006. Quarterly amortization will be required beginning in 2001, resulting in aggregate annual repayment amounts (expressed in absolute dollars) as follows:

                         TERM A LOAN
                         -----------
                                                        ANNUAL
         YEAR                                           AMOUNT
         ----                                         ----------
         2001........................................ $5,000,000
         2002........................................ $6,000,000
         2003........................................ $7,000,000
         2004........................................ $7,500,000
         2005........................................ $7,500,000
         2006........................................ $2,000,000

  Loans under the Term B Facility (the "Term A Loans") will have a final maturity date on or about June 30, 2007. Quarterly amortization will be required beginning in 2001, resulting in aggregate annual repayment amounts (expressed in absolute dollars) as follows:

                         TERM B LOANS
                         ------------
                                                        ANNUAL
         YEAR                                           AMOUNT
         ----                                         ----------
         2001........................................ $  500,000
         2002........................................ $  500,000
         2003........................................ $  500,000
         2004........................................ $  500,000
         2005........................................ $  500,000
         2006........................................ $6,000,000
         2007........................................ $6,500,000

  The Revolving Facility will terminate on or about March 31, 2006 and will reduce in equal quarterly amounts according to the following annual schedule, beginning on September 30, 2001:

                           REVOLVING FACILITY
                           ------------------
                                                        ANNUAL
         YEAR                                          REDUCTION
         ----                                          ---------
         2001.........................................      5%
         2002.........................................     10%
         2003.........................................   12.5%
         2004.........................................     20%
         2005.........................................   22.5%
         2006.........................................     30%

  The obligations of each Vialog subsidiary under the New Credit Facility will be guaranteed by Vialog and each of its other subsidiaries. These obligations will be secured by a first priority lien on substantially all of the assets (tangible and intangible) of Vialog and its subsidiaries, including the capital stock and intercompany debt of Vialog's existing and future subsidiaries.

  Borrowings under the New Credit Facility will bear interest, at Vialog's option, at the Administrative Agent's (i) alternative base rate ("ABR") or
(ii) reserve-adjusted London Interbank Offered Rate ("LIBOR"), in each case plus applicable margins. The margins for the Term A Facility and the Revolving Facility will be ABR plus 175 basis points or LIBOR plus 350 basis points, while the margins for the Term B Facility will be ABR plus 225 basis points or LIBOR plus 400 basis points.

  Borrowings and commitments under the new credit facilities will be subject to mandatory prepayment and reduction under certain circumstances, with customary baskets and exceptions, from the proceeds of permitted asset sales or other transactions outside the ordinary course of business, from insurance and condemnation proceeds, from a percentage of excess cash flow and under certain other circumstances. Voluntary prepayment of any of the loans under the New Credit Facility will be permitted in whole or in part with prior notice and without premium or penalty (other than funding losses), subject to limitations as to minimum amounts.

  Each Borrower will be required to pay the Lenders under its respective Revolving Facility an ongoing commitment fee based on the daily average unused portion of the Revolving Facility available to such Borrower, which fee will accrue from the closing date under the New Credit Facility. Vialog will also be required to pay an annual agency fee to the Administrative Agent. In addition, Vialog will be required to pay certain one-time underwriting and other fees to the Lenders upon the closing.

  It is expected that the definitive Credit Agreement (the "Credit Agreement") will contain representations and warranties customarily found in loan agreements for similar financings. In addition, the definitive Credit Agreement will contain a number of affirmative and negative covenants. Among other things, these covenants are likely to restrict the ability of Vialog and its subsidiaries to dispose of assets, incur additional indebtedness, pay dividends, create liens on assets, enter into contingent obligations, enter into synthetic lease transactions, make investments, loans or advances, make acquisitions, engage in mergers, amalgamations or consolidations, change the business conducted by Vialog and its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, it is anticipated that the Credit Agreement will contain financial covenants that require Vialog and its subsidiaries to maintain, on a consolidated basis, specified financial ratios and tests, including minimum interest coverage and fixed charge coverage ratios, maximum leverage ratios, and specified capital expenditure tests.

  The Credit Agreement will contain customary events of default, including nonpayment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-defaults to certain other indebtedness of Vialog and its subsidiaries, certain events of bankruptcy and insolvency, certain ERISA matters, material judgments, material impairment of any loan document or security and a change of control of Vialog or its subsidiaries in certain circumstances.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the material federal income tax consequences of the transactions to be accomplished pursuant to the Exchange Offer to a person who holds Senior Notes at the time the Exchange Offer is completed. This summary is based upon existing statutes, as well as judicial and administrative interpretations thereof, all of which are subject to change, including changes which may be retroactive. Moreover, substantial uncertainties exist with respect to various federal income tax consequences of the Exchange Offer. We will not request any opinion of counsel or ruling from the Internal Revenue Service ("IRS") on any tax issue connected with the Exchange Offer. Accordingly, no assurance can be given that the IRS will not challenge any of the tax positions described herein or that such a challenge will not be successful.

  The discussion below does not address the foreign, state or local tax consequences of the contemplated transactions, nor does it specifically address the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities or currencies, pass-through entities, life insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, taxpayers subject to the alternative minimum tax, persons that hold Senior Notes as part of an integrated investment (including a "straddle") consisting of Senior Notes and one or more other positions, foreign corporations, foreign partnerships, foreign trusts, foreign estates, and other persons who, for federal income tax purposes, are not citizens or residents of the United States, or persons whose functional currency is other than the United States dollar). The discussion below assumes the Senior Notes and the Preferred Stock are or will be held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

EXCHANGE OF SENIOR NOTES FOR CASH AND PREFERRED STOCK

  The federal income tax consequences of the exchange (the "Exchange") of Senior Notes for Preferred Stock and cash pursuant to the Exchange Offer will depend on whether the Senior Notes qualify as "securities" within the meaning of the reorganization provisions of the Code. The term of a debt instrument is usually the most significant factor in determining whether it qualifies as a security. Generally, a debt instrument with a term of ten years or more is treated as a security. Debt instruments with maturities ranging between five and ten years are often held to be securities. Debt instruments with a five year term or less rarely qualify as securities. The Senior Notes were issued with a term of four years. Thus, we intend to take the position (and the following discussion assumes) that the Senior Notes do not qualify as securities and that the Exchange of Senior Notes for Preferred Stock and cash pursuant to the Exchange Offer will be treated as a taxable exchange. Accordingly, a holder of Senior Notes would recognize gain or loss in an amount equal to the difference between (a) the sum of the cash and the fair market value of the Preferred Stock received pursuant to the Exchange (other than any cash or Preferred Stock that is attributable to accrued but unpaid interest as described below) and (b) the holder's adjusted tax basis in the Senior Notes. The adjusted tax basis of a Senior Note to a particular holder will equal the holder's cost for the Senior Note, increased by any original issue discount (if any), market discount and gain previously included by such holder in income with respect to the Senior Note and decreased by the amount of bond premium (if any) previously amortized and by the amount of principal payments previously received by such holder with respect to the Senior Note. Generally, any gain recognized pursuant to the Exchange will be capital gain unless the holder's Senior Notes have accrued market discount, in which case, such gain will be taxable as ordinary income to the extent of such accrued market discount. If the gain or loss is capital gain or loss, such gain or loss will be long-term capital gain or loss if the holder has held the Senior Notes for more than one year.

  A portion of the consideration received by an exchanging holder of Senior Notes may be attributable to accrued but unpaid interest. Such portion will result in income or loss to the exchanging holder to the extent the consideration attributable to accrued but unpaid interest is greater or less than the amount of interest previously taken into account by the holder in computing taxable income for federal income tax purposes. Because the cash consideration paid to an exchanging holder will be increased by the full amount of any accrued but unpaid interest, we intend to take the position that the full amount of accrued interest will be paid in cash. It is unclear whether the IRS will accept such an allocation or will assert that a different allocation should be made.

  The tax basis of the Preferred Stock in the hands of a holder of Senior Notes will be equal to the fair market value of such Preferred Stock at the time of the Exchange. The holding period of the Preferred Stock received will begin the day after the Exchange.

  If registered holders of at least 95 percent in aggregate principal amount of the Senior Notes consent to the proposed amendments to the Indenture and the Exchange Offer is completed outside of a bankruptcy proceeding, the execution of the Amended Indenture will not be a taxable event to holders of the Senior Notes who do not tender. Accordingly, such holders will have the same tax basis and holding period for the Senior Notes as they had prior to the execution of the Amended Indenture. See "Proposed Amendments to Indenture."

TREATMENT OF THE PREFERRED STOCK

  Dividends on Preferred Stock. We do not expect to declare or pay cash dividends to holders of our Preferred Stock in the foreseeable future. We do, however, expect to declare and pay dividends in the form of additional shares of Preferred Stock. The amount of each such dividend will equal the fair market value of the Preferred Stock received by the holders and will be treated as a distribution subject to Section 301 of the Code. Thus, with respect to each holder, each such dividend will be (i) taxable as ordinary income to the extent of such holder's proportionate share of our current or accumulated earnings and profits, (ii) thereafter, applied against the adjusted tax basis of the holder's Preferred Stock to the extent of such basis and (iii) finally, taxable as gain from the sale or exchange of the Preferred Stock.

  Subject to certain limitations, dividends received by corporate shareholders taxable as ordinary income as described above will be eligible for the 70% (80% for certain corporations) dividends-received deduction under Section 243 of the Code. Pursuant to Section 1059 of the Code, in the event of an "extraordinary dividend," a corporate shareholder will, in certain circumstances, be required to reduce its basis (but not below zero) in an amount equal to the amount excluded from income pursuant to the dividends-received deduction under Section 243 of the Code. Any such amount in excess of the shareholder's basis will be treated as gain from the sale or exchange of the Preferred Stock.

  Redemption of Preferred Stock. If we redeem the Preferred Stock for cash the redemption will be treated as a sale or exchange if, taking into account the constructive ownership rules of Section 318 of the Code, the redemption (a) results in a "complete termination" of your interest in the Company under
Section 302(b)(3) of the Code, (b) is "substantially disproportionate" with respect to you under Section 302(b)(2) of the Code or (c) is "not essentially equivalent to a dividend" under Section 302(b)(1) of the Code. If the redemption is not treated as a sale or exchange it will be taxable as a dividend in accordance with the treatment described above in "Dividends on Preferred Stock."

  If the redemption is treated as a sale or exchange, the holders of the Preferred Stock will recognize gain or loss in an amount equal to the difference between the amount of cash received in exchange for the Preferred Stock and the holder's adjusted tax basis in the Preferred Stock that was redeemed, except to the extent of any cash received in payment of declared but unpaid dividends. Any such gain or loss will be long-term capital gain or loss if the holder has held the Preferred Stock for more than one year. Any cash received in payment of declared but unpaid dividends will be taxed as a dividend in accordance with the treatment described above in "Dividends on Preferred Stock."

  Under certain circumstances, Section 305(c) of the Code requires that the portion of the redemption price of preferred stock that exceeds its issue price be treated as constructively distributed on a periodic basis prior to actual receipt. The Preferred Stock provides for a redemption premium in certain circumstances. We intend to take the position that the existence of the redemption premium does not result in a constructive distribution under
Section 305(c). The IRS, however, might take a different position.

  Conversion of Preferred Stock. A holder of Preferred Stock will generally not recognize gain or loss upon a conversion of the Preferred Stock into one or more shares of Common Stock. However, if the conversion takes place when there is a dividend arrearage on the Preferred Stock, a portion of the shares of Common Stock received in the conversion may be treated as a taxable dividend. Except for any shares of Common Stock that are treated as a dividend, the holder's adjusted tax basis in each share of Preferred Stock will be allocated to the shares of Common Stock received in the conversion based on their relative fair market values on the conversion date and the holding period of the Common Stock will include the holding period of the Preferred Stock. However, the adjusted tax basis of any share of Common Stock that is treated as a dividend will be equal to its fair market value on the conversion date and the holding period for such share of Common Stock will commence on the day following the conversion date. The receipt of cash in lieu of fractional shares of Common Stock pursuant to the conversion will be treated as a sale of such fractional shares and the holder will be required to recognize gain or loss in an amount equal to the difference between the amount of cash received and the adjusted tax basis of the fractional shares. Any such gain or loss will be long-term capital gain or loss if the holder has held the Preferred Stock for more than one year.

  Adjustments to Conversion Ratio. Treasury Regulations promulgated under
Section 305 of the Code treat certain adjustments to the conversion ratio of stock such as the Preferred Stock as a constructive distribution of stock taxable to the holders of such stock under Section 301 of the Code. See "Dividends on Preferred Stock" for a description of Section 301. Any adjustment increasing the number of shares of Common Stock into which the Preferred Stock can be converted would constitute a constructive distribution of stock unless made pursuant to a bona fide, reasonable, adjustment formula which has the effect of preventing dilution of the interest of the holders of the Preferred Stock. Any adjustment in the conversion ratio to compensate the holders of the Preferred Stock for any taxable distributions of cash or property made to the holders of the Common Stock will be treated as a constructive distribution of stock to the holders of the Preferred Stock.

  Sale of Preferred Stock. A holder of Preferred Stock will recognize gain or loss upon a sale of the Preferred Stock in an amount equal to the difference between the amount received in exchange for the Preferred Stock and the holder's adjusted tax basis in the Preferred Stock that was sold. Such sales will not affect the tax consequences of the Exchange described above. In general, any such gain or loss will be long-term capital gain or loss if the holder has held the Preferred Stock for more than one year.

TAX CONSEQUENCES TO THE COMPANY

  COD. We will be required to realize cancellation of debt ("COD") income as a result of the Exchange if and to the extent the outstanding balance (principal plus accrued but unpaid interest) of the Senior Notes exceeds the sum of the cash and the fair market value of the Preferred Stock delivered in exchange therefor. Because we expect that the cash and the fair market value of the Preferred Stock received in the Exchange will approximately equal the outstanding balance of the Senior Notes exchanged, we do not expect to realize significant COD income, if any.

  If we realize any COD income, unless the Exchange occurs in a proceeding under Chapter 11 or unless we can establish that we are "insolvent" (i.e. our liabilities exceed the fair market value of our assets), we will be required to include such income in our gross income for federal income tax purposes. In that case, subject to the alternative minimum tax ("AMT") discussion below, such income will likely be offset by any available net operating loss carryovers or by losses incurred in the taxable year of the Exchange. See discussion of "NOLs and Section 382" below.

  AMT. For any taxable year, our federal income tax liability equals the greater of (a) the regular tax computed at standard corporate rates on taxable income and (b) the AMT computed at a 20 percent rate on alternative minimum taxable income ("AMTI") (as defined in Section 55 of the Code). In computing our regular federal income tax liability, all of the income recognized in a taxable year may be offset by net operating loss carryovers (to the extent permitted under Section 382 of the Code). Conversely, for purposes of computing AMTI, net operating loss carryovers (as determined for AMT purposes) may not offset more than 90 percent of our pre-net operating loss AMTI. Thus, we will be required to pay federal income tax at an effective rate of at least 2 percent on our pre-net operating loss AMTI, if any, regardless of the amount of our net operating loss carryovers. To the extent our AMT liability exceeds our regular tax liability for any taxable year, the excess may be carried forward as a credit against our regular tax liability in subsequent years.

  NOLs and Section 382. We estimate that our net operating loss carryovers for regular tax purposes were approximately $28.8 million as of December 31, 1999. These net operating loss carryovers remain subject to examination and possible adjustment by the IRS, and will be reduced if and to the extent we realize any COD income as a result of the Exchange. In addition, these net operating loss carryovers may be subject to limitation under Section 382 of the Code, as described below. Accordingly, there is no assurance whether and to what extent our net operating loss carryovers will be available to offset any income realized by us as a result of the Exchange or thereafter.

  Under Section 382 of the Code, if the Exchange results in an "ownership change," our use of our net operating loss and certain other tax attribute carryovers and certain built-in losses and deductions generally will be limited to an amount equal to the fair market value of our capital stock immediately prior to the ownership change (i.e., prior to the issuance of the Preferred Stock in the Exchange) multiplied by the "long-term tax exempt rate" (5.75% for the month of June) for the month the Exchange occurs. In addition, if we had experienced an ownership change at any previous time, our use of any tax attributes arising prior to such time will be further limited to an amount equal to the product of the fair market value of our capital stock immediately prior to such ownership change and the long-term tax exempt rate at that time. Based on certain factors relating to the consummation of the Exchange, a determination will be made whether or not we have experienced an ownership exchange under Section 382 of the Code.

BACKUP WITHHOLDING

  A holder of Preferred Stock may be subject to backup withholding at a rate of 31% with respect to dividends paid on, or the proceeds of a sale, exchange, or redemption of, the Preferred Stock unless, in general, such holder is an exempt recipient or complies with certain procedures. Backup withholding is not an additional tax. Any amount so withheld will be credited against the holder's United States federal income tax liability or refunded by the IRS.

                            SECURITIES LAW MATTERS

  This section discusses certain securities law issues that are raised by the Exchange Offer and the Exchange. This section should not be considered applicable to all situations or to all holders of Senior Notes. Holders of Senior Notes should consult their own legal counsel with respect to these and other issues.

THE EXCHANGE OFFER

  We are relying on Section 3(a)(9) of the Securities Act to exempt the Exchange Offer from the registration requirements of such act. Section 3(a)(9) provides that the provisions of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." The Exchange Offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from state securities law requirements. Section 18(b)(4)(C) provides, among other things, that state securities laws will not apply to securities that are exempt from federal registration under Section 3(a)(9). We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for, soliciting votes to accept or reject the Exchange Offer. We have received assurances that no person will provide any information to holders of the Senior Notes relating to the Exchange Offer other than to refer the holders of such securities to the information contained in this Supplemented Offering Memorandum and Solicitation Document. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offer.

ISSUANCE AND RESALE OF THE NEW PREFERRED STOCK OUTSIDE OF BANKRUPTCY

  In the event that we complete the Exchange outside of bankruptcy, we will rely on Sections 3(a)(9) and 18(b)(4)(C) of the Securities Act to exempt the issuance of the new Preferred Stock from federal and state registration requirements. Under current SEC interpretations, securities that are obtained in a Section 3(a)(9) exchange assume the same character (i.e. restricted or unrestricted) as the securities that have been surrendered. In this case, the Senior Notes are unrestricted securities. The new Preferred Stock will therefore also be unrestricted and recipients who are not "affiliates" of the Company (as such term is defined in Rule 144 under the Securities Act) will therefore be able to resell the Preferred Stock without registration. Recipients who are affiliates of the Company may resell their shares subject to the provisions of Rule 144, absent registration or another appropriate exemption. The Company has agreed to file a registration statement covering the shares of Preferred Stock issued in the Exchange within 120 days of the Effective Date.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING SHARES

  Our authorized capital stock currently consists of 30,000,000 shares of Common Stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of May 9, 2000, we had 9,141,894 shares of Common Stock and no shares of preferred stock outstanding. We have reserved an aggregate of 4,750,000 shares of Common Stock for issuance pursuant to our stock plans and 350,000 shares of Preferred Stock for issuance in connection with the Exchange Offer.

COMMON STOCK

  Each share of Common Stock has one vote on all matters on which stockholders are entitled or permitted to vote, including the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of the Common Stock are entitled to share ratably in dividends declared by the Board of Directors out of funds legally available therefor. The Company did not declare any dividends on any class of equity during 1999 and does not expect to declare or pay cash dividends to holders of its Common Stock in the foreseeable future. Upon liquidation or dissolution, subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to share ratably in all assets available for distribution to stockholders. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

  The terms of the Series A 8% Cumulative Convertible Preferred Stock are summarized below and will be set forth in the Certificate of Vote of Directors Establishing a Class or Series of Stock to be filed with the Secretary of State of the State of Massachusetts.

  Dividends. The holders of the issued and outstanding Preferred Stock shall be entitled to receive, at our election, a cash or payment-in-kind dividend on each issued and outstanding share of Preferred Stock equal to 8% of the liquidation preference for each share (or $100.00 plus all accrued but unpaid dividends on each such share) payable semi-annually. These dividends shall be prior and in preference to the payment of any dividend on the Common Stock.

  We will be limited by the New Credit Facility as to the amount of cash dividends we may declare, and do not plan to pay any dividends in the foreseeable future other than the dividends required to be paid by us pursuant to the terms of the Preferred Stock.

  Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of shares of Preferred Stock will be entitled to receive, out of funds and assets that may be legally distributed to our stockholders, prior and in preference to any payment or distribution of any legally available funds or assets on any shares of Common Stock or any other class or series of our capital stock, an amount of cash per share equal to $100.00, plus all accrued but unpaid dividends on each such share (the "Liquidation Preference"). If the legally available funds and assets are insufficient to permit payment to the holders of the Preferred Stock of their full adjusted liquidation preference, they shall be distributed pro rata according to the number of shares of Preferred Stock held by each holder.

  Voting Rights. Except as otherwise expressly provided in the Certificate of Designation, the holders of the Preferred Stock shall vote as a single class with the holders of our Common Stock, with each share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock on the relevant record date.

  We will not, without the consent of the holders of at least a majority of the then outstanding shares of the Preferred Stock, voting separately as a class:

  amend the Certificate of Vote of Directors Establishing a Class or Series of Stock, Articles of Organization or By-Laws of the Company (i) so as to permit the issuance of any securities senior to, or in parity with, the Preferred Stock; or (ii) in any manner that adversely affects the specified rights, preferences, privileges or voting rights of the holders of the Preferred Stock; or

  authorize the payment of any "Restricted Payment" (as such term is defined in the Indenture, dated November 12, 1997, governing the Senior Notes).

  We will not, without the consent of the holders of at least a majority of the then outstanding shares of Preferred Stock and Common Stock (voting as a single class with each share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock):

  increase the number of shares of capital stock which the Company is authorized to issue;

  authorize any sale, lease, exchange or other disposition by the Company of all or substantially all of its assets;

  authorize any merger or consolidation of the Company with or into any other entity; or

  authorize the liquidation, dissolution or winding up of the Company.

  Redemption Rights. At our option, all or a portion of the Preferred Stock may be redeemed at a price per share equal to (1) 101% of the Liquidation Preference for each share at any time during the 365-day period following the issuance of the Preferred Stock, (2) 102% of the Liquidation Preference for each share at any time during the second 365-day period following the issuance of the Preferred Stock, (3) 103% of the Liquidation Preference for each share at any time during the third 365-day period following the issuance of the Preferred Stock, and (4) the Liquidation Preference for each share at any time thereafter through the six-year anniversary of the Effective Date (the "Maturity Date"), in each case subject to the prior right of the holder to convert such shares to Common Stock.

  All shares of Preferred Stock outstanding on the Maturity Date shall be redeemed on such date at a price per share equal to the Liquidation Preference for each share on such date.

  Conversion Rights. Each share of Preferred Stock issued in the Exchange is convertible at any time prior to the Maturity Date, at the option of the holder, into the number of shares of our Common Stock equal to (x) the product of the number of shares of Preferred Stock (including paid-in-kind dividends thereon as of the date of such conversion) to be converted and $100.00, (y) divided by the Conversion Price. The "Conversion Price" shall be established on the Effective Date and shall be equal to the lesser of (i) $8.00 per share or (ii) 150% of the average closing price of the Company's Common Stock for the 20 trading days immediately preceding the Effective Date (the "Market Price"), subject to downward adjustment on the first anniversary of the Effective Date as described in the following sentence. If the average closing price of the Company's Common Stock for the 20 trading days immediately preceding the first anniversary of the Effective Date (the "Adjusted Market Price") is less than the Market Price, then the Conversion Price shall be reduced by a percentage equal to the percentage difference between the Market Price and the Adjusted Market Price.

  Anti-Dilution. The Preferred Stock is subject to customary anti-dilution protection.

  Registration Rights. The Company has agreed to file a registration statement covering the shares of Preferred Stock issued in the Exchange within 120 days of the Effective Date.

  Rank. The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up and dissolution, rank prior to all classes or series of equity securities heretofore and hereafter issued by the Corporation, including the Common Stock.

CERTAIN CHARTER AND BY-LAWS PROVISIONS

  Our Restated Articles of Organization provide that our Board of Directors may designate the numbers, relative rights, preferences and limitations of one or more series of Preferred Stock and issue the securities so designated. Such provisions may discourage or preclude certain transactions, whether or not beneficial to stockholders, and could discourage certain types of tactics that involve an actual or threatened acquisition or change of control. The issuance of the shares of Preferred Stock in connection with the Exchange could adversely affect the rights of the holders of Common Stock.

  The Amended and Restated By-Laws of the Company provide that special meetings of the stockholders may be called only by the President of the Company, a majority of the board of directors or by the holders of not less than 35% of all of the outstanding capital stock of the Company entitled to vote on the matters to be considered at such meeting. The foregoing provision could have the effect of delaying until the next annual stockholders' meeting stockholder actions that are favored by holders of shares of our Common Stock.

INDEMNIFICATION AND INSURANCE

  The Amended and Restated By-Laws of the Company and certain indemnification agreements between the Company and certain of its officers and directors provide for indemnification of directors and officers to the full extent provided by Massachusetts law, and state that the indemnification provided therein shall not be deemed exclusive. The Company has in the past, and may in the future, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify that person against such liability under the provisions of the Amended and Restated By-Laws of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or other persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                          PRICE RANGE OF COMMON STOCK

  From February 8, 1999 to December 9, 1999, our Common Stock was quoted on the Nasdaq Stock Market's National Market ("Nasdaq"), under the symbol "VLOG". Since December 10, 1999, Vialog's Common Stock has been quoted on the American Stock Exchange, under the symbol "VX." Prior to the initial public offering of our Common Stock, there was no established public trading market for the Common Stock. The high and low last sale prices for our Common Stock for the period from February 8, 1999, the date the Common Stock was first quoted on Nasdaq, through May 24, 2000 are as follows:

                                                                   HIGH    LOW
                                                                  ------- ------
 1999 First Quarter (from February 8)...........................  $6.1875 $ 3.75
      Second Quarter............................................     6.00   3.50
      Third Quarter.............................................     4.50  2.625
      Fourth Quarter............................................    4.125 2.8125
 2000 First Quarter.............................................     7.75   3.00
      Second Quarter (through May 24, 2000).....................   5.6875  2.875
                                                                  ------- ------

                       PROPOSED AMENDMENTS TO INDENTURE

GENERAL

  We are seeking the consent of the holders of the Senior Notes to the proposed amendments to the Indenture described below. The proposed amendments would, among other things, eliminate substantially all restrictive covenants and events of default currently contained in the Indenture. If the registered holders of not less than a majority in aggregate principal amount of the Senior Notes consent to the proposed amendments, we will, together with the Trustee, execute the Amendment to Indenture. The Amendment to Indenture will be executed promptly after the later of (i) the Withdrawal Termination Date and (ii) receipt of the requisite consents, but will not become effective unless and until the Exchange Offer is completed outside of bankruptcy. Thereafter, any non-tendering holders of Senior Notes will be bound by the Amendment to Indenture regardless of whether they consent to the proposed amendments.

COMPARISON OF SENIOR NOTES BEFORE AND AFTER AMENDMENT OF THE INDENTURE

  This comparison is a summary and does not purport to be complete and is qualified in its entirety by reference to the Senior Notes, the Indenture and the Amendment to Indenture. A copy of the Amendment to Indenture is attached as Annex C. Capitalized terms used below and not defined herein have the meanings given to them in the Indenture.

                                                                  SENIOR NOTES
                                                               (AS IN EFFECT UPON
                                  SENIOR NOTES                  EFFECTIVENESS OF
                            (AS CURRENTLY IN EFFECT)          PROPOSED AMENDMENTS)
                            ------------------------          --------------------
Principal Amount
 Outstanding............ $75,000,000                     The principal amount
                                                         outstanding after the Exchange
                                                         Offer will depend on the tender
                                                         and acceptance rate. Assuming a
                                                         95% acceptance level for the
                                                         Exchange Offer, $3,750,000
                                                         principal amount of Senior
                                                         Notes will still be
                                                         outstanding.
Interest Rate........... 12 3/4% per annum               No Change.
Maturity Date........... November 15, 2001               No Change.
Ranking................. The Senior Notes are unsecured. No Change.
                         The Senior Notes are senior to
                         all of
                         our subordinated indebtedness
                         and rank pari passu with all of
                         our
                         other existing and future
                         senior indebtedness. The Senior
                         Notes are effectively
                         subordinated to amounts
                         outstanding under our credit
                         facility.
Optional Redemption..... We may redeem the Senior Notes  No Change.
                         in whole or in part, at any
                         time, at the Redemption Prices
                         (as such term is defined in the
                         Indenture) set forth in the
                         Indenture, plus accrued
                         interest.

                                                                                  SENIOR NOTES
                                                                               (AS IN EFFECT UPON
                                          SENIOR NOTES                          EFFECTIVENESS OF
                                    (AS CURRENTLY IN EFFECT)                  PROPOSED AMENDMENTS)
                                    ------------------------                  --------------------
Change in Control Option...     If a Change in Control (as such term is  No Change.
                                defined in the Indenture) occurs, each
                                holder of Senior Notes has the right to
                                require us to purchase all or any part
                                of such holder's Senior Notes on a date
                                that is no later than 60 days after the
                                Change in Control, at 101% of the
                                aggregate principal amount thereof,
                                plus accrued interest.

Limitation on Restricted
 Payments..................     We and our subsidiaries may make         The Indenture will be amended
                                Restricted Payments (as such term is     to delete in its entirety the
                                defined in the Indenture), including     restrictive covenant relating
                                the redemption of capital stock, only    to Restricted Payments.
                                if certain conditions exist.

Limitation on Indebtedness.                                              The Indenture will be amended
                                The Indenture, with certain exceptions,  to delete in its entirety the
                                prohibits us and our subsidiaries from   restrictive covenant that
                                incurring Indebtedness (as such term is  prohibits us from incurring
                                defined in the Indenture).               such Indebtedness.

Limitations on Transactions
 with Affiliates...........     Subject to certain exceptions, we and    The Indenture will be amended
                                our subsidiaries may not enter into any  to delete in its entirety the
                                Affiliate Transactions (as such term is  restrictive covenant that
                                defined in the Indenture) except for     limits the Company's ability to
                                Affiliate Transactions the terms of      enter into transactions with
                                which are no less favorable to the       affiliates.
                                Company or such subsidiary than the
                                terms which could be obtained in a
                                comparable transaction made on an
                                arm's-length basis with unaffiliated
                                persons.

Limitation on Payments by
 Subsidiaries..............     Subject to certain specified             The Indenture will be amended
                                exceptions, the Indenture prohibits us   to delete in its entirety the
                                and our subsidiaries from agreeing to    restrictive covenant that
                                any encumbrance or restriction on the    prohibits us and our
                                ability of our subsidiaries to make      subsidiaries form entering such
                                certain types of payments.               agreements.

Limitation on Liens........     The Indenture prohibits us and our       The Indenture will be amended
                                subsidiaries from incurring any Liens    to delete in its entirety the
                                (as such term is defined in the          restrictive covenant relating
                                Indenture) (other than Permitted Liens   to Liens.
                                (as such term is defined in the
                                Indenture)) upon any of our property or
                                any property of any subsidiary.

                                                                   SENIOR NOTES
                                                                (AS IN EFFECT UPON
                                   SENIOR NOTES                  EFFECTIVENESS OF
                             (AS CURRENTLY IN EFFECT)          PROPOSED AMENDMENTS)
                             ------------------------          --------------------
Limitation on Sales of
 Assets.................  The Indenture limits our        No Change.
                          ability to make certain types
                          of Asset Sales (as such term is
                          defined in the Indenture).

Limitation on Capital
 Stock of Subsidiaries..  The Indenture prohibits us from The Indenture will be amended
                          permitting any of our           to delete in its entirety the
                          subsidiaries to issue any       restrictive covenant relating
                          Capital Stock (as such term is  to the issuance of Capital
                          defined in the Indenture),      Stock by our subsidiaries.
                          other than to us or to one of
                          our wholly-owned subsidiaries.

Limitation on Sale and
 Leaseback Transactions.  The Indenture limits the        The Indenture will be amended
                          circumstances under which we    to delete in its entirety the
                          and our subsidiaries may enter  covenant relating to sale and
                          into sale and leaseback         leaseback transactions.
                          transactions.

Limitation on Dividends.  The Indenture prohibits the     The Indenture will be amended
                          Company from declaring or       to delete in its entirety the
                          paying dividends or             restrictive covenant relating
                          distributions on shares of the  to Limitations on Dividends.
                          Company's Capital Stock to
                          holders of such Capital Stock.

Mergers, Consolidations
 or Sales of Assets.....  The Indenture prohibits us from The restrictive covenant
                          consolidating or merging with   relating to Mergers,
                          or into, or selling, assigning, Consolidations or Sales of
                          transferring, leasing,          Assets will be amended to
                          conveying or otherwise          delete the requirement that
                          disposing of all or             certain Consolidated Net Worth
                          substantially all of our assets and Indebtedness tests be met.
                          to any person unless certain
                          conditions are satisfied,
                          including that the Surviving
                          Entity (as such term is defined
                          in the Indenture) assumes our
                          obligations under the
                          Indenture, no Event of Default
                          (as such term is defined in the
                          Indenture) with respect to the
                          Senior Notes exists after any
                          such transaction and that
                          certain Consolidated Net Worth
                          (as such term is defined in the
                          Indenture) and Indebtedness
                          tests are met.

Compliance Certificate..  The Indenture requires us to    No Change.
                          deliver to the Trustee, within
                          120 days after the end of each
                          fiscal year, an officer's
                          certificate stating whether to
                          the best of the signer's
                          knowledge, we have performed
                          our obligations under the
                          Indenture.

                                                                  SENIOR NOTES
                                                               (AS IN EFFECT UPON
                                  SENIOR NOTES                  EFFECTIVENESS OF
                            (AS CURRENTLY IN EFFECT)          PROPOSED AMENDMENTS)
                            ------------------------          --------------------
Corporate Existence..... The Indenture requires us to    The Indenture will be amended
                         preserve and keep in full force to delete in its entirety the
                         and effect our corporate        requirement that we and our
                         existence and the corporate     subsidiaries maintain our
                         existence of each of our        corporate existence.
                         subsidiaries.
Payment of Taxes and
 Other Claims........... The Indenture requires us to    The Indenture will be amended
                         pay or discharge or cause to be to delete in its entirety the paid or discharged all material covenant relating to Payment of taxes and all lawful claims for Taxes and Other Claims.
                         labor, materials and supplies
                         against us or our subsidiaries.
Maintenance of
 Properties and          The Indenture requires us to    The Indenture will be amended
 Insurance.............. (i) cause all material          to delete in its entirety the
                         properties owned or leased by   covenant relating to
                         us or useful to the conduct of  Maintenance of Properties and our business or the business of Insurance.
                         our subsidiaries to be improved
                         or maintained and kept in
                         normal condition and (ii)
                         maintain and cause our
                         subsidiaries to maintain
                         insurance customarily carried
                         by similar businesses of
                         similar size.
Additional Subsidiary
 Guarantees............. The Indenture requires that we  The Indenture will be amended
                         cause to become a Subsidiary    to delete in its entirety the
                         Guarantor (as such term is      covenant relating to Additional
                         defined in the Indenture) any   Subsidiary Guarantees.
                         subsidiary to which we or any
                         of our subsidiaries transfers
                         property or which we or any of
                         our subsidiaries organizes,
                         acquires or invests in, which
                         subsidiary has total assets
                         with a book value in excess of
                         $50,000.

                                                                  SENIOR NOTES
                                                               (AS IN EFFECT UPON
                                  SENIOR NOTES                  EFFECTIVENESS OF
                            (AS CURRENTLY IN EFFECT)          PROPOSED AMENDMENTS)
                            ------------------------          --------------------
Events of Default....... The Indenture defines certain   The Indenture will be amended
                         events as "Events of Default,"  to delete all Events of Default
                         including the following: (i)    other than those relating to
                         the failure to pay interest on  (1) our agreement to pay
                         the Senior Notes when due and   interest and principal when due
                         continuance of such failure for and (2) events of bankruptcy,
                         30 days; (ii) the failure to    insolvency or reorganization.
                         pay principal on or premium of
                         the Senior Notes when due;
                         (iii) the failure to perform
                         any other covenant in the
                         Indenture for 30 days after
                         notice from the Trustee or the
                         holders of 25% in principal
                         amount of the Senior Notes
                         outstanding (except in the case
                         of a default with respect to
                         the "Mergers, Consolidations
                         and Sale of Assets" covenant,
                         which will constitute an Event
                         of Default with notice but
                         without passage of time); (iv)
                         the failure of us or any of our
                         subsidiaries to make any
                         payment when due (after giving
                         effect to any applicable grace
                         period) under any other senior
                         Indebtedness in excess of $1
                         million principal amount; (v)
                         the failure of us or any of our
                         subsidiaries to perform any
                         term, covenant, condition or
                         provision of any other
                         Indebtedness in excess of $1
                         million principal amount,
                         individually or in the
                         aggregate, which failure
                         results in the acceleration of
                         the maturity of such
                         Indebtedness; (vi) a judgment
                         or judgments for the payment of
                         money not fully covered by
                         insurance, which exceeds
                         $1 million, individually or in
                         the aggregate, is rendered
                         against us or any of our
                         subsidiaries and is not
                         discharged, satisfied or stayed
                         within 60 days of being
                         entered; (vii) certain events
                         of bankruptcy, insolvency or
                         reorganization of us or any of
                         our subsidiaries; and (viii)
                         any of the Subsidiary
                         Guarantees (as such term is
                         defined in the Indenture)
                         ceases to be in full force and
                         effect or is declared null and
                         void.

                                   IMPORTANT

  Any holder of Senior Notes who wishes to accept the Exchange Offer should complete the Letter of Transmittal and forward it with such Senior Notes and any other required documents to the Exchange Agent. Holders of Senior Notes registered in the name of a broker, dealer, bank, trust company or other nominee should contact such institution to tender their Senior Notes. See "Procedure for Tendering Senior Notes and Delivery of Consents."

                              THE EXCHANGE AGENT:

               By Mail:                    By Hand and Overnight Courier:
                                         State Street Bank and Trust Company
  State Street Bank and Trust Company   Corporate Trust Department, 5th Floor
      Corporate Trust Department                  Attn: Susan Lavey
           Attn: Susan Lavey                    2 Avenue de Lafayette
             P.O. Box 778                       Boston, MA 02111-1724
           Boston, MA 02102

                             For Information Call:
                                (617) 662-1544

                            ADDITIONAL INFORMATION

  If you have any additional questions, or need additional copies of this Supplemented Offering Memorandum and Solicitation Document, the Letter of Transmittal or any other Exchange Offer materials, please contact the Company at the address or telephone number as listed below.

                      Vialog Corporation
                      35 New England Business Center
                      Andover, Massachusetts 01810
                      Telephone: (978) 975-3700
                      Attention:Michael Savage
                              Chief Financial Officer

                                    ANNEX A:

                                 ANNUAL REPORT
                                  ON FORM 10-K
                              FOR THE FISCAL YEAR
                            ENDED DECEMBER 31, 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-K

                               ----------------

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
    ACT OF 1934

  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
    EXCHANGE ACT OF 1934

  FOR THE TRANSITION PERIOD FROM      TO

                       COMMISSION FILE NUMBER 001-15527

                              VIALOG CORPORATION

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             MASSACHUSETTS                           04-3305282
     (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)

                                35 NEW ENGLAND
                          BUSINESS CENTER, SUITE 160
                               ANDOVER, MA 01810
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                (978) 975-3700
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                              NAME OF EACH EXCHANGE ON
          TITLE OF EACH CLASS                     WHICH REGISTERED
                COMMON                         AMERICAN STOCK EXCHANGE

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Company was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Company's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

  As of March 13, 2000, the aggregate market value of the voting and non-voting common equity held by non-affiliates of the Company was $57,939,091. Shares of voting and non-voting common equity held by each executive officer and director and by each person who beneficially owns 10% or more of the outstanding Common Stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes. The aggregate market value has been computed based on a price per share of $6.375, the closing sales price of the Company's common stock on March 13, 2000. On such date, the Company had 9,152,485 shares of common stock outstanding.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART I

  This Annual Report on Form 10-K contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements should be read with the cautionary statements and important factors included in this Form 10-K. (See Item 7.--Management's Discussion and Analysis of Financial Condition and Results of Operations, Safe Harbor for Forward-Looking Statements.) Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward-looking statements may be identified, without limitation, by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished.

ITEM 1. BUSINESS.

INTRODUCTION

  VIALOG Corporation (including its subsidiaries, "VIALOG" or the "Company"), a Massachusetts corporation, is a leading independent provider of value-added conferencing services. Since its founding on January 1, 1996, the Company has grown substantially, primarily through acquisitions. On November 12, 1997, VIALOG acquired six private conference service bureaus. On February 10, 1999, VIALOG completed an initial public offering of its common stock and acquired three additional private conference service bureaus.

  In order to increase operating efficiencies, during 1999, VIALOG successfully consolidated the operations of the nine acquired companies into four operating subsidiaries, which the Company refers to as operating centers. These operating centers are located in Reston, Virginia; Montgomery, Alabama; Chanhassen, Minnesota and Cambridge, Massachusetts. A brief description of each of the Company's operating centers is set forth below:

    The Reston Center had net revenues of approximately $18.4 million in 1998 and of approximately $27.4 million in 1999. The Reston Center specializes in providing conferencing services to numerous organizations, including financial institutions, government agencies, trade associations and professional service firms. The Reston Center is also primarily responsible for the development and provision of services in the fast-growing videoconferencing marketplace. As of March 1, 2000, the Reston Center had approximately 194 employees.

    The Montgomery Center had net revenues of $17.1 million in 1998 and approximately $15.2 million in 1999. The Montgomery Center specializes in providing conferencing services to the retail industry and to various telecommunications providers. As of March 1, 2000, the Montgomery Center had approximately 140 employees and is the primary support center for VIALOG's new, innovative Ready-To-MeetTM conference service.

    The Chanhassen Center had net revenues of approximately $7.5 million in 1998 and approximately $10.3 million in 1999. The Chanhassen Center services a general corporate clientele with a specialty in the communications industry. As of March 1, 2000, VIALOG's Chanhassen Center had approximately 87 employees.

    The Cambridge Center had net revenues of approximately $5.9 million in 1998 and approximately $6.9 million in 1999. The Cambridge Center services a general business clientele. As of March 1, 2000, the Cambridge Center had approximately 46 employees. The Cambridge Center will be relocated to a new VIALOG facility in Bedford, Massachusetts during 2000.

  The five operating centers closed during 1999 in connection with the Company's consolidation of operations accounted for additional revenues of $10.9 million in 1998 and $10.7 in 1999. The conferencing traffic from these centers is now handled by the four remaining operating centers.

  In addition to the consolidation of the operating centers, VIALOG also completed several other initiatives during 1999 including:

  . the launching of WebConferencing.com, VIALOG's new Internet portal site, and Ready-To-MeetTM, VIALOG's new reservation-less conferencing service,

  . the expansion or introduction of premium videoconferencing, web presentation sharing, and audio streaming services,

  .  the expansion and restructuring of VIALOG's national sales force, and

  .  the streamlining and centralization of various administrative functions.

DESCRIPTION OF BUSINESS

 Company Overview

  VIALOG is a leading independent provider of audio, video and Internet conferencing services. The Company believes it is the largest company focused solely on conferencing services, with four operating centers, state-of-the-art digital conferencing technology, an Internet portal site (WebConferencing.com) and an experienced national sales force. The Company believes it differentiates itself from its competitors by providing innovative products, superior customer service and an extensive range of enhanced and customized conferencing solutions. The Company has capitalized on the growth in the conferencing services market, and has built a large, stable client base ranging from Fortune 500 companies to small institutions. Customers also include certain major long distance telecommunications providers who have outsourced their conferencing services to the Company. During 1999, the Company provided services to more than 6,000 customers representing over 32,000 accounts.

  Audioconferencing is currently the Company's principal service offering. However, VIALOG is leveraging long-term relationships with its customers in the traditional audioconferencing business to expand into "new media" market opportunities including video and web-based services. The Company now offers an innovative new reservation-less audioconferencing service, Ready-To-MeetTM, as well as enhanced audioconferencing services such as digital replay and audio streaming. Media enhanced services now offered by VIALOG include videoconferencing, fax and e-mail broadcast, as well as a family of Internet conferencing services. Introduced in October 1999, the Company's user-friendly Internet portal site, WebConferencing.com, provides internet access to all of the Company's conferencing services.

  VIALOG has embraced a strategy of "solutions selling" that offers customized conferencing solutions to each of its customers. This includes various vertical industry applications in the medical and financial marketplaces, as well as other customized applications like conference event planning and coaching. Further, customized formats are specifically designed for such applications as investor relations calls, auctions and interactive educational programs. The Company has designed its service delivery infrastructure to be flexible so that comprehensive, custom solutions for each customer may be easily designed and implemented across a variety of technologies including the Internet.

  The industry in which the Company operates has been experiencing significant growth. The Company intends to capitalize on this growth by continuing to expand its national sales and marketing programs. In recognition of what management believes is a broad trend among telecommunications providers to outsource labor-intensive activities such as teleconferencing, VIALOG is also continuing to focus on its wholesale business. VIALOG has established and will continue to pursue partnerships with Internet businesses to increase market penetration via the Internet for VIALOG's services.

INDUSTRY OVERVIEW

 Services

  The conferencing industry, which includes audio, video and Internet conferencing, provides a range of services to facilitate multiparty communications with participants in different locations. Through conferencing services, customers conduct routine meetings, run training sessions, and share information when face-to-face meetings would be too costly, impractical or inconvenient. Industry studies published by Frost & Sullivan estimate that the conferencing services sector will grow at a compound annual rate of approximately 24% between 1998 and 2003.

 Audioconferencing

  Audioconferencing connects multiple parties on a single telephone call through specialized telephone equipment known as a "bridge." Each bridge has multiple ports which allow conference participants to connect to a conference call. Calls may be established manually by an operator who places calls to or receives calls from conference participants. The Company believes that technological advances, combined with the greater overall awareness and acceptance of audioconferencing as a business tool, have contributed to the increased usage of conferencing over the last six years.

  The Company believes that the demand for audioconferencing services has also increased as a result of a wide range of trends, including globalization of operations, increased workforce training requirements, the advent of geographically dispersed work teams, shared decision-making, and the growing role of strategic partnerships. Users of audioconferencing are able to replace travel to existing meetings, with attendant savings of actual and opportunity cost, and increase communication with parties with whom they would otherwise not meet, thereby yielding greater organizational productivity. The Company believes that the facilities, network and labor costs associated with audioconferencing services, combined with a lack of expertise and a desire to focus on their core businesses, have caused most organizations to outsource audioconferencing.

 Videoconferencing

  Videoconferencing is similar to audioconferencing except that one or more callers may be viewed on a video monitor by the other participants. The Company believes that the broad adoption of videoconferencing as a meeting tool has historically been constrained by several factors, including limited access to video sites, expensive and proprietary equipment, limited and costly network facilities, incompatibility of systems and poor video quality. The adoption of industry standards, technological advances (which have brought down the cost of equipment and required bandwidth) and increased processing speed (which has improved quality) have all contributed to the development of desktop videoconferencing applications. Interactive multipoint videoconferencing also became feasible in 1995 with the introduction of more cost-effective video technology and low-cost, PC-based video cameras and sound cards. The rapid deployment of compatible hardware, reductions in cost, increases in available bandwidth, and improvements in quality are all expected to accelerate the growth of the market for multipoint videoconferencing.

 Internet Conferencing

  Internet conferencing services include web presentation sharing and audio streaming services. Web presentation sharing, which enables multiple users to conference and collaborate using both text and voice, is the most recent advancement in conferencing. Audio streaming enables participants to listen to an audioconference being "streamed" live over the Internet. Listen-only participants can access the audioconference by logging on to a web site and listening via a multimedia PC.

THE COMPANY'S CONFERENCING SERVICES

 Audioconferencing

  VIALOG offers a broad range of audioconferencing and related services, primarily to businesses in the financial, retail, professional services and pharmaceutical industries, as well as to government agencies and trade associations. The Company generates revenues from its infrastructure of approximately 12,000 ports of capacity by charging on a per-line, per-minute basis. The Company's audioconferencing services are divided into two major service categories: operator-attended and operator-on-demand. Each category offers standard services such as dialing out to late participants and conducting a roll call at no additional cost, as well as enhanced services at additional cost. For those conference calls requiring a reservation, the Company's new Internet portal site, WebConferencing.com, may be used for greater convenience.

  There are three different types of operator-attended service: Meet-Me, Dial Out and a combination of the two. Meet-Me audioconferences allow participants to join a conference either by dialing a toll free number provided by the Company or by using their own local or long distance service providers. For Dial Out audioconferences, the Company's operators contact participants and join them together in a conference. A combination of the two service types is also available.

  Participants may join an operator-on-demand conference either by dialing a toll free number provided by the Company or by using their own local or long distance service providers, then entering a passcode on their touch-tone keypad. For additional security and to verify attendance, participants may be required to enter a Personal Identification Number (PIN) after they enter the conference passcode. While operators are not necessary for an operator-on-demand audioconference, they can be reached for assistance by pressing "*0."

  In November 1999, VIALOG launched a service that eliminates a reservation and/or an operator to place a conference call between 40 or less parties. The new product, Ready-to-MeetTM, offers instant audioconferencing through a toll free dial-in number and access codes assigned by VIALOG. The Company sells this product through its existing sales force, private label partnerships, and directly through its Internet portal site, WebConferencing.com.

  Consistent with its solutions selling approach, the Company offers customization of audioconferences through the following enhanced services for an extra charge:

    Communication line. During a conference, the Company can keep a separate line open with the conference host to verify participant attendance, provide updates on the number of participants which have joined, and have other discussions relative to the conference that may be inappropriate to conduct in the conference.

    Digital replay. The Company can digitally record a conference and make it available for playback over the telephone or otherwise by parties who were unable to attend the conference.

    Electronic Q&A. Participants can join a queue to ask questions or speak with the moderator by pressing codes on their touch-tone keypads.

    Participant list. The Company can send a list of participants via fax or email, either during or at the conclusion of the conference.

    Participant notification. The Company can call or fax reminders to participants in advance of the conference.

    Polling/voting. Participants can respond to questions by pressing codes on their touch-tone keypads. Tabulations and results are available immediately or at the conclusion of the conference.

    Recording. The Company can record the conference on an audiocassette tape or compact disc, and send recordings via regular, overnight or second-day mail.

    Transcription. The conference can be transcribed in its entirety and provided in written format, on a 3 1/2" diskette or via e-mail.

 Videoconferencing

  In 1996, the Company began to offer videoconferencing services, which enable remote sites equipped with industry standard compliant video equipment to conduct interactive multipoint sharing of video images and audio among three or more participants. Similar to audioconferencing, this service is charged on a per-line, per-minute basis, with enhanced services charged on a fee basis. Videoconferencing requires the use of a video bridge and telecommunications facilities of greater bandwidth than that required for a standard audioconference and is consequently billed at much higher rates. The Company provides its video services from its Reston Center.

  Videoconferences can be assembled in two ways: Meet-Me and Dial Out. Meet-Me videoconferences are those in which participating sites dial in to the Company's video bridge at a scheduled date and time, using an assigned telephone number. Each site may be greeted by an operator or be connected directly, without the operator's presence. Dial Out videoconferences are those in which a Company operator dials out to participating sites prior to a videoconference and connects them to the conference. As part of its "solutions approach," the Company tests the standards of all participating sites to assure compatability and quality standards.

  The Company offers PC-based application sharing via the Company's videoconferencing bridges. Multiple users can view and edit the same document on their own PCs while participating in an audio or video conference, enabling them to present, discuss and/or modify documents in real-time.

 Internet Conferencing

  VIALOG's management believes that Internet conferencing offers the Company many opportunities in an evolving and rapidly expanding marketplace. To extend its leadership position in the traditional conferencing industry into the Internet arena, VIALOG launched its Internet portal site, WebConferencing.com, in October 1999. This unique portal-site enables customers to customize all of their conferencing needs through a convenient, easy-to-use customer interface. An e-commerce section within the site allows new customers to immediately sign up for and purchase VIALOG conferencing services. VIALOG has launched an Internet affiliate program designed to partner with other Internet companies to sell private-labeled access to VIALOG's WebConferencing.com website.

  Additional Internet conferencing services include web presentation sharing and audio streaming services. Web presentation sharing, which enables multiple users to conference and collaborate using both text and voice is the most recent advancement in conferencing. The Company has a Basic and Premier version of its web presentation sharing services which differ in interactive capabilities and media options. Audio streaming enables participants to listen to an audioconference being "streamed" live over the Internet. Listen-only participants can access the audioconference by logging on to a web site and listening via a multimedia PC.

  The adoption of industry standards for multimedia conferencing and new Internet application services and software are expected to facilitate greater adoption of Internet conferencing. The Company believes that Internet conferencing services will likely be used in conjunction with audioconferencing to allow simultaneous group discussions during display of documents.

 Enhanced Teleservices

  In customizing solutions for customers, the Company complements its audio, video and Internet conferencing services with enhanced teleservices, such as MessageCast, Interactive Voice Response, broadcast fax and fax on-demand.

    MessageCast. The Company's MessageCast voicemail broadcast service delivers a personalized message quickly to a large number of recipients via the telephone. MessageCast delivers a custom voice message instantly to any individual with a phone number, either live or to a voicemail box.

    Interactive voice response ("IVR"). The Company's IVR service uses voice and touch tone prompts to provide and/or retrieve important information via a telephone. Applications for IVR include digital replay of an audioconference; automated registration for events and programs; and test administration whereby the Company's IVR system is used to generate a test containing specific sets of questions or customized on a user-by-user basis from a database of categorized questions.

    Broadcast fax. This service enables customers to send faxes to a large number of recipients simultaneously.

    Fax on-demand. This service enables clients and employees to call a toll-free number for 24-hour access to essential information. Information requests can be fulfilled immediately via fax.

COMPETITIVE STRENGTHS

  The Company believes that several characteristics differentiate it from many of its competitors including:

  High growth segment of the telecommunications industry. The industry in which the Company operates has been experiencing significant growth. The Company intends to capitalize on this strong growth as it continues to expand its national marketing and sales program. In addition to internal growth generated by strong industry fundamentals and the Company's enhanced marketing capabilities, the Company intends to increase its wholesale or outsourcing business. Management believes that the broad trend among the service providers in the North American telecommunications industry to outsource labor-intensive activities such as teleconferencing will lead to new outsourcing contracts, particularly as Regional Bell Operating Companies ("RBOCs") gain approval to provide long distance service. Further, the Company's recently launched innovations including WebConferencing.com and Ready-To-MeetTM target previously untapped market segments, including the Internet.

  New management team. During 1999, the Company hired three key telecommunications and Internet industry veterans to provide the leadership necessary to capitalize on the growth prospects in the conferencing industry. Kim Mayyasi, the Company's President and CEO, has over twenty years of telecom experience in the long distance, cellular and paging industries. Most recently, Mr. Mayyasi founded the MSP Group, a marketing technology and service company that was acquired by one of the nation's largest advertising firms in 1995. Michael Savage, the Company's CFO, has a background in leading high growth and publicly traded companies. Mr. Savage came to the Company from Digital City, a subsidiary of America Online and the Internet's largest local city resource and community guide. During his career, Mr. Savage has successfully managed two IPOs and accomplished several major debt refinancings for a variety of companies. Bob Saur the Company's Chief Information Officer has more than twenty years of experience in building information and telecommunications systems infrastructure for fast-growing companies in the high tech, IT consulting and financial services industries. Prior to VIALOG, Mr. Saur was Chief Information Officer at Cambridge Technology Partners, a 4,500 person management consulting and systems integration services firm.

  Broad range of products and services. The Company offers one of the most comprehensive portfolios of audio, video and Internet conferencing services in the industry, providing it with significant marketing advantages. The Company offers the features and pricing options to meet a wide variety of customer needs. The Company intends to remain at the forefront of the conferencing industry by continuing to augment its existing service offerings through the development and introduction of additional enhanced services and customized conferencing solutions.

  Internet portal site. WebConferencing.com uses the Internet to facilitate remote meetings, presentations and group collaboration. WebConferencing.com's e-commerce capability is an ideal opportunity for VIALOG's strategic partners to private label its services and market them over the web.

  Stable and diverse customer base. The Company estimates that approximately 90% of the Company's 1999 revenues and approximately 66% of revenue growth in 1999 was from repeat customers. In addition, no single customer represents more than 4% of pro forma 1999 revenues, and the Company's top ten customers represent less than 17% of 1999 revenues. The Company currently has a diverse base of more than 6,000 customers.

  Superior customer service capabilities. The Company has a core competency in its customer service capabilities, which stresses operator training, personalized service and customer needs. The Company has developed and refined the technological capabilities, procedures and management information systems necessary to provide superior customer service, a factor that is critical to both customer retention and new business generation. The Company has spent several years developing and revising this software and believes that no competitor can currently match the flexibility of this system in meeting customer needs.

  Decreasing cost structure. Through the recent consolidation of its nine operating centers into four operating centers, VIALOG expects to improve its operating margins by reducing labor and overhead expenditures. Also, as VIALOG grows through increased penetration, it also improves its cost structure based on economies of scale. Long distance expenses represent VIALOG's second largest cost, and VIALOG's recently announced contract with Qwest Communications reduces its per minute long distance cost by approximately 52%. Additionally, advances in bridge technology have reduced VIALOG's capital requirements to accommodate growth in audioconferencing from approximately $850 per port in 1999 to a current cost per port of approximately $650.

  Unique industry position: scale with focus. The Company believes that it is the largest company in the industry focusing solely on conferencing services. The Company's largest competitors are long distance service providers for which conferencing represents only a small fraction of their total revenues. The Company can focus its capabilities and resources solely on conferencing, including its information systems, capital equipment, hiring practices, training and marketing. The Company believes that this focus offers significant flexibility and competitive advantages in responding to the needs of customers.

OPERATING STRATEGY

  The Company provides a full array of conferencing services through its four operating centers. The basic goals of the Company's operating strategy consist of the following:

  Focus exclusively on conferencing services. VIALOG believes that it is the largest and most geographically diverse company focused solely on conferencing services. The Company believes that its dedicated focus on conferencing enables it to respond to the needs of its customers better than competitors which do not focus on conferencing as a core business activity.

  Deliver a broad range of services. VIALOG believes that it offers the most comprehensive selection of audio, video and Internet conferencing services among the independent conferencing service providers, providing the Company with significant marketing advantages. The Company believes that it can leverage the diverse service capabilities and industry expertise of individual operating centers to provide the features and pricing options to meet a wide variety of customer needs. The Company intends to remain at the forefront of the conferencing industry by continuing to augment its existing service offerings through the development and introduction of additional enhanced services and customized communications solutions, especially using the Internet.

  Maximize operational synergies. VIALOG is capitalizing on the benefits of increased size, product range and diverse customer base afforded to it by the acquisition of its operating centers. Since November 1997, VIALOG has centralized several of its operations, including sales, marketing, human resources, benefits administration, finance and cash management functions. Additionally, the Company recently consolidated four of its operating centers, which the Company believes will provide operational efficiencies and reduce operating costs. The combination of the operating centers has enabled the Company to improve operations by: (i) allowing it to handle calls involving a larger number of participants than any of its operating centers had been able to handle individually and (ii) increasing network efficiency by allocating port capacity among the operating centers according to need, time of day, personnel, type of service and other factors. Throughout 1999, the Company has made progress in its efforts to centralize support activities, including reservations, billing, purchasing and management information systems in order to standardize its services, improve customer service and reduce operating expenses. Furthermore, the Company believes that its increased size has resulted in stronger bargaining power in areas such as long distance telecommunications, equipment, employee benefits and marketing.

  Retain customers and stimulate usage. Through the implementation of focused selling strategies and cross-selling programs designed to stimulate use by its existing customer base, the Company intends to expand sales to its diverse base of customers, which numbered more than 6,000 in 1999. The Company believes that customer loyalty for its services is fostered by its emphasis on customer service and ability to design custom solutions. In addition, VIALOG has developed a comprehensive marketing database to monitor account behavior and, based on changes in behavior, trigger appropriate marketing and sales responses to increase customer satisfaction, increase customer usage and maintain customer relationships.

GROWTH STRATEGY

  The Company's objective is to build upon its position as a leading independent provider of conferencing services. The Company intends to achieve this goal through a strategy focused on the following:

  Maintain strong internal growth. The Company intends to capitalize on the strong growth in the conferencing services industry. Industry sources project that conferencing services revenues will grow at a compound annual growth rate of 24% through 2003. The Company believes that the consolidation of the operating centers created significant opportunities to enhance internal growth by enabling it to develop a national brand identity, pursue cross-selling opportunities, expand the Company's service offerings and leverage the Company's increased capacity to handle larger contracts. In addition, the Company has undertaken several marketing and sales initiatives, including deployment of a national sales force to access new geographic areas and national accounts, establishment of a coordinated telemarketing effort and implementation of database marketing programs.

  Pursue outsourced services opportunities. The Company has deployed a wholesale sales organization which intends to capitalize on what the Company believes to be significant opportunities to provide outsourced services to Inter-Exchange Carriers ("IXCs"), Local Exchange Carriers ("LECs") and RBOCs as these providers continue to reduce their dependence upon labor-intensive activities. VIALOG currently has contracts to provide outsourced services to a number of facilities-based and non-facilities-based telecommunications service providers. As RBOCs obtain regulatory approval to provide long distance service, the Company believes that some will desire to enter the market quickly with complete packages of high quality telecommunications services, including conferencing. As a result, some RBOCs and LECs may seek to outsource their conferencing requirements in order to speed up their time to market. The Company believes that it is well-positioned to compete for outsourced conferencing business from the IXCs, LECs and RBOCs because it does not compete with IXCs, LECs or RBOCs in their core businesses, it has the capacity and resources to handle significant conferencing volume and it has experience in providing services on an outsourced basis.

  Leverage the Internet. The Company believes that the Internet provides a new market for multimedia conferencing services. By aggressively developing new services that leverage the power of the Internet to deliver content during remote meetings, VIALOG can realize new revenues among its more than 32,000 corporate accounts. Further, using its Internet portal site, WebConferencing.com, distribution of its services through the Internet can cost-effectively reach smaller companies where direct sales are not economically feasible. The Company has launched an affiliate program to enlist strategic Internet partners to accelerate market penetration.

SALES AND MARKETING

  VIALOG believes it is the first independent conferencing company to employ a comprehensive marketing program to establish a national brand for conferencing services. The Company's retail national sales organization offers a full range of conferencing services to its customers. The Company's wholesale account executives offer these same services to facilities-based carriers and non-facilities-based telecommunications service providers who desire to offer outsourced conferencing services to their customers under their own brands.

  Establishing a national brand. The Company's marketing and sales strategy centers on establishing VIALOG as the brand identified with high value and expert delivery of conferencing services. The Company is implementing a corporate marketing program focused on customers who have the potential for high use. This marketing program will employ targeted database marketing techniques based on the combined customer data of the operating centers, emerging trends and other market segment information.

  Retail sales. The Company employs a national retail sales strategy utilizing both an outside and inside sales group. This new strategy has consolidated the Company's existing sales force and at the same time provided new national account coverage and presence in additional geographic markets. The sales force leverages VIALOG's increased network capacity by cross-selling existing accounts with new and enhanced services, expanding the Company's penetration of key industries (for example, pharmaceutical companies) and targeting key vertical industries and accounts. An outside sales group of approximately 35 professionals operates from four regional offices, and is primarily responsible for origination of new business. An inside sales group of approximately 25 professionals responds to inbound requests, assists customers in implementing VIALOG's service offerings and supports the outside sales force.

  Wholesale sales. The Company has deployed a wholesale sales organization which intends to capitalize on what the Company believes to be significant opportunities for revenue growth by providing outsourced services to IXCs, LECs, and RBOCs. While conferencing services make up a small portion of these companies' overall business, they are an important part of a full-service service provider's portfolio. The Company offers these companies the ability to efficiently outsource all conferencing services and support. The Company believes its wholesale sales initiative is justified by an increasing trend among telecommunications companies to outsource non-core, labor intensive services. The Company believes that this trend has been evidenced by existing outsourcing of services, such as billing and telemarketing and downsizing of personnel as these companies move away from labor-intensive activities. In addition, potential opportunities exist as a result of the Telecommunications Act of 1996 to provide services in new markets. The Company currently has contracts to provide outsourced services to a number of facilities-based and non-facilities-based telecommunications service providers. An important element of the Company's marketing strategy will be to secure additional outsourcing contracts and to expand net revenues from its existing customer base. In order to capitalize on this market, the Company has hired a vice president of wholesale sales and two senior telecom sales professionals who have extensive experience in the industry.

  E-commerce. The Company has embraced the Internet, and is using e-commerce to extend VIALOG's sales distribution. Both through WebConferencing.com and private-label offerings through Internet strategic partners, VIALOG's services can be cost-effectively sold to customers too small to be targeted via direct sales.

CUSTOMER SERVICE

  The Company believes that it has successfully obtained and retained customers due to quality customer service provided by a highly skilled staff. Reservationists and operators become the Company's primary contacts with its customers after the initial sales effort, thereby providing opportunities to support the sales effort with personalized service. In some cases, customers have become accustomed to working with a particular reservationist or operator and insist upon continued assistance from these specific individuals.

  Reservationists assist the Company's customers in scheduling their conferences. Reservationists access the conferencing system to determine time and ports available and to confirm the conferences. Operators monitor calls and provide the services requested in the reservation. Operators are also trained to provide assistance to the moderator (usually the person initiating the conference) to ensure a successful conference. Supervisors are available to assist in the setup and execution of a conference. The Company's staff is trained to facilitate effective conferences through a combination of classroom, mentoring, teaming, and on-the-job supervision.

CUSTOMERS

  The Company provided services to over 6,000 customers in 1999. The customers ranged in size from major multinational corporations and Fortune 500 companies to small businesses, professional organizations, public institutions and individuals. A breakdown of the Company's top 20 customers (based on 1999 consolidated net revenues), including both wholesale and retail customers, by industry is as follows: financial services (six), telecommunications (five), retail (four), high technology (three), professional services (two), and pharmaceutical (one). No account represented more than 10% of the Company's consolidated net revenues in 1999. The top 10 customers of the Company represented approximately 22% of the Company's pro forma net revenues in 1998 and 16% of the Company's pro forma net revenues in 1999.

COMPETITION

  The conferencing service industry is highly competitive and subject to rapid change. In the audioconferencing market, the Company currently competes, or expects to compete in the near future, with the following categories of companies: (i) IXCs, such as AT&T, MCI WorldCom, Sprint, Global Crossing and Cable & Wireless, (ii) independent LECs, such as GTE, and (iii) other private conference service bureaus ("PCSBs"). The IXCs generally do not market conferencing services separately, but rather offer such services as part of a "bundled" telecommunications offering. The IXCs have not emphasized enhanced services or customized communications solutions to meet customer needs. However, there can be no assurance that these competitors will not alter their current strategies and begin to focus on services-specific selling, customized solutions and operator-attended services, the occurrence of any of which could increase competition. Under the Telecommunications Act of 1996, the RBOCs may also be allowed to provide long distance services within the regions in which they also provide local exchange services ("in-region long distance services") upon the satisfaction of certain conditions, including the specific approval of the Federal Communications Commission, the introduction of or a defined potential for facilities-based local competition, the offering of local services for resale, and compliance with access and interconnection requirements for facilities-based competitors. Upon entrance into the long distance market, the ability of an RBOC to gain immediate and significant conferencing market share could be enhanced by its status as the incumbent primary provider of local services to its customers.

  In the videoconferencing and Internet conferencing markets, the Company competes with existing providers of audio teleconferencing services, as well as new competitors dedicated to video and/or Internet conferencing. The Company believes that the principal competitive factors influencing the market for its services are brand identity, quality of customer service, breadth of service offerings, price and vendor reputation. There can be no assurance that the Company will be able to compete successfully with respect to any of these factors. Competition may result in significant price reductions, decreased gross margins, loss of market share and reduced acceptance of the Company's services.

  The Company derived approximately 8% of its 1999 pro forma net revenues from IXCs and LECs which outsource conferencing services provided to their respective customers. These telecommunications companies have the financial capability and expertise to deliver such services internally. There can be no assurance that the Company's current IXC and LEC customers will not begin to provide the conferencing services now being provided by the Company and pursue such market actively and in direct competition with the Company, which could have a material adverse effect on the Company's business, financial condition, results of operations and prospects. Moreover, the Company believes that part of its growth will occur from RBOCs which may enter the long distance market and outsource their conferencing services. There can be no assurance that any telecommunications company will be able to offer conferencing services legally, now or in the future, will choose to do so or that those choosing to do so will outsource their conferencing services or choose the Company as their provider in case they do outsource conferencing.

  The Company also believes that many of its current and prospective customers have sufficient resources to purchase the equipment and hire the personnel necessary to establish and maintain conferencing capabilities sufficient to meet their own respective conferencing needs. If the manufacturers of PBXs develop improved, cost-effective PBX capabilities for handling conferences with the quality of existing bridges used in the conferencing business, the Company's customers could choose to purchase such equipment and hire the personnel necessary to service their conferencing needs through internal telephone systems. The loss of such customers could have a material adverse effect on the Company's business, financial condition, results of operations and prospects. Additionally, if internet technology can be modified to accommodate multipoint voice transmission comparable to existing bridges used in the conferencing business, there could be a material adverse effect on the Company's business, financial condition, results of operations and prospects.

  Many of the Company's current and potential competitors have substantially greater financial, sales, marketing, managerial, operational and other resources, as well as greater name recognition, than the Company and may be able to respond more effectively than the Company to new or emerging technologies and changes in customer requirements. In addition, such competitors may be capable of initiating or withstanding significant price decreases or devoting substantially greater resources than the Company to the development, promotion and sale of new services. Because bridges are not prohibitively expensive to purchase or maintain, companies previously not involved in conferencing could choose to enter the marketplace and compete with the Company. There can be no assurance that new competitors will not enter the Company's markets or that consolidations or alliances among current competitors will not create significant new competition. In order to remain competitive, the Company will be required to provide superior customer service and to respond effectively to the introduction of new and improved services offered by its competitors. Any failure of the Company to accomplish these tasks or otherwise to respond to competitive threats may have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

SUPPLIERS

  The Company's services require two material components which it purchases from outside suppliers:

  Telecommunications Services. A significant portion of the Company's direct costs are attributable to the purchase of local and long distance telephone services. The operating centers have purchased telecommunications services from a number of vendors, including AT&T, Sprint, MCI WorldCom, and Qwest Communications International, Inc. The Company believes that multiple suppliers will continue to compete for the Company's telecommunications contracts. Since the minutes of use generated by the Company will be substantially higher than the largest of the operating centers, the Company's experience is that it has been able to to negotiate telecommunications contracts with lower prices and improved service guarantees. In light of what the Company believes to be increased competition among long distance service providers, the Company has been entering into shorter-term contracts for long distance services in order to obtain the benefit of anticipated reduced costs over time. However, there can be no assurance that competition in the long distance services market will continue to increase, that any increased competition will reduce the cost of long distance services or that the Company's purchasing strategy will result in cost savings. If the costs of long distance services increase over time, the Company's current purchasing strategy (which calls for shorter-term contracts) may place it at a competitive disadvantage with respect to competitors that have entered into longer-term contracts for long distance services. There can be no assurance that the Company's analysis of the future costs of long distance services will be accurate, and the failure to predict future cost trends accurately could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

  Bridging Hardware and Software Support Systems. The Company uses bridge equipment produced by three different manufacturers. At present, the equipment being utilized is not functionally identical, but is compatible with substantially all network standards. As of December 31, 1999, approximately 58% of the operating centers' port capacity was manufactured by one vendor, MultiLink, Inc., which was acquired by PictureTel Corporation in 1997. However, a number of other vendors offer similar bridging equipment. In December 1999, the Company entered into an eighteen month non-exclusive volume purchase agreement with Octave Communications which provides for graduated bridge price discounts based on the number of ports purchased by VIALOG during the term of the agreement.

EMPLOYEES

  As of March 1, 2000, the Company had 619 employees, 332 of whom were employed full time or part time as operators or reservationists. None of the Company's employees are represented by unions. The Company has experienced no work stoppages and believes its relationships with its employees are good.

REGULATION

  In general, the telecommunications industry is subject to extensive regulation by federal, state and local governments. Although there is little or no direct regulation in the United States of the core group communications services offered by the Company, various government agencies, such as the FCC, have jurisdiction over some of the Company's current and potential suppliers of telecommunications services, and government regulation of those services has a direct impact on the cost of the Company's group communications services. There can be no assurance that the FCC or other government agencies will not seek in the future to regulate the Company as a common carrier and regulate the prices, conditions or other aspects of the group communications services offered by the Company, that the FCC will not impose registration, certification or other requirements on the provision of those services, or that the Company would be able to comply with any such requirements. Additionally, government regulations in countries other than the United States vary widely and may restrict the Company's ability to offer its services in those countries. The Company believes that it is currently in material compliance with applicable communications laws and regulations.

ITEM 2. PROPERTIES.

  The Company's corporate headquarters are currently located in approximately 11,900 square feet of office space in Andover, Massachusetts under a lease expiring in June, 2004.

  The operating centers are located in leased facilities in Virginia, Alabama, Massachusetts and Minnesota. The Company believes all of its operating centers are fully utilized except for its approximately 66,000 square foot facility in Reston, Virginia which is approximately 80% utilized and its approximately 25,000 square foot facility in Chanhassen, Minnesota which is 60% utilized. As a result of the closing of five operating centers in connection with the consolidation of operations in 1999, the Company also currently holds leases on an 8,219 square foot facility in Atlanta, Georgia, a 1,088 square foot facility in Oradell, New Jersey, a 3,871 square foot facility in Danbury, Connecticut and a 7,916 square foot facility in Houston, Texas, each of which has been substantially or completely vacated. With the exception of the Palm Springs, California facility, the lease for which expired in December 1999, the Company intends to find tenants to sublease the vacated facilities through the lease maturity dates or to negotiate terminations of these leases with the respective landlords. The Company occupies the operating centers and other facilities under leases which provide for a total of approximately 165,571 square feet at rates ranging from $9.00 to $28.00 per square foot with expiration dates, excluding month-to-month leases, ranging from April 2000 to May 2008. The Company's total lease expense related to its facilities was approximately $1.4 million and $2.3 million for the years ended December 31, 1998 and 1999, respectively. The Company believes its properties are adequate for its needs. The Company's facilities are located either within one mile of central telephone switching locations or on a sonet fiberoptic loop in metropolitan locations. Each facility has dual sources of power or back-up generating capabilities. While the Company's telephone and power requirements may preclude it from locating in some areas, the Company believes alternative locations are available for its facilities at competitive prices.

  In connection with the consolidation plan which commenced in 1999, the Company is in the process of combining its corporate offices and its Cambridge, Massachusetts operating center into a new leased facility located in Bedford, Massachusetts. The corporate offices will remain staffed until June 2000 and the Cambridge operating center will remain staffed until July 2000, after which time its traffic will be managed at the Bedford operating center. The lease for the new Bedford corporate offices and operating center, provides for a total of approximately 27,868 square feet at a base rate of $24.00 per square foot (escalating to $25.00 per square foot in years four through five of the lease) with an expiration date of May 15, 2005.

ITEM 3. LEGAL PROCEEDINGS.

  The Company is not currently a party to any material legal proceedings.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

  No matter was submitted during the fourth quarter of 1999 to a vote of security holders, through the solicitation of proxies or in any other manner.

                                    PART II

ITEM 5. MARKET FOR COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

GENERAL

  The Company's authorized capital stock as of December 31, 1999 consisted of 30,000,000 shares of common stock, $0.01 par value and 10,000,000 shares of preferred stock, $0.01 par value. As of December 31, 1999, the Company had outstanding 9,133,569 shares of common stock and no shares of preferred stock. The Company has reserved an aggregate of 4,750,000 shares of common stock for issuance pursuant to its stock plans. (See Item 11--Executive Compensation, Stock Plans).

  On February 10, 1999, the Company completed an initial public offering ("IPO") of its common stock. From February 8, 1999 to December 9, 1999, the Company's common stock was quoted on the Nasdaq Stock Market's National Market ("Nasdaq") under the symbol "VLOG". Since December 10, 1999, the Company's common stock has been quoted on the American Stock Exchange under the symbol "VX". Prior to the IPO, there was no established public trading market for the Company's common stock. The high and low last sale prices for the Company's common stock for the period from February 8, 1999, the date the Company's common stock was first quoted on Nasdaq, through March 24, 2000 are as follows:

                                                                     HIGH   LOW
                                                                     ----- -----
   1999
     First Quarter (from February 8)................................ $6.19 $3.75
     Second Quarter.................................................  6.00  3.50
     Third Quarter..................................................  4.50  2.63
     Fourth Quarter.................................................  4.13  2.81
   2000
     First Quarter (through March 24, 2000).........................  7.75  3.00

  As of March 13, 2000, the Company had outstanding 9,152,485 shares of common stock held by approximately 213 shareholders of record.

DIVIDENDS

  The Company did not declare any dividends on any class of equity during 1999, and does not intend to pay dividends in the foreseeable future. Additionally, pursuant to the terms of the Indenture related to the Company's November 1997 $75 million bond financing and the senior credit facility the Company currently maintains with Coast Business Credit, the Company is prohibited from declaring or paying any dividends or distributions other than dividends or distributions payable solely in certain of the Company's qualified capital stock.

SALES OF UNREGISTERED SECURITIES

  The Company issued or sold the following unregistered securities in 1999:

  . An aggregate of 9,069 shares of common stock between January 1999 and April 1999 at prices ranging from $0.025 to $5.75 per share to several of the Company's employees and a consultant upon the exercise of stock options held by those individuals and issued under the Company's 1996 Stock Plan;

  . An aggregate of 99,696 shares of common stock in February and March 1999 at a price of $3.26 per share to four warrant holders upon the exercise of warrants issued to those warrant holders as part of the Company's February 1997 $500,000 debt financing; and

  . An aggregate of 345,535 shares of common stock between March 1999 and October 1999 at a price of $.01 per share to ten warrant holders upon the exercise of warrants issued as part of the Company's November 1997 $75 million bond financing.

  Each of the sales described above were completed without registration under the Securities Act in reliance on one or more of the following exemptions:

  . Section 4(2) of the Securities Act of 1933 or Rule 506 of Regulation D promulgated under the Securities Act of 1933 for transactions not involving a public offering; and

  . Rule 701 promulgated under the Securities Act of 1933 with respect to certain of the options and shares of common stock issued to the Company's employees and consultants.

ITEM 6. SELECTED FINANCIAL DATA.

  Contemporaneously with the closing of the November 1997 bond financing, VIALOG consummated agreements to acquire six private conference service bureaus, all of which became wholly-owned subsidiaries of VIALOG Corporation. Prior to November 12, 1997, VIALOG did not conduct any operations, and all activities conducted by it related to the acquisitions and the completion of financing transactions to fund the acquisitions.

  The following selected financial data of VIALOG for the years ended December 31, 1996, 1997, 1998 and 1999 have been derived from its audited consolidated financial statements.

                                             YEAR ENDED DECEMBER 31,
                                     ------------------------------------------
                                       1996       1997       1998       1999
                                     ---------  ---------  ---------  ---------
                                           (IN THOUSANDS, EXCEPT SHARE
                                               AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net revenues.......................  $     --   $   4,816  $  46,820  $  68,629
Cost of revenues, excluding depre-
 ciation...........................        --       2,492     24,321     32,387
Selling, general and administrative
 expenses..........................      1,308      7,178     15,196     23,442
Depreciation expense...............          0        273      2,835      4,190
Amortization of goodwill and intan-
 gibles............................          0        306      2,490      4,060
Non-recurring charges..............          0      8,000      1,200      2,982
                                     ---------  ---------  ---------  ---------
Operating income (loss)............     (1,308)   (13,433)       788      1,568
Interest income (expense), net.....          1     (1,866)   (12,629)   (13,524)
                                     ---------  ---------  ---------  ---------
Loss before income taxes...........     (1,307)   (15,299)   (11,851)   (11,956)
Income tax benefit (expense).......        522       (522)       (26)      (164)
                                     ---------  ---------  ---------  ---------
Net loss...........................  $    (785) $ (15,821) $ (11,877) $ (12,120)
                                     =========  =========  =========  =========
Net loss per share--basic and di-
 luted.............................  $   (0.38) $   (5.48) $   (3.27) $   (1.53)
                                     =========  =========  =========  =========
Weighted average shares outstand-
 ing...............................  2,088,146  2,889,005  3,632,311  7,947,333
                                     =========  =========  =========  =========
OTHER FINANCIAL DATA:
EBITDA(1)..........................  $  (1,308) $  (4,854) $   6,103  $   9,818
Cash flows provided by (used in)
 operating activities..............       (178)    (4,148)    (5,418)       149
Cash flows used in investing activ-
 ities.............................         (7)   (53,762)    (7,848)   (37,455)
Cash flows provided by financing
 activities........................        522     67,140      3,931     37,621
                                                  DECEMBER 31,
                                     ------------------------------------------
                                       1996       1997       1998       1999
                                     ---------  ---------  ---------  ---------
                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........  $     337  $   9,567  $     232  $     547
Working capital (deficit)..........       (249)     7,259     (2,378)    (3,923)
Total assets.......................      1,263     75,083     69,266     99,221
Total long-term debt, including
 current portion(2)................        --      71,936     75,654     78,159
Stockholders' equity (deficit).....        287     (4,882)   (16,592)     5,043

--------
(1) EBITDA represents income from continuing operations before income taxes, depreciation and amortization. EBITDA is not a measurement presented in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a better measure of liquidity. EBITDA does not represent funds available for management's discretionary use. The Company believes that EBITDA is accepted by the telecommunications industry as a generally recognized measure of performance and is used by analysts to report publicly on the performance of telecommunications companies.
(2) Net of unamortized original issue discount of $4.2 million, $3.1 million and $2.0 million at December 31, 1997, 1998, and 1999, respectively.

ACCESS AND CSI SELECTED FINANCIAL DATA

  VIALOG reports operating results commencing with its inception on January 1, 1996. For the purpose of providing five full years of selected historical financial data, as required under the Securities Act, the following historical selected financial data is presented for the two largest acquired companies, Telephone Business Meetings, Inc. ("Access") and Conference Source International, Inc. ("CSI"). The selected data as of December 31, 1995 and 1996 and for the years ended December 31, 1995 and 1996 and the period January 1, 1997 to November 12, 1997, the date of their respective acquisitions, are derived from, and should be read in conjunction with, Access' and CSI's respective audited financial statements and the notes thereto appearing elsewhere in this Report. The data presented below is neither comparable to nor indicative of the Company's post-acquisition financial position or results of operations.

                                                                   JANUARY 1,
                                YEAR ENDED DECEMBER 31,             1997 TO
                            ----------------------------------    NOVEMBER 12,
                                 1995              1996               1997
                            ---------------  -----------------  ----------------
                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
ACCESS STATEMENT OF OPERA-
 TIONS DATA:
Net revenues..............  $         6,508  $           9,073   $       10,945
Cost of revenues, exclud-
 ing depreciation.........            3,021              3,564            4,791
Selling, general and ad-
 ministrative expenses....            2,484              3,332            4,124
Depreciation and amortiza-
 tion expense.............              496                630              823
                            ---------------  -----------------   --------------
Operating income..........              507              1,547            1,207
Interest expense, net.....              152                174              132
                            ---------------  -----------------   --------------
Earnings before income
 taxes....................              355              1,373            1,075
Income tax expense (bene-
 fit).....................              (48)               --               --
                            ---------------  -----------------   --------------
Net income................  $           403  $           1,373   $        1,075
                            ===============  =================   ==============
Net income per share--ba-
 sic and diluted..........  $        644.80  $        2,746.00   $     2,150.00
                            ===============  =================   ==============
Weighted average shares
 outstanding..............              625                500              500
                            ===============  =================   ==============
ACCESS OTHER FINANCIAL
 DATA:
EBITDA(1).................  $         1,003  $           2,177   $        2,030
Cash flows provided by op-
 erating activities.......              821              2,048            2,932
Cash flows used in invest-
 ing activities...........           (1,432)              (795)          (1,704)
Cash flows provided by
 (used in) financing ac-
 tivities.................              771               (839)          (1,549)


                                                                DECEMBER 31,
                                                              -----------------
                                                               1995     1996
                                                              ------- ---------
                                                               (IN THOUSANDS)
ACCESS BALANCE SHEET DATA:
Cash and cash equivalents.................................... $   390 $     804
Working capital..............................................     141       759
Total assets.................................................   3,672     4,605
Total long-term debt, including current portion..............   2,416     2,052
Stockholders' equity.........................................     872     1,770

                                                                   JANUARY 1,
                                YEAR ENDED DECEMBER 31,             1997 TO
                            ----------------------------------    NOVEMBER 12,
                                 1995              1996               1997
                            ---------------  -----------------  ----------------
                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CSI STATEMENT OF
 OPERATIONS DATA:
Net revenues..............  $         3,808  $           5,868   $        5,579
Cost of revenues, exclud-
 ing depreciation.........            1,617              2,438            2,052
Selling, general and ad-
 ministrative expenses....              905                998              831
Depreciation expense......              292                393              356
                            ---------------  -----------------   --------------
Operating income..........              994              2,039            2,340
Interest expense, net.....              160                165              120
                            ---------------  -----------------   --------------
Net income................  $           834  $           1,874   $        2,220
                            ===============  =================   ==============
Net income per share--ba-
 sic and diluted..........  $        834.00  $        1,874.00   $     2,220.00
                            ===============  =================   ==============
Weighted average shares
 outstanding..............            1,000              1,000            1,000
                            ===============  =================   ==============
CSI OTHER FINANCIAL DATA:
EBITDA(1).................  $         1,286  $           2,432   $        2,696
Cash flows provided by op-
 erating activities.......              721              2,128            2,897
Cash flows used in invest-
 ing activities...........             (225)               (41)            (311)
Cash flows provided by
 (used in) financing ac-
 tivities.................             (144)            (2,144)          (2,801)

                                     DECEMBER 31,
                            ----------------------------------
                                 1995              1996
                            ---------------  -----------------
                                    (IN THOUSANDS)
CSI BALANCE SHEET DATA:
Cash and cash equiva-
 lents....................  $           375  $             318
Working capital (defi-
 cit).....................             (322)               445
Total assets..............            2,037              2,293
Total long-term debt, in-
 cluding current portion..            1,446              1,405
Stockholders' equity (def-
 icit)....................              360                676

--------
(1) EBITDA represents income from continuing operations before income taxes, depreciation and amortization. EBITDA is not a measurement presented in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating results or as an alternative to cash flows as a better measure of liquidity. EBITDA does not represent funds available for management's discretionary use. The Company believes that EBITDA is accepted by the telecommunications industry as a generally recognized measure of performance and is used by analysts to report publicly on the performance of telecommunications companies.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

  VIALOG Corporation was founded on January 1, 1996. On November 12, 1997, VIALOG Corporation consummated agreements to acquire six private conference service bureaus, all of which became wholly-owned subsidiaries of VIALOG Corporation. Prior to the original acquisitions, VIALOG Corporation did not conduct any operations, and all activities conducted by it were related to the original acquisitions. On February 10, 1999 VIALOG Corporation completed an initial public offering of its common stock and consummated agreements to acquire three private conference service bureaus, all of which became wholly-owned subsidiaries of VIALOG Corporation. The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and related notes thereto for the years ended December 31, 1997, 1998 and 1999 and the financial statements and related notes thereto of certain operating centers prior to their acquisition for the years ended December 31, 1995, 1996, 1997 and 1998 and "Selected Financial Data" appearing elsewhere in this Report.

INTRODUCTION

  The Company's net revenues are derived primarily from fees charged to customers for audioconferencing services as well as videoconferencing and enhanced and customized communication services. Cost of revenues, excluding depreciation, consists primarily of long distance telephone and network charges, salaries and benefits for conference operators and reservationists and maintenance of telephone bridging equipment. Selling, general and administrative expenses consist primarily of compensation and benefits to sales and marketing personnel, executive officers and general and administrative employees, marketing expenses, occupancy costs and professional fees.

  Prior to the acquisitions, the operating centers were managed as independent private companies, and, as such, their results of operations reflect different tax structures (S corporations and C corporations) which have influenced, among other things, their levels of historical compensation. Certain officers and employees of the operating centers agreed to reductions in their compensation and benefits in connection with the acquisitions. The difference between the historical compensation and benefits of such individuals and the compensation and benefits they agreed to accept subsequent to the acquisitions is referred to as "Compensation Differential." This Compensation Differential and the related income tax effect have been reflected as pro forma adjustments in the Company's pro forma combined financial statements included elsewhere herein.

  The Company, which has only conducted operations since November 12, 1997 (other than in connection with certain financing transactions, the issuance of senior notes and the acquisitions), has integrated several of its operations, including sales, marketing, human resources, benefits administration, accounting and finance, excluding billing. Within the next six months, the Company plans to complete the migration of the reservations process to one common reservation system. Additionally, the Company is in the process of implementing a new, state of the art billing system and expects to complete the implementation over the next 6 to 9 months. The Company estimates that the cost to implement the new billing system will be approximately $1.0 million. Once implemented, the system is expected to reduce costs through enhanced billing efficiencies. Additional cost reduction opportunities exist with the Company's long distance costs as a result of new agreements recently entered into by the Company. It is anticipated that increased marketing costs will be required to further establish the Company's brand name in the marketplace. As a result of these various costs and cost-savings, comparisons of historical operating results may not be meaningful, and such results may not be indicative of future performance.

  The Company's largest outsourcing customer acquired a competitor of the Company in 1998. The customer, representing approximately 7% of the Company's 1998 consolidated net revenues and 2% of the Company's 1999 consolidated net revenues, honored its outsourcing contract with the Company, which expired in July 1999. Although the significant reduction in net revenues from this customer has reduced the Company's net revenues and operating results in the near term, the Company believes that the long term impact to net revenues and results of operations will not be significant.

VIALOG CORPORATION

RESULTS OF OPERATIONS

 Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

  Net revenue. Net revenue for fiscal 1999 increased to $68.6 million as compared to $46.8 million for fiscal year 1998, an increase of 47%. The increase was primarily due to increased call volumes for audioconferencing and videoconferencing services, as well as the acquisition of three private conference service bureaus on February 10, 1999. The major components of the increase were (i) an increase in the Reston operating centers' net revenues from $18.4 million to $27.4 million, an increase of 49% (ii) and an increase of $15.8 million related to the Chanhassen (formerly Chaska), Houston and Palm Springs operating centers which were acquired on February 10, 1999 and included in the Company's consolidated results beginning February 11, 1999. These increases were partially offset by a revenue decrease of approximately $3.3 million from the loss of two outsourcing customers that merged with competitors of the Company.

  Cost of revenues, excluding depreciation. Cost of revenues, excluding depreciation, increased approximately $8.1 million, or 33%, from $24.3 million in 1998 to $32.4 million in 1999, but decreased as a percentage of revenue from 51.9%, in 1998 to 47.2% in 1999. The dollar increase was primarily due to
(i) an increase in the Reston Center's cost of revenues of $3.9 million related to increased volume, and (ii) an increase of $5.9 million relating to the Chanhassen, Houston and Palm Springs operating centers which were acquired on February 10, 1999 and included in the Company's consolidated results beginning February 11, 1999. These increases were offset by a cost of revenue decrease of $1.2 million in the Montgomery operating center caused primarily by the loss of two major customers that merged with competitors of the Company. The decrease as a percentage of revenues was primarily due to an overall reduction in telecommunications cost per minute resulting from the negotiation of lower cost telecommunication contracts and the favorable impact resulting from the acquisition of the three operating centers on February 10, 1999.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $8.2 million, or 54%, from $15.2 million in 1998 to $23.4 million in 1999. The increase primarily reflects the increases in (i) personnel, commissions and related expenses associated with higher sales volume, (ii) expansion of the Company's marketing, market research and communications programs, (iii) investments in the Ready-to-Meet and WebConferencing segments, (iv) increased staffing and outside services in the general and administrative area and (v) $1.2 million of costs associated with the departure of the former Chief Executive Officer and other management staff.

  Depreciation and amortization expense. Depreciation expense increased $1.4 million from $2.8 million in 1998 to $4.2 million in 1999. The increase was primarily due to additions to property and equipment as well as the acquired property and equipment related to the acquisition of the three operating centers on February 10, 1999. In addition, amortization of goodwill and intangibles increased $1.6 million from $2.5 million to $4.1 million which represents amortization expense related to the three operating centers acquired on February 10, 1999.

  Non-recurring charges. The results for the year ended December 31, 1999 include a non-recurring charge of approximately $3.0 million, which was incurred during the second quarter of 1999 and related to the consolidation of four of the Company's operating centers. The operating centers affected include Oradell, New Jersey and Danbury, Connecticut, which the Company closed in the third quarter of 1999; and Houston, Texas, and Palm Springs, California, which were closed in in the fourth quarter of 1999. In conjunction with these closings, the Company expanded its other facilities to accommodate the transitioned business. The Company anticipates that it will realize annual cost savings beginning in 2000 of approximately $2.0 million as a result of the consolidation. In addition, the Company plans to combine its corporate offices and its Cambridge operating center by the end of the third quarter of 2000. The non-recurring charge includes (i) approximately $1.2 million associated with facility lease costs from the exit dates through the lease termination dates (net of estimated sublease income), (ii) $860,000 associated with personnel reductions of approximately 130 conference coordinators, customer service, technical support, and general and administrative positions,
(iii) $683,000 associated with the impairment of intangible assets, (iv) $150,000 associated with legal fees and other exit costs, and (v) $114,000 associated with the write-off of leasehold improvements. During 1999, the Company paid out approximately $546,000 related primarily to personnel reductions and facility closings and wrote off approximately $246,000 of intangible assets and leasehold improvements related to the Oradell and Danbury operating centers. In December, the Company paid out approximately $144,000 related primarily to personnel reductions and facility closings and wrote off approximately $449,000 of intangible assets related to the Houston and Palm Springs operating centers.

  Components of the non-recurring charge recorded in 1999 and amounts incurred through December 31, 1999 are as follows:

                                                               AMOUNT
                                                        1999  INCURRED BALANCE
                                                       CHARGE   1999   12/31/99
                                                       ------ -------- --------
                                                               ($000'S)
People Related Costs.................................. $  860  $  401   $  459
Facility Related Costs................................  1,175     139    1,036
Other Related Costs...................................    150     150       --
Impairment of intangible assets and leasehold
 improvements.........................................    797     695      102
                                                       ------  ------   ------
  Total............................................... $2,982  $1,385   $1,597
                                                       ======  ======   ======

  The results for the year ended December 31, 1998 include a non-recurring charge of $1.2 million related to the consolidation of the Atlanta and Montgomery operating centers. In accordance with the consolidation plan, the Atlanta operating center remained staffed through January 1999, after which time the Atlanta facility was vacated and its traffic managed by conference coordinators in the Montgomery operating center as well as other operating centers. During the twelve months ended December 31, 1999, the Company paid out approximately $166,000 related to personnel reductions and the facility closing.

  Components of the non-recurring charge recorded in 1998, amounts incurred through December 31, 1999, and adjustments to the charge are as follows:

                                  AMOUNT            AMOUNT
                           1998  INCURRED BALANCE  INCURRED ADJUSTMENTS BALANCE
                          CHARGE   1998   12/31/98   1999    TO CHARGE  12/31/99
                          ------ -------- -------- -------- ----------- --------
                                                 ($000'S)
People Related Costs....  $  373   $315     $ 58     $  4      $(54)      $--
Facility Related Costs..     400    --       400      159       202        443
Other Related Costs.....     135      8      127        3      (124)       --
Impairment of intangible
 assets and leasehold
 improvements...........     292      1      291      267       (24)       --
                          ------   ----     ----     ----      ----       ----
  Totals................  $1,200   $324     $876     $433      $--        $443
                          ======   ====     ====     ====      ====       ====

  Of the remaining balance from the 1998 and 1999 restructurings approximately $964,000 is included in short-term liabilities at December 31, 1999.

  Interest expense, net. Interest expense, net increased $895,000 from $12.6 million in 1998 to $13.5 million in 1999. The increase was primarily due to $539,000 of interest expense related to borrowings from the Company's revolving credit facility executed in the fourth quarter of 1998, $130,000 in increased loan fees related to the credit facility and decreased interest income of $230,000 related to reduced cash balances.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

  Net revenues and cost of revenues, excluding depreciation. As VIALOG Corporation did not conduct any operations prior to November 12, 1997, the revenues and cost of revenues, excluding depreciation for the year ended December 31, 1997 represent only activity for the period November 12, 1997 through December 31, 1997. Net revenues and cost of revenues, excluding depreciation for the year ended December 31, 1998 represent the consolidated results of the Company, including the original acquisitions for the full year.

  Two of the Company's largest outsourcing customers have acquired or merged with competitors of the Company. Collectively, these customers accounted for approximately 12% of the Company's 1998 consolidated net revenues. One of these customers, representing approximately 9% of the Company's 1998 consolidated net revenues, honored its outsourcing contract with the Company, which expired in July 1999. The second customer, representing approximately 3% of the Company's 1998 consolidated net revenues, moved its conferencing business to a conferencing company it acquired.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $8.0 million, or 112%, from $7.2 million in 1997 to $15.2 million in 1998. The increase was primarily due to the fact that selling, general and administrative expenses for the year ended December 31, 1997 represented only general and administrative expenses related to the organization of VIALOG Corporation and the consummation of business combination agreements with the acquisitions of six private conference service bureaus prior to November 12, 1997 and consolidated selling, general and administrative expenses of the Company including the six acquisitions for the period November 12, 1997 through December 31, 1997, while the expenses for the year ended December 31, 1998 represent consolidated selling, general and administrative expenses of the Company, including the six acquisitions for the full year. Selling, general and administrative expenses for the years ended December 31, 1997 and 1998 consisted primarily of the following: (i) compensation, benefits and travel expenses of $3.0 million and $10.4 million, respectively, (ii) certain marketing expenses, including advertising, promotions, trade shows and consulting, of $490,000 and $1.5 million, respectively, (iii) professional services expenses of $3.4 million and $721,000, respectively, (iv) occupancy costs of $216,000 and $851,000, respectively, (v) materials, supplies and equipment related costs of $0 and $755,000, respectively, (vi) taxes and insurance costs of $0 and $421,000, respectively, and (vii) all other costs of $92,000 and $540,000, respectively. Included in professional services expenses for the year ended December 31, 1997 is approximately $2.0 million related to an initial public offering which was terminated in early 1997. Included in selling, general and administrative expenses for the year ended December 31, 1998 is approximately $508,000 for compensation and legal expenses related to severance agreements for two former employees.

  Depreciation and amortization expense. Depreciation and amortization expense increased $4.7 million from $579,000 to $5.3 million for the years ended December 31, 1997 and 1998, respectively. The increase was primarily due to the fact that VIALOG Corporation did not conduct operations prior to November 12, 1997. Thus, depreciation and amortization expense in 1997 represents consolidated depreciation and amortization expense of the Company including the six acquisitions for the period November 12, 1997 through December 31, 1997, while depreciation and amortization expense in 1998 represents consolidated depreciation and amortization expense of the Company, including the six acquisitions for the full year.

  Non-recurring charge. The results for the year ended December 31, 1998 include a non-recurring charge of $1.2 million related to the consolidation of the Atlanta and Montgomery operating centers. In connection with the consolidation plan being implemented by the Company, the Atlanta operating center remained staffed through January 31, 1999, after which time its traffic has been managed by operators in the Montgomery operating center as well as other operating centers. The Company relocated its Montgomery operating center into a new leased facility in May 1999. The Company believes that, over the long term, the consolidation of the two operating centers will provide operational efficiencies as well as reduce operating costs. During the period that the Atlanta operating center remained staffed, the Company incurred a modest amount of incremental costs associated with increased staffing in the Montgomery operating center in anticipation of the additional conferencing volume to be managed by the Montgomery operating center as a result of the consolidation. The non-recurring charge includes (i) $373,000 associated with personnel reductions of approximately 45 operator, customer service, technical support and general and administrative positions in the Atlanta operating center, (ii) $400,000 associated with lease costs for the Atlanta facility from the exit date through the lease termination date (net of estimated sublease income), (iii) $135,000 associated with legal fees and other exit costs, (iv) $77,000 associated with the disposal of furniture and equipment in both the Atlanta and Montgomery operating centers, and (v) $215,000 associated with the impairment of intangible assets (assembled workforce) in the Atlanta operating center. As of December 31, 1998, approximately $324,000 of such costs had been paid.

  Components of the non-recurring charge recorded in 1998, amounts incurred through December 31, 1999, and adjustments to the charge are as follows:

                                  AMOUNT            AMOUNT
                           1998  INCURRED BALANCE  INCURRED ADJUSTMENTS BALANCE
                          CHARGE   1998   12/31/98   1999    TO CHARGE  12/31/99
                          ------ -------- -------- -------- ----------- --------
                                                 ($000'S)
People Related Costs....  $  373   $315     $ 58     $  4      $(54)      $--
Facility Related Costs..     400    --       400      159       202        443
Other Related Costs.....     135      8      127        3      (124)       --
Impairment of intangible
 assets and leasehold
 improvements...........     292      1      291      267       (24)       --
                          ------   ----     ----     ----      ----       ----
  Totals................  $1,200   $324     $876     $433      $--        $443
                          ======   ====     ====     ====      ====       ====

  Interest expense, net. Interest expense, net increased $10.8 million for the year ended December 31, 1998 compared to the year ended December 31, 1997. The increase was primarily due to (i) approximately $8.3 million of increased interest expense on the $75.0 million of senior notes issued on November 12, 1997 and (ii) approximately $2.4 million of increased non-cash interest expense related to the amortization of deferred debt issuance costs and original issue discount on the senior notes, both of which were partially offset by increased interest income of approximately $177,000 due to increased cash balances.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has funded its operations primarily through, a senior debt offering in 1997, a credit facility initiated in 1998 and its initial public stock offering in February 1999.

  The Company generated positive cash flows from operating activities of $149,000 in 1999 versus a negative $5.4 million in 1998 and a negative $4.1 million in 1997 primarily due to increased depreciation and amortization as well as working capital improvements. Cash used in investing activities of $37.5 million, $7.8 million and $53.8 million for the years ended December 31, 1999, 1998 and 1997, respectively, represent cash paid in connection with the acquisitions of operating centers of $29.1 million, $0 and $53.3 million, respectively, purchases of property, plant and equipment of $8.4 million, $7.4 million and $454,000, respectively, and $493,000 related to deferred acquisition costs for the year ended December 31, 1998. Cash provided by financing activities of $37.6 million, $3.9 million, and $67.1 million for the years ended December 31, 1999, 1998 and 1997, respectively, represent issuance of common stock and long-term debt and net advances on the Company's line of credit, offset by payments of previously issued debt and payments of indebtedness of the original six acquired private conference service bureaus.

  On November 12, 1997, VIALOG completed a private placement of $75.0 million of senior notes. The senior notes bear interest at 12.75% per annum, payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1998. The senior notes are guaranteed by the operating centers and mature on November 15, 2001. The senior notes are redeemable in whole or in part at the option of VIALOG on or after November 15, 1999 at 110% of the principal amount thereof, and on or after November 15, 2000 at 105% of the principal amount thereof until maturity, in each case together with accrued interest to the date of redemption. In the event of a change in control, as defined in the Indenture, the Company may be required to repurchase all of the outstanding senior notes at 101% of the principal amount plus accrued interest and additional interest, if any. The Indenture contains restrictive covenants with respect to the Company that among other things, create limitations (subject to certain exceptions) on (i) the incurrence of additional indebtedness, (ii) the ability of the Company to purchase, redeem or otherwise acquire or retire any common stock or warrants, rights or options to acquire common stock, to retire any subordinated indebtedness prior to final maturity or to make investments in any person, (iii) certain transactions with affiliates, (iv) the ability to materially change the present method of conducting business, (v) the granting of liens on property or assets, (vi) mergers, consolidations and the disposition of assets, (vii) declaring and paying any dividends or making any distribution on shares of common stock, and (viii) the issuance or sale of any capital stock of the Company's subsidiaries. The Indenture does not require VIALOG to maintain compliance with any financial ratios or tests, except with respect to certain restrictive covenants noted above. At December 31, 1999 the Company was in compliance with all covenants contained in the Indenture.

  On October 6, 1998, the Company closed a two year, $15.0 million credit facility with Coast Business Credit, a division of Southern Pacific Bank. Subject to the meeting of certain conditions, the senior credit facility provides for (i) a term loan in the principal amount of $1.5 million, (ii) a term loan of up to 80% of the purchase price of new and used equipment, not to exceed $4.0 million, and (iii) a revolving loan based on a percentage of eligible accounts receivable. Loans under the senior credit facility bear interest at the higher of 7% or the Prime Rate plus 1.5%, and interest is based on a minimum outstanding principal balance of the greater of $5.0 million or 33% of the available senior credit facility. The senior credit facility includes certain early termination fees. The senior credit facility is secured by the assets of each of the operating centers and the assets of VIALOG Corporation, excluding the ownership interest in each of the operating centers. The Company is required to maintain compliance with certain financial ratios and tests, consisting of a debt service coverage ratio of not less than 1.2:1 determined on a monthly basis and a minimum net worth level of not less than $50.0 million determined on an ongoing basis. As of December 31, 1999, the Company was in compliance with such financial ratios and tests. As of December 31, 1999, the Company had borrowed $875,000 on the term loan, $3.8 million on the equipment term loan, and $4.8 million on the revolving loan.

  On February 10, 1999, the Company completed an initial public offering for the sale of 4,600,000 shares of common stock. The net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, were approximately $32.7 million. Of the net proceeds, approximately $29.1 million was used on February 10, 1999 to complete the acquisitions, in separate transactions, of all of the outstanding capital stock of A Business Conference-Call, Inc. ("ABCC"), Conference Pros International, Inc. ("CPI"), and A Better Conference, Inc. ("ABCI"). ABCC, CPI and ABCI. In addition, approximately $305,000 of indebtedness was paid to the former stockholder of one of the acquisitions. The remaining net proceeds of $3.3 million were used for working capital and general corporate purposes.

  The Company anticipates that its cash flows from operations, supplemented by borrowings under the senior credit facility, will meet or exceed its working capital needs, debt service requirements and planned capital expenditures for property and equipment for the next twelve months. The Company expects to meet its longer term liquidity requirements including repayment of the senior notes, through a combination of working capital, cash flow from operations, borrowings and future issuances of debt and/or equity securities. However, no assurances can be given that such funds will be available when required or on terms favorable to the Company.

  The Company filed a current report on Form 8-K, dated February 28, 2000, indicating that the Company had received signed lock-up agreements from the holders of approximately 80% of the aggregate principal amount of its 12 3/4% Senior Notes due 2001 under which, subject to the Company's obtaining favorable senior credit financing, such noteholders would exchange their existing notes for cash and newly issued convertible preferred stock of the Company. The Company has had substantial discussions with lenders to arrange such favorable financing.

  The Company is highly leveraged. This indebtedness requires the Company to dedicate a significant portion of its cash flow from operations to service its indebtedness and makes the Company more vulnerable to unfavorable changes in general economic conditions.

YEAR 2000 COMPLIANCE

  The Company has experienced no Year 2000 related outages or interruptions. Operating centers conducted normal operations during the actual roll over and continued to service customers with no Year 2000 related issues. Performance testing during and after the roll over found no service or integrity issues. All functional areas of the Company conducted normal business throughout the rollover.

  Costs: The Company's total expenditures for contingency planning and staffing during the Year 2000 rollover was less than $200,000. The Company experienced no material expenditures in connection with its Year 2000 remediation efforts. Remediation efforts were conducted as elements of systems upgrades or replacements that had been planned for other business reasons. The cost of purchasing, or developing, and deploying these new systems was not considered Year 2000 costs as they were included in the Company's integration plan and were not accelerated due to Year 2000 issues. Most of the expenses incurred were related to the opportunity cost of time spent by employees of the Company evaluating Year 2000 compliance matters.

  Risks: The Company is aware of no further Year 2000 related risks outstanding at this time. There are a number of additional date integrity issues related to the identification of Year 2000 as a leap year that have caused concern in the computer industry. The Company believes that based on its testing and remediation efforts, these date integrity issues do not present a concern. The Company will continue to monitor systems operations and integrity during the remainder of Year 2000. No additional Year 2000 related expenditures are anticipated.

COMBINED OPERATING CENTERS AND VIALOG CORPORATION

  The combined operating centers' and VIALOG Corporation's Statements of Operations data for the years ended December 31, 1997, 1998 and 1999 do not purport to present the financial results or the financial condition of the combined operating centers and VIALOG Corporation in accordance with generally accepted accounting principles. Such data represents merely a summation of the net revenues and cost of revenues, excluding depreciation of the individual operating centers and VIALOG Corporation on an historical basis, and excludes the effects of pro forma adjustments. This combined data prior to the acquisitions will not be comparable to and may not be indicative of the Company's post-combination results of operations because the operating centers were not under common control or management.

RESULTS OF OPERATIONS--COMBINED OPERATING CENTERS AND VIALOG CORPORATION

  The following unaudited combined data of the operating centers and VIALOG Corporation on an historical basis are derived from the respective audited and unaudited financial statements. Such data excludes the effects of pro forma adjustments and is set forth as a percentage of net revenues for the periods presented:

                                             YEAR ENDED DECEMBER 31,
                                    -------------------------------------------
                                        1997           1998           1999
                                    -------------  -------------  -------------
                                             (DOLLARS IN THOUSANDS)
Net revenues......................  $45,583 100.0% $59,819 100.0% $70,539 100.0%
Cost of revenues, excluding depre-
 ciation..........................   22,296  48.9%  29,096  48.6%  33,032  46.8%

 Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

  Net revenues. Revenues from all operating centers reflect an increase from $59.8 million in 1998 to $70.5 million in 1999, an increase of $10.7 million, or 18%. Overall, the increase was primarily due to increased call volumes for audio and video conferencing services. The major components of the increase were (i) an increase in the Reston operating center's net revenues of $9.0 million, or 49.4%, from $18.4 million in 1998 to $27.4 million in 1999, (ii) a decrease in the Montgomery operating center's net revenues of $1.9 million, or 11.4%, from $17.1 million in 1998 to $15.2 million in 1999, caused primarily by the loss of two major customers who merged with competitors of the Company,
(iii) an increase in the Chanhassen operating center's net revenues of $2.8 million, or 37.7%, from $7.5 million in 1998 to $10.3 million in 1999, and
(iv) an increase in the Cambridge operating center's net revenues of $922,000, or 15.5% from $5.9 million in 1998 to $6.9 million in 1999.

  Cost of revenues, excluding depreciation. Cost of revenues, excluding depreciation for the year ended December 31, 1999 increased $3.9 million, or 13.6%, from $29.1 million in 1998 to $33.0 million in 1999, while decreasing as a percent of revenues from 48.6% in 1998 to 46.8% in 1999. The dollar increase was primarily attributable to (i) an increase in the Reston operating center's cost of revenues, excluding depreciation, of $3.9 million, or 46.5% from $8.5 million in 1998 to $12.4 million in 1999 resulting from increased telecommunications costs and personnel and related costs associated with increased call volumes, (ii) an increase in the Chanhassen operating center's cost of revenues, excluding depreciation, of $994,000 or 41.8%, resulting from increased telecommunications costs associated with increased call volumes as well as increased operating costs due to increased staffing to support current and projected revenue growth, and (iii) a decrease in the Montgomery operating center's cost of revenues, excluding depreciation, of $1.3 million or 13.0%, caused primarily by the loss of two major customers who merged with competitors of the Company. The decrease as a percentage of revenues was primarily due to an overall reduction in telecommunications cost per minute resulting from the negotiation of lower cost telecommunication contracts and the favorable impact resulting from the acquisition of the three operating centers on February 10, 1999.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

  Net revenues. All operating centers reflected an increase in net revenues for the year ended December 31, 1998 compared to the year ended December 31, 1997. Net revenues increased $14.2 million, or 31.2%, from net revenues of $45.6 million in 1997 to net revenues of $59.8 million in 1998. Overall, the increase was primarily due to increased call volumes for audio and video conferencing services. The major components of this increase were
(i) an increase in the Reston operating center's net revenues of $5.8 million, or 46.0%, from $12.6 million in 1997 to $18.4 million in 1998, which consisted of increased sales of conferencing services of approximately $3.9 million and $1.9 million to existing and new customers, respectively, including the introduction of video equipment sales in the first quarter of 1998, (ii) an increase in the Cambridge operating center's net revenues of $1.8 million, or 44.1%, which was primarily attributable to increased audioconferencing services to existing customers and new customers, (iii) an increase in the Chanhassen operating center's net revenues of $1.8 million, or 31.1%, which was primarily attributable to increased audioconferencing services to existing customers and new customers, (iv) an increase in the Atlanta operating center's net revenues of $1.2 million, or 18.1%, which was primarily due to increased revenues from two significant customers, which represented 71.6% and 69.4% of the Atlanta operating center's net revenues for the years ended December 31, 1997 and 1998, respectively, and (v) an increase in the Montgomery operating center's net revenues of $1.6 million, or 19.6%, which was primarily due to increased revenues for audioconferencing services to existing retail and financial services customers.

  Cost of revenues, excluding depreciation. Cost of revenues, excluding depreciation for the year ended December 31, 1998 increased $6.7 million, or 30.1%, from $22.3 million in 1997 to $29.0 million in 1998, and remained flat as a percentage of revenue. The dollar increase was primarily attributable to
(i) an increase in the Reston operating center's cost of revenues, excluding depreciation of $3.0 million, or 54.7%, resulting from increased telecommunications costs and personnel and related costs associated with increased call volumes, and equipment costs related to the introduction of video equipment sales in the first quarter of 1998 (which generate a lower gross margin than teleconferencing services), (ii) an increase in the Atlanta operating center's cost of revenues, excluding depreciation of $863,000, or 36.5%, resulting from increased telecommunications costs associated with increased call volumes as well as increased operating costs due to increased staffing to support current and projected revenue growth, (iii) an increase in the Montgomery operating center's cost of revenues, excluding depreciation of $835,000, or 14.1%, resulting primarily from increased telecommunications costs associated with increased call volumes and (iv) an increase in the Cambridge operating center's cost of revenues, excluding depreciation of $1.1 million, or 55.4%, resulting from increased telecommunications costs associated with increased call volumes as well as increased operating costs due to increased staffing to support current and projected revenue growth.

NEW ACCOUNTING PRONOUNCEMENTS

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use, and is effective for fiscal years beginning after December 31, 1998, with earlier application encouraged. The Company adopted SOP 98-1 on January 1, 1999, the adoption of which did not have a material impact on the Company's consolidated financial statements.

  In June, 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company will adopt SFAS 133 in 2001, in accordance with SFAS No. 137 which deferred the effective date of SFAS 133. The Company does not anticipate the adoption of this standard will have a material impact on the Company's consolidated financial statements.

ACCESS AND CSI

  The selected historical financial information presented in the tables below for the selected operating centers is derived from, and should be read in conjunction with, the respective audited financial statements and related notes thereto of the individual operating centers included elsewhere herein and "Access and CSI Selected Financial Data." The individual selected financial information for Access and CSI is presented because Access and CSI are the operating centers that are considered to represent a significant percentage of the operating results of the Company. Specifically, Access and CSI represented 29% and 57%, respectively, of the operating income of the operating centers on a combined basis for the period from January 1, 1997 to November 12, 1997. The selected historical financial information for all operating centers on a combined basis, and VIALOG Corporation is included elsewhere herein.

 Access

  Founded in 1987, Access specializes in providing conferencing services to numerous organizations, including financial institutions, government agencies, trade associations and professional service companies. Access is headquartered and maintains its operations center in Reston, Virginia.

RESULTS OF OPERATIONS--ACCESS

  The following table sets forth certain historical financial data of Access and such data as a percentage of net revenues for the periods presented:

                                                       JANUARY 1,     NOVEMBER 13,
                           YEAR ENDED DECEMBER 31,       1997 TO        1997 TO
                          --------------------------  NOVEMBER 12,    DECEMBER 31,
                              1995          1996          1997            1997
                          ------------  ------------  -------------  ---------------
                                    (IN THOUSANDS, EXCEPT PERCENTAGES)
Net revenues............  $6,508 100.0% $9,073 100.0% $10,945 100.0% $ 1,620   100.0 %
Cost of revenues, ex-
 cluding depreciation...   3,021  46.4%  3,564  39.3%   4,791  43.8%     709    43.8 %
Selling, general and ad-
 ministrative expenses..   2,484  38.2%  3,332  36.7%   4,124  37.7%   2,603   160.6 %
Depreciation and amorti-
 zation expense.........     496   7.6%    630   6.9%     823   7.5%     183    11.3 %
                          ------ -----  ------ -----  ------- -----  -------  ------
Operating income
 (loss).................  $  507   7.8% $1,547  17.1% $ 1,207  11.0% $(1,875) (115.7)%
                          ====== =====  ====== =====  ======= =====  =======  ======

 Periods January 1 to November 12, 1997 and November 13 to December 31, 1997 compared to Year Ended December 31, 1996

  Net revenues. Net revenues increased from $9.1 million for the year ended December 31, 1996 to $10.9 million and $1.6 million for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The increase in net revenues consisted of additional sales of conferencing services, due to increased call volumes, to existing and new customers. Sales to new customers were approximately $1.1 million and $167,000 for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. These increases reflect a substantial increase in net revenues from audio and enhanced conferencing services, as well as revenues of $228,000, $53,000 and $13,000 for video conferencing services for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997 and the year ended December 31, 1996, respectively.

  Cost of revenues, excluding depreciation. Cost of revenues, excluding depreciation increased from $3.6 million for the year ended December 31, 1996 to $4.8 million and $709,000 for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. As a percentage of net revenues, cost of revenues increased 4.5 percentage points, from 39.3% for the year ended December 31, 1996 to 43.8% for each of the periods January 1 to November 12, 1997 and November 13 to December 31, 1997. The percentage increase is primarily the result of the substantial investment in personnel and related costs made in video conferencing during the periods January 1 to November 12, 1997 and November 13 to December 31, 1997.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased from $3.3 million for the year ended December 31, 1996 to $4.1 million and $2.6 million for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The dollar increase was primarily the result of (I) a $2.2 million write-off of in-process research and development costs during the period

November 13 to December 31, 1997, relating to the acquisition of Access by VIALOG Corporation, (ii) a $481,000 charge related to acquisition consulting services provided to the former stockholders of Access in connection with the sale of Access to VIALOG Corporation and the write-off of a consulting agreement and an agreement not to compete which were determined by Access to have no future value as of November 12, 1997, and (iii) additional operating expenses consistent with the increase in net revenues experienced by Access.

  Depreciation and amortization expense. Depreciation and amortization expense increased from $630,000 for the year ended December 31, 1996 to $823,000 and $183,000 for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The dollar increase is the result of additional property and equipment of $1.7 million and $380,000 acquired during the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively, to support the growth in net revenues and the amortization of goodwill and intangible assets since November 12, 1997, related to the acquisition of Access by VIALOG Corporation.

 Year Ended December 31, 1996 compared to Year Ended December 31, 1995

  Net revenues. Net revenues increased $2.6 million, or 39.4%, from $6.5 million for the year ended December 31, 1995 to $9.1 million for the year ended December 31, 1996. The increase in net revenues consisted of additional sales of audioconferencing services, due to increased call volumes, of $1.4 million and $1.2 million to existing and new customers, respectively.

  Cost of revenues, excluding depreciation. Cost of revenues, excluding depreciation increased $543,000, or 18.0%, from $3.0 million for the year ended December 31, 1995 to $3.6 million for the year ended December 31, 1996. The dollar increase was primarily attributable to increased telecommunications costs related to increased call volume and occupancy costs and the salaries and benefits for 16 additional operators. As a percentage of net revenues, cost of revenues, excluding depreciation decreased 7.1 percentage points, from 46.4% for the year ended December 31, 1995 to 39.3% for the year ended December 31, 1996.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $848,000, or 34.1%, from $2.5 million for the year ended December 31, 1995 to $3.3 million for the year ended December 31, 1996. The dollar increase was primarily the result of increased occupancy costs, non-recurring executive compensation and bad debt expense. As a percentage of net revenues, selling, general and administrative expenses decreased 1.5 percentage points from 38.2% for the year ended December 31, 1995 to 36.7% for the year ended December 31, 1996.

  Depreciation and amortization expense. Depreciation and amortization expense increased $134,000, or 27.0% from $496,000 for the year ended December 31, 1995 to $630,000 for the year ended December 31, 1996. The dollar increase is the result of additional property and equipment of $783,000 acquired during 1996 to support the growth experienced in net revenues. As a percentage of net revenues, depreciation expense decreased 0.7 percentage points from 7.6% for the year ended December 31, 1995 to 6.9% for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES--ACCESS

  The following table sets forth selected financial information from Access' statements of cash flows:

                                  YEAR ENDED DECEMBER 31,
                                  -------------------------  JANUARY 1, 1997 TO
                                      1995         1996      NOVEMBER 12, 1997
                                  ------------  -----------  ------------------
                                                (IN THOUSANDS)
Net cash provided by (used in):
  Operating activities........... $        821  $     2,048       $ 2,932
  Investing activities...........       (1,432)        (795)       (1,704)
  Financing activities...........          771         (839)       (1,549)
                                  ------------  -----------       -------
Net increase (decrease) in cash
 and cash equivalents............ $        160  $       414       $  (321)
                                  ============  ===========       =======

  Access had positive cash flow from operations in each year ended December 31, 1995 and 1996 and the period January 1, 1997 to November 12, 1997. Cash used in investing activities related primarily to the acquisition of property and equipment. Net cash provided by financing activities was primarily the result of borrowings on notes payable to finance the acquisition of property and equipment. Net cash used in financing activities consisted of the repayment of notes payable, principal payments under capital lease obligations, payments to a former stockholder and distributions to stockholders. Distributions to stockholders totaled $0, $475,000 and $1,284,000 for the years ended December 31, 1995 and 1996 and the period January 1, 1997 to November 12, 1997, respectively.

CSI

  Founded in 1992, CSI specialized in providing audioconferencing services and enhanced services to certain facilities-based and non-facilities-based telecommunications providers. CSI maintained its operations center in Atlanta, Georgia until January 1999, after which time the Atlanta facility was vacated and its traffic managed by conference coordinators in the Montgomery operating center as well as other operating centers.

RESULTS OF OPERATIONS--CSI

  The following table sets forth certain historical financial data of CSI and such data as a percentage of net revenues for the periods presented:

                                                      JANUARY 1,    NOVEMBER 13,
                          YEAR ENDED DECEMBER 31,      1997 TO        1997 TO
                         --------------------------  NOVEMBER 12,   DECEMBER 31,
                             1995          1996          1997           1997
                         ------------  ------------  ------------  ---------------
                                  (IN THOUSANDS, EXCEPT PERCENTAGES)
Net revenue............. $3,808 100.0% $5,868 100.0% $5,579 100.0% $   854   100.0 %
Cost of revenues,
 excluding
 depreciation...........  1,617  42.5%  2,438  41.6%  2,052  36.8%     322    37.7 %
Selling, general and
 administrative
 expenses...............    905  23.8%    998  17.0%    831  14.9%   3,493   409.0 %
Depreciation and
 amortization expense...    292   7.6%    393   6.7%    356   6.4%     168    19.7 %
                         ------ -----  ------ -----  ------ -----  -------  ------
Operating income
 (loss)................. $  994  26.1% $2,039  34.7% $2,340  41.9% $(3,129) (366.4)%
                         ====== =====  ====== =====  ====== =====  =======  ======

 Periods January 1 to November 12, 1997 and November 13 to December 31, 1997 Compared to Year Ended December 31, 1996

  Net revenues. Net revenues increased from $5.9 million in 1996 to $5.6 million and $854,000 for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The increase is primarily due to increased revenues from CSI's two significant customers. Net revenues from such customers represented 70.0% of CSI's net revenues for the year ended December 31, 1996 and approximately 71.6% and 71.4% of CSI's net revenues for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively.

  Cost of revenues, excluding depreciation. Cost of revenues, excluding depreciation decreased slightly from $2.4 million in 1996 to $2.1 million and $322,000 for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The decrease in cost of revenues, excluding depreciation on increased call volumes was primarily the result of lower telecommunications rates included in a contract which became effective in November, 1996.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased from $998,000 in 1996 to $831,000 and $3.5 million for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The increase was primarily the result of a $3.4 million write- off of in-process research and development costs relating to the acquisition of CSI by VIALOG Corporation.

  Depreciation and amortization expense. Depreciation and amortization expense increased from $393,000 for the year ended December 31, 1996 to $356,000 and $168,000 for the periods January 1 to November 12, 1997 and November 13 to December 31, 1997, respectively. The increase was the result of additional property and equipment acquired to support the growth in net revenues and the amortization of goodwill and intangible assets since November 12, 1997, related to the acquisition of CSI by VIALOG Corporation.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net revenues. Net revenues increased $2.1 million, or 54.1%, from $3.8 million in 1995 to $5.9 million in 1996. Virtually all of this increase was the result of a $2.2 million increase in net revenues from two significant customers of CSI. Net revenues from such customers represented 54.0% and 70.0% of CSI's net revenues for the years ended December 31, 1995 and 1996, respectively.

  Cost of revenues, excluding depreciation. Cost of revenues, excluding depreciation increased $821,000, or 50.8%, from $1.6 million in 1995 to $2.4 million in 1996. As a percentage of net revenues, cost of revenues, excluding depreciation decreased 0.9 percentage points from 42.5% in 1995 to 41.6% in 1996. The dollar increase was primarily attributable to increased telecommunications expenses associated with increased call volumes and costs associated with the addition of nine operators.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $93,000, or 10.3%, from $905,000 in 1995 to $998,000 in 1996. As a percentage of net revenues, selling, general and administrative expenses decreased 6.8 percentage points from 23.8% in 1995 to 17.0% in 1996. This percentage decrease was primarily attributable to spreading fixed costs over a larger revenue base.

  Depreciation and amortization expense. Depreciation and amortization expense increased $101,000, or 34.6%, from $292,000 for the year ended December 31, 1995 to $393,000 for the year ended December 31, 1996. The increase was the result of additional property and equipment acquired to support the growth in net revenues.

LIQUIDITY AND CAPITAL RESOURCES--CSI

  The following table sets forth selected financial information from CSI's statements of cash flows:

                                               YEAR ENDED
                                              DECEMBER 31,     JANUARY 1, 1997
                                              --------------         TO
                                              1995    1996    NOVEMBER 12, 1997
                                              ------ -------  -----------------
                                                      (IN THOUSANDS)
Net cash provided by (used in):
  Operating activities....................... $ 721  $ 2,128       $2,897
  Investing activities.......................  (225)     (41)        (311)
  Financing activities.......................  (144)  (2,144)      (2,801)
                                              -----  -------       ------
Net increase (decrease) in cash and cash
 equivalents................................. $ 352  $   (57)      $ (215)
                                              =====  =======       ======

  CSI had a positive cash flow from operations in each year ended December 31, 1995, 1996 and the period January 1, 1997 to November 12, 1997. Cash used in investing activities in 1995, 1996 and the period January 1, 1997 to November 12, 1997 related solely to the acquisition of property and equipment. Cash provided by financing activities consisted of the proceeds of borrowings on long-term debt and from the refinancing of capital lease obligations. Cash used in financing activities consisted of repayments of long-term debt and capital lease obligations and distributions to stockholders. Stockholder distributions totaled $1.6 million and $2.6 million for the year ended December 31, 1996 and the period January 1, 1997 through November 12, 1997, respectively. There were no stockholder distributions in 1995. As of November 12, 1997, CSI had a working capital deficit of $23,000.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS

  The Company is including the following cautionary statements to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company in this Annual Report on Form 10-K. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward-looking statements may be identified, without limitation, by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. From time to time, the Company may publish or otherwise make available forward-looking statements of this nature. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

  Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors and matters discussed elsewhere herein, some of the important factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statements include the following:

  Absence of consolidated operating history. VIALOG Corporation was founded on January 1, 1996 and has only conducted operations and generated revenues since November 12, 1997, the date the Company acquired its original six private conference service bureaus. Prior to that time, the operating centers each operated as separate, independent businesses. In addition, the Company used the purchase method of accounting to record the acquisitions and consequently, the pro forma and consolidated financial information contained in this Report may not be indicative of the Company's future operating results and financial condition.

  Substantial leverage and ability to service debt. The Company is highly leveraged, with substantial debt service in addition to operating expenses and planned capital expenditures. At December 31, 1999, the total indebtedness of the Company was approximately $78.2 million, net of unamortized original issue discount of $2.0 million. In October 1998, the Company closed a senior credit facility for a principal amount of up to $15.0 million. As of December 31, 1999, the Company had approximately $9.4 million of borrowings outstanding under its senior credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's level of indebtedness will have several important effects on its future operations, including, without limitation, (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, (ii) covenants contained in the Indenture and the senior credit facility require the Company to meet certain financial tests, and other restrictions contained in the Indenture and the senior credit facility limit its ability to borrow additional funds or to dispose of assets, and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities, (iii) the Company's leveraged position has substantially increased its vulnerability to adverse changes in general economic, industry and competitive conditions, and (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic, industry and competitive conditions. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, to sell selected assets, or to reduce or delay planned capital expenditures. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt, or that any of these measures could be effected on satisfactory terms, if at all.

  Restrictions imposed by lenders. The Indenture and the senior credit facility contain a number of covenants that restrict the ability of the Company to dispose of assets, merge or consolidate with another entity, incur additional indebtedness, create liens, make capital expenditures or other investments or acquisitions and otherwise restrict corporate activities. The ability of the Company to comply with such provisions may be affected by events that are beyond the Company's control. The breach of any of these covenants could result in a default under the Indenture or the senior credit facility, which would permit the holders of the senior notes and/or the lender under the senior credit facility to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest. If the Company were unable to repay its indebtedness to the lender under the senior credit facility, such lender could proceed against any and all collateral securing such indebtedness. In addition, as a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. Any of such events could adversely impact the market for the Company's senior notes and common stock. See "Substantial Leverage and Ability to Service Debt."

  Competition. Several of the Company's current and potential competitors have substantially greater financial, sales, marketing, managerial, operational and other resources, as well as greater name recognition, than the Company. As a result, competitors may be able to respond more effectively than the Company to new or emerging technologies and changes in customer requirements, to initiate or withstand significant price decreases or to devote substantially greater resources than the Company in order to develop and promote new services. Because Multipoint Control Units ("MCUs"), the equipment commonly used to provide teleconferencing services, are not prohibitively expensive to purchase or maintain, companies previously not involved in teleconferencing could choose to enter the marketplace and compete with the Company. There can be no assurance that new competitors will not enter the Company's markets or that consolidations or alliances among current competitors will not create significant new competition. In order to remain competitive, the Company will be required to provide superior customer service and to respond effectively to the introduction of new and improved services including Internet-based services offered by its competitors. Any failure of the Company to accomplish these tasks or otherwise to respond to competitive threats could have a material adverse effect on the Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's common stock.

  The Company derived approximately 8% of its 1999 pro forma net revenues from IXCs and LECs which outsource teleconferencing services provided to their respective customers. These telecommunications companies have the financial capability and expertise to deliver such services internally. There can be no assurance that the Company's current IXC and LEC customers will not begin to provide the teleconferencing services currently provided by the Company and pursue such market actively and in direct competition with the Company. Moreover, the Company expects to derive a portion of its future revenues from RBOCs that enter the long distance market and outsource their teleconferencing services. There can be no assurance that the RBOCs will be able to enter the long distance market on a timely basis, if at all; that any RBOC entering the long distance market will offer teleconferencing services; or that any IXC, LEC or RBOC offering such services will outsource services or choose the Company as the provider of such outsourced teleconferencing services. The failure of any such event to occur could have a material adverse effect on the Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's common stock.

  Teleconferencing insourcing. Many of the Company's current and prospective customers have sufficient resources to purchase the equipment and hire the personnel necessary to establish and maintain teleconferencing capabilities sufficient to meet their own respective teleconferencing needs. Moreover, technological improvements will further enhance the ability of these customers to establish internal teleconferencing facilities. There can be no assurance that any of the Company's customers will not establish internal teleconferencing facilities or expand existing facilities, then cease to use the Company's services. The loss of any one or more of such customers could cause a significant and immediate decline in net revenues, which could have a material adverse effect on the Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's common stock. See "Business--Customers" and "Business-- Competition."

  Recent entry into internet conferencing markets. Only two of the operating centers offered Internet conferencing services in 1999, and to date no material revenues have been generated from Internet conferencing services. Sales people, reservationists, operators and technical support people are involved in ongoing training programs. There can be no assurance that the Company will be able to obtain significant business from Internet conferencing services or, if obtained, that the Company has the ability to service such business. See "Business--The Company's Conferencing Services."

  Technological considerations. The Company currently derives a substantial portion of its net revenues from the sale of audio teleconferencing services. If the manufacturers of private branch exchanges ("PBXs"), the equipment used by most businesses and institutions to handle their internal telephone requirements, develop improved, cost-effective PBX capabilities for handling teleconferencing calls with the quality and functionality of existing MCUs used in the teleconferencing business, the Company's customers could choose to purchase such equipment and hire the personnel necessary to service their teleconferencing needs through internal telephone systems. The loss of such customers could have a material adverse effect on the Company's business, financial condition, results of operations and prospects. Additionally, if internet technology can be modified to accommodate multipoint voice transmission with audio quality comparable to that of MCUs used in the teleconferencing business, the availability of such technology could have a material adverse effect on the Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's common stock. See "Business--Competition".

  Long Distance Services Contracts. A significant portion of the Company's direct costs are attributable to the purchase of local and long distance telephone services. It has been management's experience that the costs of long distance services have been decreasing over the past several years. If, however, the costs of long distance services increase over time, the Company's current purchasing strategy, which calls for shorter-term contracts, may place it at a competitive disadvantage with respect to competitors that have entered into longer-term contracts for long distance services. There can be no assurance that competition in the long distance services market will continue to increase, that any increased competition will reduce the cost of long distance services or that the Company's purchasing strategy will result in cost savings. In addition, if the Company experiences a shortfall in projected volume, it may be required to pay a penalty under one or more of its contracts. There can be no assurance that the Company's analysis of the future costs of long distance services will be accurate, and the failure to predict future cost trends accurately could have a material adverse effect on the Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Suppliers."

  Regulation. In general, the telecommunications industry is subject to extensive regulation by federal, state and local governments. Although there is little or no direct regulation in the United States of the core conferencing services offered by the Company, various government agencies, such as the Federal Communications Commission (the "FCC"), have jurisdiction over some of the Company's current and potential suppliers of telecommunications services, and government regulation of those services may have a direct impact on the cost of the Company's conferencing services. There can be no assurance that the FCC or other government agencies will not seek in the future to regulate the Company as a common carrier and regulate the prices, conditions or other aspects of the conferencing services offered by the Company, that the FCC will not impose registration, certification or other requirements on the provision of those services, or that the Company would be able to comply with any such requirements. Additionally, changes in the current federal, state or local legislation or regulation could have a material adverse effect on the Company's business, financial condition, results of operations and prospects and could adversely impact the market for the Company's common stock. Moreover, government regulations in countries other than the United States vary widely and may restrict the Company's ability to offer its services in those countries. See "Business--Regulation."

  Change of control. In the event of certain events causing a change of control of the Company (as defined in the Indenture) the Company may be required to repurchase all of the outstanding senior notes at 101% of the principal amount, as the case may be, of the senior notes plus any accrued and unpaid interest thereon, and additional interest (as defined in the Indenture), if any, to the date of repurchase. The exercise by the holders of the senior notes of their rights to require the Company to offer to purchase senior notes upon a change of control could also cause a default under other indebtedness of the Company, even if the change of control itself does not, because of the financial effect of such repurchase on the Company. There can be no assurance that in the event of a change of control, the Company will have, or will have access to, sufficient funds, or will be contractually permitted under the terms of outstanding indebtedness, to pay the required purchase price for any senior notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Potential fluctuation in quarterly results. Quarterly net revenues are difficult to forecast because the market for the Company's services is competitive and subject to variation. In addition, the consolidation of the operating centers may result in unanticipated operational difficulties. The Company's expenses are based, in part, on its expectations as to future net revenues. If net revenues are below expectations, the Company may be unable or unwilling to reduce expenses, and the failure to do so may have a material adverse effect on the Company's business, financial condition, results of operations and prospects. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance and could adversely impact the market for the Company's common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

  The Company is exposed to market risk primarily from interest rates on its $15.0 million credit facility with Coast Business Credit, a division of Southern Pacific Bank. The credit facility provides for (i) a term loan in the principal amount of $1.5 million, (ii) a term loan of up to 80% of the purchase price of new and used equipment, not to exceed $4.0 million, and
(iii) a revolving loan based on a percentage of eligible accounts receivable. Loans under the credit facility bear interest at the higher of 7% or the prime rate plus 1 1/2%, and interest is based on a minimum outstanding principal balance of the greater of $5.0 million or 33% of the available credit facility.

  The sensitivity analysis below, which hypothetically illustrates our potential market risk exposure, estimates the effects of hypothetical sudden and sustained changes in the applicable market conditions on 2000 earnings. The sensitivity analysis presented does not consider any additional actions the Company may take to mitigate its exposure to such changes. The market changes, assumed to occur as of December 31, 1999, include a 50 basis point and a 100 basis point change in market interest rates. The hypothetical changes and assumptions may be different from what actually occurs in the future.

  As of December 31, 1999, the Company had no derivative financial instruments to manage interest rate risk. As such, the Company is exposed to earnings and fair value risk due to changes in interest rates with respect to its revolving line of credit and its long-term obligations. As of December 31, 1999, approximately 11.4% of the Company's credit facility and long-term obligations were floating rate obligations. The deterimental effect on the Company's earnings of the hypothetical 50 basis point and 100 basis point increase in interest rates described above would be approximately $32,000 and $65,000, respectively, before income taxes.

  The Company does not have any other material market risk exposure.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

  Set forth below is a listing of the Consolidated Financial Statements of the Company with reference to the page numbers in this Form 10-K at which such Statements are disclosed.

                                                                        PAGE
                                                                       NUMBERS
                                                                       -------
HISTORICAL FINANCIAL STATEMENTS
VIALOG CORPORATION
Report of Management..................................................    36
Independent Auditors' Report..........................................    37
Consolidated Balance Sheets...........................................    38
Consolidated Statements of Operations.................................    39
Consolidated Statements of Stockholders' Equity (Deficit).............    40
Consolidated Statements of Cash Flows.................................    41
Notes to Consolidated Financial Statements............................    42

TELEPHONE BUSINESS MEETINGS, INC. ("ACCESS")--THE RESTON CENTER
Independent Auditors' Report..........................................    61
Balance Sheets........................................................    62
Statements of Operations..............................................    63
Statements of Stockholders' Equity....................................    64
Statements of Cash Flows..............................................    65
Notes to Financial Statements.........................................    66

CONFERENCE SOURCE INTERNATIONAL, INC. ("CSI")--THE ATLANTA CENTER
Independent Auditors' Report..........................................    71
Balance Sheets........................................................    72
Statements of Operations..............................................    73
Statements of Stockholders' Equity....................................    74
Statements of Cash Flows..............................................    75
Notes to Financial Statements.........................................    76

A BUSINESS CONFERENCE CALL, INC. ("ABCC")--THE CHANHASSEN (FORMERLY
 CHASKA) CENTER
Independent Auditors' Report..........................................    81
Balance Sheets........................................................    82
Statements of Income and Retained Earnings............................    83
Statements of Cash Flows..............................................    84
Notes to Financial Statements.........................................    85

                             REPORT OF MANAGEMENT

  The accompanying consolidated financial statements and related information of VIALOG Corporation and subsidiaries (the "Company") have been prepared by management, which is responsible for their integrity and objectivity. The statements have been prepared in conformity with generally accepted accounting principles and necessarily include some amounts based on management's best estimates and judgments.

  Management is also responsible for maintaining a system of internal controls as a fundamental requirement for the operational and financial integrity of results. The Company has established and maintains a system of internal controls designed to provide reasonable assurance that the books and records reflect the transactions of the Company and that its established policies and procedures are carefully followed. The Company's internal control system is based upon standard procedures, policies and guidelines and organizational structures that provide an appropriate division of responsibility and the careful selection and training of qualified personnel.

  The Company's accompanying consolidated financial statements have been audited by KPMG LLP, independent certified public accountants, whose audit was made in accordance with generally accepted auditing standards. Management has made available to KPMG LLP all of the Company's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to KPMG LLP during its audit were valid and appropriate. The Report of Independent Auditors appears below.

Kim A. Mayyasi                            Michael E. Savage
Chief Executive Officer                   Senior Vice President and CFO
and President

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
VIALOG Corporation:

  We have audited the accompanying consolidated balance sheets of VIALOG Corporation and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VIALOG Corporation and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Boston, Massachusetts
February 29, 2000

                               VIALOG CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1998         1999
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents..........................   $    232     $    547
  Accounts receivable, net of allowance for doubtful
   accounts of $164 and $579, respectively...........      7,391       11,637
  Prepaid expenses...................................        425          435
  Deferred offering costs............................        596          --
  Other current assets...............................        165          310
                                                        --------     --------
    Total current assets.............................      8,809       12,929
Property and equipment, net..........................     11,987       17,814
Deferred debt issuance costs.........................      5,429        3,801
Goodwill and intangible assets, net..................     41,679       64,094
Other assets.........................................      1,362          583
                                                        --------     --------
    Total assets.....................................   $ 69,266     $ 99,221
                                                        ========     ========
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Revolving line of credit...........................   $  2,057     $  4,770
  Current portion of long-term debt..................      1,465        2,332
  Accounts payable...................................      3,064        5,216
  Accrued interest expense...........................      1,215        1,215
  Accrued expenses and other liabilities.............      3,386        3,319
                                                        --------     --------
    Total current liabilities........................     11,187       16,852
Long-term debt, less current portion.................     74,189       75,827
Other long-term liabilities..........................        482        1,499
Commitments and contingencies
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value; 10,000,000 shares
   authorized; none issued or outstanding............        --           --
  Common stock, $0.01 par value; 30,000,000 shares
   authorized; issued: 3,693,672 and 9,144,200
   shares, respectively; outstanding: 3,693,672 and
   9,133,569 shares, respectively....................         37           91
  Additional paid-in capital.........................     11,854       45,602
  Accumulated deficit................................    (28,483)     (40,603)
  Treasury stock, at cost; 0 and 10,631 shares,
   respectively......................................        --           (47)
                                                        --------     --------
    Total stockholders' equity (deficit).............    (16,592)       5,043
                                                        --------     --------
    Total liabilities and stockholders' equity
     (deficit).......................................   $ 69,266     $ 99,221
                                                        ========     ========

          See accompanying notes to consolidated financial statements.

                               VIALOG CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                   YEAR ENDED DECEMBER 31,
                                                -------------------------------
                                                  1997       1998       1999
                                                ---------  ---------  ---------
Net revenues...................................  $  4,816   $ 46,820   $ 68,629
Cost of revenues, excluding depreciation.......     2,492     24,321     32,387
Selling, general and administrative expense....     7,178     15,196     23,442
Depreciation expense...........................       273      2,835      4,190
Amortization of goodwill and intangibles.......       306      2,490      4,060
Non-recurring charge...........................     8,000      1,200      2,982
                                                ---------  ---------  ---------
  Operating income (loss)......................   (13,433)       778      1,568
Interest expense, net..........................    (1,866)   (12,629)   (13,524)
                                                ---------  ---------  ---------
  Loss before income tax expense...............   (15,299)   (11,851)   (11,956)
Income tax expense.............................      (522)       (26)      (164)
                                                ---------  ---------  ---------
  Net loss.....................................  $(15,821)  $(11,877)  $(12,120)
                                                =========  =========  =========
Net loss per share--basic and diluted..........  $  (5.48)  $  (3.27)  $  (1.53)
                                                =========  =========  =========
Weighted average shares outstanding............ 2,889,005  3,632,311  7,947,333
                                                =========  =========  =========




          See accompanying notes to consolidated financial statements.

                               VIALOG CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  TOTAL
                             COMMON STOCK     ADDITIONAL                      STOCKHOLDERS'
                          -------------------  PAID-IN   ACCUMULATED TREASURY    EQUITY
                           SHARES   PAR VALUE  CAPITAL     DEFICIT    STOCK     (DEFICIT)
                          --------- --------- ---------- ----------- -------- -------------
Balance at December 31,
 1996...................  2,695,300   $ 28     $ 1,044    $   (785)    $--      $    287
Options exercised.......    104,000    --            2         --       --             2
Conversion of 10%
 Subordinated
 Convertible Notes
 Payable................    127,750      1         254         --       --           255
Issuance of common stock
 in connection with
 acquisitions...........    559,330      6       3,211         --       --         3,217
Warrants related to 8%
 Notes Payable dated
 February 24, 1997......        --     --          129         --       --           129
Warrants related to 12
 3/4% Senior Notes
 Payable dated November
 12, 1997...............        --     --        6,091         --       --         6,091
Options granted to
 consultants............        --     --          180         --       --           180
Options granted to
 employees..............        --     --          778         --       --           778
Net loss................        --     --          --      (15,821)     --       (15,821)
                          ---------   ----     -------    --------     ----     --------
Balance at December 31,
 1997...................  3,486,380     35      11,689     (16,606)     --        (4,882)
Options exercised.......    204,792      2         104         --       --           106
Options granted to
 employees..............        --     --           47         --       --            47
Issuance of common
 stock..................      2,500    --           14         --       --            14
Net loss................        --     --          --      (11,877)     --       (11,877)
                          ---------   ----     -------    --------     ----     --------
Balance at December 31,
 1998...................  3,693,672     37      11,854     (28,483)     --       (16,592)
Options exercised.......    405,297      3         329         --       (47)         285
Options granted to
 employees..............        --     --          511         --       --           511
Warrants related to 8%
 Notes Payable dated
 February 24, 1997......     99,696      1         324         --       --           325
Warrants related to 12
 3/4% Senior Notes due
 2001...................    345,535      4         --          --       --             4
Issuance of common stock
 in connection with
 initial public
 offering, net of
 offering costs.........  4,600,000     46      32,584         --       --        32,630
Net loss................        --     --          --      (12,120)     --       (12,120)
                          ---------   ----     -------    --------     ----     --------
Balance at December 31,
 1999...................  9,144,200   $ 91     $45,602    $(40,603)    $(47)    $  5,043
                          =========   ====     =======    ========     ====     ========

          See accompanying notes to consolidated financial statements.

                               VIALOG CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1997      1998      1999
                                                   --------  --------  --------
Cash flows from operating activities:
 Net loss........................................  $(15,821) $(11,877) $(12,120)
 Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
 Depreciation....................................       273     2,835     4,190
 Amortization of goodwill and intangibles........       306     2,490     4,060
 Amortization of debt issuance costs and debt
  discount.......................................       545     2,994     3,170
 Provision for doubtful accounts.................        32       216       413
 Deferred income taxes...........................       522       --        --
 Write-off of deferred offering costs............       377       --        --
 Compensation expense for issuance of common
  stock and options..............................       958        47        52
 Non-cash portion of non-recurring charges.......     8,000       292       797
 Changes in operating assets and liabilities, net
  of effects from acquisitions of businesses:
 Accounts receivable.............................      (576)   (1,921)   (3,014)
 Prepaid expenses and other current assets.......       (68)     (333)      (80)
 Other assets....................................       (64)     (293)    1,599
 Accounts payable................................      (351)      949     1,613
 Accrued expenses................................     1,716    (1,124)     (373)
 Other long-term liabilities.....................         3       307      (158)
                                                   --------  --------  --------
 Cash flows provided by (used in) operating
  activities.....................................    (4,148)   (5,418)      149
                                                   --------  --------  --------
Cash flows from investing activities:
 Acquisitions of businesses, net of cash
  acquired.......................................   (53,308)      --    (29,095)
 Additions to property and equipment.............      (454)   (7,355)   (8,360)
 Deferred acquisition costs......................       --       (493)      --
                                                   --------  --------  --------
 Cash flows used in investing activities.........   (53,762)   (7,848)  (37,455)
                                                   --------  --------  --------
Cash flows from financing activities:
 Advances on line of credit, net.................       --      2,057     2,713
 Proceeds from issuance of long-term debt and
  warrants.......................................    75,755     3,306     2,806
 Payments of long-term debt......................    (2,772)     (676)   (2,021)
 Proceeds from issuance of common stock..........         2       106    34,299
 Deferred offering costs.........................       --       (596)      --
 Deferred debt issuance costs....................    (5,845)     (266)     (176)
                                                   --------  --------  --------
 Cash flows provided by financing activities.....    67,140     3,931    37,621
                                                   --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................     9,230    (9,335)      315
Cash and cash equivalents at beginning of
 period..........................................       337     9,567       232
                                                   --------  --------  --------
Cash and cash equivalents at end of period.......  $  9,567  $    232  $    547
                                                   ========  ========  ========
Supplemental disclosures of cash flow
 information:
 Cash paid during the period for:
 Interest........................................  $     72  $  9,917  $ 10,369
                                                   ========  ========  ========
 Taxes...........................................  $      1  $      8  $      4
                                                   ========  ========  ========
Non-cash investing and financing transactions:
 Conversion of 10% Subordinated Convertible Notes
  Payable........................................  $    256  $    --   $    --
                                                   ========  ========  ========
 Issuance of common stock in connection with
  acquisitions...................................  $  3,217  $    --   $    --
                                                   ========  ========  ========
 Issuance of warrants to the initial purchaser of
  the Senior Notes and included in deferred debt
  issuance costs.................................  $  1,740  $    --   $    --
                                                   ========  ========  ========
Acquisitions of businesses:
 Assets acquired.................................  $ 66,523  $    --   $ 31,041
 Liabilities assumed and issued..................    (9,096)      --     (1,855)
 Common stock issued.............................    (3,217)      --        --
                                                   ========  ========  ========
 Cash paid.......................................    54,210       --     29,186
 Less cash acquired..............................      (902)      --        (91)
                                                   ========  ========  ========
 Net cash paid for acquisitions of businesses....  $ 53,308  $    --   $ 29,095
                                                   ========  ========  ========

          See accompanying notes to consolidated financial statements.

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  VIALOG Corporation ("the Company") was incorporated in Massachusetts on January 1, 1996. In January 1997, the Company changed its name to VIALOG Corporation. For purposes of these Notes to Consolidated Financial Statements, "the Company" means VIALOG Corporation on a stand alone basis prior to November 12, 1997 and VIALOG Corporation and its consolidated subsidiaries on and after November 12, 1997. The Company was formed to create a national provider of conferencing services, consisting primarily of operator-attended and operator-on-demand audioconferencing, as well as video and Internet conference services. On November 12, 1997, the Company closed a private placement of $75.0 million in Senior Notes due 2001 (the "Private Placement"). Contemporaneously with the closing of the Private Placement, the Company acquired six private conference service bureaus located in the United States (See Note 2 "Acquisitions"). On February 10, 1999, the Company completed an initial public offering of its common stock and consummated agreements to acquire three private conference service bureaus located in the United States (See Note 2 "Acquisitions").

  Prior to November 12, 1997, the Company did not conduct any operations, and all activities conducted by it related to the acquisitions and the completion of financing transactions to fund the acquisitions.

 (b) Principles of Consolidation

  The consolidated financial statements include the accounts of VIALOG and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 (c) Management Estimates

  Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (d) Revenue Recognition

  Revenue from conference calls is recognized upon completion of the call. Revenue from all other services is recognized upon performance of the service.

 (e) Cash and Cash Equivalents

  Cash and cash equivalents includes cash on hand and short-term investments with original maturities of three months or less.

 (f) Property and Equipment

  Property and equipment are recorded at cost. Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the respective assets. The estimated useful lives are as follows: three to ten years for office furniture, fixtures and equipment, five to ten years for conferencing equipment, and three to five years for computer equipment. Capitalized lease equipment and leasehold improvements are amortized over the lives of the leases, ranging from three to ten years.

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)


  The Company capitalizes costs related to software obtained for internal use. These costs are included in computer equipment and amortized accordingly. During 1997, 1998 and 1999, these costs were not significant.

 (g) Goodwill and Intangible Assets

  Goodwill and identifiable intangible assets, which consisted of assembled workforce, developed technology, non-compete agreements and computer software result from the excess of the purchase price over the net assets of businesses acquired. Goodwill and intangibles are being amortized on a straight-line basis over the following periods: 6 years for developed technology, 8 years for assembled workforce, 3 years for computer software and 20 years for goodwill, which represent their estimated useful lives. The non-compete agreements are being amortized over their specified terms of 3 years. The Company measures impairment of goodwill and intangible assets by considering a number of factors as of each balance sheet date including (i) current operating results of the applicable Acquired Companies, (ii) projected future operating results of the applicable Acquired Companies, and (iii) any other material event or circumstance that indicates the carrying amount of the assets may not be recoverable. Recoverability of goodwill and intangible assets is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the Acquired Company. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

 (h) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

  The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 (i) Research and Development

  The Company maintains technical support and engineering departments that, in part, develop features and products for group communications. In accordance with SFAS No. 2, "Accounting for Research and Development Costs", the Company charges to expense when incurred (included in cost of revenues) that portion of the department costs which relate to research and development activities. The remaining costs of these departments are charged to expense as incurred and are included in cost of revenues and selling, general and administrative expense. Prior to the acquisition of the businesses described in Note 2 "Acquisitions", the Company did not conduct any research and development activities. Research and development costs for the period ended December 31, 1997 reflect the activities of the acquired businesses from November 12, 1997 through December 31, 1997 and were not significant. Research and development costs for the years ended December 31, 1998 and 1999 were approximately $961,000 and $1.5 million.

 (j) Stock-Based Compensation

  In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", the Company has elected to continue to account for stock options at intrinsic value under Accounting Principles Board Opinion No. 25 with disclosure of the effects of fair value accounting on net income on a pro forma basis (See Note 14 "Employee Benefit Plans").

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)


 (k) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (l) Loss Per Share

  The Company follows the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share." SFAS 128 requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. As the Company has been in a net loss position for the years ended December 31, 1997, 1998 and 1999, common stock equivalents of 896,900, 1,994,209 and 1,332,327 for the years ended December 31, 1997, 1998 and 1999, respectively, were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

(2) ACQUISITIONS

  On November 12, 1997, the Company acquired all of the issued and outstanding stock of Telephone Business Meetings, Inc. ("Access"), Conference Source International, Inc. ("CSI"), Kendall Square Teleconferencing, Inc. ("TCC"), American Conferencing Company, Inc. ("Americo") and Communication Development Corporation ("CDC"), and substantially all of the net assets of Call Points, Inc. ("Call Points") (together, the "Acquired Companies"). These acquisitions occurred contemporaneously with the closing of the Private Placement of a total of $75.0 million in Senior Notes due 2001 (See Note 8 "Long-Term Debt"). The acquisitions were accounted for using the purchase method.

  The following table sets forth for each Acquired Company the consideration paid its common stockholders in cash and in shares of common stock of the Company.

                                                           CASH(1)   SHARES OF
                                                           ($000'S) COMMON STOCK
                                                           -------- ------------
   Access................................................. $19,000        --
   CSI....................................................  18,675        --
   Call Points............................................   8,000     21,000
   TCC....................................................   3,645    166,156
   Americo................................................   1,260    267,826
   CDC....................................................   2,400    104,348
                                                           -------    -------
   Total Consideration.................................... $52,980    559,330
                                                           =======    =======

--------
(1) Excludes tax reimbursements of approximately $925,000 to certain stockholders of certain of the Acquired Companies.

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)


  The total purchase price of the Acquired Companies was $57.6 million and consisted of approximately $53.0 million in cash paid to the stockholders of the Acquired Companies (the "Sellers"), $500,000 of acquisition costs, the issuance of 559,330 shares of common stock to the Sellers and approximately $925,000 related to tax reimbursements. The shares of common stock were valued at $5.75 per share which represents the estimated fair market value based on arms-length negotiations with the former stockholders of the Acquired Companies. The total purchase price was allocated as follows (in thousands):

                                                                       ($000'S)
                                                                       --------
Working capital deficit............................................... $  (618)
Property and equipment, net...........................................   7,356
Goodwill and intangible assets........................................  44,697
Purchased in-process research and development.........................   8,000
Other assets..........................................................     200
Long-term liabilities.................................................  (2,014)
                                                                       -------
                                                                       $57,621
                                                                       =======

  The purchase price exceeded the fair value of the net assets acquired by $52.7 million. The excess was allocated to goodwill and other intangibles which are being amortized over periods from 6 to 20 years. In addition, at the time of the acquisitions, the Company repaid $2.2 million of long-term debt of the Acquired Companies.

  In connection with the acquisitions, the Company recorded a non-recurring charge of $8.0 million related to the fair value of purchased in-process research and development. The $8.0 million write-off of purchased research and development noted above represents the amount of the purchase price of the acquisitions allocated to incomplete research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products. The acquired in-process research and development represents engineering and test activities associated with the introduction of new enhanced services and information systems. At the time of acquisition, the Acquired Companies were working on projects that were essential to offering high quality, secure and reliable products including unattended audioconferencing, video and Internet conferencing, integrated voice response and broadcast fax services. Since these had not yet reached technological feasibility and had no alternative future uses, there could be no guarantee as to the achievability of the projects or the ascribed values. Accordingly, these costs were expensed as of the date of the acquisition.

  On February 10, 1999, the Company acquired all of the issued and outstanding stock of A Business Conference-Call, Inc. ("ABCC"), Conference Pros International, Inc. ("CPI"), and A Better Conference, Inc. ("ABCI"). These acquisitions occurred contemporaneously with the closing of the initial public offering of the Company's common stock. Each of the acquisitions (together with the Original Acquisitions, each an "Operating Center"; collectively, the "Operating Centers") is a wholly-owned subsidiary of the Company. The acquisitions were accounted for using the purchase method of accounting.

  The total purchase price of the acquired companies was $29.1 million and consisted of $28.4 million in cash paid to the stockholders of the acquired companies, approximately $400,000 of acquisition costs and approximately $300,000 related to tax reimbursements. The total purchase price was allocated as follows (in thousands):

                                                                       ($000'S)
                                                                       --------
Working capital....................................................... $   967
Property and equipment, net...........................................   1,657
Goodwill and intangible assets........................................  27,422
Other assets..........................................................      78
Long-term liabilities.................................................  (1,010)
                                                                       -------
                                                                       $29,114
                                                                       =======

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)

  The purchase price exceeded the fair value of the net assets by an estimated $27.4 million. The excess was allocated to goodwill and other intangibles and is being amortized over periods from 3 to 20 years. In addition, the Company repaid $305,000 of long-term debt of the acquired companies.

  The results of all the acquired companies have been included in the Consolidated Statements of Operations from their date of acquisition. The unaudited pro forma consolidated historical results for the years ended December 31, 1997, 1998 and 1999 below assume the original acquisitions occurred at the beginning of fiscal 1997 and the additional acquisitions occurred at the beginning of fiscal 1998.

                                                      1997     1998      1999
                                                    --------  -------  --------
                                                      (DOLLARS IN THOUSANDS
                                                     EXCEPT PER SHARE DATA)
Net revenues....................................... $ 35,917  $59,819  $ 70,539
Net loss........................................... $(15,752) $(9,300) $(11,511)
Net loss per share................................. $  (4.68) $ (1.13) $  (1.33)

  The pro forma results include amortization of the goodwill and intangible assets described above, interest expense on debt assumed issued to finance the acquisitions and reductions to selling, general and administrative expenses related to certain royalties, compensation and benefits that were eliminated or reduced as a result of the acquisitions. The pro forma results do not include the write-off of in-process research and development expenses at the date of acquisition. The pro forma results are not necessarily indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.

(3) CASH, CASH EQUIVALENTS AND FINANCIAL INSTRUMENTS

  The Company classifies all investments with an original maturity of less than ninety days as cash equivalents and values them at cost which approximates market. The Company's policy is to invest cash primarily in income producing short-term instruments and to keep uninvested cash balances at minimum levels.

  The Company's financial instruments consist of cash, cash equivalents, accounts receivable, accounts payable, other accrued liabilities and long-term debt. Except for long-term debt, the carrying amounts of such financial instruments approximate fair value due to their short maturities. The fair value of the Company's long- term debt at December 31, 1999 is based on quoted market values. The fair value of the senior notes included in long term debt at March 29, 2000 is estimated at 75% of face value. The estimated fair value has been determined by the Company using available market information. This estimate is not necessarily indicative of the amounts that the Company would realize in the event of debt retirement.

(4) ACCOUNTS RECEIVABLE--ALLOWANCE FOR DOUBTFUL ACCOUNTS

  Prior to the acquisitions discussed in Note 2 "Acquisitions", the Company had no accounts receivable. At acquisition, the accounts receivable of the Acquired Companies were recorded at fair market value. The allowance for doubtful accounts at December 31, 1997 represents the provision charged to operations for the period November 12, 1997 through December 31, 1997.

  The Company's financial instruments consist of cash, cash equivalents, accounts receivable, accounts payable, other accrued liabilities and long-term debt. Except for long-term debt, the carrying amounts of such financial instruments approximate fair value due to their short maturities. The fair value of the Company's long-term debt at December 31, 1999 is based on quoted market values. The fair value of long-term debt was not materially different from its carrying amount.

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)

(4) ACCOUNTS RECEIVABLE--ALLOWANCE FOR DOUBTFUL ACCOUNTS

  Prior to the acquisitions discussed in Note 2 "Acquisitions", the Company had no accounts receivable. At acquisition, the accounts receivable of the Acquired Companies were recorded at fair market value. The allowance for doubtful accounts at December 31, 1997 represents the provision charged to operations for the period November 12, 1997 through December 31, 1997.

                             BALANCE             NET INCREASE/
                               AT     PROVISION   DEDUCTIONS    BALANCE
                            BEGINNING CHARGED TO     FROM       AT END
                            OF PERIOD OPERATIONS   ALLOWANCE   OF PERIOD
                            --------- ---------- ------------- ---------
                                              ($000'S)
   Year Ended December 31,
    1999...................   $ 164     $ 413        $   2       $ 579
   Year Ended December 31,
    1998...................   $  32     $ 216        $ (84)      $ 164
   Year Ended December 31,
    1997...................   $ --      $  32        $ --        $  32

(5) PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                                  ($000'S)
   Office furniture and equipment............................. $ 1,392  $ 2,680
   Conferencing equipment.....................................   9,926   13,913
   Computer equipment.........................................   2,672    4,263
   Capitalized lease equipment................................     747      825
   Leasehold improvements.....................................     343    1,613
                                                               -------  -------
                                                                15,080   23,294
   Less: accumulated depreciation.............................  (3,093)  (5,480)
                                                               -------  -------
                                                               $11,987  $17,814
                                                               =======  =======

(6) GOODWILL AND INTANGIBLE ASSETS

  Goodwill and intangible assets consist of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                                  ($000'S)
   Goodwill................................................... $41,457  $66,833
   Developed technology.......................................   1,930    1,930
   Assembled workforce........................................   1,088      870
   Non-compete agreements.....................................     --     1,173
   Computer software..........................................     --       144
                                                               -------  -------
                                                                44,475   70,950
   Less: accumulated amortization.............................  (2,796)  (6,856)
                                                               -------  -------
                                                               $41,679  $64,094
                                                               =======  =======

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)

(7) REVOLVING LINE OF CREDIT

  On October 6, 1998, the Company executed a two year, $15.0 million credit facility (the "Credit Facility") with Coast Business Credit, a division of Southern Pacific Bank. The Credit Facility provides for (i) a term loan in the principal amount of $1.5 million, (ii) a term loan of up to 80% of the purchase price of new and used equipment, not to exceed $4.0 million, and
(iii) a revolving loan based on a percentage of eligible accounts receivable. Loans under the Credit Facility bear interest at the higher of 7% or the Prime Rate plus 1 1/2%, and interest is based on a minimum outstanding principal balance of the greater of $5.0 million or 33% of the available Credit Facility. The Credit Facility includes certain early termination fees. The Credit Facility is secured by the assets of each of the Acquired Companies and the assets of VIALOG Corporation, excluding the ownership interest in each of the Acquired Companies. The Company is required to maintain compliance with certain financial ratios and tests, including a debt service coverage ratio and minimum net worth level. The Company is in compliance with all covenants contained in the Credit Facility at December 31, 1999.

  The average amount of short-term borrowings outstanding during 1999 was approximately $3.3 million with a maximum outstanding of approximately $4.8 million. The weighted average interest rate on December 31, 1999 and for the year then ended was 9.52%.

(8) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                      DECEMBER 31, DECEMBER 31,
                                                          1998         1999
                                                      ------------ ------------
                                                              ($000'S)
   12 3/4% Senior Notes Payable, due November 15,
    2001, net of unamortized discount of $3,115 and
    $2,027, respectively.............................   $71,885      $72,973
   Term loans........................................     3,030        4,655
   Capitalized lease obligations.....................       669          525
   Other long-term debt..............................        70            6
                                                        -------      -------
   Total long-term debt..............................    75,654       78,159
   Less current portion..............................     1,465        2,332
                                                        -------      -------
   Total long-term debt, less current portion........   $74,189      $75,827
                                                        =======      =======

NOTES PAYABLE

  On February 24, 1997, VIALOG issued $500,000 of 8% promissory notes due on the earlier of (a) ten days following the closing of an initial public offering or (b) one year from their issue date. Warrants to purchase 111,118 common shares at an exercise price of $4.50 were issued in conjunction with the promissory notes. The value of the warrants was determined using the minimum value method. The value of the warrants at the date of issuance totaled $129,000 and was amortized as interest expense. The warrants may be exercised between November 1997 and February 1999. In November 1997, the promissory notes were repaid, including accrued interest, from the proceeds of the Private Placement, which was completed on November 12, 1997. In conjunction with the Private Placement, the warrants issued to the note holders were increased to a total of 153,378 in accordance with anti-dilution provisions contained in the promissory notes. An aggregate of 99,696 shares of common stock were issued in February and March 1999 at a price of $3.26 per share upon the exercise of warrants by note holders.

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)


CONVERTIBLE BRIDGE FACILITY

  In October, 1997, the Company completed a private placement to certain of its existing investors of $255,500 of 10% subordinated convertible promissory notes due on the earlier of (a) five days after the closing of a sale of the Company's equity securities or debt securities for an aggregate price of $50.0 million or more, or (b) January 1, 1998. The notes were convertible at the option of the holders at any time prior to and including the due date into such number of shares of the Company's common stock as determined by dividing the aggregate unpaid principal amount of the notes by the conversion price of $2.00 per share, subject to adjustment pursuant to the terms of the notes. The conversion price of $2.00 per share was equal to the estimated fair market value of the Company's common stock on the date of issuance. In November 1997, the notes were converted into 127,750 shares of the Company's common stock.

SENIOR NOTES PAYABLE

  On November 12, 1997, VIALOG completed a Private Placement of $75.0 million of Senior Notes, Series A. The Senior Notes bear interest at 12 3/4% per annum, payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1998. The Senior Notes are guaranteed by the Acquired Companies (see Note 18) and mature on November 15, 2001 and are redeemable in whole or in part at the option of VIALOG on or after November 15, 1999 at 110% of the principal amount thereof, and on or after November 15, 2000 at 105% of the principal amount thereof, in each case together with accrued interest to the date of redemption. In addition, there are certain other early redemption options available to VIALOG at any time on or prior to November 15, 1999 at certain premiums, as specified in the indenture pursuant to which the Senior Notes were issued (the "Indenture"). In the event of a change in control, as defined in the Indenture, the Company may be required to repurchase all of the outstanding Senior Notes at 101% of the principal amount plus accrued interest and additional interest, if any. The Indenture contains restrictive covenants with respect to the Company that among other things, create limitations (subject to certain exceptions) on (i) the incurrence of additional indebtedness, (ii) the ability of VIALOG to purchase, redeem or otherwise acquire or retire any VIALOG common stock or warrants, rights or options to acquire VIALOG common stock, to retire any subordinated indebtedness prior to final maturity or to make investments in any person, (iii) certain transactions with affiliates, (iv) the ability to materially change the present method of conducting business, (v) the granting of liens on property or assets, (vi) mergers, consolidations and the disposition of assets, (vii) declaring and paying any dividends or making any distribution on shares of common stock, and (viii) the issuance or sale of any capital stock of the Company's subsidiaries. The Indenture does not require VIALOG to maintain compliance with any financial ratios or tests, except with respect to certain restrictive covenants noted above. The Company is in compliance with all covenants contained in the Indenture at December 31, 1999. Warrants to purchase 1,059,303 common shares at an exercise price of $.01 per share were issued in conjunction with the Senior Notes. Of the total issued, 756,645 warrants were attached to the Senior Notes and 302,658 were issued to Jefferies and Company, Inc., the initial purchaser of the Senior Notes, as part of its compensation for services rendered in connection with such offering. The value of the warrants attached to the Senior Notes was $4.4 million and was recorded as debt discount and additional paid-in capital. The value of the warrants issued, which represented additional consideration to the initial purchaser of the Senior Notes, was $1.7 million and was recorded as deferred debt issuance costs. In addition, the Company incurred commissions of $3.8 million and legal and other costs of $2.1 million. The deferred debt issuance costs are being amortized over the life of the Senior Notes. The warrants may be exercised between November 1997 and November 2001. The proceeds from the Senior Notes were used to complete the acquisitions (see
Note 2 "Acquisitions"), repay outstanding indebtedness and fund working capital requirements. On February 12, 1998, VIALOG offered to exchange (the "Exchange Offer") Senior Notes, Series B for Senior Notes, Series A. The form and terms of the Senior Notes, Series B are identical in all material respects to the form and terms of the Senior Notes, Series A except for certain transfer restrictions and

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)

registration rights relating to the Senior Notes, Series A. The Exchange Offer terminated on March 26, 1998 with all of the Senior Notes, Series A being exchanged by investors for Senior Notes, Series B.

INTEREST INCOME (EXPENSE), NET

  Interest income (expense), net consists of the following:

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------  --------  --------
                                                           ($000'S)
   Interest income................................ $    56  $    233  $     69
   Interest expense...............................  (1,922)  (12,862)  (13,593)
                                                   -------  --------  --------
     Interest income (expense), net............... $(1,866) $(12,629) $(13,524)
                                                   =======  ========  ========

(9) ACCRUED EXPENSES

  Accrued expenses consist primarily of the following:

                                                      DECEMBER 31, DECEMBER 31,
                                                          1998         1999
                                                      ------------ ------------
                                                              ($000'S)
   Accrued payroll and related costs.................       692          913
   Accrued acquisition and financing related costs...     1,122          --
   Accrued restructuring and severance related
    costs............................................       --           964
   Accrued other.....................................     1,572        1,442
                                                         ------       ------
                                                         $3,386       $3,319
                                                         ======       ======

(10) COMMITMENTS AND CONTINGENCIES

 (a) Lease Commitments

  The Company conducts its operations primarily in leased facilities under operating lease arrangements expiring on various dates through May 2008. Certain long-term capital leases have been included in property and equipment and long-term debt in the accompanying consolidated balance sheets.

  Future minimum lease payments under capital and operating leases with initial terms of one year or more are as follows:

   YEAR ENDING DECEMBER 31,                     CAPITAL LEASES OPERATING LEASES
   ------------------------                     -------------- ----------------
                                                           ($000'S)
   2000........................................      $428          $ 2,716
   2001........................................       140            2,490
   2002........................................         1            2,353
   2003........................................       --             2,215
   2004........................................       --             2,073
   Thereafter..................................       --             1,549
                                                     ----          -------
   Total minimum lease payments................       569          $13,396
                                                                   =======
   Less: Amount representing interest on capi-
    tal leases.................................       (44)
                                                     ----
   Present value of minimum lease payments at
    December 31, 1999..........................      $525
                                                     ====

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)

  Total operating lease rental expense for VIALOG for the years ended December 31, 1997, 1998 and 1999 were $198,000, $1.5 million, and $2.2 million respectively.

 (b) Subsequent Event (Unaudited)

  The Company is in the process of combining its corporate offices and its Cambridge, Massachusetts operating center into a new leased facility located in Bedford, Massachusetts. The Company anticipates relocating into the new leased facility during the second and third quarters of 2000. The lease for the Bedford facility, which was signed on March 3, 2000, provides for a total of approximately 27,868 square feet at a base rate of $24.00 per square foot (escalating to $25.00 per square foot in years four through five of the lease) with an expiration date of May 15, 2005. The effect of this lease will be to increase the annual lease payments as follows:

   YEAR
  ENDING
 DECEMBER
   31,      ($000'S)
 --------   --------
   2000      $  501
   2001         669
   2002         669
   2003         690
   2004         697
Thereafter      174
             ------
             $3,400
             ======

(11) NON-RECURRING CHARGES

  The results for the year ended December 31, 1998 include a non-recurring charge of $1.2 million related to the consolidation of the Atlanta and Montgomery Operating Centers. In accordance with the consolidation plan, the Atlanta Operating Center remained staffed through January 1999, after which time the Atlanta facility was vacated and its traffic managed by conference coordinators in the Montgomery Center as well as other Operating Centers. The non-recurring charge includes (i) $373,000 associated with personnel reductions of approximately 45 operator, customer service, technical support and general and administrative positions in the Atlanta Center, (ii) $400,000 associated with lease costs for the Atlanta facility from the exit date through the lease termination date (net of estimated sublease income), (iii) $135,000 associated with legal fees and other exit costs, (iv) $77,000 associated with the disposal of furniture and equipment in both the Atlanta and Montgomery Centers, and (v) $215,000 associated with the impairment of intangible assets (assembled workforce) in the Atlanta Center. During the years ended December 31, 1998 and 1999, the Company paid out approximately $324,000 and $166,000, respectively. At December 31, 1999, approximately $443,000 of the original accrual for the non-recurring charge was remaining for estimated costs still to be incurred related to the consolidation.

  Components of the non-recurring charge recorded in 1998, amounts incurred through December 31, 1999, and adjustments to the charge are as follows:


                                  AMOUNT            AMOUNT
                           1998  INCURRED BALANCE  INCURRED ADJUSTMENTS BALANCE
                          CHARGE   1998   12/31/98   1999    TO CHARGE  12/31/99
                          ------ -------- -------- -------- ----------- --------
                                                 ($000'S)
People Related Costs....  $  373   $315     $ 58     $  4      $(54)      $--
Facility Related Costs..     400    --       400      159       202        443
Other Related Costs.....     135      8      127        3      (124)       --
Impairment of intangible
 assets and leasehold
 improvements...........     292      1      291      267       (24)       --
                          ------   ----     ----     ----      ----       ----
  Totals................  $1,200   $324     $876     $433      $--        $443
                          ======   ====     ====     ====      ====       ====

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)


  The results for the year ended December 31, 1999 include a $3.0 million non-recurring charge related to the consolidation of four of the Company's Operating Centers. The Operating Centers affected include Oradell, New Jersey and Danbury, Connecticut, which the Company closed in the third quarter of 1999; and Houston, Texas, and Palm Springs, California, which the Company closed in the fourth quarter of 1999. In conjunction with these closings, the Company expanded its other facilities to accommodate the transitioned business. In addition, the Company plans to combine its Corporate offices and its Cambridge Center in the first half of 2000. The non-recurring charge includes (i) approximately $1.2 million associated with facility lease costs from the exit dates through the lease termination dates (net of estimated sublease income), (ii) $860,000 associated with personnel reductions of approximately 130 conference coordinators, customer service, technical support, and general and administrative positions, (iii) $683,000 associated with the impairment of intangible assets, (iv) $150,000 associated with legal fees and other exit costs, and (v) $114,000 associated with the write-off of leasehold improvements. During the year ended December 31, 1999, the Company paid out approximately $690,000 related primarily to personnel reductions and facility closings, and wrote off approximately $695,000 of intangible assets and leasehold improvements related to the closed Operating Centers. At December 31, 1999, approximately $1.6 million of the original accrual for the non-recurring charge was remaining for estimated costs still to be incurred related to the consolidation.

  Components of the non-recurring charge recorded in 1999 and amounts incurred through December 31, 1999 are as follows:

                                                               AMOUNT
                                                        1999  INCURRED BALANCE
                                                       CHARGE   1999   12/31/99
                                                       ------ -------- --------
                                                               (000'S)
People Related Costs.................................. $  860  $  401   $  459
Facility Related Costs................................  1,175     139    1,036
Other Related Costs...................................    150     150       --
Impairment of intangible assets and leasehold
 improvements.........................................    797     695      102
                                                       ------  ------   ------
  Total............................................... $2,982  $1,385   $1,597
                                                       ======  ======   ======

  Of the remaining balance from the 1998 and 1999 restructurings, approximately $964,000 is included in short-term liabilities at December 31, 1999.

(12) PROVISION FOR INCOME TAXES

  Income tax (expense) benefit for the years ended December 31, 1997, 1998 and 1999 consists of the following:

                                                         CURRENT DEFERRED TOTAL
                                                         ------- -------- -----
                                                                (000'S)
   December 31, 1997
     Federal............................................  $ --    $(398)  $(398)
     State..............................................    --     (124)   (124)
                                                          -----   -----   -----
                                                          $ --    $(522)  $(522)
                                                          =====   =====   =====
   December 31, 1998
     Federal............................................  $ --    $ --    $ --
     State..............................................   (125)     99     (26)
                                                          -----   -----   -----
                                                          $(125)  $  99   $ (26)
                                                          =====   =====   =====
   December 31, 1999
     Federal............................................  $ --    $ --    $ --
     State..............................................    (53)   (111)   (164)
                                                          -----   -----   -----
                                                          $ (53)  $(111)  $(164)
                                                          =====   =====   =====

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)


  Income tax (expense) benefit differed from the amounts computed by applying the U.S. statutory federal income tax rate of 34% as a result of the following:

                                                      1997     1998     1999
                                                     -------  -------  -------
                                                            ($000'S)
   Computed "expected" tax benefit.................. $ 5,202  $ 4,029  $ 4,065
   State and local income taxes, net of federal tax
    benefit.........................................     918      754     (102)
   Nondeductible amounts and other differences......    (167)    (186)    (338)
   Change in valuation allowance for deferred taxes
    allocated to Federal income tax expense.........  (6,469)  (4,772)  (3,789)
   Other............................................      (6)     149      --
                                                     -------  -------  -------
     Tax (expense) benefit.......................... $  (522) $   (26) $  (164)
                                                     =======  =======  =======

  The tax effects of temporary differences that give rise to significant portion of deferred tax assets and liabilities are presented below:

                                                              1998      1999
                                                            --------  --------
                                                                ($000'S)
   Deferred tax assets (liabilities)
     Organizational expenditures and start-up costs........ $  1,795  $  1,280
     Accrual to cash accounting adjustment.................     (126)     (115)
     Purchased in-process R&D and other intangibles
      amortized for tax purposes over 15 years.............    3,031     2,236
     Federal and state net operating loss carryforwards....    6,198    11,215
     Capital loss and charitable contribution
      carryforwards........................................        3         5
     Property and equipment................................     (441)   (1,231)
     Bad debts.............................................       66       375
     Original issue discount amortization..................       96       126
     Non-recurring charge..................................      246        92
     Deferred compensation.................................      409       274
     Other.................................................       63     1,398
     Valuation allowance...................................  (11,241)  (15,606)
                                                            --------  --------
       Net deferred tax asset.............................. $     99  $     49
                                                            ========  ========

  VIALOG had net operating loss carryforwards of $28.8 million at December 31, 1999, of which $3.9 million expires in 2013 and $24.9 million expires between 2018 and 2020. Utilization of the net operating losses may be subject to an annual limitation provided by change in ownership provisions of Section 382 of the Internal Revenue Code of 1986 and similar state provisions.

  In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based on management's projections for future taxable income, a valuation allowance has been established for the deferred tax assets.

  In accordance with FAS 109, the accounting for the tax benefits of acquired deductible temporary differences, which are not recognized at the acquisition date because a valuation allowance is established, and are recognized subsequent to the Acquisitions will be applied first to reduce to zero any goodwill and other noncurrent intangible assets related to the acquisitions. Any remaining benefits would be recognized as a reduction of income tax expense. As of December 31, 1999, $144,000 of the Company's net operating loss carryforward deferred tax asset of $11.2 million pertains to the Acquired Companies and $2,000 of the

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)

Company's $5,000 capital loss and charitable contribution carryforward deferred tax asset pertains to the Acquired Companies, the future benefit of which will be applied first to reduce to zero any goodwill and other noncurrent intangible assets related to the acquisitions prior to reducing the Company's income tax expense.

(13) STOCKHOLDERS' EQUITY

 (a) Common Stock Split

  On October 16, 1997, the Board of Directors approved a 2-for-1 stock split of VIALOG's common stock. All prior periods have been restated to reflect this stock split effected as a recapitalization.

 (b) Preferred Stock

  On February 14, 1997, the stockholders voted to authorize 10,000,000 shares of preferred stock. No shares of preferred stock are issued and outstanding.

 (c) Warrants

  During 1997, VIALOG issued warrants to purchase common stock in connection with certain financing transactions (see Note 8 "Long-Term Debt").

(14) EMPLOYEE BENEFIT PLANS

 (a) The 1999 Stock Plan

  On April 29, 1999 and July 29, 1999, the Board of Directors and VIALOG's stockholders, respectively, approved VIALOG's 1999 Stock Plan (the "1999 Plan"). The purpose of the 1999 Plan is to provide directors, officers, key employees, consultants and other service providers with additional incentives by increasing their ownership interests in VIALOG. Individual awards under the plan may take the form of one or more of: (i) incentive stock options ("ISOs"); (ii) non-qualified stock options ("NQSOs"); (iii) stock appreciation rights ("SARs"); and (iv) stock purchases or awards.

  The Compensation Committee administers the 1999 Plan and generally selects the individuals who will receive awards and the terms and conditions of those awards. The maximum number of shares of common stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed 1,500,000 shares as of December 31, 1999. Shares of common stock attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

  The 1999 Plan will remain in effect until April 29, 2009 unless terminated earlier by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of VIALOG, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation by the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted.

 (b) The 1996 Stock Plan

  On February 14, 1996, the Board of Directors and VIALOG's stockholders approved VIALOG's 1996 Stock Plan (the "1996 Plan"). The purpose of the 1996 Plan is to provide directors, officers, key employees, consultants and other service providers with additional incentives by increasing their ownership interests in VIALOG. Individual awards under the plan may take the form of one or more of: (i) incentive stock options ("ISOs"); (ii) non-qualified stock options ("NQSOs"); (iii) stock appreciation rights ("SARs"); and
(iv) restricted stock.

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)


  The Compensation Committee administers the Plan and generally selects the individuals who will receive awards and the terms and conditions of those awards. The maximum number of shares of common stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed 3,250,000 shares as of December 31, 1998 and 1999. Shares of common stock attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

  The 1996 Plan will remain in effect until February 14, 2006 unless terminated earlier by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of VIALOG, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation by the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted.

  The following is a summary of stock option activity:

                                                                WEIGHTED AVERAGE
                                                      SHARES     EXERCISE PRICE
                                                     ---------  ----------------
   Options outstanding at December 31, 1996......... 1,095,132       $0.45
     Granted........................................   763,849        4.14
     Exercised......................................  (104,000)       0.03
     Cancelled......................................  (412,580)       1.06
                                                     ---------       -----
   Options outstanding at December 31, 1997......... 1,342,401        2.40
     Granted........................................   823,175        6.60
     Exercised......................................  (215,334)       0.98
     Cancelled......................................  (354,680)       4.96
                                                     ---------       -----
   Options outstanding at December 31, 1998......... 1,595,562        4.19
     Granted........................................ 1,440,878        5.49
     Exercised......................................  (410,240)       1.00
     Cancelled......................................  (678,658)       6.03
                                                     ---------       -----
   Options outstanding at December 31, 1999......... 1,947,542       $5.18
                                                     =========       =====

  The options generally vest in equal quarterly installments over 3 years and have a 10 year term. At December 31, 1997, 1998 and 1999, 467,771, 551,704, and 747,100 options, respectively, were exercisable at weighted average exercise prices of $1.03, $1.79, and $5.17 per share, respectively. At December 31, 1999, there were 1,754,048 additional shares available for grant under the Plans.

  The following is a summary of options outstanding and exercisable at December 31, 1999:

                              OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                 --------------------------------------------- ----------------------------
     RANGE OF      NUMBER                     WEIGHTED AVERAGE   NUMBER
     EXERCISE    OUTSTANDING WEIGHTED AVERAGE    REMAINING     EXERCISABLE WEIGHTED AVERAGE
      PRICES     AT 12/31/99  EXERCISE PRICE  CONTRACTUAL LIFE AT 12/31/99  EXERCISE PRICE
     --------    ----------- ---------------- ---------------- ----------- ----------------
   $0.025-$2.00     221,000       $ 1.88            7.1 years    192,588        $1.86
   $3.11-$3.56      582,288         3.39            9.6           43,578         3.33
   $4.03-$4.63      166,250         4.08            9.3           22,500         4.03
   $5.75            748,538         5.75            8.5          332,305         5.75
   $7.00-$10.00     450,504         8.38            9.0          156,129         8.69
                  ---------                                      -------
                  1,947,542         5.18            8.8          747,100         5.17
                  =========                                      =======

  In 1997, modifications were made to the vesting and expiration periods of certain outstanding options. Compensation expense of $958,000 has been recorded in 1997 in connection with these modifications.

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)


  VIALOG applies APB Opinion No. 25 accounting for stock issued to employees in accounting for its Plan and, accordingly, compensation cost is only recognized in the financial statements for stock options granted to employees when the fair value on the grant date exceeds the exercise price. Had VIALOG determined compensation cost based on the fair value at grant date for its stock options under SFAS No. 123, its net loss would have been increased to the pro forma amounts indicated below:

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1997      1998      1999
                                                   --------  --------  --------
                                                    ($000'S EXCEPT PER SHARE
                                                             DATA)
   Net loss
     As reported.................................. $(15,821) $(11,877) $(12,120)
     Pro forma.................................... $(15,901) $(12,588) $(13,078)
   Loss per share
     As reported.................................. $  (5.48) $  (3.27) $  (1.53)
     Pro forma.................................... $  (5.50) $  (3.47) $  (1.65)

  The per share weighted-average fair value of stock options granted during 1997, 1998 and 1999, respectively, were $1.00, $4.40, and $3.69 for ISOs and $1.30, $6.42 and $4.78 for NQSOs on the date of grant. The pro forma amounts were determined using the Black-Scholes Valuation Model with the following key assumptions; (i) a 75% volatility factor for 1997 and 1998 based on comparable companies and 93% for 1999 based on the Company's average trading price since the IPO; (ii) no dividend yield; (iii) a discount rate equal to the rates available on U.S. Treasury Strip (zero coupon) bonds on the grant dates of 5.88%, 4.45% and 5.08% in 1997, 1998 and 1999, respectively, and (iv) an average option life of five years for all periods.

 (c) VIALOG Retirement Plan

  VIALOG maintains a defined contribution retirement plan (the "VIALOG Plan") under Section 401(k) of the Internal Revenue Code which is available to all eligible employees. The VIALOG Plan provides various alternative investment funds in which the employee may elect to contribute pre-tax savings on a tax deferred basis. Employee contributions to the VIALOG Plan vest with the employee immediately.

 (d) Employment Agreements

  Certain of the executive officers of VIALOG have entered into employment agreements with VIALOG which provide for severance payments in the event their employment is terminated prior to the expiration of their employment terms. The severance terms range from six months to three years, depending on the timing and circumstances of the termination.

(15) RELATED PARTY TRANSACTIONS

  The following summarizes the significant related party transactions:

    (a) During 1997, 1998 and 1999, VIALOG paid approximately $1.8 million, $845,000 and $692,000, respectively, for legal fees to a firm having a member who is also a director of VIALOG.

    (b) For certain months during the years ended December 31, 1997, 1998, and 1999 one of VIALOG's stockholders provided consulting services to VIALOG for a monthly fee of $10,000.

    (c) In 1999, TCC generated revenues of $178,184 for teleconferencing services provided to customers of a company owned by the spouse of a stockholder of VIALOG.

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)


    (d) VIALOG has implemented a policy whereby neither VIALOG nor any subsidiary (which includes the Acquired Companies) will enter into contracts or business arrangements with persons or entities owned in whole or in part by officers or directors of VIALOG or any subsidiary except on an arms-length basis and with the approval of VIALOG's Board of Directors. VIALOG's bylaws require that any approval must be by a majority of the independent directors then in office who have no interest in such contract or transaction.

(16) SUPPLEMENTAL CONSOLIDATING CONDENSED FINANCIAL INFORMATION

  The 12 3/4% Senior Notes due November 15, 2001, in the aggregate principal amount of $75.0 million, are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's subsidiaries. Each of the guarantors is a wholly-owned subsidiary of the Company. Summarized financial information of the Company and its subsidiaries is presented below as of and for the years ended December 31, 1997, 1998 and 1999. Separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented because management has determined that they are not material to investors.

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)

                          VIALOG                      CALL
                           CORP.   ACCESS     CSI    POINTS    TCC    AMERICO   CDC    ELIMINATIONS CONSOLIDATED
                          -------  -------  -------  -------  ------  -------  ------  ------------ ------------
                                                             ($000'S)
BALANCE SHEET
INFORMATION AS OF
DECEMBER 31, 1997
Total current assets....  $11,799  $   725  $   431  $ 1,506  $  556  $    5   $  488    $    --      $ 15,510
Property and equipment,
net.....................       70    3,306      961    1,617     883     611       96         --         7,544
Goodwill and intangible
assets, net.............      --    15,899   15,202    3,872   3,945   2,970    2,503                   44,391
Other assets............    7,430       34       86      --       12      73        3         --         7,638
                          -------  -------  -------  -------  ------  ------   ------    --------     --------
 Total assets...........  $76,420  $19,964  $16,680  $ 6,995  $5,396  $3,659   $3,090    $(57,121)    $ 75,083
                          =======  =======  =======  =======  ======  ======   ======    ========     ========
Current liabilities.....  $ 3,145  $ 1,976  $   471  $   824  $  680  $1,038   $  117    $     --     $  8,251
Long-term debt..........   70,797       24      449      --      195      74      --          --        71,539
Other liabilities.......      --       155      --       --      --      --        20         --           175
Stockholders' equity
(deficit)...............    2,478   17,809   15,760    6,171   4,521   2,547    2,953     (57,121)      (4,882)
                          -------  -------  -------  -------  ------  ------   ------    --------     --------
 Total liabilities and
 stockholders' equity
 (deficit)..............  $76,420  $19,964  $16,680  $ 6,995  $5,396  $3,659   $3,090    $(57,121)    $ 75,083
                          =======  =======  =======  =======  ======  ======   ======    ========     ========
STATEMENT OF OPERATIONS
INFORMATION FOR THE YEAR
ENDED DECEMBER 31,
1997(1)
Net revenues............  $   --   $ 1,620  $   854  $ 1,142  $  567  $  290   $  353    $    (10)    $  4,816
Cost of revenues, ex-
cluding Depreciation....      --       709      322      806     279     212      174         (10)       2,492
Selling, general and ad-
ministrative Expenses...    6,117      403       93      159     190     134       82         --         7,178
Depreciation expense....       10       80       60       79      27       9        8         --           273
Amortization of goodwill
and Intangibles.........      --       103      108       33      26      20       16         --           306
Write-off of in-process
research and Develop-
ment....................      --     2,200    3,400    2,000     120     160      120         --         8,000
                          -------  -------  -------  -------  ------  ------   ------    --------     --------
 Operating loss.........   (6,127)  (1,875)  (3,129)  (1,935)    (75)   (245)     (47)        --       (13,433)
Interest income (ex-
pense), net.............   (1,828)     (16)     (12)       2      (4)     (8)     --          --        (1,866)
                          -------  -------  -------  -------  ------  ------   ------    --------     --------
 Loss before taxes......   (7,955)  (1,891)  (3,141)  (1,933)    (79)   (253)     (47)        --       (15,299)
Income tax expense......     (522)     --       --       --      --      --       --          --          (522)
                          -------  -------  -------  -------  ------  ------   ------    --------     --------
 Net loss...............  $(8,477) $(1,891) $(3,141) $(1,933) $  (79) $ (253)  $  (47)   $    --      $(15,821)
                          =======  =======  =======  =======  ======  ======   ======    ========     ========
CASH FLOW INFORMATION
FOR THE YEAR ENDED
DECEMBER 31, 1997(1)
Cash flows provided by
(used in) operating ac-
tivities................  $(7,072) $ 1,663  $   407  $   320  $   65  $  264   $  205    $    --      $ (4,148)
Cash flows provided by
(used in) investing ac-
tivities................  (54,281)     192       90      169      56      (8)      20         --       (53,762)
Cash flows provided by
(used in) financing ac-
tivities................   69,412   (1,415)    (546)       7     (75)   (189)     (47)        --        67,140
                          -------  -------  -------  -------  ------  ------   ------    --------     --------
Net increase in cash and
cash Equivalents........    8,059      440      (49)     489      46      67      178         --         9,230
Cash and cash equiva-
lents at the beginning
of year.................      337      --       --       --      --      --       --          --           337
                          -------  -------  -------  -------  ------  ------   ------    --------     --------
Cash and cash equiva-
lents at the end of
Year....................  $ 8,396  $   440  $   (49) $   489  $   46  $   67   $  178    $    --      $  9,567
                          =======  =======  =======  =======  ======  ======   ======    ========     ========

-----
(1) Represents operating results of the Acquired Companies from the date of Acquisition on November 12, 1997.

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)

                           VIALOG                      CALL
                           CORP.    ACCESS     CSI    POINTS    TCC    AMERICO   CDC    ELIMINATIONS CONSOLIDATED
                          --------  -------  -------  -------  ------  -------  ------  ------------ ------------
                                                              ($000'S)
BALANCE SHEET
INFORMATION AS OF
DECEMBER 31, 1998
Total current assets....  $ (3,873) $ 4,845  $ 2,492  $ 3,843  $1,620  $ (746)  $  628    $    --      $  8,809
Property and equipment,
net.....................       561    5,914    1,642    2,054     994     605      217         --        11,987
Investment in subsidiar-
ies.....................    57,121      --       --       --      --      --       --      (57,121)         --
Goodwill and intangible
assets, net.............       --    15,021   14,120    3,617   3,738   2,812    2,371         --        41,679
Other assets............     6,351      260       79      --       27      66        8         --         6,791
                          --------  -------  -------  -------  ------  ------   ------    --------     --------
 Total assets...........  $ 60,160  $26,040  $18,333  $ 9,514  $6,379  $2,737   $3,224    $(57,121)    $ 69,266
                          ========  =======  =======  =======  ======  ======   ======    ========     ========
Current liabilities.....  $  5,695  $ 2,052  $ 1,055  $ 1,416  $  550  $  337   $   82    $    --      $ 11,187
Long-term debt, exclud-
ing current portion.....    73,814        8      209      --       88      70      --          --        74,189
Other liabilities.......       --       187      264      --      --      --        31         --           482
Stockholders' equity
(deficit)...............   (19,349)  23,793   16,805    8,098   5,741   2,330    3,111     (57,121)     (16,592)
                          --------  -------  -------  -------  ------  ------   ------    --------     --------
 Total liabilities and
 stockholders' equity
 (deficit)..............  $ 60,160  $26,040  $18,333  $ 9,514  $6,379  $2,737   $3,224    $(57,121)    $ 69,266
                          ========  =======  =======  =======  ======  ======   ======    ========     ========
STATEMENT OF OPERATIONS
INFORMATION FOR THE YEAR
ENDED DECEMBER 31, 1998
Net revenues............  $    --   $18,361  $ 7,594  $10,144  $5,936  $2,824   $2,682    $   (721)    $ 46,820
Cost of revenues, ex-
cluding
depreciation............         3    8,506    3,225    6,749   3,189   1,712    1,658        (721)      24,321
Selling, general and ad-
ministrative expenses...     9,972    1,318      679      626     967   1,001      633         --        15,196
Depreciation expense....        81    1,458      413      450     252     115       66         --         2,835
Amortization of goodwill
and intangibles.........       --       881      865      253     204     156      131         --         2,490
Non-recurring charge....       --       --     1,200      --      --      --       --          --         1,200
                          --------  -------  -------  -------  ------  ------   ------    --------     --------
 Operating income
 (loss).................   (10,056)   6,198    1,212    2,066   1,324    (160)     194         --           778
Interest income (ex-
pense), net.............   (12,521)       8      (63)     --      (35)    (25)       7         --       (12,629)
                          --------  -------  -------  -------  ------  ------   ------    --------     --------
 Loss before income tax
 expense................   (22,577)   6,206    1,149    2,066   1,289    (185)     201         --       (11,851)
Income tax expense......       --       (26)     --       --      --      --       --          --           (26)
                          --------  -------  -------  -------  ------  ------   ------    --------     --------
 Net income (loss)......  $(22,577) $ 6,180  $ 1,149  $ 2,066  $1,289  $ (185)  $  201    $    --      $(11,877)
                          ========  =======  =======  =======  ======  ======   ======    ========     ========
CASH FLOW INFORMATION
FOR THE YEAR ENDED
DECEMBER 31, 1998
Cash flows provided by
(used in) operating ac-
tivities................  $(11,980) $ 3,992  $ 1,525  $   459  $  459  $   98   $   29    $    --      $ (5,418)
Cash flows used in in-
vesting activities......    (1,065)  (4,066)  (1,171)    (887)   (363)   (109)    (187)        --        (7,848)
Cash flows provided by
(used in) financing ac-
tivities................     4,739     (366)    (244)     --     (142)    (56)     --          --         3,931
                          --------  -------  -------  -------  ------  ------   ------    --------     --------
Net increase (decrease)
in cash and cash equiva-
lents...................    (8,306)    (440)     110     (428)    (46)    (67)    (158)        --        (9,335)
Cash and cash equiva-
lents at the beginning
of period...............     8,396      440      (49)     489      46      67      178         --         9,567
                          --------  -------  -------  -------  ------  ------   ------    --------     --------
Cash and cash equiva-
lents at the end of pe-
riod....................  $     90  $   --   $    61  $    61  $  --   $  --    $   20    $    --      $    232
                          ========  =======  =======  =======  ======  ======   ======    ========     ========

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999--(CONTINUED)

                    VIALOG                      CALL                                                      ELIMIN-   CONSOL-
                    CORP.    ACCESS   CSI(1)   POINTS    TCC    AMERICO   CDC     ABCC     CPI     ABCI    ATIONS    IDATED
                   --------  -------  -------  -------  ------  -------  ------  -------  ------  ------  --------  --------
                                                              ($000'S)
BALANCE SHEET
INFORMATION AS OF
DECEMBER 31, 1999
Total current
assets...........  $(17,906) $13,891  $   --   $ 8,026  $3,739  $(1,072) $  327  $ 4,222  $  765  $1,078  $   (141) $ 12,929
Property and
equipment, net...       904    7,774      --     4,541     981      526     119    2,235     371     363       --     17,814
Investment in
subsidiaries.....    85,696      --       --       --      --       --      --       --      --      --    (85,696)      --
Goodwill and
intangible
assets, net......       --    13,881      --    16,635   3,532    2,513   2,156   14,409   5,556   5,412       --     64,094
Other assets.....     4,841      134      --        64      10       65       6      --      --       25      (761)    4,384
                   --------  -------  -------  -------  ------  -------  ------  -------  ------  ------  --------  --------
 Total assets....  $ 73,535  $35,680  $   --   $29,266  $8,262  $ 2,032  $2,608  $20,866  $6,692  $6,878  $(86,598) $ 99,221
                   ========  =======  =======  =======  ======  =======  ======  =======  ======  ======  ========  ========
Current
liabilities......  $ 10,571  $ 1,721  $   --   $   854  $  434  $    (1) $    9  $   574  $  164  $  150  $  2,376  $ 16,852
Long-term debt,
excluding current
portion..........    77,628      --       --        57      29       45     --       --      --      127    (2,059)   75,827
Other
liabilities......       525      --       --       419     --       589     222      --      735      49    (1,040)    1,499
Stockholders'
equity
(deficit)........   (15,189)  33,959      --    27,936   7,799    1,399   2,377   20,292   5,793   6,552   (85,875)    5,043
                   --------  -------  -------  -------  ------  -------  ------  -------  ------  ------  --------  --------
 Total
 liabilities and
 stockholders'
 equity
 (deficit).......  $ 73,535  $35,680  $   --   $29,266  $8,262  $ 2,032  $2,608  $20,866  $6,692  $6,878  $(86,598) $ 99,221
                   ========  =======  =======  =======  ======  =======  ======  =======  ======  ======  ========  ========
STATEMENT OF
OPERATIONS
INFORMATION FOR
THE YEAR ENDED
DECEMBER 31, 1999
Net revenues.....  $    --   $27,425  $   374  $15,178  $6,858  $ 1,385  $2,124  $ 9,248  $3,207  $3,350  $   (520) $ 68,629
Cost of revenues,
excluding
depreciation.....       --    12,480      236    8,435   3,326      857   1,635    3,079   1,580   1,279      (520)   32,387
Selling, general
and
administrative
expenses.........    15,075    2,060       26    1,520     988      261     359    1,440     782     931       --     23,442
Depreciation
expense..........       202    1,761       40    1,125     263      120     168      229     136     146       --      4,190
Amortization of
goodwill and
intangibles......       --       875       72    1,033     204      150     129      852     374     371       --      4,060
Non-recurring
charge...........       454      --       --       --      --       911     567      --      721     329       --      2,982
                   --------  -------  -------  -------  ------  -------  ------  -------  ------  ------  --------  --------
 Operating income
 (loss)..........   (15,731)  10,249      --     3,065   2,077     (914)   (734)   3,648    (386)    294       --      1,568
Interest income
(expense), net...   (13,426)       3       (4)     (30)    (20)     (13)    --       --        8     (42)      --    (13,524)
                   --------  -------  -------  -------  ------  -------  ------  -------  ------  ------  --------  --------
 Loss before
 income tax
 expense.........   (29,157)  10,252       (4)   3,035   2,057     (927)   (734)   3,648    (378)    252       --    (11,956)
Income tax
expense..........       --      (164)     --       --      --       --      --       --      --      --        --       (164)
                   --------  -------  -------  -------  ------  -------  ------  -------  ------  ------  --------  --------
 Net income
 (loss)..........  $(29,157) $10,088  $    (4) $ 3,035  $2,057  $  (927) $ (734) $ 3,648  $ (378) $  252  $    --   $(12,120)
                   ========  =======  =======  =======  ======  =======  ======  =======  ======  ======  ========  ========
CASH FLOW
INFORMATION FOR
THE YEAR ENDED
DECEMBER 31, 1999
Cash flows
provided by (used
in) operating
activities.......  $ (8,433) $ 3,580  $(1,454) $ 3,673  $  291  $    (4) $  132  $ 1,715  $  103  $  546  $    --   $    149
Cash flows used
in investing
activities.......   (29,641)  (3,621)   1,602   (3,612)   (250)     (41)    (70)  (1,701)    (70)    (51)      --   $(37,455)
Cash flows
provided by (used
in) financing
activities.......    38,370       (8)    (209)     (31)    (41)      45     --       --      --     (505)      --     37,621
                   --------  -------  -------  -------  ------  -------  ------  -------  ------  ------  --------  --------
Net increase
(decrease) in
cash and cash
equivalents......       296      (49)     (61)      30     --       --       62       14      33     (10)      --        315
Cash and cash
equivalents at
the beginning of
period...........        90      --        61       61     --       --       20      --      --      --        --        232
                   --------  -------  -------  -------  ------  -------  ------  -------  ------  ------  --------  --------
Cash and cash
equivalents at
the end of
period...........  $    386  $   (49) $   --   $    91  $  --   $   --   $   82  $    14  $   33  $  (10) $    --   $    547
                   ========  =======  =======  =======  ======  =======  ======  =======  ======  ======  ========  ========

----
(1) On January 31, 1999 this operating center was closed and merged into Call Points. The Statement of Operations and Cash Flow data for this operating center represents activity from January 1, 1999 through January 31, 1999.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Telephone Business Meetings, Inc.:

  We have audited the accompanying balance sheets of Telephone Business Meetings, Inc. ("Access") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1994, the period January 1, 1995 to April 9, 1995, the period April 10, 1995 to December 31, 1995, the year ended December 31, 1996 and for the period January 1, 1997 to November 12, 1997. These financial statements are the responsibility of Access' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telephone Business Meetings, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1994, the period January 1, 1995 to April 9, 1995, the period April 10, 1995 to December 31, 1995, the year ended December 31, 1996 and the period January 1, 1997 to November 12, 1997, in conformity with generally accepted accounting principles.

  As discussed in note 4 to the financial statements, effective April 10, 1995, Access repurchased all of the common stock of one of Access' founding stockholders, representing a 50% interest in Access. As a result of the change in control, the financial information for the periods after the change in control is presented on a different cost basis than that for the periods before the change in control and, therefore, is not comparable.

                                          KPMG LLP

Washington, D.C.
July 2, 1998

                       TELEPHONE BUSINESS MEETINGS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
                         ASSETS (NOTE 3)
Current assets:
  Cash and cash equivalents...................................... $  390 $  804
  Trade accounts receivable, less allowance for doubtful accounts of $33 and $206 at December 31, 1995 and December 31, 1996,
   respectively..................................................    802  1,103
  Prepaid expenses and other current assets......................    108    161
                                                                  ------ ------
    Total current assets.........................................  1,300  2,068
Property and equipment, net (note 2).............................  2,032  2,201
Restricted cash..................................................    105    110
Excess of purchase price over the fair value of the interest in net assets of the former stockholders, net of accumulated
 amortization of $12 and $28 at December 31, 1995 and December
 31, 1996 (note 4)...............................................    231    215
Other assets.....................................................      4     11
                                                                  ------ ------
    Total assets................................................. $3,672 $4,605
                                                                  ====== ======
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt (note 3)................ $  732 $  654
  Current installments of note payable to former stockholder
   (note 4)......................................................    109    116
  Current installments of obligations under capital leases (note
   7)............................................................     28     32
  Accounts payable...............................................      4    141
  Accrued expenses (note 6)......................................    276    366
  Income taxes payable...........................................     10    --
                                                                  ------ ------
    Total current liabilities....................................  1,159  1,309
Long-term debt, excluding current installments (note 3)..........  1,029    880
Note payable to former stockholder, excluding current
 installments (note 4)...........................................    439    323
Obligations under capital leases, excluding current installments
 (note 7)........................................................     79     47
Deferred rent....................................................     94    128
                                                                  ------ ------
    Total liabilities............................................  2,800  2,687
Common stock issued to employees with redemption option, 15.464
 shares at liquidation value (note 5)............................    --     148
Stockholders' equity (notes 4 and 5):
  Common stock, $.01 par value. Authorized and issued 1,000
   shares; 500 shares outstanding................................    --     --
  Additional paid-in capital.....................................    660    660
  Retained earnings..............................................    212  1,110
    Total stockholders' equity...................................    872  1,770
                                                                  ------ ------
Commitments and contingencies (notes 7 and 8)
    Total liabilities and stockholders' equity................... $3,672 $4,605
                                                                  ====== ======

                See accompanying notes to financial statements.

                       TELEPHONE BUSINESS MEETINGS, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                            PERIOD FROM
                                        PERIOD       PERIOD                  JANUARY 1,
                          YEAR ENDED  JANUARY 1,  APRIL 10, TO  YEAR ENDED    1997 TO
                         DECEMBER 31, TO APRIL 9, DECEMBER 31, DECEMBER 31, NOVEMBER 12,
                             1994        1995         1995         1996         1997
                         ------------ ----------- ------------ ------------ ------------
Net revenues............   $ 5,114      $ 1,590     $ 4,918     $   9,073    $  10,945
Cost of revenues,
 excluding
 depreciation...........     2,608          760       2,261         3,564        4,791
Selling, general and
 administrative
 expenses...............     1,691          498       1,986         3,332        4,124
Depreciation and
 amortization expense...       269          121         375           630          823
                           -------      -------     -------     ---------    ---------
  Income from
   operations...........       546          211         296         1,547        1,207
Interest expense, net...        49           12         140           174          132
                           -------      -------     -------     ---------    ---------
  Income before income
   tax expense
   (benefit)............       497          199         156         1,373        1,075
Income tax expense
 (benefit)..............        52            8         (56)          --           --
                           -------      -------     -------     ---------    ---------
  Net income............   $   445      $   191     $   212     $   1,373    $   1,075
                           =======      =======     =======     =========    =========
  Net income per share--
   basic and diluted....   $445.00      $191.00     $424.00     $2,746.00    $2,150.00
                           =======      =======     =======     =========    =========
  Weighted average
   shares outstanding...     1,000        1,000         500           500          500
                           =======      =======     =======     =========    =========


                See accompanying notes to financial statements.

                       TELEPHONE BUSINESS MEETINGS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                             COMMON STOCK
                          ------------------- ADDITIONAL              TOTAL
                          NUMBER OF            PAID IN   RETAINED STOCKHOLDERS'
                           SHARES   PAR VALUE  CAPITAL   EARNINGS    EQUITY
                          --------- --------- ---------- -------- -------------
Balance at December 31,
 1993....................   1,000     $--        $  4     $  715     $  719
Disbursements............     --       --         --         (39)       (39)
Net income...............     --       --         --         445        445
                            -----     ----       ----     ------     ------
Balance at December 31,
 1994....................   1,000      --           4      1,121      1,125
Net income...............     --       --         --         191        191
                            -----     ----       ----     ------     ------
Balance at April 9,
 1995....................   1,000     $--        $  4     $1,312     $1,316
                            =====     ====       ====     ======     ======
Balance subsequent to
 repurchase of 50%
 interest (note 4).......     500     $--        $660     $  --      $  660
Net income...............     --       --         --         212        212
                            -----     ----       ----     ------     ------
Balance at December 31,
 1995....................     500      --         660        212        872
Distributions............     --       --         --        (475)      (475)
Net income...............     --       --         --       1,373      1,373
                            -----     ----       ----     ------     ------
Balance at December 31,
 1996....................     500      --         660      1,110      1,770
Distributions............     --       --         --      (1,284)    (1,284)
Net income...............     --       --         --       1,075      1,075
                            -----     ----       ----     ------     ------
Balance at November 12,
 1997....................     500     $--        $660     $  901     $1,561
                            =====     ====       ====     ======     ======


                See accompanying notes to financial statements.

                       TELEPHONE BUSINESS MEETINGS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               PERIOD FROM
                                        PERIOD        PERIOD                    JANUARY 1,
                          YEAR ENDED  JANUARY 1,  APRIL 10, 1995   YEAR ENDED    1997 TO
                         DECEMBER 31, TO APRIL 9, TO DECEMBER 31, DECEMBER 31, NOVEMBER 12,
                             1994        1995          1995           1996         1997
                         ------------ ----------- --------------- ------------ ------------
Cash flows from
 operating activities:
 Net income............      $445       $  191        $  212         $1,373       $1,075
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
 Depreciation and
  amortization.........       269          121           375            630          823
 Deferred income
  taxes................        24          --            (62)           --           --
 Compensation expense
  for issuance of
  common stock.........       --           --            --             148          402
 Changes in operating
  assets and
  liabilities:
  Trade accounts
   receivable, net.....       (71)        (170)         (108)          (301)        (589)
  Prepaid expenses and
   other current
   assets..............       (58)          62            (5)           (53)         146
  Accounts payable and
   accrued expenses....       (17)          90            22            227          711
  Income taxes
   payable.............       --           --            --             (10)         --
  Deferred rent........       --           --             93             34          --
  Other non current
   liabilities.........       --           --            --             --           364
                             ----       ------        ------         ------       ------
   Net cash provided by
    operating
    activities.........       592          294           527          2,048        2,932
                             ----       ------        ------         ------       ------
Cash flows from
 investing activities:
 Additions to property
  and equipment........      (560)        (123)       (1,227)          (783)      (1,704)
 Restricted cash.......       --           --           (105)            (5)         --
 Other assets..........         3          (40)           63             (7)         --
                             ----       ------        ------         ------       ------
   Net cash used in
    investing
    activities.........      (557)        (163)       (1,269)          (795)      (1,704)
                             ----       ------        ------         ------       ------
Cash flows from
 financing activities:
 Proceeds from long-
  term debt............       484        2,149           --             587         (765)
 Principal repayments
  of long-term debt....      (338)        (626)         (389)          (814)
 Principal repayments
  of notes payable to
  stockholders.........       (85)         --            (51)          (109)         500
 Principal payments
  under capital lease
  obligations..........       --           --            (12)           (28)         --
 Cash portion of
  consideration paid to
  former stockholder...       --           --           (300)           --           --
 Distributions to
  stockholders.........       (39)         --            --            (475)      (1,284)
                             ----       ------        ------         ------       ------
   Net cash provided by
    (used in) financing
    activities.........        22        1,523          (752)          (839)      (1,549)
                             ----       ------        ------         ------       ------
 Net increase
  (decrease) in cash
  and cash
  equivalents..........        57        1,654        (1,494)           414         (321)
 Cash and cash
  equivalents at
  beginning of period..       173          230         1,884            390          804
                             ----       ------        ------         ------       ------
 Cash and cash
  equivalents at end of
  period...............      $230       $1,884        $  390         $  804       $  483
                             ====       ======        ======         ======       ======
Supplemental
 disclosures of cash
 flow information:
  Cash paid during the
   period for:
  Interest.............      $ 49       $   18        $  169         $  191       $  108
                             ====       ======        ======         ======       ======
  Income taxes.........      $ 22       $  --         $  --          $   10       $  --
                             ====       ======        ======         ======       ======
Supplemental disclosure
 of noncash investing
 and financing
 activities:
 Capital lease
  obligations..........      $--        $  --         $  120         $  --        $  --
                             ====       ======        ======         ======       ======
 Issuance of note
  payable in partial
  consideration to
  former stockholder...      $--        $  --         $  599         $  --        $  --
                             ====       ======        ======         ======       ======

                See accompanying notes to financial statements.

                       TELEPHONE BUSINESS MEETINGS, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  Telephone Business Meetings, Inc. ("Access"), which operates under the names ACCESS Conference Call Service and ACCESS Teleconferencing International, provides telephone and video group communications services to a broad spectrum of individuals and businesses throughout the United States. Access' operations center is located in Reston, Virginia.

  On November 12, 1997, VIALOG Corporation acquired all of the outstanding stock of Access for cash, and Access became a wholly-owned subsidiary of VIALOG Corporation. The acquisition of Access was accounted for by the purchase method. Accordingly, all of the identified tangible and intangible assets and liabilities were recorded at their current fair market value and the excess of the purchase price over the fair value of the net assets acquired were recorded as intangible assets, which are being amortized over periods up to 20 years. Under the terms of the acquisition agreement, the stockholders of Access agreed to make an election under Section 338(h)(10) of the Internal Revenue Code in order for the acquisition to be treated as an asset purchase for tax purposes.

  At the time of the acquisition, the tax election of Access under the provisions of the Internal Revenue Code was changed from an S corporation to a C Corporation. As a result, Access will be subject to corporate income taxes subsequent to the date of the acquisition.

 (b) Use of Estimates

  Management of Access has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (c) Cash and Cash Equivalents

  Cash and cash equivalents includes cash on hand and short-term investments with original maturities of three months or less.

 (d) Restricted Cash

  Restricted cash consists of a certificate of deposit which is security for Access' commitment under its office lease and is classified as long-term in the accompanying balance sheets.

 (e) Property and Equipment

  Property and equipment are recorded at cost. Depreciation of property and equipment is provided on the straight-line basis over the estimated useful lives of the respective assets. The estimated useful lives are as follows: five to seven years for office furniture and equipment; seven years for conferencing equipment; and three to five years for computer equipment. Capitalized lease equipment and leasehold improvements are amortized over the lives of the leases, ranging from three to ten years.

 (f) Intangible Assets

  Access monitors its excess of purchase price over the fair value of interest in net assets of the former stockholders (goodwill) to determine whether any impairment of goodwill has occurred. In making such determination with respect to goodwill, Access evaluates the performance, on an undiscounted basis, of the underlying business which gave rise to such amount. Amortization of goodwill is recorded on a straight-line basis over the estimated useful life of 15 years.

                       TELEPHONE BUSINESS MEETINGS, INC.

 (g) Research and Development

  Access maintains a technical support and engineering department that, in part, develops features and products for group communications. In accordance with SFAS No. 2, Accounting for Research and Development Costs, Access charges to expense (included in cost of revenues) that portion of this department's costs which are related to research and development activities. Access' research and development expenses for the years ended December 31, 1994, 1995, 1996 and the period January 1, 1997 to November 12, 1997 were $128,000, $207,000, $288,000 and $253,000 respectively.

 (h) Income Taxes

  Access has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, Access does not pay income taxes on its taxable income. Instead, stockholders of Access are liable for individual federal income taxes for their respective shares of Access' taxable income. Notwithstanding the federal Subchapter S election, franchise income taxes were payable through May of 1995 to the District of Columbia, which does not recognize the Subchapter S election. As of June 1995, Access moved all of its property and office facilities to the State of Virginia.

 (i) Revenue Recognition

  Revenue for conference calls is recognized upon completion of the call. Revenue for services is recognized upon performance of the service.

 (j) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  Access adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, during 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this Statement did not have a material impact on Access' financial position, results of operations, or liquidity.

 (k) Earnings Per Share

  Access adopted the provisions of SFAS No. 128, Earnings per Share, during 1997. This statement requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. For the years ended December 31, 1994, 1995 and 1996, and for the period January 1, 1997 to November 12, 1997, basic earnings per share were calculated based on weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted earnings per share are the same.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
   Office furniture and equipment................................ $   66 $   88
   Conferencing equipment........................................  1,982  2,632
   Computer equipment............................................    456    567
   Capitalized lease equipment...................................    120    120
   Leasehold improvements........................................    234    234
                                                                  ------ ------
                                                                   2,858  3,641
   Less: accumulated depreciation and amortization...............    826  1,440
                                                                  ------ ------
     Property and equipment, net................................. $2,032 $2,201
                                                                  ====== ======

                       TELEPHONE BUSINESS MEETINGS, INC.

(3) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                   DECEMBER 31,
                                                                  ---------------
                                                                   1995    1996
                                                                  ------- -------
                                                                  (IN THOUSANDS)
   Note payable to a bank, interest at the prime rate plus 0.75%
    (9.25% at September 30, 1997), monthly principal payments of
    13,890 plus interest, balance due in May 2000...............  $   --  $  --
   Note payable to a bank, interest only at 9.33% payable
    monthly through October 1995 and then monthly principal
    payments of $38,095 plus interest until February 1999, with
    the balance due in March 1999...............................    1,486  1,029
   Note payable to a bank, interest at the prime rate plus 0.75%
    (9.25% at September 30, 1997), monthly principal payments of
    $7,000 plus interest, balance due in March 1999.............      --     187
   Note payable to a bank, interest at 9.5%, monthly principal payments of $9,400 plus interest, balance due in October
    1999........................................................      --     318
   Note payable to a bank, interest at 9.33%, repaid in full in
    September 1996..............................................      275    --
                                                                  ------- ------
     Total long-term debt.......................................    1,761  1,534
   Less current installments....................................      732    654
                                                                  ------- ------
     Long-term debt, excluding current installments.............  $ 1,029 $  880
                                                                  ======= ======

  All of Access' assets are collateral for the bank notes. In addition, Access' majority stockholder is a guarantor of each of the bank notes. The terms of each of the bank notes include certain financial and other covenants. As of December 31, 1996, as a result of the stock awards discussed in note 5, Access was not in compliance with a covenant which limits the amount of the annual increase in executive compensation. Subsequent to December 31, 1996, Access obtained a waiver of the noncompliance from the lender.

  The aggregate maturities of all notes payable, including the note payable to the former stockholder (see note 4), are as follows (in thousands):

     1997................................................................ $  770
     1998................................................................    777
     1999................................................................    357
     2000................................................................     69
                                                                          ------
                                                                          $1,973
                                                                          ======

  In November 1997, all of the bank notes were repaid in full. On November 12, 1997, Access became a joint and several guarantor of VIALOG's $75.0 million Senior Notes.

(4) RELATED PARTY TRANSACTIONS

  On April 10, 1995, under a Share Purchase Agreement, as amended, all of the common stock, 500 shares, of one of Access' founding stockholders (representing a 50 percent interest in Access) was repurchased by Access for total consideration of $899,000. The consideration consisted of $300,000 of cash paid at closing and a note payable of $599,000 due May 2000, bearing interest at 6%, with equal quarterly principal and interest payments. As of the date of the repurchase, Access experienced a change in control and, accordingly, the acquired 50% interest in the net assets of Access was recognized at fair market value, which approximated book value. The excess consideration paid over the fair market value of the interest in the net assets of the former stockholder was approximately $240,000.

                       TELEPHONE BUSINESS MEETINGS, INC.

  Concurrent with the repurchase of the shares, Access and the former stockholder entered into an agreement for consulting services and an agreement not to compete for a five-year period in exchange for total consideration of $625,000 payable in equal quarterly payments by Access of $31,000 commencing with the first quarter subsequent to the closing and continuing through April 2000.

  As of December 31, 1995, and December 31, 1996, $548,000, and $439,000
respectively, were due under the note payable to the former stockholder, of which $109,000, and $116,000 respectively, were current. During the period from April 10, 1995 to December 31, 1995, the year ended December 31, 1996, and the period January 1, 1997 to November 12, 1997 Access paid the former stockholder $62,000, $125,000 and $433,000, respectively, under the agreements for consulting services and not to compete.

  As stipulated in the business combination agreement between Access and VIALOG, $662,000 of the purchase price was paid directly to the related party to retire the note and to pay the remaining obligation under the agreement for consulting services and an agreement not to compete.

  During the period from January 1, 1997 to November 12, 1997 Access expensed $340,000 of the $662,000 of the purchase price paid to the related party by VIALOG.

(5) EMPLOYEE BENEFITS

 Stock Awards

  During 1996, Access awarded 7.732 shares of common stock to each of two executive officers of Access. The shares are fully vested but are restricted as to transfer by each of the executive officers. In the event of termination of the executive officers' employment with Access, Access has the right at its sole option to require the executives to sell their shares back to Access and the executives have the right to require Access to repurchase their shares, all at the then determined fair market value. In the event of a public offering of Access' shares or the sale of Access, all such restrictions, rights, and options terminate.

  As a result of the executive officers' right to require Access to repurchase the shares upon termination of employment, the awards have been accounted for using variable plan accounting, whereby compensation expense is recognized each period for the increase, if any, in the estimated fair market value of Access' common stock. During the year ended December 31, 1996 and the period January 1, 1997 to November 12, 1997, Access recognized a total of $148,000 and $402,000, respectively, of compensation expense relating to the stock awards. Further, the liquidation value of the shares has been reflected between total liabilities and stockholders' equity in the accompanying balance sheets.

  In connection with the acquisition by VIALOG, as described in note 1, these shares were acquired by VIALOG.

 Retirement Plan

  Access maintains a defined contribution retirement plan (the "Plan") under
Section 401(k) of the Internal Revenue Code which covers all eligible employees. Employee contributions are voluntary and vest with the employee immediately. The Plan provides for matching contributions by Access of 50 percent of employee contributions, up to certain limits as defined in the Plan. Access' matching contributions vest over the employee's period of service. Contributions by Access to the Plan were approximately $27,000, $7,000, $20,000, $42,000 and $43,000 for the year ended December 31, 1994, the period January 1, 1995 to April 9, 1995, the period April 10, 1995 to December 31, 1995, the year ended December 31, 1996, and the period January 1, 1997 to November 12, 1997, respectively.

                       TELEPHONE BUSINESS MEETINGS, INC.

(6) ACCRUED EXPENSES

  Accrued expenses consist of the following (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
     Accrued salaries, wages and benefits........................ $   86 $  215
     Accrued fees and other expenses.............................    190    151
                                                                  ------ ------
                                                                  $  276 $  366
                                                                  ====== ======

(7) COMMITMENTS AND CONTINGENCIES

 Operating Lease

  Access leases office space for its teleconferencing facility under a noncancelable operating lease in Reston, Virginia. The lease is for a total of ten years expiring May 31, 2005.

  Future minimum payments under this lease are approximately as follows (in thousands):

     1997................................................................ $  362
     1998................................................................    373
     1999................................................................    384
     2000................................................................    396
     2001................................................................    407
     Thereafter..........................................................  1,485
                                                                          ------
                                                                          $3,407
                                                                          ======

  Total rent expense was approximately $185,000, $51,000, $287,000, $396,000 and $363,000 for the year ended December 31, 1994, the period from January 1, 1995 to April 9, 1995, the period from April 10, 1995 to December 31, 1995, the year ended December 31, 1996 and the period January 1, 1997 to November 12, 1997, respectively.

  As of December 31, 1996, Access had an outstanding letter of credit in the amount of $100,000 with a commercial bank which secures Access' obligations under the office lease.

 Capital Leases

  Access has entered into noncancelable capital leases for various computer equipment. The leases, which expire between June 1998 and June 2000, consist of two 36 month leases and one 60 month lease. Interest rates range from 9.07% to 10.31%.

  Future minimum payments under the leases are as follows (in thousands):

     1997.................................................................. $38
     1998..................................................................  28
     1999..................................................................  17
     2000..................................................................   8
                                                                            ---
                                                                             91
     Less: imputed interest................................................  12
                                                                            ---
     Net present value of future lease obligations.........................  79
     Less: current portion.................................................  32
                                                                            ---
     Obligations under capital leases, net of current portion.............. $47

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Conference Source International, Inc.

  We have audited the accompanying balance sheets of Conference Source International, Inc. ("CSI") as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 and for the period January 1, 1997 to November 12, 1997. These financial statements are the responsibility of CSI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Conference Source International, Inc. as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, and the period January 1, 1997 to November 12, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
July 2, 1998

                     CONFERENCE SOURCE INTERNATIONAL, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
                         ASSETS (NOTE 3)
Current assets:
  Cash and cash equivalents...................................... $  375 $  318
  Trade account receivables, less allowance for doubtful accounts of $5 and $10 at December 31, 1995 and December 31, 1996, re-
   spectively (note 6)...........................................    692    801
  Due from stockholder (note 4)..................................     72    --
  Prepaid expenses and other current assets......................    --      24
                                                                  ------ ------
    Total current assets.........................................  1,139  1,143
                                                                  ------ ------
Property and equipment, net (notes 2 and 5)......................    866  1,059
Other assets.....................................................     32     91
                                                                  ------ ------
    Total assets................................................. $2,037 $2,293
                                                                  ====== ======
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt (note 3)................ $1,089 $  111
  Current installments of obligations under capital leases (note
   5)............................................................    141    375
  Accounts payable...............................................    201    121
  Accrued expenses...............................................     30     91
                                                                  ------ ------
    Total current liabilities....................................  1,461    698
                                                                  ------ ------
Long-term debt, excluding current installments (note 3)..........     43    219
Obligations under capital leases, excluding current installments
 (note 5)........................................................    173    700
                                                                  ------ ------
    Total liabilities............................................  1,677  1,617
                                                                  ------ ------
Stockholders' equity:
  Common stock, $1.00 par value. Authorized 100,000 shares; is-
   sued and outstanding 1,000 shares.............................      1      1
  Additional paid-in capital.....................................    349    349
  Retained earnings..............................................     10    326
                                                                  ------ ------
    Total stockholders' equity...................................    360    676
                                                                  ------ ------
Commitments and contingencies (notes 5 and 7)
    Total liabilities and stockholders' equity................... $2,037 $2,293
                                                                  ====== ======

                See accompanying notes to financial statements.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                   PERIOD FROM
                                                                    JANUARY 1,
                                          YEAR ENDED DECEMBER 31,    1997 TO
                                          ------------------------ NOVEMBER 12,
                                           1994   1995     1996        1997
                                          ------ ------- --------- ------------
Net revenues (note 6).................... $2,331 $ 3,808 $   5,868  $   5,579
Cost of revenues, excluding deprecia-
 tion....................................  1,256   1,617     2,438      2,052
Selling, general and administrative ex-
 penses..................................    707     905       998        831
Depreciation expense.....................    235     292       393        356
                                          ------ ------- ---------  ---------
  Income from operations.................    133     994     2,039      2,340
Interest expense, net....................    124     160       165        120
                                          ------ ------- ---------  ---------
  Net income............................. $    9 $   834 $   1,874  $   2,220
                                          ====== ======= =========  =========
  Net income per share - basic and dilut-
   ed.................................... $ 9.00 $834.00 $1,874.00  $2,220.00
                                          ====== ======= =========  =========
  Weighted average shares outstanding....  1,000   1,000     1,000      1,000
                                          ====== ======= =========  =========



                See accompanying notes to financial statements.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                  COMMON STOCK
                                  ------------
                                  NUMBER       ADDITIONAL               TOTAL
                                    OF    PAR   PAID-IN   RETAINED  STOCKHOLDERS'
                                  SHARES VALUE  CAPITAL   EARNINGS     EQUITY
                                  ------ ----- ---------- --------  -------------
Balance at December 31, 1993..... 1,000   $ 1     $349    $  (833)     $  (483)
  Net income.....................   --    --       --           9            9
                                  -----   ---     ----    -------      -------
Balance at December 31, 1994..... 1,000     1      349       (824)        (474)
  Net income.....................   --    --       --         834          834
                                  -----   ---     ----    -------      -------
Balance at December 31, 1995..... 1,000     1      349         10          360
  Net income.....................   --    --       --       1,874        1,874
  Distributions..................   --    --       --      (1,558)      (1,558)
                                  -----   ---     ----    -------      -------
Balance at December 31, 1996..... 1,000     1      349        326          676
  Net income.....................   --    --       --       2,220        2,220
  Distributions..................   --    --       --      (2,636)      (2,636)
                                  -----   ---     ----    -------      -------
Balance at November 12, 1997..... 1,000   $ 1     $349    $   (90)     $   260
                                  =====   ===     ====    =======      =======


                See accompanying notes to financial statements.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                              YEAR ENDED           PERIOD FROM
                                             DECEMBER 31,        JANUARY 1, 1997
                                          ---------------------  TO NOVEMBER 12,
                                          1994   1995    1996         1997
                                          -----  -----  -------  ---------------
Cash flows from operating activities:
 Net income.............................  $   9  $ 834  $ 1,874      $ 2,220
 Adjustments to reconcile net income to
  net cash provided by
  operating activities:
   Loss on sale of property and
    equipment...........................    --     --       --             5
   Depreciation and amortization........    235    292      393          356
   Changes in operating assets and
    liabilities:
    Trade accounts receivable, net......   (205)  (312)    (109)           5
    Due from stockholder................     (6)   (66)      72          --
    Prepaid expenses and other assets...    (35)     4      (83)          36
    Accounts payable and accrued
     expenses...........................     55    (31)     (19)         275
                                          -----  -----  -------      -------
     Net cash provided by operating
      activities........................     53    721    2,128        2,897
                                          -----  -----  -------      -------
Cash flows from investing activities:
 Additions to property and equipment....   (476)  (225)     (41)        (317)
 Cash proceeds from disposal of property
  and equipment.........................    --     --       --             6
                                          -----  -----  -------      -------
 Net cash used in investing activities..   (476)  (225)     (41)        (311)
                                          -----  -----  -------      -------
Cash flows from financing activities:
 Proceeds from borrowings on long-term
  debt..................................    652    201      --           573
 Principal repayment of long-term debt..   (100)  (197)    (438)        (400)
 Proceeds from refinancing of obliga-
  tions under capital leases............    --     --       142          --
 Principal repayment of obligations un-
  der capital leases....................   (126)  (148)    (290)        (338)
 Distributions to stockholder...........    --     --    (1,558)      (2,636)
                                          -----  -----  -------      -------
    Net cash provided by (used in)
     financing activities...............    426   (144)  (2,144)      (2,801)
                                          -----  -----  -------      -------
Net increase (decrease) in cash and cash
 equivalents............................      3    352      (57)        (215)
Cash and cash equivalents at beginning
 of period..............................     20     23      375          318
                                          -----  -----  -------      -------
Cash and cash equivalents at end of pe-
 riod...................................  $  23  $ 375  $   318      $   103
                                          =====  =====  =======      =======
Supplemental disclosures of cash flow
 information:
 Cash paid during the period for:
   Interest.............................  $ 119  $ 162  $   169      $   127
                                          =====  =====  =======      =======
 Noncash transaction:
   Equipment purchased under capital
    lease obligations...................  $ 296  $ --   $   545      $   --
                                          =====  =====  =======      =======

                See accompanying notes to financial statements.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  Conference Source International, Inc. ("CSI") is a provider of group communications to a variety of customers located primarily in the United States. CSI was incorporated in February, 1992, and is headquartered in Atlanta, Georgia.

 (b) Sale of Business

  On November 12, 1997, VIALOG Corporation acquired all of the outstanding stock of CSI for cash, and CSI became a wholly-owned subsidiary of VIALOG Corporation. The acquisition of CSI was accounted for by the purchase method. Accordingly, all of the identified tangible and intangible assets and liabilities were recorded at their current fair market value and the excess of the purchase price over the fair value of the net assets acquired were recorded as intangible assets, which are being amortized over periods up to 20 years. Under the terms of the acquisition agreement, the stockholders of CSI agreed to make an election under Section 338(h) (10) of the Internal Revenue Code in order for the acquisition to be treated as an asset purchase for tax purposes.

  At the time of the acquisition, the tax election of CSI under the provisions of the Internal Revenue Code was changed from an S corporation to a C corporation. As a result, CSI will be subject to corporate income taxes subsequent to the date of the acquisition.

  In November 1997, the remaining balance of long-term debt described in note 3 was repaid in full, plus accrued interest.

 (c) Use of Estimates

  Management of CSI has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (d) Cash and Cash Equivalents

  CSI considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. At December 31, 1995 and December 31, 1996, certain cash deposits with financial institutions are in excess of the $100,000 Federal Depository Insurance Corporation (FDIC) guarantee.

 (e) Property and Equipment

  Property and equipment is stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation is calculated using accelerated methods over the estimated useful lives of the respective assets. Estimated useful lives are as follows: five years for vehicles; five to seven years for office equipment; five to seven years for bridge equipment; and five years for computer software. Equipment under capital leases is amortized using accelerated methods over the shorter of the lease term or the estimated useful life of the asset, ranging from five to seven years.

 (f) Income Taxes

  CSI has elected by consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, CSI does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on CSI's taxable income. Accordingly, these financial statements do not contain a provision for income taxes.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

 (g) Revenue Recognition

  Revenue for conference calls is recognized upon completion of the call. Revenue for services is recognized upon performance of the service.

 (h) Research and Development

  CSI maintains a technical support and engineering department that, in part, develops features and products for group communications. In accordance with SFAS No. 2, Accounting for Research and Development Costs, CSI charges to expense (included in cost of revenues) that portion of this department's costs which are related to research and development activities. CSI's research and development expenses for the years ended December 31, 1994, 1995 and 1996 were $179,000, $209,000 and $218,000, respectively. CSI's research and development expenses for the period from January 1, 1997 to November 12, 1997 were $139,000.

 (i) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

  CSI adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, during 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this Statement did not have a material impact on CSI's financial position, results of operations, or liquidity.

 (j) Earnings Per Share

  CSI adopted the provisions of SFAS No. 128 "Earnings per Share," during 1997. This statement requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. For the years ended December 31, 1994, 1995 and 1996, and for the period January 1, 1997, to November 12, 1997, basic earnings per share were calculated based on weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted earnings per share are the same.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
 Vehicles........................................................ $   27 $   27
 Office equipment................................................    123    148
 Bridge equipment................................................  1,313  1,874
 Computer software...............................................     62     62
                                                                  ------ ------
                                                                   1,525  2,111
  Less: accumulated depreciation and amortization................    659  1,052
                                                                  ------ ------
    Property, and equipment, net................................. $  866 $1,059
                                                                  ====== ======

                     CONFERENCE SOURCE INTERNATIONAL, INC.

(3) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                                 ----------------
                                                                   1995    1996
                                                                 -------- -------
                                                                 (IN THOUSANDS)
Note payable to bank in monthly installments of $18,412,
 including interest at 9.5%, matures May 2000; collateralized by equipment and cash surrender value of life insurance and
 personal guarantee of stockholder.............................  $    --  $  --
Note payable to bank in monthly installments of $10,597,
 including interest at 10.25%, matures August 1999;
 collateralized by accounts receivable and cash surrender value
 of life insurance and personal guarantee of stockholders......       634    286
Note payable to bank in monthly installments of $1,029,
 including interest at 10.5%, matures October 1999;
 collateralized by equipment, accounts receivable, and cash
 surrender value of life insurance and personal guarantee of
 stockholders..................................................        39     30
Notes payable for bridge equipment purchases; balances were
 converted to a capital lease obligation during 1996...........       437    --
Note payable to bank in monthly installments of $846, including interest at 9.20%, matures May 1998; collateralized by
 vehicles......................................................        22     14
                                                                 -------- ------
Total long-term debt...........................................     1,132    330
Less: current installments.....................................     1,089    111
                                                                 -------- ------
Long-term debt, excluding current installments.................  $     43 $  219
                                                                 ======== ======

  The aggregate maturities of long-term debt are as follows (in thousands):

     1997.................................................................. $111
     1998..................................................................  127
     1999..................................................................   92
                                                                            ----
                                                                            $330
                                                                            ====

  On November 12, 1997, CSI became a joint and several guarantor of VIALOG's $75.0 million Senior Notes.

(4) RELATED PARTY TRANSACTIONS

 (a) Advance to Stockholder

  CSI loaned one of the stockholders a total of $72,000 during 1994 and 1995. The note had no set repayment schedule and was interest free. The amount was repaid in full during 1996.

 (b) Lease Transactions

  CSI paid monthly lease payments to a stockholder for use of certain equipment. Total payments under these arrangements during the years ended December 31, 1994, 1995 and 1996 were approximately $53,000 per year and for the period January 1, 1997 to November 12, 1997 were approximately $9,000. The leases expired during May 1997.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

(5) COMMITMENTS AND CONTINGENCIES

 (a) Leases

  CSI is obligated under noncancelable operating leases covering its office facilities and certain equipment. Rent expense amounted to $261,000, $205,000 and $192,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $87,000 for the period January 1, 1997 to November 12, 1997, respectively. Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

   November 13 to December 31, 1997....................................... $183
   1998...................................................................  164
   1999...................................................................  158
   2000...................................................................  152
   2001...................................................................  152
   2002 and thereafter....................................................  139
                                                                           ----
     Total minimum operating lease payments............................... $948
                                                                           ====

  CSI is also obligated under various capital leases for equipment that are guaranteed by one of the owners. The gross amounts of equipment and related accumulated amortization recorded under capital leases were as follows (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1996
                                                                  ------ ------
   Equipment..................................................... $1,243 $1,788
   Less: accumulated amortization................................    521    852
                                                                  ------ ------
                                                                  $  722 $  936
                                                                  ====== ======

  Future minimum payments under capital leases are as follows (in thousands):

   1997................................................................. $  482
   1998.................................................................    312
   1999.................................................................    287
   2000.................................................................    157
   2001.................................................................     69
                                                                         ------
     Total minimum capital lease payments...............................  1,307
   Less: amounts representing interest (at rates ranging from 10% to
    18%)................................................................    232
                                                                         ------
     Present value of minimum capital lease payments....................  1,075
   Less: current installments of obligations under capital leases.......    375
                                                                         ------
     Obligations under capital leases, excluding current installments... $  700
                                                                         ======

 (b) Purchase Agreements

  CSI has entered into purchase agreements with two long distance telephone service providers. CSI is committed to minimum monthly purchases under the agreements which amount to $48,000 in 1997 and 1998, and $23,000 in 1999.

                     CONFERENCE SOURCE INTERNATIONAL, INC.

 (c) Consulting Agreement

  CSI has entered into a consulting agreement with a stockholder and former officer of CSI. Total payments under the agreement amount to $120,000, payable in equal monthly payments through December 1997.

(6) SIGNIFICANT CUSTOMERS

  Two customers accounted for the following percentages of revenues and accounts receivable:

                                                                  PERCENTAGE OF
                                                                    ACCOUNTS
                                      PERCENTAGE OF NET REVENUES   RECEIVABLE
                                      --------------------------- --------------
                                                        PERIOD
                                        YEAR ENDED    JANUARY 1,
                                       DECEMBER 31,    1997 TO    DECEMBER 31,
                                      -------------- NOVEMBER 12, --------------
                                      1994 1995 1996     1997      1995    1996
                                      ---- ---- ---- ------------ ------  ------
Customer A........................... 14%  30%  49%      47%         47%     58%
Customer B........................... 14%  24%  21%      25%         26%     26%

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
A Business Conference-Call, Inc.:

  We have audited the accompanying balance sheets of A Business Conference-Call, Inc. ("ABCC") as of December 31, 1997 and 1998, and the related statements of income and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of ABCC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A Business Conference-Call, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Minneapolis, Minnesota
February 26, 1999

                        A BUSINESS CONFERENCE-CALL, INC.

                                 BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1998
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents..........................    $   71       $  153
  Trade accounts receivable, less allowance for
   doubtful accounts of $15 and $65, respectively....       577          740
  Prepaid expenses...................................        75          184
                                                         ------       ------
    Total current assets.............................       723        1,077
Property and equipment, net (notes 1 and 2)..........       538          864
Other assets.........................................         6            3
                                                         ------       ------
    Total assets.....................................    $1,267       $1,944
                                                         ======       ======
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................    $   55       $  152
  Accrued compensation and benefits..................       231          290
  Accrued expenses and other liabilities.............         3           12
  Capital lease obligations-current..................       --             6
                                                         ------       ------
    Total current liabilities........................       289          460
Capital lease obligations, less current install-
 ments...............................................       --            11
Stockholders' equity
  Common stock, $0.01 par value; 100,000 shares
   authorized; 1,000 shares issued and outstanding...       --           --
  Additional paid-in capital.........................        10           10
  Retained earnings..................................       968        1,463
                                                         ------       ------
    Total stockholders' equity.......................       978        1,473
                                                         ------       ------
    Total liabilities and stockholders' equity.......    $1,267       $1,944
                                                         ======       ======

                See accompanying notes to financial statements.

                        A BUSINESS CONFERENCE-CALL, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                                    1996       1997      1998
                                                  ---------  --------- ---------
Net revenues..................................... $   5,305  $   5,709 $   7,485
Cost of revenues, excluding depreciation.........     1,935      2,086     2,379
Selling, general and administrative expenses.....     1,120      1,231     1,816
Depreciation expense.............................       143        148       154
                                                  ---------  --------- ---------
  Operating income...............................     2,107      2,244     3,136
Interest income, net.............................        14          8         3
  Other, net.....................................       (17)         7         6
                                                  ---------  --------- ---------
Net Income.......................................     2,104      2,259     3,145
Retained earnings at beginning of year...........     1,303      1,247       968
Less stockholder distributions...................     2,160      2,538     2,650
                                                  ---------  --------- ---------
Retained earnings at end of year................. $   1,247  $     968 $   1,463
                                                  =========  ========= =========
Net income per share--basic and diluted.......... $2,104.00  $2,259.00 $3,145.00
                                                  =========  ========= =========
Weighted average shares outstanding..............     1,000      1,000     1,000
                                                  =========  ========= =========


                See accompanying notes to financial statements.

                        A BUSINESS CONFERENCE-CALL, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                        ----------------------
                                                         1996    1997    1998
                                                        ------  ------  ------
Cash flows from operating activities:
 Net income............................................ $2,104  $2,259  $3,145
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation.........................................    143     148     154
  Loss on disposal of equipment........................     17     --      --
  Changes in operating assets and liabilities
   Trade accounts receivable...........................     93    (153)   (163)
   Prepaid expenses....................................   (191)    233    (109)
   Accounts payable and accrued expenses...............   (149)    145     165
                                                        ------  ------  ------
    Net cash flows provided by operating activities....  2,017   2,632   3,192
                                                        ------  ------  ------
Cash flows from investing activities:
 Additions to property and equipment...................   (245)    (49)   (461)
 Proceeds from sale of property and equipment..........     15     --      --
 Decrease (Increase) in other assets...................     (2)     (1)      3
                                                        ------  ------  ------
    Net cash flows used in investing activities........   (232)    (50)   (458)
                                                        ------  ------  ------
Cash flows from financing activities:
 Payments of obligations under capital leases..........    --      --       (2)
 Distribution to stockholders.......................... (2,160) (2,537) (2,650)
                                                        ------  ------  ------
    Net cash flows used in financing activities........ (2,160) (2,537) (2,652)
                                                        ------  ------  ------
Net increase (decrease) in cash and cash equivalents...   (375)     45      82
Cash and cash equivalents at beginning of period.......    401      26      71
                                                        ------  ------  ------
Cash and cash equivalents at end of period............. $   26  $   71  $  153
                                                        ======  ======  ======


                See accompanying notes to financial statements.

                       A BUSINESS CONFERENCE-CALL, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business

  A Business Conference-Call, Inc. ("ABCC") is a provider of group communications to a variety of customers located primarily in the United States. ABCC was incorporated in 1988 and is headquartered in Chaska, Minnesota.

 (b) Use of Estimates

  Management of ABCC has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (c) Cash and Cash Equivalents

  Cash and cash equivalents includes deposits and short-term investments with original maturities of three months or less.

 (d) Property and Equipment

  Property and equipment is stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets. Estimated useful lives are as follows: five to seven years for office furniture and equipment: seven years for conferencing equipment; three years for computer software; and five years for vehicles.

 (e) Income Taxes

  ABCC has elected by consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, ABCC does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for individual taxes on ABCC's taxable income. Accordingly, these financial statements do not contain a provision for income taxes.

 (f) Revenue Recognition

  Revenue for conference calls is recognized upon completion of the call. Revenue for services is recognized upon performance of the service.

 (g) Fair Value of Financial Statements

  All financial statements are carried at amounts that approximate estimated fair value.

 (h) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

  ABCC adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, during 1997. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of the statement did not have a material impact on ABCC's financial position, results of operations, or liquidity.

 (i) Earnings Per Share

  ABCC adopted the provisions of SFAS No. 128, "Earnings per Share," during 1997. This statement requires the presentation of basic earnings per share and diluted earnings per share for all periods presented. For

                       A BUSINESS CONFERENCE-CALL, INC.

the years ended December 31, 1996, 1997, and 1998, basic earnings per share were calculated based on weighted average common shares outstanding. There were no common stock equivalents outstanding for any periods presented; accordingly, basic and fully diluted earnings per share are the same.

 (j) Reclassifications

  Certain 1997 amounts have been reclassified to conform to the 1998 presentation.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                              1996 1997   1998
                                                              ---- -----  -----
Office furniture and equipment............................... $179 $ 182  $ 246
Conferencing equipment.......................................  779   811  1,170
Purchased software...........................................    7    21     21
Vehicles.....................................................   34    34     69
                                                              ---- -----  -----
                                                               999 1,048  1,506
  Less: accumulated depreciation and amortization............  361  (510)  (642)
                                                              ---- -----  -----
    Property and equipment, net.............................. $638 $ 538  $ 864
                                                              ==== =====  =====

(3) 401(K) PROFIT SHARING PLAN

  The Company has a 401(k) profit sharing plan which is available to employees meeting certain service requirements. The plan qualifies under section 401(k) of the Internal Revenue Code (the Code) and allows eligible employees to contribute up to 5% of their compensation, up to limits established by the Code. The Company is entitled to make discretionary contributions to the plan. ABCC's expense related to the plan was $126,366, $138,803, and $160,000 in 1996, 1997, and 1998, respectively.

(4) CONCENTRATION OF SOURCE OF SUPPLY

  The company purchases a significant portion of its long distance telephone service from a single long distance service provider. Although there are limited number of such providers, management believes that other providers could provide similar services on comparable terms.

(5) LEASES

 (a) Operating Leases

  The Company leases office space under a noncancelable operating lease. The lease provides for monthly rental payments including real estate taxes and other operating costs. In addition, the Company leases certain equipment under various operating leases. Total rent expense amounted to approximately $73,000, $95,000, and $99,000 for the years December 31 1996, 1997, and 1998, respectively. Future minimum lease payments under noncancelable operating leases are as follows:

   1999................................................................. $60,700
   2000.................................................................  22,900
   2001.................................................................   1,900
   2002.................................................................     400

                       A BUSINESS CONFERENCE-CALL, INC.

 (b) Capital Leases

  During 1998, the Company entered into a capital lease for certain conferencing equipment. The following is a summary of the leased property as of December 31, 1998:

   Conference Equipment................................................ $18,603
   Less accumulated amortization.......................................    (886)
                                                                        -------
                                                                        $17,717
                                                                        =======

  The following is a schedule of future minimum lease payments under capital leases and the present value of the minimum lease payments as of December 31, 1998:

   1999................................................................ $ 7,046
   2000................................................................   7,046
   2001................................................................   5,028
   Total minimum lease payments........................................  19,120
   Less amount representing interest at 7.5%...........................  (2,210)
                                                                        -------
   Present value of minimum lease payments.............................  16,910
   Less current installments...........................................  (5,758)
                                                                        -------
                                                                        $11,152
                                                                        =======

(6) STOCK PURCHASE AGREEMENT

  The Company has an agreement with its two stockholders which requires the Company to acquire the stockholders shares upon the event of death, permanent disability, or termination of employment. This agreement can be funded by life insurance policies on each stockholder. The Company and the stockholders also have an agreement whereby the remaining stockholders have the first option to purchase the Company's stock upon the occurrence of any of the above events. The purchase price is determined annually by a formula defined in the agreement.

(7) COMMITMENTS AND CONTINGENCIES

 (a) Purchase Agreement

  In February, 1998, the Company entered into an agreement with a long distance telephone provider. Under the terms of the agreement, ABCC is committed to minimum monthly purchases of $25,000 for a term of two years.

 (b) Service Agreement

  During 1998, ABCC entered into service agreements for its digital network. The total expense under these agreements during 1998 was $18,000. Future payments under these noncancelable agreements are as follows:

   1999................................................................. $34,900
   2000.................................................................  34,900
   2001.................................................................  16,600

(8) SUBSEQUENT EVENT--MERGER

  In May 1998, ABCC entered into an agreement and plan of reorganization with VIALOG Corporation and ABC Acquisition Corporation, a wholly-owned subsidiary of VIALOG Corporation, whereby VIALOG Corporation's subsidiary will merge with and into ABCC, contingent upon completion of certain items defined in the merger agreement, with ABCC surviving as a wholly-owned subsidiary of VIALOG Corporation. Effective February 10, 1999, the merger transaction was completed and ABCC became a wholly-owned subsidiary of VIALOG Corporation.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

  None.

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with regard to the directors and executive officers of the Company.

 NAME                      AGE POSITION
 ----                      --- --------
 Kim A. Mayyasi(1)........  43 President, Chief Executive Officer, and Director
                               Senior Vice President and Chief Financial
 Michael E. Savage........  41 Officer
 Robert F. Saur...........  39 Chief Information Officer
 Robert F. Moore..........  45 Senior Vice President, Core Services
 Joanna M. Jacobson(2)....  40 Director
 David L. Lougee(1)(2)....  60 Director
 Richard G. Hamermesh(1)..  52 Director
 Edward M. Philip(2)......  34 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  KIM A. MAYYASI has been President, Chief Executive Officer and a director since July 1999. From June 1994 to June 1999, Mr. Mayyasi served as Managing Partner of Hill, Holliday, Connors, Cosmopulos, Inc., a nationally recognized advertising agency owned by The Interpublic Group of Companies, Inc.

  MICHAEL E. SAVAGE has been Senior Vice President and Chief Financial Officer since September 1999. From May 1997 to August 1999, Mr. Savage served as Chief Financial Officer of Digital City, a subsidiary of American Online, Inc. From May 1994 to May 1997, Mr. Savage served as Chief Financial Officer and Vice President of World Corp., the holding company of World Airways, Inc. and InteliData Technologies Corp.

  ROBERT F. MOORE joined VIALOG in November 1997 as Vice President Marketing and Business Development. In April 1999, Mr. Moore became Vice President, Core Services. Mr. Moore served as Vice President Sales and Marketing for Citizens Communication Corporation, a division of Citizens Utilities, Inc. from March 1997 to October 1997. From January 1994 to December 1996, Mr. Moore served as a Senior Vice President of Hill, Holliday, Connors, Cosmopulos, Inc.

  ROBERT F. SAUR has been Chief Information Officer since October 1999. From May 1992 to October 1999, Mr. Saur was Chief Information Officer for Cambridge Technology Partners, a management consulting and systems integration firm.

  JOANNA M. JACOBSON served as a consultant to the Company prior to, and became a director of, the Company in November 1997. Since November 1999, Ms. Jacobson has been a Senior Lecturer in the Entrepreneurial Management/Service Management Unit at the Harvard Business School. From April 1996 to July 1999, Ms. Jacobson served as President of Keds Corp., a distributor of athletic footwear and a division of Stride-Rite Corporation. From February 1995 to March 1996, she was a partner in Core Strategy Group, a strategic marketing consulting firm. Ms. Jacobson currently serves as a director of Stride Rite Corp.

  DAVID L. LOUGEE became a director of the Company in November 1997. Mr. Lougee has been Managing Partner of the law firm of Mirick, O'Connell, DeMallie & Lougee, LLP for more than the last five years. Mr. Lougee is also a director of Meridian Medical Technologies, Inc., a public company in the medical devices and drug delivery business. Mirick, O'Connell, DeMallie & Lougee, LLP serves as the Company's outside general counsel.

  RICHARD G. HAMERMESH became a director of the Company in June 1998. Dr. Hamermesh is a founder and Managing Partner of The Center for Executive Development ("CED"), an executive education consulting firm in Cambridge, Massachusetts. Dr. Hamermesh currently serves on the Board of Directors of two public companies--BE Aerospace, Inc. and Applied Extrusion Technologies, Inc.

  EDWARD M. PHILIP became a director of the Company in February 1999. He has served as Chief Financial Officer and Secretary of Lycos, Inc. since December 1995 and Chief Operating Officer since December 1996. From July 1991 to December 1995, Mr. Philip was employed by The Walt Disney Company where he served in various finance positions, most recently as Vice President and Assistant Treasurer. Mr. Philip is also a director of Allscripts, Inc.

  The Company's Board of Directors is divided into three classes, with one class of directors elected each year at the annual meeting of stockholders for a three-year term of office. All directors of one class hold their positions until the annual meeting of stockholders at which the terms of the directors in such class expire and until their respective successors are elected. Ms. Jacobson serves in the class whose terms expire in 2002, Mr. Mayyasi and Mr. Lougee serves in the class whose terms expire in 2000, and Dr. Hamermesh and Mr. Philip serve in the class whose terms expire in 2001. The executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors or until their successors are elected.

  The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by its independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to internal accounting, auditing and financial controls, and makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before it or as directed by the Board of Directors. The Compensation Committee administers the Company's compensation programs, including the 1996 and 1999 Stock Plans, and performs such other duties as may from time to time be determined by the Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Due to an administrative error, the Company's November 11, 1999 grant to Robert F. Saur of a stock option to purchase 50,000 shares of common stock was not reported on a Form 3 until February 10, 2000.

ITEM 11. EXECUTIVE COMPENSATION.

DIRECTOR COMPENSATION

  Directors who are also employees of the Company or one of its subsidiaries do not receive additional cash compensation for serving as directors. Each newly-elected director is granted an option to purchase 20,000 shares of common stock upon the director's election. Following each annual meeting of stockholders, each non-employee director then in office is granted an option to purchase 5,000 shares of common stock. Each non-employee director receives a $10,000 annual retainer payable quarterly in arrears. Additionally, each non-employee director receives $1,000 for attendance at each Board of Directors meeting and $500 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof or otherwise incurred in their capacity as Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Between January 1, 1999 and July 29, 1999, the Compensation Committee consisted of Glenn D. Bolduc, Ms. Jacobson and Mr. Lougee. On July 30, 1999, Mr. Hamermesh replaced Ms. Jacobson on the Compensation Committee. Mr. Bolduc, who also served as the Company's Chief Executive Officer and President until June 1999, resigned as director and member of the Compensation Committee effective December 31, 1999. Mr. Lougee also serves as one of the Company's directors and is Managing Partner of Mirick, O'Connell, DeMallie & Lougee, llp, Vialog's legal counsel. None of Vialog's executive officers or directors serves as a member of the board of directors or compensation committee of any other entity that has an executive officer serving as a member of Vialog's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

  Summary compensation. The following table summarizes the compensation earned by the two individuals who served as the Company's Chief Executive Officer in 1999 and the Company's executive officers who earned more than $100,000 in salary and bonus in 1999 (the "named executive officers"). The compensation summarized in this table does not include medical, group life insurance, or other plan benefits that are available generally to all of the Company's salaried employees, or perquisites or other personal benefits that do not in the aggregate exceed the lesser of either $50,000 or 10% of the officer's salary and bonus.

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                               ANNUAL COMPENSATION    COMPENSATION AWARDS
                             ----------------------- SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)      OPTIONS (#)      COMPENSATION($)
---------------------------  ---- --------- -------- --------------------- ---------------
Kim A. Mayyasi...........    1999  177,692        0         250,000                  0
 President and CEO
Glenn D. Bolduc(1).......    1998  261,923        0          40,000                  0
 Former President and CEO    1999  121,846   50,000               0            149,153(2)
Michael E. Savage........    1999   66,000   35,000         100,000                  0
 Senior Vice President
 and Chief Financial
 Officer
Robert F. Moore..........    1998  163,269        0          25,000                  0
 Senior Vice President,
  Core Services              1999  198,500   60,000         105,000                  0

--------
(1) Mr. Bolduc resigned from his position as Chief Executive Officer and President on June 30, 1999, and as a director on December 31, 1999. As of December 31, 1999, Mr. Bolduc held an aggregate of 269,000 shares of restricted common stock worth approximately $840,625.
(2) Under the terms of the Severance Agreement dated June 8, 1999 between Vialog and Mr. Bolduc, Vialog paid Mr. Bolduc an aggregate of $149,153 in severance-related compensation in 1999.

  Option grants in 1999. The following table summarizes all options granted to the named executive officers in 1999. Amounts reported in the last two columns represent hypothetical values that the holder could realize by exercising the options immediately before their expiration, assuming the value of the Company's common stock appreciates at the specified compounded annual rates over the terms of the options. These numbers are calculated based on the SEC's rules and do not represent the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings will depend on the timing of exercise and the future performance of the Company's common stock. Vialog may not be able to achieve the rates of appreciation assumed in this table and the named executive officers may not receive the calculated amounts. This table does not take into account any appreciation in the price of the common stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

                             OPTION GRANTS IN 1999

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                         ANNUAL RATES OF STOCK
                                                                          PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                   FOR OPTION TERM
                         ----------------------------------------------- ---------------------
                          NUMBER OF    % OF TOTAL
                         SECURITIES     OPTIONS
                         UNDERLYING    GRANTED TO   EXERCISE
                           OPTIONS     EMPLOYEES      PRICE   EXPIRATION
NAME                     GRANTED (#) IN FISCAL YEAR ($/SHARE)    DATE      5%($)     10%($)
----                     ----------- -------------- --------- ---------- --------- -----------
Kim A. Mayyasi..........   250,000       18.27        3.34       7/1/09    525,127   1,330,774
Glenn D. Bolduc.........         0           0           0                       0           0
Michael E. Savage.......   100,000        7.31        3.56     11/11/09    224,075     567,850
Robert F. Moore.........   105,000        7.67        4.03       4/5/09    266,116     674,392

  The exercise price of these options is the fair market value on the date of grant as determined under the Company's stock plans.

  If a named executive officer ceases to be employed by the Company, further vesting of the named executive officer's options ceases and all vested options expire 90 days after the date the named executive officer ceases to be employed by the Company.

  Fiscal year-end option values. The following table provides information regarding the value of all unexercised options held by the named executive officers at the end of 1999. The value of unexercised in-the-money options represents the difference between the fair market value of the Company's common stock on December 31, 1999 and the option exercise price, multiplied by the number of shares underlying the option. The closing sale price of the Company's common stock on December 31, 1999 was $3.125.

                     1999 AGGREGATED OPTION EXERCISES AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                                   VALUE OF UNEXERCISED
                                                                 NUMBER OF SECURITIES                  IN-THE-MONEY
                                                                UNDERLYING UNEXERCISED               OPTIONS AT FISCAL
                                                            OPTIONS AT FISCAL-YEAR END (#)             YEAR END ($)
                         SHARES ACQUIRED                    ----------------------------------   -------------------------
NAME                     ON EXERCISE (#) VALUE REALIZED ($)  EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
----                     --------------- ------------------ --------------    ----------------   ----------- -------------
Kim A. Mayyasi..........           0                0                 41,670             208,330        0            0
Glenn D. Bolduc.........     235,000          657,075                      0                   0        0            0
Michael E. Savage.......           0                0                      0                   0        0            0
Robert F. Moore.........           0                0                 62,419             137,581   31,500       32,816

EMPLOYMENT AGREEMENTS AND CHANGE-OF-CONTROL PROVISIONS

  Mr. Mayyasi's employment offer letter provides for an annual base salary of $350,000 and an annual bonus of up to $100,000. If Vialog terminates Mr. Mayyasi's employment without cause, Vialog will pay Mr. Mayyasi or his estate his base salary and health insurance benefits for six months.

  Mr. Savage's employment agreement provides for an annual base salary of $195,000, a signing bonus of $35,000, and an annual bonus of up to 50% of his annual base salary. Vialog may terminate his employment immediately with or without cause. Mr. Savage may terminate his employment agreement with 30 days prior written notice. If Vialog terminates Mr. Savage's employment without cause, or in the event of Mr. Savage's death or his termination of his employment under certain circumstances set forth in the contract, Vialog will pay Mr. Savage or his estate his base salary and health insurance benefits for six months.

  Mr. Moore's annual compensation is currently $230,000. Either party may terminate his employment without cause with 30 days prior written notice. If Vialog terminates Mr. Moore's employment other than for cause, disability or death, Vialog will pay Mr. Moore his base compensation and employee benefits for twelve months subject to adjustment if he finds new employment during the severance period. Mr. Moore is entitled to a $500 monthly automobile allowance.

  All unvested options held by Mssrs. Mayyasi, Savage and Moore will vest and become immediately exercisable upon the occurrence of any of the following events:

  .  Vialog's merger into or consolidation with another company,

  .  the sale of substantially all of Vialog's assets to another company, or

  . the sale of more than 50% of Vialog's outstanding capital stock to an unrelated person or group.

  Mr. Bolduc resigned as Vialog's President and Chief Executive Officer on June 30, 1999. Under the terms of Mr. Bolduc's severance agreement, Vialog will continue to pay Mr. Bolduc his base salary and a $1,000 monthly car allowance for eighteen months beginning June 30, 1999. Vialog also accelerated the vesting of two of Mr. Bolduc's stock options.

STOCK PLANS

Vialog currently maintains the following stock plans:

                                                                  OUTSTANDING
                                                                  STOCK AWARDS      SHARES
                                                                   OR OPTIONS   AVAILABLE FOR
                                                      SHARES      ISSUED UNDER  ISSUANCE UNDER
                                                  RESERVED UNDER   PLAN AS OF     PLAN AS OF
   PLAN NAME        ADOPTION DATE EXPIRATION DATE      PLAN      MARCH 23, 2000 MARCH 23, 2000
   ---------        ------------- --------------- -------------- -------------- --------------
   1996 Stock Plan     2/14/96        2/14/06       3,250,000      1,751,776       865,314
   1999 Stock Plan     4/29/99        4/29/09       1,500,000        980,000       520,000

  The purpose of the stock plans is to provide directors, officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company. Individual awards under the stock plans may take the form of one or more of (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights and (iv) restricted stock.

  The Compensation Committee and Board of Directors administer the Plan and generally select the individuals who will receive awards and the terms and conditions of those awards. Shares of common stock subject to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

  On April 15, 1999, Vialog registered with the Securities and Exchange Commission 2,430,097 shares of common stock reserved for issuance under the Company's 1996 Stock Plan. On September 1, 1999, Vialog registered with the Securities and Exchange Commission 1,500,000 reserved for issuance under the Company's 1999 Stock Plan.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

  The following table provides information regarding the beneficial ownership of Vialog's outstanding common stock as of March 13, 2000 for:

  . each person or group that Vialog know owns more than 5% of the common stock,

  .  each of Vialog's directors,

  .  each of Vialog's executive officers, and

  .  all of Vialog's directors and executive officers as a group.

  Beneficial ownership is determined under rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock that Vialog may issue upon the exercise of options currently exercisable or exercisable within 60 days of March 13, 2000 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, Vialog believes the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names. The address for each stockholder below is c/o Vialog Corporation, 35 New England Business Center, Suite 160, Andover, Massachusetts 01810.

                                                          NUMBER OF SHARES
                                                         BENEFICIALLY OWNED
                          SHARES ISSUABLE PURSUANT TO (INCLUDING THE NUMBER OF
                          OPTIONS EXERCISABLE WITHIN  SHARES SHOWN IN THE FIRST PERCENTAGE OF SHARES
NAME OF BENEFICIAL OWNER   60 DAYS OF MARCH 13, 2000           COLUMN)              OUTSTANDING
------------------------  --------------------------- ------------------------- --------------------
John J. Hassett.........                  0                    784,762                  8.57%
Robert F. Moore.........            126,505                    126,505                  1.36%
Kim A. Mayyasi..........            100,006                    100,006                  1.08%
David L. Lougee.........             15,678                     66,178                     *
Joanna M. Jacobson......             17,010                     17,010                     *
Richard G. Hamermesh....             14,346                     14,346                     *
Edward M. Philip........             10,010                     10,010                     *
Michael E. Savage.......              4,170                      4,170                     *
Robert F. Saur..........                  0                          0                     *
All directors and
 executive officers as a
 group (8) persons......            287,725                    338,225                  3.59%

--------
*Less than 1%

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

  David L. Lougee, one of Vialog's directors, is a partner of Mirick, O'Connell, DeMallie & Lougee, LLP, the law firm Vialog currently retains as legal counsel. In 1999, Vialog paid Mirick, O'Connell, DeMallie & Lougee, LLP an aggregate of approximately $692,000 in legal fees and expenses for legal services.

  Vialog provides teleconferencing services to customers of a company owned by Susan C. Hassett, spouse of John J. Hassett, for which Vialog recorded revenues of $178,184 in 1999.

  On November 6, 1997, we entered into a stockholder agreement with John J. Hassett that provides, among other things, that while any senior notes or other obligation of the Company or our operating centers (as subsidiary guarantors) with respect to the senior notes remain outstanding:

  . with respect to all matters submitted to a vote of our stockholders regarding the appointment, election or removal of directors or officers of the Company, Mr. Hassett will vote any shares of our voting stock over which he has direct or indirect voting power in the same proportion as the votes cast in favor of and against the particular matter voted upon, by all of our other stockholders; and

  . Mr. Hassett will not serve as a director or officer of the Company or any subsidiary.

In 1999, Mr. Hassett provided consulting services to the Company in consideration of fees totaling $30,000.

COMPANY POLICY

  The Company has implemented a policy whereby neither the Company nor any subsidiary will enter into contracts or business arrangements with persons or entities owned in whole or in part by the Company's officers or directors or any subsidiary except on an arms-length basis and with the approval of the Board of Directors. The Company's By-Laws require that any approval must be by a majority of the independent directors then in office who have no interest in such contract or transaction.

                                    PART IV

ITEM 14. FINANCIAL STATEMENTS, SCHEDULES, REPORTS ON FORM 8-K AND EXHIBITS.

  (a) Documents filed as part of this Form 10-K:

    1. Financial Statements

      See index to Financial Statements under ITEM 8--Financial Statements and Supplementary Data.

    2. Financial Statement Schedules

  All financial statement schedules have been omitted because they are not required, not applicable, or the information to be included in the financial statement schedules is included in the Consolidated Financial Statements or the notes thereto.

    3. Exhibits

      See Exhibit Index.

  (b) Reports on Form 8-K

  Vialog did not file any Form 8-Ks during the fourth quarter of 1999.

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
  3.1*    Restated Articles of Organization of VIALOG Corporation.

  3.2*    Amended and Restated By-Laws of VIALOG Corporation.

  4.1** Form of certificate evidencing ownership of Common Stock of the Company.

  4.2*    Indenture Dated as of November 12, 1997 Among VIALOG Corporation,
          Telephone Business Meetings, Inc., Conference Source International,
          Inc., Kendall Square Teleconferencing, Inc., American Conferencing
          Company, Inc., Communication Development Corporation Inc., Call
          Points, Inc. and State Street Bank and Trust Company (including Forms of Series A Security and Series B Security attached to the Indenture as Exhibits A-1 and A-2, respectively).

  4.3*    Unit Agreement Dated as of November 12, 1997 By and Among VIALOG
          Corporation, Telephone Business Meetings, Inc., Conference Source
          International, Inc., Call Points, Inc., Kendall Square
          Teleconferencing, Inc., American Conferencing Company, Inc.,
          Communications Development Corporation, and State Street Bank and
          Trust Company (including Form of Unit Certificate attached to the
          Unit Agreement as Exhibit A).

  4.4*    Warrant Agreement Dated as of November 12, 1997 Between VIALOG
          Corporation and State Street Bank and Trust Company (including Form of Warrant Certificate attached to the Warrant Agreement as Exhibit
          A).

  4.5*    Security Holders' and Registration Rights Agreement Dated as of
          November 12, 1997 Among VIALOG Corporation and Jefferies & Company,
          Inc.

  4.6*    Registration Rights Agreement Dated as of November 12, 1997 By and
          Among VIALOG Corporation, Kendall Square Teleconferencing, Inc., AMCS
          Acquisition Corporation, Communication Development Corporation,
          Telephone Business Meetings, Inc., Conference Source International,
          Inc., Call Points Acquisition Corporation and Jefferies & Company,
          Inc.

 10.1*    1996 Stock Plan.

 10.2***  1999 Stock Plan.

 10.3**** Lease Dated April 7, 1998 between Connecticut General Life Insurance
          Company, on behalf of its Separate Account R, and VIALOG Corporation.

 10.4     Indenture of Lease Dated March 3, 2000 By and Between VIALOG
          Corporation and EOP--Crosby Corporate Center, L.L.C.

 10.5+    Lease Dated as of August 3, 1998 Agreement By and Between Executive
          Park, T.I.C. and VIALOG Corporation.

 10.6*    Lease Dated February 15, 1996 Between Robert A. Jones and K. George
          Najarian, Trustees of Old Cambridge Realty Trust and Old Kendall
          Square Realty Trust, and Kendall Square Teleconferencing, Inc. (f/k/a
          Teleconversant, Ltd.).

 10.7     Lease Agreement Dated August 3, 1999 By and Between Century 2000
          Partners, LLP and A Business Conference Call, Inc.

 10.8++   Assignment of Lease Dated as of March 13, 1998 Between Telephone
          Business Meetings, Inc. and CMC Datacomm, Inc.

 10.9*    Lease dated December 6, 1994 between Aetna Life Insurance Company and
          Access, as amended.

 10.10    Deed of Lease dated September 30, 1999 by and between Royce, Inc. and
          Telephone Business Meetings, Inc.


 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------

 10.11+++ Loan & Security Agreement Dated as of September 30, 1998 by and between Kendall Square Teleconferencing, Inc.; Conference Source
          International, Inc.; Telephone Business Meetings, Inc.; Call Points,
          Inc.; American Conferencing Company, Inc.; Communication Development
          Corporation and Coast Business Credit.
 10.12+++ Secured Term Note Dated September 30, 1998 in the principal amount of
          $4,000,000 delivered by Kendall Square Teleconferencing, Inc.;
          Conference Source International, Inc.; Telephone Business Meetings,
          Inc.; Call Points, Inc.; American Conferencing Company, Inc.; and
          Communication Development Corporation to Coast Business Credit.

 10.13+++ Secured Term Note Dated September 30, 1998 in the principal amount of
          $1,500,000 delivered by Kendall Square Teleconferencing, Inc.;
          Conference Source International, Inc.; Telephone Business Meetings,
          Inc.; Call Points, Inc.; American Conferencing Company, Inc.; and
          Communication Development Corporation to Coast Business Credit.

 10.14+++ Security Agreement Dated September 30, 1998 by and Between VIALOG
          Corporation and Coast Business Credit, a division of Southern Pacific
          Bank.

 10.15+++ Continuing Guaranty Dated September 30, 1998 executed by VIALOG
          Corporation in favor of Coast Business Credit.

 10.16    Employment Offer Letter Dated June 3, 1999 By and Between VIALOG
          Corporation and Kim A. Mayyasi.

 10.17    Employment Agreement Dated August 30, 1999 By and Between VIALOG
          Corporation and Michael E. Savage.

 10.18*   Employment Agreement Dated October 20, 1997 By and Between VIALOG
          Corporation and Robert F. Moore.

 10.19    Severance Agreement Dated June 8, 1999 By and Between VIALOG
          Corporation and Glenn P. Bolduc.

 11.1     Statement Regarding Computation of Earnings Per Share.

 21.1     Subsidiaries of the Company.

 23.1     Consent of Independent Auditors.

 27.1     Financial Data Schedule.

    All non-marked Exhibits are filed with this Form 10-K.
   * Incorporated by reference to the Exhibits to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 9, 1998 (File No. 333-44041).
  ** Incorporated by reference to the Exhibits to Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 8, 1998 (File No. 333-53395).
 *** Incorporated by reference to the Exhibits to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 1, 1999 (File No. 333-86319).
**** Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 22, 1998 (File No. 333-53395).
   + Incorporated by reference to Amendment No. 3 to the Registration
     Statement on Form S-1 filed with the Securities and Exchange Commission on December 31, 1998 (File No. 333-53395).
  ++ Incorporated by reference to the Exhibits to Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission on March 31, 1998 (File No. 333-22585).
 +++ Incorporated by reference to the Exhibits to the Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934 on Form 8-K filed with the Securities and Exchange Commission on October 26, 1998 (File No. 000-24689).

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE COMPANY HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                          VIALOG Corporation

                                                    /s/ Kim A. Mayyasi
                                          By: _________________________________
                                                      KIM A. MAYYASI,
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

Date: March 30, 2000

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE COMPANY AND IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

        /s/ Kim A. Mayyasi             President, Chief Executive   March 30, 2000
By: __________________________________  Officer and Director
            KIM A. MAYYASI

      /s/ Michael E. Savage            Senior Vice President,       March 30, 2000
By: __________________________________  Chief Financial Officer
          MICHAEL E. SAVAGE             and Principal Accounting
                                        Officer

      /s/ Joanna M. Jacobson           Director                     March 30, 2000
By: __________________________________
          JOANNA M. JACOBSON

       /s/ David L. Lougee             Director                     March 30, 2000
By: __________________________________
           DAVID L. LOUGEE

       /s/ Patti R. Bisbano            Director                     March 30, 2000
By: __________________________________
           PATTI R. BISBANO

     /s/ Richard G. Hamermesh          Director                     March 30, 2000
By: __________________________________
         RICHARD G. HAMERMESH

       /s/ Edward M. Philip            Director                     March 30, 2000
By: __________________________________
           EDWARD M. PHILIP

                                    ANNEX B:

                         QUARTERLY REPORT ON FORM 10-Q
                             FOR THE FISCAL QUARTER
                              ENDED MARCH 31, 2000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                               ----------------

                                   FORM 10-Q

 [X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
   OF THE SECURITIES EXCHANGE ACT OF 1934

   FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2000

                                      OR

 [_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D)
   OF THE SECURITIES EXCHANGE ACT OF 1934

                       COMMISSION FILE NUMBER 001-15527

                              VIALOG CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             MASSACHUSETTS                           04-3305282
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                   35 NEW ENGLAND BUSINESS CENTER, SUITE 160
                         ANDOVER, MASSACHUSETTS 01810
         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                                (978) 975-3700
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to the filing requirements for the past 90 days. Yes [X] No [_]

  At May 9, 2000 the registrant had outstanding an aggregate of 9,141,854 shares of its Common Stock, $.01 par value.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               VIALOG CORPORATION

                                     INDEX

                                                                           PAGE
                                                                           -----
PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
  Consolidated Balance Sheets at December 31, 1999 and March 31, 2000 (Un-
   audited)...............................................................     3
  Consolidated Statements of Operations (Unaudited) for the Three Months
   Ended March 31, 1999 and 2000..........................................     4
  Consolidated Statements of Cash Flows (Unaudited) for the Three Months
   Ended March 31, 1999 and 2000..........................................     5
  Notes to Consolidated Financial Statements (Unaudited)..................   6-9
ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
       RESULTS OF OPERATIONS.............................................. 10-14
PART II. OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS.................................................    15
ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K..................................    15
SIGNATURES................................................................    16
EXHIBIT INDEX.............................................................    17

                               VIALOG CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       DECEMBER 31,  MARCH 31,
                                                           1999        2000
                                                       ------------ -----------
                                                                    (UNAUDITED)
                        ASSETS
Current assets:
  Cash and cash equivalents...........................   $    547    $  1,544
  Accounts receivable, net of allowance for doubtful
   accounts of $579 and $669 in 1999 and 2000, respec-
   tively.............................................     11,637      15,233
  Prepaid expenses....................................        435         425
  Other current assets................................        310         621
                                                         --------    --------
    Total current assets..............................     12,929      17,823
Property and equipment, net...........................     17,814      19,086
Deferred debt issuance costs..........................      3,801       3,331
Goodwill and intangible assets, net...................     64,094      63,101
Other assets..........................................        583       1,058
                                                         --------    --------
  Total assets........................................   $ 99,221    $104,399
                                                         ========    ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit............................   $  4,770    $  5,569
  Current portion of long-term debt...................      2,332       2,449
  Accounts payable....................................      5,216       8,543
  Accrued interest expense............................      1,215       3,606
  Accrued expenses and other liabilities..............      3,319       3,153
                                                         --------    --------
    Total current liabilities.........................     16,852      23,320
Long-term debt, less current portion..................     75,827      75,402
Other long-term liabilities...........................      1,499       1,800
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $0.01 par value; 10,000,000 shares
   authorized; none issued and outstanding............        --          --
  Common stock, $0.01 par value; 30,000,000 shares au-
   thorized; issued: 9,144,200 and 9,148,485 shares in
   1999 and 2000, respectively; outstanding: 9,133,569
   and 9,137,854 shares in 1999 and 2000, respective-
   ly.................................................         91          91
  Additional paid-in capital..........................     45,602      45,627
  Accumulated deficit.................................    (40,603)    (41,794)
  Treasury stock, at cost; 10,631 shares..............        (47)        (47)
                                                         --------    --------
    Total stockholders' equity........................      5,043       3,877
                                                         --------    --------
    Total liabilities and stockholders' equity........   $ 99,221    $104,399
                                                         ========    ========

          See accompanying notes to consolidated financial statements.

                               VIALOG CORPORATION

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                THREE MONTHS ENDED MARCH 31,
                                                ------------------------------
                                                     1999            2000
                                                --------------  --------------
Net revenues................................... $       15,882  $       19,224
Cost of revenues, excluding depreciation.......          7,633           8,593
Selling, general and administrative expense....          4,834           5,888
Depreciation expense...........................            881           1,243
Amortization of goodwill and intangibles.......            830           1,069
                                                --------------  --------------
  Operating income.............................          1,704           2,431
Interest expense, net..........................         (3,371)         (3,472)
                                                --------------  --------------
  Loss before income tax expense...............         (1,667)         (1,041)
Income tax expense.............................            (50)           (150)
                                                --------------  --------------
  Net loss..................................... $       (1,717) $       (1,191)
                                                ==============  ==============
Net loss per share--basic and diluted.......... $        (0.28) $        (0.13)
                                                ==============  ==============
Weighted average shares outstanding--basic and
 diluted.......................................      6,032,774       9,135,712
                                                ==============  ==============




          See accompanying notes to consolidated financial statements.

                               VIALOG CORPORATION

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                               THREE MONTHS
                                                             ENDED MARCH 31,
                                                             -----------------
                                                               1999     2000
                                                             --------  -------
Cash flows from operating activities:
 Net loss................................................... $ (1,717) $(1,191)
 Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation..............................................      881    1,243
  Amortization of goodwill and intangibles..................      830    1,069
  Amortization of debt issuance costs and debt discount.....      784      800
  Provision for doubtful accounts...........................       62      125
  Compensation expense for issuance of common stock and
   options..................................................       52      --
 Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
  Accounts receivable.......................................   (2,327)  (3,721)
  Prepaid expenses and other current assets.................      (57)    (301)
  Other assets..............................................      567     (556)
  Accounts payable..........................................     (557)   3,327
  Accrued expenses..........................................    2,691    2,225
  Other long-term liabilities...............................     (196)     278
                                                             --------  -------
    Cash flows provided by operating activities.............    1,013    3,298
                                                             --------  -------
Cash flows from investing activities:
 Acquisitions of businesses, net of cash acquired...........  (29,095)     --
 Additions to property and equipment........................   (2,590)  (2,492)
                                                             --------  -------
    Cash flows used in investing activities.................  (31,685)  (2,492)
                                                             --------  -------
Cash flows from financing activities:
 Advances on line of credit, net............................      275      799
 Payments of long-term debt.................................     (401)    (580)
 Proceeds from issuance of common stock.....................   33,512       25
 Deferred offering costs....................................      596      --
 Deferred debt issuance costs...............................      (16)     (53)
                                                             --------  -------
    Cash flows provided by financing activities.............   33,966      191
                                                             --------  -------
Net increase in cash and cash equivalents...................    3,294      997
Cash and cash equivalents at beginning of period............      232      547
                                                             --------  -------
Cash and cash equivalents at end of period.................. $  3,526  $ 1,544
                                                             ========  =======
Supplemental disclosures of cash flow information:
 Cash paid during the period for:
  Interest.................................................. $    202  $   284
                                                             ========  =======
  Taxes..................................................... $    --   $    23
                                                             ========  =======
Acquisitions of businesses:
 Assets acquired............................................ $ 31,041  $   --
 Liabilities assumed and issued.............................   (1,855)     --
 Common stock issued........................................      --       --
                                                             --------  -------
 Cash paid..................................................   29,186      --
 Less cash acquired.........................................      (91)     --
                                                             --------  -------
    Net cash paid for acquisitions of businesses............ $ 29,095  $   --
                                                             ========  =======

          See accompanying notes to consolidated financial statements.

                              VIALOG CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

  The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments (all of which are of a normal recurring nature) which, in the opinion of management, are necessary for a fair statement of the results of the interim periods presented. The unaudited results of operations for the quarter ended March 31, 2000 are not necessarily an indication of the results of operations for the full year. These financial statements do not include all disclosures associated with annual financial statements and, accordingly, should be read in conjunction with the financial statements and footnotes for the year ended December 31, 1999 included in the Company's Form 10-K. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(2) DESCRIPTION OF BUSINESS

  VIALOG Corporation (the "Company") was incorporated in Massachusetts on January 1, 1996. The Company was formed to create a national provider of conferencing services, consisting primarily of operator-attended and operator on-demand audioconferencing, as well as video and Internet conferencing services. On November 12, 1997, the Company closed a private placement of $75.0 million in Senior Notes due 2001 (the "Private Placement"). Contemporaneously with the closing of the Private Placement, the Company acquired six private conference service bureaus located in the United States (the "Original Acquisitions"). On February 10, 1999, the Company completed an initial public offering of its common stock and consummated agreements to acquire three private conference service bureaus located in the United States (see Note 4 "Acquisitions").

  Prior to November 12, 1997, the Company did not conduct any operations, and all activities conducted by it related to the acquisitions and the completion of financing transactions to fund the acquisitions.

(3) INITIAL PUBLIC OFFERING

  On February 10, 1999, the Company completed an initial public offering for the sale of 4,600,000 shares of common stock. The net proceeds from this offering, after deducting underwriting discounts, commissions and offering expenses, were approximately $32.7 million. Of the net proceeds, approximately $29.1 million was used to acquire three private conference service bureaus (as discussed in Note 4). In addition, approximately $305,000 of indebtedness was paid to the former stockholder of one of the acquisitions. The remaining net proceeds of $3.3 million was used for working capital and general corporate purposes.

(4) ACQUISITIONS

  On February 10, 1999 the Company acquired all of the issued and outstanding stock of A Business Conference--Call, Inc. ("ABCC"), Conference Pros International, Inc. ("CPI"), and A Better Conference, Inc. ("ABCI"). These acquisitions occurred contemporaneously with the closing of the initial public offering of the Company's common stock. Each of the acquisitions (together with the Original Acquisitions, each an "Operating Center"; collectively, the "Operating Centers") is a wholly-owned subsidiary of the Company. The acquisitions were accounted for using the purchase method of accounting.

  The total purchase price of the acquired companies was $29.1 million and consisted of $28.4 million in cash paid to the stockholders of the acquired companies, approximately $400,000 of acquisition costs and approximately $300,000 related to tax reimbursements.

  The purchase price exceeded the fair value of the net assets by an estimated $27.4 million. The excess was allocated to goodwill and other intangibles and is being amortized over periods from 3 to 20 years. In addition, the Company repaid $305,000 of long-term debt of the acquired companies.

                              VIALOG CORPORATION

                                  (UNAUDITED)


(5) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                         DECEMBER 31, MARCH 31,
                                                             1999       2000
                                                         ------------ ---------
                                                                ($000'S)
   12 3/4% Senior Notes payable, due November 15, 2001,
    net of unamortized discount of $2,027 and $1,755,
    respectively........................................   $72,973     $73,245
   Term loans...........................................     4,655       4,140
   Capitalized lease obligations........................       525         460
   Other long-term debt.................................         6           6
                                                           -------     -------
     Total long-term debt...............................    78,159      77,851
     Less current portion...............................     2,332       2,449
                                                           -------     -------
     Total long-term debt, less current portion.........   $75,827     $75,402
                                                           =======     =======

 Senior Notes Payable

  The Senior Notes issued in the Private Placement bear interest at 12 3/4% per annum, payable semi-annually on May 15 and November 15 of each year. The Senior Notes, which are guaranteed by each of the Operating Centers, mature on November 15, 2001 and are redeemable in whole or in part at the option of the Company on or after November 15, 1999 at 110% of the principal amount thereof, and on or after November 15, 2000 at 105% of the principal amount thereof, in each case together with accrued interest to the date of redemption.

(6) NET LOSS PER SHARE

  As the Company was in a net loss position for the three months ended March 31, 1999 and 2000, common stock equivalents of 1,671,434 and 1,246,855, respectively, were excluded from the diluted net loss per share calculation as they would be antidilutive. As a result, diluted net loss per share for the three months ended March 31, 1999 and 2000 is the same as basic net loss per share and, therefore, has not been presented separately.

(7) NON-RECURRING CHARGES

  During the third quarter of 1998, the Company incurred a $1.2 million non-recurring charge related to the consolidation of the Atlanta and Montgomery Operating Centers. In accordance with the consolidation plan, the Atlanta Operating Center remained staffed through January 1999, after which time the Atlanta facility was vacated and its traffic managed by conference coordinators in the Montgomery Operating Center as well as other Operating Centers. During the three months ended March 31, 2000, the Company paid out approximately $25,000 related to rental costs on the Atlanta facility. At March 31, 2000, approximately $418,000 of the original accrual for the non-recurring charge was remaining for estimated costs still to be incurred related to the remaining rental commitment on the Atlanta facility.

  During the second quarter of 1999, the Company incurred a $3.0 million non-recurring charge related to the consolidation of four of the Company's Operating Centers. The Operating Centers affected included Oradell, New Jersey and Danbury, Connecticut, which the Company closed in the third quarter of 1999; and Houston, Texas and Palm Springs, California, which the Company closed in the fourth quarter of 1999. In conjunction with the closings, the Company expanded its other facilities to accommodate the transitioned business. In addition, the Company plans to combine its corporate offices and its Cambridge Center during the second quarter of 2000. During the three months ended March 31, 2000, the Company paid out approximately $321,000 related primarily to personnel reductions and facility closings. At March 31, 2000, approximately $1.3 million of the original accrual for the non-recurring charge was remaining for estimated costs in accordance with the terms of the original restructuring plan.

                              VIALOG CORPORATION

                                  (UNAUDITED)


(8) SUBSEQUENT EVENTS

  On April 7, 2000, Vialog received a signed joint commitment letter and attached summary of terms from two major banks relating to a proposed $75 million new senior secured term loan and revolving credit facility. The closing under the New Credit Facility is subject to certain conditions, including completion and execution of definitive documentation, and accordingly there can be no assurance that the New Credit Facility will become available.

  On May 3, 2000, the Company commenced an offer to exchange an aggregate of $58.5 million in cash and an aggregate of 165,000 newly issued shares of a new class of convertible preferred stock, par value $0.01 per share, stated value $100.00, for all of the Company's $75 million 12 3/4% Series B senior notes due November 15, 2001, or $780 in cash and 2.2 shares of preferred stock for each $1,000 principal amount of senior notes tendered in the exchange offer. The preferred stock will be convertible into shares of common stock, $0.01 par value per share, of the Company as described in the Company's Offering Memorandum and Solicitation Document. Exchange of the senior notes; and (b) the availability of at least $75 million of new bank financing on the effective date of the exchange offer.

(9) SUPPLEMENTAL CONSOLIDATING CONDENSED FINANCIAL INFORMATION

  The 12 3/4% Senior Notes due November 15, 2001, in the aggregate principal amount of $75.0 million, are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's subsidiaries. Each of the guarantors is a wholly-owned subsidiary of the Company. Summarized financial information of the Company and its subsidiaries is presented below as of and for the three months ended March 31, 2000. Separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented because management has determined that they are not material to investors.

                    VIALOG             CALL
                    CORP.    ACCESS   POINTS    ABCC     TCC     ABCI    CPI    AMERICO   CDC    ELIMINATIONS CONSOLIDATED
                   --------  -------  -------  -------  ------  ------  ------  -------  ------  ------------ ------------
                                                              ($000'S)
BALANCE SHEET
INFORMATION AS OF
MARCH 31, 2000
(UNAUDITED)
Total current
assets...........  $(22,060) $18,123  $10,277  $ 6,411  $4,676  $  801  $  474  $(1,116) $  237    $    --      $ 17,823
Property and
equipment, net...     1,160    8,122    5,447    2,209     919     325     324      496      84         --        19,086
Investment in
subsidiaries.....    85,696      --       --       --      --      --      --       --      --      (85,696)         --
Goodwill and
intangible
assets, net......       --    13,663   16,359   14,165   3,480   5,374   5,456    2,479   2,125         --        63,101
Other assets.....     3,976      248       67       22      10      10     --        50       6         --         4,389
                   --------  -------  -------  -------  ------  ------  ------  -------  ------    --------     --------
 Total assets....  $ 68,772  $40,156  $32,150  $22,807  $9,085  $6,510  $6,254  $ 1,909  $2,452    $(85,696)    $104,399
                   ========  =======  =======  =======  ======  ======  ======  =======  ======    ========     ========
Current
liabilities......  $ 18,410  $ 1,710  $ 1,655  $   305  $  511  $  114  $  321  $   142  $  152    $    --      $ 23,320
Long-term debt,
excluding current
portion..........    75,326      --        46      --       22     --      --         8     --          --        75,402
Other
liabilities......       359      237      665      --      --       20      87      432     --          --         1,800
Stockholders'
equity
(deficit)........   (25,323)  38,209   29,784   22,502   8,552   6,376   5,846    1,327   2,300     (85,696)       3,877
                   --------  -------  -------  -------  ------  ------  ------  -------  ------    --------     --------
 Total
 liabilities and
 stockholders'
 equity
 (deficit).......  $ 68,772  $40,156  $32,150  $22,807  $9,085  $6,510  $6,254  $ 1,909  $2,452    $(85,696)    $104,399
                   ========  =======  =======  =======  ======  ======  ======  =======  ======    ========     ========
STATEMENT OF
OPERATIONS
INFORMATION FOR
THE THREE MONTHS
ENDED MARCH 31,
2000 (UNAUDITED)
Net revenues.....  $    --   $ 8,720  $ 4,670  $ 3,967  $1,772  $  --   $  --   $   --   $  124    $    (29)    $ 19,224
Cost of revenues,
excluding
depreciation.....       768    3,545    2,091    1,234     756       4      83        6     135         (29)       8,593
Selling, general
and
administrative
expenses.........     5,173      228      129      171     144      19      22      --        2         --         5,888
Depreciation
expense..........        74      521      326      108      66      36      48       30      34         --         1,243
Amortization of
goodwill and
intangibles......       --       219      276      244      51     114      99       36      30         --         1,069
                   --------  -------  -------  -------  ------  ------  ------  -------  ------    --------     --------
 Operating income
 (loss)..........    (6,015)   4,207    1,848    2,210     755    (173)   (252)     (72)    (77)        --         2,431
Interest income
(expense), net...    (3,462)      (5)     --       --       (2)     (3)    --       --      --          --        (3,472)
                   --------  -------  -------  -------  ------  ------  ------  -------  ------    --------     --------
 Loss before
 income tax
 expense.........    (9,477)   4,202    1,848    2,210     753    (176)   (252)     (72)    (77)        --        (1,041)
Income tax
expense..........       --      (150)     --       --      --      --      --       --      --          --          (150)
                   --------  -------  -------  -------  ------  ------  ------  -------  ------    --------     --------
 Net income
 (loss)..........  $ (9,477) $ 4,052  $ 1,848  $ 2,210  $  753  $ (176) $ (252) $   (72) $  (77)   $    --      $ (1,191)
                   ========  =======  =======  =======  ======  ======  ======  =======  ======    ========     ========
CASH FLOW
INFORMATION FOR
THE THREE MONTHS
ENDED MARCH 31,
2000 (UNAUDITED)
Cash flows
provided by (used
in) operating
activities.......  $  1,002  $   970  $ 1,254  $   123  $   15  $   43  $  (32) $     6  $  (83)   $    --      $  3,298
Cash flows
provided by (used
in) investing
activities.......      (330)    (869)  (1,209)     (82)     (4)      2      (1)     --        1         --        (2,492)
Cash flows
provided by (used
in) financing
activities.......       256       (4)     (10)     --      (13)    (32)    --        (6)    --          --           191
                   --------  -------  -------  -------  ------  ------  ------  -------  ------    --------     --------
Net increase
(decrease) in
cash and cash
equivalents......       928       97       35       41      (2)     13     (33)     --      (82)        --           997
Cash and cash
equivalents at
the beginning of
period...........       386      (49)      91       14     --      (10)     33      --       82         --           547
                   --------  -------  -------  -------  ------  ------  ------  -------  ------    --------     --------
Cash and cash
equivalents at
the end of
period...........  $  1,314  $    48  $   126  $    55  $   (2) $    3  $  --   $   --   $  --     $    --      $  1,544
                   ========  =======  =======  =======  ======  ======  ======  =======  ======    ========     ========

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements and footnotes for the three months ended March 31, 2000 and the Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission.

VIALOG CORPORATION

 RESULTS OF OPERATIONS

  The Company was incorporated on January 1, 1996. On November 12, 1997, the Company consummated agreements to acquire six private conference service bureaus, all of which became wholly-owned subsidiaries of the Company. Prior to November 12, 1997, the Company did not conduct any operations, and all activities conducted by it were related to the original acquisitions. On February 10, 1999, the Company completed an initial public offering of its common stock and contemporaneously acquired three private conference service bureaus, all of which became wholly-owned subsidiaries of the Company.

  Net revenues. Net revenues increased approximately $3.3 million, or 21%, from $15.9 million to $19.2 million for the three months ended March 31, 1999 and 2000, respectively. The increase was primarily due to increased call volumes for audio and video conferencing services as well as the acquisition of three private conference service bureaus on February 10, 1999. The major components of this increase were (i) an increase in the Reston center's net revenues of $2.4 million, or 38%, from $6.3 million to $8.7 million for the three months ended March 31, 1999 and 2000, respectively, which consisted of increased sales of conferencing services to predominantly existing customers, as well as the transitioned traffic resulting from the consolidation of other operating centers, (ii) an increase in the combined Atlanta and Montgomery operating center's net revenues of $576,000, which was primarily attributable to increased audioconferencing services to existing customers and new customers, as well as the transitioned traffic resulting from the consolidation of other operating centers, (iii) an increase of $1.6 million relating to the Chanhassen, Houston and Palm Springs operating centers which were acquired on February 10, 1999 and included in the Company's consolidated results beginning February 11, 1999, resulting in a partial period of operations included in the three months ended March 31, 1999, and (iv) a decrease of $1.3 million relating to the consolidation of the Oradell and Danbury operating centers, both of which were closed during the third quarter of 1999 and the related traffic transitioned to other operating centers.

  The Company's largest outsourcing customer acquired a competitor of the Company in 1998. The customer, representing approximately 7% of the Company's 1998 consolidated net revenues and 2% of the Company's 1999 consolidated net revenues, honored its outsourcing contract with the Company, which expired in July 1999. Although the significant reduction in net revenues from this customer has reduced the Company's net revenues and operating results in the near term, the Company believes that the long-term impact to net revenues and results of operations will not be significant.

  Cost of revenues, excluding depreciation. Cost of revenues, excluding depreciation, increased approximately $960,000, or 13%, from $7.6 million to $8.6 million for the three months ended March 31, 1999 and 2000, respectively, but decreased as a percentage of revenue from 48.1% to 44.7% for the three months ended March 31, 1999 and 2000, respectively. The dollar increase was primarily attributable to (i) an increase in the Reston center's cost of revenues, excluding depreciation, of $679,000, or 24%, resulting from increased telecommunications costs and personnel and related costs associated with increased call volumes, and the transitioning of traffic from the consolidation of other operating centers, (ii) an increase in the combined Atlanta and Montgomery center's cost of revenues, excluding depreciation, of $278,000 resulting from increased staffing and operations-related costs associated with increased call volumes, and the transitioning of traffic from the consolidation of other operating centers, (iii) an increase of $675,000 relating to the Chanhassen, Houston and Palm Springs operating centers which were acquired on February 10, 1999 and included in the Company's consolidated results beginning February 11, 1999, and (iv) a decrease of $685,000 relating to the consolidation of the Oradell and Danbury operating centers, both of which were closed during the third quarter of 1999. The decrease as a percentage of revenues was primarily due to an overall reduction in telecommunications cost per minute resulting from negotiating telecommunications contracts with lower prices and the favorable impact resulting from the acquisition of the three operating centers on February 10, 1999.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.1 million, or 23%, from $4.8 million to $5.9 million, for the three months ended March 31, 1999 and 2000, respectively. The increase was primarily attributable to (i) an increase in selling expense of $276,000 related to increases in personnel, commissions and related expenses associated with higher sales volume, and (ii) an increase of $822,000 related to increased staffing costs such as compensation, benefits and travel expenses as well as outside services in the general and administrative area.

  Depreciation and amortization expense. Depreciation and amortization expense increased $601,000 from approximately $1.7 million to approximately $2.3 million for the three months ended March 31, 1999 and 2000, respectively. The increase was primarily due to additions to property and equipment throughout 1999 and 2000 as well as the additional property and equipment purchased in connection with the acquisition of the Chanhassen, Houston and Palm Springs operating centers which were acquired on February 10, 1999. In addition, amortization of goodwill and intangibles increased $239,000 which represents amortization expense related to the three operating centers acquired on February 10, 1999.

  Interest expense, net. Interest expense, net increased $101,000 from $3.4 million to $3.5 million for the three months ended March 31, 1999 and 2000, respectively. The increase was primarily due to the following: (i) an increase of $124,000 in interest expense related to the Company's revolving credit facility, (ii) an increase of $7,000 in non-cash interest expense related to the amortization of deferred debt issuance costs and (iii) decreased interest income of approximately $30,000 due to reduced cash balances.

 LIQUIDITY AND CAPITAL RESOURCES

  The Company generated positive net cash flows of approximately $1.0 million for the three months ended March 31, 2000 as compared to $3.3 million for the three months ended March 31, 1999. Included in the cash flows for the three months ended March 31, 1999 was approximately $4.3 million related to the excess of the proceeds from the initial public offering over the acquisitions of the three operating centers acquired on February 10, 1999. For the three months ended March 31, 2000, the Company generated positive cash flows from operations of $3.3 million. Cash used in investing activities of $2.5 million for the three months ended March 31, 2000 represents the acquisition of property and equipment. Cash provided by financing activities of $191,000 for the three months ended March 31, 2000 includes, among other items, $799,000 related to advances on the Company's line of credit facility as well as payments on the Company's term loans of approximately $580,000.

  On November 12, 1997, the Company completed a private placement of $75.0 million of senior notes. The senior notes bear interest at 12 3/4% per annum, payable semi-annually on May 15 and November 15 of each year. The senior notes are guaranteed by the operating centers and mature on November 15, 2001. The senior notes are redeemable in whole or in part at the option of the Company on or after November 15, 1999 at 110% of the principal amount thereof, and on or after November 15, 2000 at 105% of the principal amount thereof until maturity, in each case together with accrued interest to the date of redemption. In the event of a change in control, as defined in the Indenture, the Company may be required to repurchase all of the outstanding senior notes at 101% of the principal amount plus accrued interest and additional interest, if any. The Indenture contains restrictive covenants with respect to the Company that among other things, create limitations (subject to certain exceptions) on (i) the incurrence of additional indebtedness, (ii) the ability of the Company to purchase, redeem or otherwise acquire or retire any common stock or warrants, rights or options to acquire common stock, to retire any subordinated indebtedness prior to final maturity or to make investments in any person, (iii) certain transactions with affiliates, (iv) the ability to materially change the present method of conducting business, (v) the granting of liens on property or assets, (vi) mergers, consolidations and the disposition of assets, (vii) declaring and paying any dividends or making any distribution on shares of common stock, and (viii) the issuance or sale of any capital stock of the Company's subsidiaries. The Indenture does not require the Company to maintain compliance with any financial ratios or tests, except with respect to certain restrictive covenants noted above. At March 31, 2000, the Company was in compliance with all covenants contained in the Indenture.

  On October 6, 1998, the Company closed a two year, $15.0 million senior credit facility with Coast Business Credit, a division of Southern Pacific Bank. The senior credit facility provides for (i) a term loan in the principal amount of $1.5 million, (ii) a term loan of up to 80% of the purchase price of new and used equipment, not to exceed $4.0 million, and (iii) a revolving loan based on a percentage of eligible accounts receivable. Loans under the senior credit facility bear interest at the higher of 7% or the Prime Rate plus 1 1/2%, and interest is based on a minimum outstanding principal balance of the greater of $5.0 million or 33% of the available credit facility. The senior credit facility includes certain early termination fees. The senior credit facility is secured by the assets of each of the operating centers and the assets of VIALOG Corporation, excluding the ownership interest in each of the operating centers. The Company is required to maintain compliance with certain financial ratios and tests, including a debt service coverage ratio and minimum net worth level. At March 31, 2000, the Company was in compliance with such ratios and tests. As of March 31, 2000, the Company had outstanding approximately $750,000 on the term loan; $3.4 million on the equipment term loan; and $5.6 million on the revolving loan.

  The Company anticipates that its cash flows from operations, supplemented by borrowings will meet or exceed its working capital needs, debt service requirements and planned capital expenditures for property and equipment for the next twelve months. The Company expects to meet its longer term liquidity requirements through a combination of working capital, cash flow from operations, borrowings, and future issuances of debt and/or equity securities. However, no assurances can be given that such funds will be available when required or on terms favorable to the Company.

  On April 7, 2000, Vialog received a signed joint commitment letter and attached summary of terms from two major banks relating to a proposed $75 million new senior secured term loan and revolving credit facility. The closing under the New Credit Facility is subject to certain conditions, including completion and execution of definitive documentation, and accordingly there can be no assurance that the New Credit Facility will become available.

  On May 3, 2000, the Company commenced an offer to exchange an aggregate of $58.5 million in cash and an aggregate of 165,000 newly issued shares of a new class of convertible preferred stock, par value $0.01 per share, stated value $100.00, for all of the Company's $75 million 12 3/4% Series B senior notes due November 15, 2001, or $780 in cash and 2.2 shares of preferred stock for each $1,000 principal amount of senior notes tendered in the exchange offer. The preferred stock will be convertible into shares of common stock, $0.01 par value per share, of the Company as described in the Company's Offering Memorandum and Solicitation Document. Exchange of the senior notes is subject to certain conditions including: (a) the valid tender of at least 95% of the principal amount of the senior notes; and (b) the availability of at least $75 million of new bank financing on the effective date of the exchange offer.

  The Company is highly leveraged at March 31, 2000. This indebtedness requires the Company to dedicate a significant portion of its cash flow from operations to service its indebtedness and makes the Company more vulnerable to unfavorable changes in general economic conditions.

 YEAR 2000 COMPLIANCE

  The Company has experienced no Year 2000 related outages or interruptions. Operating centers conducted normal operations during the actual roll over and continued to service customers with no Year 2000 related issues. Performance testing during and after the roll over found no service or integrity issues. All functional areas of the Company conducted normal business throughout the rollover.

  Costs: The Company's total expenditures for contingency planning and staffing during the Year 2000 rollover was less than $200,000. The Company experienced no material expenditures in connection with its Year

2000 remediation efforts. Remediation efforts were conducted as elements of systems upgrades or replacements that had been planned for other business reasons. The cost of purchasing, or developing, and deploying these new systems was not considered Year 2000 costs as they were included in the Company's integration plan and were not accelerated due to Year 2000 issues. Most of the expenses incurred were related to the opportunity cost of time spent by employees of the Company evaluating Year 2000 compliance matters.

  Risks: The Company is aware of no further Year 2000 related risks outstanding at this time. There are a number of additional date integrity issues related to the identification of Year 2000 as a leap year that have caused concern in the computer industry. The Company believes that based on its testing and remediation efforts, these date integrity issues do not present a concern. The Company will continue to monitor systems operations and integrity during the remainder of Year 2000. No additional Year 2000 related expenditures are anticipated.

RESULTS OF OPERATIONS--COMBINED OPERATING CENTERS AND VIALOG CORPORATION

  The following unaudited combined data of the operating centers on an historical basis are derived from the respective unaudited financial statements. Such data includes the results of operations for all of the Company's operating centers assuming the acquisition of the three private conference service bureaus occurred on January 1, 1999, but excludes the effects of pro forma adjustments and is set forth as a percentage of net revenues for the periods presented.

                                                    THREE MONTHS ENDED MARCH
                                                               31,
                                                   ----------------------------
                                                       1999           2000
                                                   -------------  -------------
                                                            ($000'S)
   Net revenues................................... $17,792 100.0% $19,224 100.0%
   Cost of revenues, excluding depreciation.......   8,279  46.5%   8,593  44.7%

  Net revenues. Net revenues increased $1.4 million, or 8%, from combined net revenues of $17.8 million in 1999 to combined net revenues of $19.2 million in 2000. Overall, the increase was primarily due to increased call volumes for audio and video conferencing services. The major components of this increase were (i) an increase in the Reston center's net revenues of $2.4 million, or 38%, from $6.3 million to $8.7 million, for the three months ended March 31, 1999 and 2000, respectively, which consisted of increased sales of conferencing services to predominantly existing customers, as well as the transitioned traffic resulting from the consolidation of other operating centers, (ii) an increase in the combined Atlanta and Montgomery operating center's net revenues of $576,000 which was primarily attributable to increased audioconferencing services to existing customers and new customers, as well as the transitioned traffic resulting from the consolidation of other operating centers, (iii) an increase in the Chanhassen operating center's net revenues of $1.5 million related to increased audioconferencing services to existing and new customers, and (iv) a decrease of $3.1 million relating to the consolidation of the Houston, Palm Springs, Oradell and Danbury operating centers, all of which were closed during the third and fourth quarters of 1999.

  Cost of revenues, excluding depreciation. Cost of revenues, excluding depreciation for the three months ended March 31, 2000 increased $314,000, or 4%, from cost of revenues, excluding depreciation for the three months ended March 31, 1999, but decreased as a percentage of revenue from 46.5% to 44.7% for the three months ended March 31, 1999 and 2000, respectively. The dollar increase was primarily attributable to (i) an increase in the Reston operating center's cost of revenues, excluding depreciation of $679,000, or 24%, resulting from increased telecommunications costs and personnel and related costs associated with increased call volumes, and the transitioning of traffic from the consolidation of other operating centers, (ii) an increase in the combined Atlanta and Montgomery center's cost of revenues, excluding depreciation of $278,000 resulting from increased staffing and operations-related costs associated with increased call volumes, and the transitioning of traffic from the consolidation of other operating centers, (iii) an increase in the Chanhassen operating center's cost of revenues, excluding depreciation of $543,000 related to increased telecommunications costs associated with increased call volumes as well as increased operating costs due to increased staffing to support current and projected revenue growth, and (iv) a decrease of $1.2 million relating to the consolidation of the Houston, Palm

Springs, Oradell and Danbury operating centers, all of which were closed during the third and fourth quarters of 1999. The decrease as a percentage of revenues was primarily due to an overall reduction in telecommunications cost per minute resulting from negotiating telecommunications contracts with lower prices and the favorable impact resulting from the acquisition of the three operating centers on February 10, 1999.

NEW ACCOUNTING PRONOUNCEMENTS

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company will adopt SFAS 133 in 2001, in accordance with SFAS No. 137 which deferred the effective date of SFAS 133. The Company does not anticipate the adoption of this standard will have a material impact on the Company's consolidated financial statements.

  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." The Company is required to adopt this accounting guidance, as amended by SAB 101A, no later than the first quarter of fiscal year 2001. The Company believes its existing revenue recognition policies and procedures are in compliance with SAB 101, and therefore does not anticipate its adoption will have a material impact on the Company's financial condition, results of operations or cash flows.

  In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25. This interpretation clarifies the application of APB No. 25 for certain issues, including: the definition of an employee, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions apply to events occurring after December 15, 1998 or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The Company expects that the adoption of this Interpretation will not have a material impact on its financial position, results of operations or cash flows.

CAUTIONARY STATEMENTS FOR FORWARD LOOKING INFORMATION

  Management's discussion and analysis set forth above contains certain forward looking statements, including statements regarding its financial position, results of operations and Year 2000 compliance. These forward looking statements are based on current expectations. Certain factors have been identified by the Company which could cause the Company's actual results to differ materially from expected and historical results. These factors are discussed in the Safe Harbor for Forward Looking Statements section of the Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Form 10-K for the year ended December 31, 1999, and should be read in conjunction with this Form 10-Q.

                          PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

  The Company is not currently a party to any material legal proceedings.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a) Exhibits.

  Exhibit 11(a)--Calculation of Shares Used in Determining Net Loss Per Share

  Exhibit 27--Financial Data Schedule

  (b) Reports on Form 8-K.

  A report on Form 8-K was filed on March 6, 2000 to report that the Company had received signed lock-up agreements from the holders of approximately 80% of the aggregate principal amount of its 12 3/4% senior notes due 2001 under which, subject to the Company's obtaining favorable senior credit financing, such noteholders would exchange their existing notes for cash and newly issued convertible preferred stock of the Company.

  A report on Form 8-K was filed on May 4, 2000 to report that the Company commenced an offer to exchange an aggregate of $58.5 million in cash and an aggregate of 165,000 newly issued shares of a new class of convertible preferred stock, par value $0.01 per share, stated value $100.00, for all of the Company's $75 million 12 3/4% Series B senior notes due November 15, 2001, or $780 in cash and 2.2 shares of preferred stock for each $1,000 principal amount of senior notes tendered in the exchange offer. The preferred stock will be convertible into shares of common stock, $0.01 par value per share, of the Company as described in an Offering Memorandum and Solicitation Document dated May 3, 2000. The exchange offer will expire at 5:00 p.m., New York City time on June 1, 2000, unless extended. Exchange of the senior notes is subject to certain conditions including: (a) the valid tender of at least 95% of the principal amount of the senior notes; and (b) the availability of at least $75 million of new bank financing on the effective date of the exchange offer.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE COMPANY HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

Date: May 15, 2000                        VIALOG Corporation (Registrant)

                                                   /s/ Kim A. Mayyasi
                                          _____________________________________
                                                     KIM A. MAYYASI,
                                              PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

                                                  /s/ Michael E. Savage
                                          _____________________________________
                                                   MICHAEL E. SAVAGE,
                                              SENIOR VICE PRESIDENT AND CFO
                                              (PRINCIPAL FINANCIAL OFFICER
                                            AND PRINCIPAL ACCOUNTING OFFICER)

                                 EXHIBIT INDEX

                                                                            PAGE
                                                                            ----
11(a)--Calculation of Shares Used in Determining Net Loss Per Share........  18

                               VIALOG CORPORATION

            CALCULATION OF SHARES USED IN DETERMINING LOSS PER SHARE
                                  (UNAUDITED)

                                                THREE MONTHS ENDED MARCH 31,
                                                ------------------------------
                                                     1999            2000
                                                --------------  --------------
Common stock, beginning of period..............      3,693,672       9,133,569
Weighted average common shares issued during
 period, net...................................      2,339,102           2,143
Common stock options and warrants using the
 treasury stock method.........................            --              --
                                                --------------  --------------
                                                     6,032,774       9,135,712
                                                ==============  ==============
Net loss (in thousands)........................ $       (1,717) $       (1,191)
                                                ==============  ==============
Basic and diluted net loss per share........... $        (0.28) $        (0.13)
                                                ==============  ==============

                                    ANNEX C:

                             AMENDMENT TO INDENTURE

                            SUPPLEMENTAL INDENTURE

  This Supplemental Indenture, dated as of          , 2000 (this "Supplemental
Indenture"), by and among Vialog Corporation, a Massachusetts corporation (together with its successors and assigns, the "Company"), Telephone Business Meetings, Inc. d/b/a/ Access Conference Call Service, a Delaware corporation, Conference Source International, Inc., a Georgia corporation, Call Points, Inc., a Delaware corporation, Kendall Square Teleconferencing, Inc. d/b/a/ The Conference Center, a Massachusetts corporation, American Conferencing Company, Inc. d/b/a Americo, a Delaware corporation and Communication Development Corporation, a Connecticut corporation (collectively, the "Subsidiary Guarantors") and State Street Bank and Trust Company, as Trustee under the Indenture referred to below (the "Trustee").

                             W I T N E S S E T H:

  WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of November 12, 1997 (as amended, supplemented, waived or otherwise modified, the "Indenture"), providing for the issuance of an aggregate principal amount of $75.0 million of 12 3/4% Senior Notes due November 15, 2001 of the Company (the
"Securities"); and

  WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee, the Company and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities.

  NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Subsidiary Guarantor, the Company and Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows.

                                   ARTICLE I

DEFINITIONS

  SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined except that the term "Holders" in this Supplemental Indenture shall refer to the term "Holders" as defined in the Indenture and the Trustee acting on behalf or for the benefit of such holders. The words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

                                  ARTICLE II

AMENDMENT

  SECTION 2.1. Amendment. The Indenture is hereby amended by deleting the following sections of the Indenture in their entirety: Sections 4.03, 4.04, 4.05, 4.06, 4.12, 4.13, 4.14, 4.15, 4.18, 4.20, 4.21, 4.22, 5.01(a)(ii),
6.01(4), 6.01(5) and 6.01(8). To the extent provisions of the Indenture make reference to the foregoing Sections, or are otherwise affected by such deletions, the Indenture as amended by this Supplemental Indenture shall be read in a manner consistent with the intent hereof.

                                  ARTICLE III

MISCELLANEOUS

  SECTION 3.1. Effectiveness. The provisions of this Supplemental Indenture shall become effective only upon the Effective Date (as such term is defined in the Offering Memorandum and Solicitation Document of the Company dated May 3, 2000).

  SECTION 3.2. Parties. Nothing expressed or mentioned in this Supplemental Indenture is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee any legal or equitable right, remedy claim under or in respect of this Supplemental Indenture or any provision herein contained.

  SECTION 3.3. Modification, etc. Subject to the provisions of, and except as otherwise provided in, Article IX of the Indenture (including without limitation Sections 9.01 and 9.02 thereof), no modification, amendment or waiver of any provision of this Supplemental Indenture shall in any event be effective unless the same shall be in writing and consented to by the Trustee (with the consent of the Holders of at least a majority of the then outstanding Securities if required by Section 9.02 of the Indenture) and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given.

  SECTION 3.4. Entire Agreement. This Supplemental Indenture is intended by the parties to be a final expression of their agreement in respect of the subject matter contained herein, and, together with the Indenture, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

  SECTION 3.5. Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

  if to the Company or any Subsidiary Guarantor:

  Vialog Corporation
  35 New England Business Center
  Andover, Massachusetts 01810
  Attention: Michael Savage, Chief Financial Officer
  Facsimile: (978) 975-7208
  Telephone: (978) 975-3700

  with copies to:

  Mirick, O'Connell, DeMallie & Lougee, LLP
  1700 Bank of Boston Tower
  100 Front Street
  Worcester, Massachusetts 06108
  Attention: David L. Lougee
  Facsimile: (508) 752-7305
  Telephone: (508) 799-0541

  if to the Trustee:

  if by mail:

  State Street Bank and Trust Company
  Corporate Trust Division
  P.O. Box 778
  Boston, Massachusetts 02102
  Attention: Mr. Roland Gustafsen
  Facsimile: (617) 662-1458
  Telephone: (617) 662-1699
  if by courier or delivery:

  State Street Bank and Trust Company
  Corporate Trust Division
  2 Avenue de Lafayette
  Boston, Massachusetts 02111-1724
  Attention: Mr. Roland Gustafsen
  Facsimile: (617) 662-1458
  Telephone: (617) 662-1699

  with copies to :

  Peabody & Arnold
  50 Rowes Wharf
  Boston, Massachusetts 02110
  Attention: Rober J. Coughlin
  Facsimile: (617) 951-2125
  Telephone: (617) 951-2100

  Each of the Company, the Subsidiary Guarantors and the Trustee by written notice to each other such person may designate additional or different addresses for notices to such person. Any notice or communication to the Company and the Trustee shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; and five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

  SECTION 3.6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

  SECTION 3.7. Successors. This Supplemental Indenture shall inure to the benefit of and be binding upon the successors and assignees of the Company, the Subsidiary Guarantor and the Trustee.

  SECTION 3.8. Counterparts. This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

  SECTION 3.9. Severability. If any term, provision, covenant or restriction of this Supplemental Indenture is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

  SECTION 3.10 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

  SECTION 3.11. Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

  SECTION 3.12. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and each Subsidiary Guarantor.

  IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
                                 THE COMPANY:

                                 VIALOG CORPORATION

                                 By: __________________________________________
                                    Name:
                                    Title:

                                 THE SUBSIDIARY GUARANTORS:

                                 TELEPHONE BUSINESS MEETINGS, INC.
                                  D/B/A/ ACCESS CONFERENCE CALL SERVICE

                                 By: __________________________________________
                                    Name:
                                    Title:

                                 CONFERENCE SOURCE INTERNATIONAL, INC.

                                 By: __________________________________________
                                    Name:
                                    Title:

                                 CALL POINTS, INC.

                                 By: __________________________________________
                                    Name:
                                    Title:

                                 KENDALL SQUARE TELECONFERENCING, INC.
                                  D/B/A/ THE CONFERENCE CENTER

                                 By: __________________________________________
                                    Name:
                                    Title:

                                 AMERICAN CONFERENCING COMPANY, INC. D/B/A
                                 AMERICO

                                 By: __________________________________________
                                    Name:
                                    Title:

                                 COMMUNICATION DEVELOPMENT CORPORATION

                                 By: __________________________________________
                                    Name:
                                    Title:

                                 THE TRUSTEE:

                                 STATE STREET BANK AND TRUST COMPANY

                                 By: __________________________________________
                                    Name:
                                    Title:

                                    ANNEX D:

                        CERTIFICATE OF VOTE OF DIRECTORS

                                                FEDERAL IDENTIFICATION NO.

                       THE COMMONWEALTH OF MASSACHUSETTS
                            WILLIAM FRANCIS GALVIN
                         SECRETARY OF THE COMMONWEALTH
             ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108-1512

                       CERTIFICATE OF VOTE OF DIRECTORS
                    ESTABLISHING A CLASS OR SERIES OF STOCK
                   (GENERAL LAWS, CHAPTER 156B, SECTION 26)

We, Kim Mayassi_____________________________________________________, President
                                                                            [X]

and Michael Savage______________________________________________________, Clerk
                                                                            [X]

of Vialog Corporation_________________________________________________________,
                          (Exact name of corporation)

located at: 35 New England Business Center, Andover, MA 01810
               (Street Address of corporation in Massachusetts)

do hereby certify that at a meeting of the directors of the corporation held
on       ,     , the following vote establishing and designating a class or series of stock and determining the relative rights and preferences thereof was duly adopted:


*Delete the inapplicable words.
Noted Votes for which the space provided above is not sufficient should be
provided on one side of separate       sheets of white paper, numbered 2A, 2B,
etc. with a left margin of at least 1 inch.

TERMS OF SERIES A 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK:

  1. Designation and Amount. The shares of such series shall be designated as "Series A 8% Cumulative Convertible Preferred Stock" (the "Preferred Stock") and the number of shares constituting the Preferred Stock shall be
[          ].

  2. Dividends. (a) From and after the date of issuance (the "Issuance Date"), the holders of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors of the Corporation, either (i) out of funds legally available therefor, at the rate of $8.00 per annum for each share of Preferred Stock, or (ii) payable in additional shares of Preferred Stock, such that holders shall receive a dividend of 2/25th of a share of Preferred Stock per annum for each share of Preferred Stock held, as shall be determined by the Board of Directors. Such dividends, if so declared, shall be payable semi-annually on January 1 and July 1 of each year and shall be cumulative.

  3. Rank. The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up and dissolution, rank prior to all classes or series of equity securities heretofore and hereafter issued by the Corporation, including the Common Stock (as defined in paragraph 8).

  4. Liquidation. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or the sale, lease, conveyance or other disposition of all or substantially all of its property and business, the holders of Preferred Stock shall be entitled to receive $100 per share (subject to equitable adjustments in the event of stock splits or other similar events) (the "Liquidation Preference"), plus accrued and unpaid dividends, before any distribution or payment is made to the holders of any shares of any class of equity securities heretofore or hereinafter issued by the Corporation. If, upon any such sale, liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of all the Preferred Stock shall be insufficient to permit the payment in full to such holders of the amount hereinabove provided, then the entire assets of the Corporation shall be applied ratably to the payment of such amount to the holders of Preferred Stock then outstanding. Neither the merger nor the consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its property and business as an entirety, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 4, unless such sale, lease or conveyance shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

  5. Redemption. (a) The shares of Preferred Stock at the time outstanding may be redeemed by the Corporation at its option expressed by a resolution adopted by its Board of Directors, at any time and from time to time in whole or in part from and after the Issuance Date, at a price, plus accrued and unpaid dividends thereon to the date fixed for redemption (the "Redemption Price") equal to (i) 101% of the Liquidation Preference for each share plus accrued and unpaid dividends at any time during the period commencing on the Issuance Date and ending on the date 365 days thereafter, (ii) 102% of the Liquidation Preference for each share plus accrued and unpaid dividends at any time during the period commencing on the first anniversary of the Issuance Date and ending on the date 365 days thereafter, (iii) 103% of the Liquidation Preference for each share plus accrued and unpaid dividends at any time during the period commencing on the second anniversary of the Issuance Date and ending on the date 365 days thereafter, and (iv) the Liquidation Preference for each share plus accrued and unpaid dividends at any time thereafter through the six-year anniversary of the Issuance Date (the "Maturity Date"), in each case subject to the prior right of the holder to convert such shares to Common Stock.

  (b) If, pursuant to paragraph 5(a) above, the Corporation shall redeem shares of the Preferred Stock, the Corporation shall give written notice of such redemption to each holder of record of shares of the Preferred Stock to be redeemed not less than 30 nor more than 60 days prior to the date fixed for redemption, by certified mail enclosed in a postage paid envelope addressed to such holder at such holder's address as the same shall appear on the books of the Corporation. Such notice shall (i) state that the Corporation has elected to redeem such Shares, (ii) state the date fixed for redemption, (iii) state the Redemption Price, (iv) state that the shares called for redemption are convertible until the close of business on the second day preceding the date fixed for redemption and (v) call upon such holder to surrender to the Corporation on or after said date at its principal place of business designated in such notice, a certificate or certificates representing the number of shares of

Preferred Stock to be redeemed in accordance with such notice. On or after the date fixed in such notice for redemption, each holder of shares of Preferred Stock to be so redeemed shall present and surrender the certificate or certificates for such shares to the Corporation at the place designated in said notice and thereupon the Redemption Price of such shares shall be paid to, or to the order of, the person whose name appears on such certificate or certificates as the owner thereof. From and after the date fixed in any such notice as the date for redemption, unless default shall be made by the Corporation in providing for the payment of the Redemption Price pursuant to such notice, all rights of the holders of the Preferred Stock so redeemed, except the right to receive the Redemption Price (but without interest thereon) shall cease and terminate.

  (c) Any shares of Preferred Stock redeemed by the Corporation shall be retired and shall not be reissued and the Corporation may, from time to time, take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Preferred Stock.

  6. Conversion. (a) The holder of any share or shares of Preferred Stock shall have the right, at its option, to convert all or any portion of such shares into fully paid and nonassessable shares of Common Stock of the Corporation, at any time and from time to time after the date of issuance until the Maturity Date, at the rate of one (1) share of Preferred Stock into the number of shares of Common Stock equal to (X) the product of the number of shares of Preferred Stock (including paid-in-kind dividends thereon as of the date of such conversion) to be converted and $100.00, (Y) divided by the
Conversion Price. The "Conversion Price" shall be established as of [June   ,
2000] (the "Effective Date") and shall be the lesser of (i) $8.00 per share or
(ii) 150% of the average closing price of the Corporation's Common Stock for the 20 trading days immediately preceding the Effective Date (the "Market Price"), subject to downward adjustment on the first anniversary of the Effective Date as described in the following sentence. If the average closing price of the Corporation's Common Stock for the 20 trading days immediately preceding the first anniversary of the Effective Date (the "Adjusted Market Price") is less than the Market Price, then the Conversion Price shall be reduced by a percentage equal to the percentage difference between the Market Price and the Adjusted Market Price. The Conversion Price shall be subject to adjustment as specified in subparagraph (e) hereof (the number of shares of Common Stock issuable at any time, giving effect to the latest prior adjustment pursuant to subparagraph (e) hereof, if any, in exchange for one share of Preferred Stock being hereinafter called the "Conversion Rate").

  (b) The Preferred Stock shall be convertible at the principal office of the Corporation into fully paid and nonassessable shares of Common Stock at the Conversion Rate. In case of the redemption, pursuant to paragraph 5(a) above, of any shares of Preferred Stock, such right of conversion shall cease and terminate, as to the shares to be redeemed, at the close of business on the second day preceding the date fixed for such redemption, unless default shall be made in the payment of the Redemption Price for the shares to be so redeemed.

  (c) In order to convert shares of Preferred Stock into shares of Common Stock pursuant to the right of conversion set forth in subparagraph (a) above, the holder thereof shall surrender the certificate or certificates representing such shares of Preferred Stock, duly endorsed to the Corporation or in blank, at the principal office of the Corporation and shall give written notice to the Corporation that such holder elects to convert the same, stating in such notice the name or names in which such holder wishes the certificate or certificates representing shares of Common Stock to be issued. The Corporation shall, within five (5) business days, deliver at said office or other place to such holder of Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with any cash to which such holder shall be entitled in lieu of any fractional share in an amount equal to the product of such fractional share multiplied by the closing price of the Common Stock on the business day preceding the day of conversion. Shares of Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to, or upon the written order of, the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred

Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to the rights of the shares of Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

  (d) The issuance of certificates for shares of Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting stockholder for any original issue or transfer tax in respect of the issuance of such certificates and any such tax shall be paid by the Corporation.

  (e) The Conversion Rate shall be subject to the following adjustments:

    (i) If the Corporation shall declare and pay to the holders of Common Stock a dividend or other distribution payable in shares of Common Stock, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holders of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution if such shares of Preferred Stock had been converted immediately prior to the record date for the determination of shareholders entitled to receive such dividend or other distribution.

    (ii) If the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of its shares of Common Stock any shares of the Corporation, the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holders of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the happening of any of the events described above if such shares of Preferred Stock had been converted immediately prior to the happening of such event on the day upon which such subdivision, combination or reclassification, as the case may be, becomes effective.

    (iii) If, after the date of issuance of the Preferred Stock, the Corporation shall issue or sell any Additional Shares (as defined in paragraph 8 below) of Common Stock for a consideration per share less than the Conversion Price in effect, then the Conversion Rate shall be adjusted to the number determined by dividing $100.00 by the dollar value of lowest amount received per share by the Corporation for the issuance of any Additional Shares of Common Stock.

    (iv) If the Corporation shall issue or sell any warrants or options or other rights entitling the holders thereof to subscribe for or purchase either any Additional Shares of Common Stock or evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for Additional Shares of Common Stock (such convertible or exchangeable evidences of indebtedness, shares of stock or other securities hereinafter being called "Convertible Securities"), and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such warrants, options or other rights or pursuant to the terms of such Convertible Securities (when added to the consideration per share of Common Stock, if any, received for such warrants, options or other rights), shall be less than the Conversion Price, then the Conversion Rate shall be adjusted as provided in subparagraph (xviii) on the basis that (x) the maximum number of Additional Shares of Common Stock issuable pursuant to all such warrants, options or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and (y) the aggregate consideration (plus the consideration, if any, received for such warrants, options or other rights) for such maximum number of Additional Shares of Common Stock shall be deemed to be the consideration received and receivable by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to such warrants, options or other rights or pursuant to the terms of such Convertible Securities.

    (v) If the Corporation shall issue or sell Convertible Securities and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the Conversion Price, then the Conversion Rate shall be adjusted as provided in subparagraph (xviii) on the basis that (x) the maximum number of Additional Shares of Common Stock necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and (y) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the consideration received and receivable by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to the terms of such Convertible Securities. No adjustment of the Conversion Rate shall be made under this subparagraph (v) upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any warrants, options or other rights, if such adjustment shall previously have been made upon the issuance of such warrants, options or other rights pursuant to subparagraph
  (iv).

    (vi) For the purposes of subparagraphs (iv) and (v), the date as of which the Conversion Price shall be computed shall be the earliest of (x) the date on which the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any warrants, options or other rights referred to in subsection (iv) or to receive any Convertible Securities, (y) the date on which the Corporation shall enter into a firm contract for the issuance of such warrants, options or other rights or Convertible Securities or (z) the date of the actual issuance of such warrants, options or other rights or Convertible Securities.

    (vii) No adjustment of the Conversion Rate shall be made under subparagraph (xviii) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if such adjustment shall previously have been made upon the issuance of such warrants, options or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrants, options or other rights therefor), pursuant to subparagraphs (iv) or (v).

    (viii) If any warrants, options or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to subparagraph (iv) or conversion rights pursuant to Convertible Securities which shall have given rise to an adjustment pursuant to subparagraph (v) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such warrants, options or other rights or Convertible Securities there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Rate hereunder shall be readjusted (but to no greater extent than originally adjusted) on the basis of (x) eliminating from the computation any Additional Shares of Common Stock corresponding to such warrants, options or other rights or conversion rights as shall have expired or terminated, (y) treating the Additional Shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such warrants, options or other rights or of conversion rights pursuant to any Convertible Securities as having been issued for the consideration actually received and receivable thereof or, and (z) treating any of such warrants, options or other rights or of conversion rights pursuant to any Convertible Securities which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time; provided, however, that any consideration which was actually received by the Corporation in connection with the issuance or sale of such warrants, options or other rights shall form part of the readjustment computation even though such warrants, options or other rights shall have expired without the exercise thereof. The Conversion Rate shall be adjusted as provided in subparagraph (xviii) as a result of any increase in the number of Additional Shares of Common Stock issuable, or any decrease in the consideration payable upon any issuance of Additional Shares of Common Stock, pursuant to any antidilution provisions contained in any warrants, options or other rights or in any Convertible Securities.

    (ix) (A) In case any Additional Shares of Common Stock, Convertible Securities or warrants, options or other rights to purchase any such Additional Shares of Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received thereof or shall be deemed to be the amount received by the Corporation therefor.

      (B) In case any Additional Shares of Common Stock, Convertible Securities or warrants, options or other rights to purchase any such Additional Shares of Common Stock or Convertible Securities shall be offered by the Corporation for subscription, the consideration received therefor shall be deemed to be the subscription price.

      (C) In case any Additional Shares of Common Stock, Convertible Securities or warrants, options or other rights to purchase any such Additional Shares of Common Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the consideration received therefor shall be deemed to be the initial public offering price.

      (D) In any such case covered by subparagraphs (A), (B), or (C) herein, in determining the amount of consideration received by the Corporation, if the consideration is in whole or in part consideration other than cash, the amount of the consideration shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation. If Additional Shares of Common Stock shall be issued as part of a unit with warrants, options, or other rights, then the amount of consideration for the warrants, option or other right shall be deemed to be the amount determined in good faith at the time of issuance by the Board of Directors of the Corporation. If the Board of Directors of the Corporation shall not make any such determination, the consideration for the warrant, option or other right shall be deemed to be zero.

      (E) In any such case covered by subparagraphs (A), (B), (C), or (D) herein, in determining the amount of consideration received by the Corporation (I) any amounts paid or receivable for accrued interest or accrued dividends shall be excluded, and (II) any compensation, discounts, expenses paid or incurred or underwriting commissions or concessions paid in connection therewith shall not be deducted.

      (F) In any case covered by subparagraphs (A), (B) or (C) herein, there shall be added to the consideration received by the Corporation at the time of issuance or sale, the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such warrants, options or other rights which relate to Convertible Securities, the minimum aggregate amount of consideration, if any, payable upon the conversion or exchange thereof.

      (G) In case any Additional Shares of Common Stock, Convertible Securities or any options, warrants or other rights to purchase such Additional Shares of Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value, as determined in good faith by the Board of Directors of the Corporation, of such portion of the assets and business of the non-surviving corporation or corporations as such Board shall determine to be attributable to such Additional Shares of Common Stock, Convertible Securities or warrants, options or other rights to purchase such Additional Shares of Common Stock or Convertible Securities.

    (x) In case the Corporation shall effect a reorganization, shall merge with or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business and, pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the Corporation, successor or transferee or an affiliate thereof or cash are to be received by or distributed to the holders of Common Stock, then each holder of Preferred Stock shall be given a written notice from the Corporation informing each holder of the terms of such reorganization, merger, consolidation, or disposition of assets and of the record date thereof for any distribution pursuant thereto, at least ten days in advance of such record date, and each holder of Preferred Stock shall have the right thereafter to receive, upon conversion of such Preferred Stock, the number of shares of stock or other securities, property or assets of the Corporation, successor or transferee or affiliate thereof or cash receivable upon or as a result of such reorganization, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock equal to the Conversion Rate immediately prior to such event, multiplied by the number of shares of Preferred Stock as may be converted. The provisions of this subparagraph (x) shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets.

    (xi) If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any affiliate of such person, unless prior to the consummation thereof each holder of shares of Preferred Stock shall have been given a reasonable opportunity to elect to receive, upon conversion of the shares of Preferred Stock then held by such holder, either the stock, securities, cash or assets then issuable with respect to the Common Stock or the stock, securities, cash or assets issued to previous holders of the Common Stock in accordance with such offer, or the equivalent thereof.

    (xii) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of such shares shall be considered an issue or sale of Common Stock, for the purposes of this paragraph 6(e).

    (xiii) The Corporation will not pay or declare a dividend (other than in Common Stock) upon the Common Stock payable otherwise than out of earnings or earned surplus (determined in accordance with generally accepted accounting principles).

    (xiv) If a state of facts shall occur which, without being specifically controlled by the provisions of this paragraph (e), would not fairly protect the conversion rights of the Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

    (xv) Anything herein to the contrary notwithstanding, no adjustment in the Conversion Rate shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least 1% in such rate; provided, however, that any adjustment which by reason of this subparagraph (xv) is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

    (xvi) All calculations under this paragraph (e) shall be made to the nearest one-thousandth of a share.

    (xvii) Whenever the Conversion Rate shall be adjusted pursuant to this paragraph (e), the Corporation shall forthwith obtain, and cause to be delivered to each holder of Preferred Stock, a certificate signed by the principal financial or accounting officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Corporation determined the fair value of any consideration other than cash pursuant to subparagraph (ix)) and specifying the new Conversion Rate. In the case referred to in subparagraph (x), such a certificate shall be issued describing the amount and kind of stock, securities, property or assets or cash which shall be receivable upon conversion of the Preferred Stock after giving effect to the provisions of such subparagraph (x).

    (xviii) The Conversion Rate adjustment for subparagraphs (iv), (v), and
  (viii) is as follows: the Conversion Rate shall be adjusted to the number determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance or sale of such Additional Shares of Common Stock plus (s) the number of such Additional Shares of Common Stock so issued or sold and (t) the number of shares of Common Stock then issuable upon conversion of all outstanding shares of convertible securities and exercise of all then outstanding options to the extent that the conversion or exercise prices thereof are less than the price at which the Preferred Stock is convertible and the denominator of which shall be the number of shares of Common Stock plus (x) the number of shares of Common Stock which the aggregate consideration for such Additional Shares of Common Stock so issued or sold would purchase at a consideration per share equal to the Conversion Price and (y) the number of shares of Common stock then issuable upon conversion of all outstanding shares of convertible securities and exercise of all then outstanding options to the extent that the conversion or exercise prices thereof are less than the price at which the Preferred Stock is convertible. For the purposes of this subparagraph (iii), the date as of which the Conversion Price shall be computed shall be the earlier of (x) the date on which the Corporation shall enter into a firm contract for the issuance or sale of such Additional Shares of Common Stock or (y) the date of the actual issuance or sale of such shares.

  (f) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion or exchange of all shares of Preferred Stock at the time outstanding. The Corporation shall at all times, take such corporate action as shall be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of Preferred Stock in accordance with the provisions hereof.

  (g) No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock, but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the Conversion Price multiplied by the closing price of the Corporation's Common Stock on the business day preceding the day of conversion.

  7. Voting Rights. (a) Except as otherwise required by the Massachusetts General Laws, the holders of shares of Preferred Stock shall have the right to vote, together with the holders of all the outstanding shares of Common Stock and not by classes, on all matters on which holders of Common Stock shall have the right to vote. The holders of shares of Preferred Stock shall have the right to cast one vote for each share of Common Stock issuable upon conversion of Preferred Stock on the relevant record date, with any fractions rounded to the next full vote.

  (b) Without the prior approval of the holders of a majority of the shares of Preferred Stock outstanding, voting separately as a class, the Corporation will not (i) amend this Certificate of Vote of Directors Establishing a Class or Series of Stock, the Articles of Organization or By-Laws of the Corporation
(A) so as to permit the issuance of any securities senior to, or in parity with, the Preferred Stock or (B) in any other manner that adversely affects the specified rights, preferences, privileges or voting rights of the holders of the Preferred Stock, or (ii) authorize the payment of any "Restricted Payment" (as such term is defined in the Indenture, dated November 12, 1997 by and among by and among the Corporation, Telephone Business Meetings, Inc. d/b/a/ Access Conference Call Service, a Delaware corporation, Conference Source International, Inc., a Georgia corporation, Call Points, Inc., a Delaware corporation, Kendall Square Teleconferencing, Inc. d/b/a/ The Conference Center, a Massachusetts corporation, American Conferencing Company, Inc. d/b/a Americo, a Delaware corporation and Communication Development Corporation, a Connecticut corporation and State Street Bank and Trust Company, as Trustee.)

  (c) Without the prior approval of the holders of a majority of the outstanding shares of Preferred Stock and Common Stock, voting together as a class, the Corporation will not (i) increase the number of shares of capital stock which the Corporation is authorized to issue, (ii) authorize any sale, lease, exchange or other disposition by the Corporation of all or substantially all of its assets, (iii) authorize any merger or consolidation of the Corporation with any other corporation, or (iv) authorize the liquidation, dissolution or winding up of the Corporation.

  8. Definitions.

  (a) "Additional Shares of Common Stock" shall mean all shares of Common
Stock of the Corporation issued by the Corporation after June   , 2000, except
Common Stock which may be issued pursuant to (i) conversion of the Preferred Stock and (ii) shares issued pursuant to the exercise by employees, consultants and directors of the Corporation of options issued pursuant to stock option plans or agreements adopted by the Board of Directors of the Corporation.

  (b) "Common Stock" shall mean the common stock, par value $.01 per share, of the Corporation.

                      THE COMMONWEALTH OF MASSACHUSETTS

                       CERTIFICATE OF VOTE OF DIRECTORS
                  ESTABLISHING A SERIES OF A CLASS OF STOCK
                   (GENERAL LAWS, CHAPTER 156B, SECTION 26)

              --------------------------------------------------
              --------------------------------------------------

              I hereby approve the within Certificate of Vote of Directors and the filing fee in the amount
              $    having been paid, said certificate is deemed
              to have been filed with me this    day of       .

              Effective date: __________________________________

                            WILLIAM FRANCIS GALVIN
                        Secretary of the Commonwealth

                        TO BE FILLED IN BY CORPORATION
                     PHOTOCOPY OF DOCUMENT TO BE SENT TO:

                        Vialog Corporation
                        35 New England Business Center
                        Andover, MA 01810
                        c/o Michael Savage
              Telephone: (978) 975-3700